As filed with the Securities and Exchange Commission on April 18, 2023
Registration No. 333-270849

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

READY CAPITAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Maryland	6798	90-0729143
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1251 Avenue of the Americas, 50th Floor
New York, NY 10020
(212) 257-4600
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Thomas E. Capasse
Chairman, Chief Executive Officer and Chief Investment Officer
Ready Capital Corporation
1251 Avenue of the Americas, 50th Floor
New York, NY 10020
Tel: (212) 257-4600
(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael J. Kessler, Esq. David E. Brown, Esq. Alston & Bird LLP 90 Park Avenue New York, New York 10016 (212) 210-9400	Jeffrey B. Pyatt Interim Chief Executive Officer Broadmark Realty Capital Inc. 1420 Fifth Avenue, Suite 2000 Seattle, Washington 98101 (206) 971-0800	Scott R. Williams, Esq. Jessica M. Day, Esq. Sidley Austin LLP One South Dearborn Chicago, Illinois 60603 (312) 853-7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon the satisfaction or waiver of all other conditions to consummation of the merger described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐
If applicable, please an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is subject to completion and amendment. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.
PRELIMINARY — SUBJECT TO COMPLETION
DATED APRIL 18, 2023
JOINT PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Stockholders of Ready Capital Corporation and the Stockholders of Broadmark Realty Capital Inc.
The board of directors (the “Ready Capital Board”) of Ready Capital Corporation (“Ready Capital”) and the board of directors (the “Broadmark Board”) of Broadmark Realty Capital Inc. (“Broadmark”), each a Maryland corporation, each have approved an Agreement and Plan of Merger, dated as of February 26, 2023 (as such agreement may be amended or modified from time to time, the “Merger Agreement”), by and among Ready Capital, RCC Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Ready Capital (“Merger Sub”), and Broadmark, pursuant to which Broadmark will merge with and into Merger Sub, with Merger Sub continuing as the surviving company and a subsidiary of Ready Capital (the “Merger”). The closing of the Merger will occur as promptly as practicable following satisfaction of all closing conditions set forth in the Merger Agreement, but, under certain circumstances, either Ready Capital or Broadmark may terminate the Merger Agreement if the closing has not occurred by August 26, 2023. Upon completion of the Merger, Ready Capital will continue to operate under the “Ready Capital Corporation” name and its shares of common stock, par value $0.0001 per share (“Ready Capital Common Stock”), will continue to trade on the New York Stock Exchange under the symbol “RC”.
Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding share of common stock, par value $0.001 per share, of Broadmark (“Broadmark Common Stock”) (other than shares held by Ready Capital, Merger Sub or any subsidiary of Ready Capital, Merger Sub or Broadmark (such shares, the “Cancelled Shares”)), will be converted into the right to receive from Ready Capital 0.47233 shares of Ready Capital Common Stock (as the same may be adjusted pursuant to the Merger Agreement, the “Exchange Ratio”). The Cancelled Shares will be cancelled and retired, and no consideration will be delivered in exchange thereof. Cash will be paid in lieu of any fractional shares of Ready Capital Common Stock that would have been received as a result of the Merger.
Each award of performance restricted stock units (each a “Broadmark Performance RSU Award”) granted by Broadmark under its 2019 Stock Incentive Plan (the “Broadmark Equity Plan”) will, as of the Effective Time, automatically be cancelled in exchange for the right to receive a number of shares of Ready Capital Common Stock equal to the product of (i) the number of shares of Broadmark Common Stock subject to such Broadmark Performance RSU Award based on the achievement of the applicable performance metric measured as of immediately prior to the Effective Time and (ii) the Exchange Ratio.
Each award of restricted stock units that is not a Broadmark Performance RSU Award granted pursuant to the Broadmark Equity Plan (each a “Broadmark RSU Award”) will be assumed by Ready Capital and converted into an award of restricted stock units with respect to a number of shares of Ready Capital Common Stock, equal to the product of (i) the total number of shares of Broadmark Common Stock subject to such Broadmark RSU Award as of immediately prior to the Effective Time and (ii) the Exchange Ratio (rounded to the nearest whole share), on the same terms and conditions as were applicable to such Broadmark RSU Award as of immediately prior to the Effective Time.
Each holder of a warrant (whether designated as public warrants, private warrants or otherwise) representing the right to purchase shares of Broadmark Common Stock pursuant to that certain Warrant Agreement (the “Broadmark Warrant Agreement”), dated as of May 14, 2018, by and between Trinity Merger Corp. and Continental Stock Transfer & Trust Company, as amended (each a “Broadmark Warrant”), may exercise such Broadmark Warrant at any time prior to the Effective Time in exchange for Broadmark Common Stock, in accordance with, and subject to, the terms and conditions of the Broadmark Warrant

Agreement. Following the Effective Time, each Broadmark Warrant that is outstanding as of the Effective Time shall remain outstanding and entitle each holder thereof to receive, upon the exercise of such Broadmark Warrant, a number of shares of Ready Capital Common Stock equal to the product of (i) the total number of shares of Broadmark Common Stock that such holder would have been entitled to receive had such holder exercised such Broadmark Warrant immediately prior to the Effective Time and (ii) the Exchange Ratio.
Based on the number of shares of Broadmark Common Stock outstanding on the close of business on April 17, 2023, the record date for the Ready Capital special meeting, and an Exchange Ratio of 0.47233, Ready Capital expects approximately 62,229,623 shares of Ready Capital Common Stock will be issued in connection with the Merger.
Ready Capital and Broadmark will each hold a special meeting of their respective stockholders. Ready Capital’s special meeting will be held live over the Internet on May 30, 2023, at 9:00 a.m., Eastern Time. Broadmark’s special meeting will be held live over the Internet on May 30, 2023, at 10:00 a.m., Pacific Time.
At the Ready Capital special meeting, the Ready Capital stockholders will be asked to (i) consider and vote on a proposal to approve the issuance of shares of Ready Capital Common Stock in the Merger (the “Ready Capital Common Stock Issuance Proposal”) and (ii) consider and vote on a proposal to approve the adjournment of the Ready Capital special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Ready Capital Common Stock Issuance Proposal (the “Ready Capital Adjournment Proposal”). The Ready Capital Board has unanimously (i) determined that the Merger Agreement, the Voting Agreement, by and between Broadmark and Waterfall Management, LLC, dated February 26, 2023 (the “Voting Agreement”), and the transactions contemplated by the Merger Agreement and the Voting Agreement, including the Merger and the issuance of shares of Ready Capital Common Stock (the “Ready Capital Common Stock Issuance”), are advisable and in the best interests of Ready Capital, (ii) authorized and approved the Merger Agreement, the Voting Agreement and the transactions contemplated by the Merger Agreement and the Voting Agreement, including the Merger and the Ready Capital Common Stock Issuance, (iii) directed that the Ready Capital Common Stock Issuance Proposal be submitted to the holders of Ready Capital Common Stock for consideration at the Ready Capital special meeting and (iv) resolved to recommend, in accordance with and subject to the provisions of the Merger Agreement, that the holders of Ready Capital Common Stock approve the Ready Capital Common Stock Issuance Proposal. The Ready Capital Board unanimously recommends that the Ready Capital stockholders vote “FOR” the Ready Capital Common Stock Issuance Proposal and “FOR” the Ready Capital Adjournment Proposal. Pursuant to Maryland law and Ready Capital’s Amended and Restated Bylaws, only those matters included in the notice of the Ready Capital special meeting may be considered and voted upon at the Ready Capital special meeting.
At the Broadmark special meeting, the Broadmark stockholders will be asked to (i) consider and vote on a proposal (the “Broadmark Merger Proposal”) to approve the Merger and the other transactions contemplated by the Merger Agreement, (ii) consider and vote, on a non-binding, advisory basis, on a proposal (the “Broadmark Compensation Proposal”) to approve of the compensation that may be paid or become payable to Broadmark’s named executive officers that is based on or otherwise relates to the Merger, and (iii) consider and vote on a proposal (the “Broadmark Adjournment Proposal”) to approve the adjournment of the Broadmark special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Broadmark Merger Proposal. The Broadmark Board has unanimously (i) determined that the Merger Agreement is advisable and in the best interests of Broadmark, and authorized and approved the Merger Agreement, (ii) determined that the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Broadmark, (iii) subject to the terms of the Merger Agreement, directed that the Merger and the other transactions contemplated by the Merger Agreement be submitted to the holders of Broadmark Common Stock for consideration, with the recommendation that the holders of Broadmark Common Stock approve the Merger and the other transactions contemplated by the Merger Agreement and (iv) determined that the Voting Agreement is advisable and in the best interests of Broadmark, and authorized and approved the Voting Agreement. The Broadmark Board unanimously recommends that the Broadmark stockholders vote “FOR” the Broadmark Merger Proposal, “FOR” the Broadmark Compensation Proposal and “FOR” the Broadmark Adjournment Proposal. Pursuant to Maryland law and Broadmark’s Amended and Restated Bylaws, only those matters included in the notice of the Broadmark special meeting may be considered and voted upon at the Broadmark special meeting.
This joint proxy statement/prospectus provides detailed information about the special meetings of Ready Capital and Broadmark, the Merger Agreement, the Merger and other related matters. A copy of the

Merger Agreement is included as Annex A to this joint proxy statement/prospectus. We encourage you to read this joint proxy statement/prospectus, the Merger Agreement and the other annexes to this joint proxy statement/prospectus carefully and in their entirety. In particular, you should carefully consider the discussion in the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 32. You may also obtain more information about each company from the documents they file with the Securities and Exchange Commission (the “SEC”).
Whether or not you plan to virtually attend the Ready Capital special meeting or the Broadmark special meeting, as applicable, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope or authorize a proxy to vote your shares through the Internet or by telephone. You may also authorize a proxy to vote your shares over the Internet using the Internet address on the enclosed proxy card or by telephone using the toll-free number on the enclosed proxy card. If you authorize a proxy to vote your shares through the Internet or by telephone, you will be asked to provide the company number and control number from the enclosed proxy card. If you attend and vote at a special meeting virtually over the Internet, your vote by ballot will revoke any proxy previously submitted. We note that attendance alone is not sufficient to revoke a previously authorized proxy.
Your vote is very important, regardless of the number of shares of stock you own. Whether or not you plan to virtually attend the Ready Capital special meeting or the Broadmark special meeting, as applicable, please authorize a proxy to vote your shares of stock as promptly as possible to make sure that your shares of stock are represented at the applicable special meeting. Please note that the failure to vote, or authorize a proxy to vote, your shares of stock of Broadmark is the equivalent of a vote against the Broadmark Merger Proposal.
Thank you in advance for your continued support.
Sincerely,
Thomas E. Capasse Chairman, Chief Executive Officer and Chief Investment Officer Ready Capital Corporation	Jeffrey B. Pyatt Chairman, Interim Chief Executive Officer Broadmark Realty Capital Inc.
Neither the SEC nor any state securities regulatory agency has approved or disapproved of the securities to be issued in connection with the Merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This joint proxy statement/prospectus is dated [•], 2023, and is first being mailed to the stockholders of Ready Capital and the stockholders of Broadmark on or about [•], 2023.

1251 Avenue of the Americas, 50th Floor
New York, NY 10020
NOTICE OF SPECIAL MEETING OF READY CAPITAL STOCKHOLDERS
TO BE HELD ON MAY 30, 2023
NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Ready Capital Corporation, a Maryland corporation (“Ready Capital”), will be held live over the Internet on May 30, 2023 at 9:00 a.m., Eastern Time, for the following purposes:
1.
to consider and vote on a proposal (the “Ready Capital Common Stock Issuance Proposal”) to approve the issuance of shares of common stock, par value $0.0001 per share, of Ready Capital (“Ready Capital Common Stock”) pursuant to the Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), dated as of February 26, 2023, by and among Ready Capital, RCC Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), and Broadmark Realty Capital Inc., a Maryland corporation (“Broadmark”), a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice; and

2.
to consider and vote on a proposal (the “Ready Capital Adjournment Proposal”) to adjourn the Ready Capital special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the Ready Capital Common Stock Issuance Proposal.

Pursuant to Maryland law and the Ready Capital’s Amended and Restated Bylaws, Ready Capital will transact no other business at the Ready Capital special meeting or any postponement or adjournment thereof. Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the Ready Capital special meeting. The board of directors of Ready Capital (the “Ready Capital Board”) has fixed the close of business on April 17, 2023 as the record date (the “Ready Capital Record Date”) for the determination of Ready Capital stockholders entitled to notice of, and to vote at, the Ready Capital special meeting or any postponement or adjournment thereof. Accordingly, only stockholders at the close of business on the Ready Capital Record Date are entitled to notice of, and to vote at, the Ready Capital special meeting and any postponement or adjournment thereof.
The Ready Capital Board has unanimously (i) determined that the Merger Agreement, the Voting Agreement, by and between Broadmark and Waterfall Management, LLC, dated February 26, 2023 (the “Voting Agreement”) and the transactions contemplated by the Merger Agreement and the Voting Agreement, including the merger of Broadmark with and into Merger Sub (the “Merger”) and the issuance of shares of Ready Capital Common Stock (the “Ready Capital Common Stock Issuance”), are advisable and in the best interests of Ready Capital, (ii) authorized and approved the Merger Agreement, the Voting Agreement and the transactions contemplated by the Merger Agreement and the Voting Agreement, including the Merger and the Ready Capital Common Stock Issuance, (iii) directed that the Ready Capital Common Stock Issuance Proposal be submitted to the holders of Ready Capital Common Stock for consideration at the Ready Capital special meeting and (iv) resolved to recommend, in accordance with and subject to the provisions of the Merger Agreement, that the holders of Ready Capital Common Stock approve the Ready Capital Common Stock Issuance Proposal. The Ready Capital Board unanimously recommends that the Ready Capital stockholders vote “FOR” the Ready Capital Common Stock Issuance Proposal and “FOR” the Ready Capital Adjournment Proposal.
Your vote is very important, regardless of the number of shares of Ready Capital Common Stock you own. Whether or not you plan to virtually attend the Ready Capital special meeting, please authorize a proxy to vote your shares as promptly as possible to make sure that your shares are represented at the Ready Capital special meeting. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Ready Capital Common Stock Issuance Proposal and “FOR” the Ready Capital

Adjournment Proposal. Even if you plan to virtually attend the Ready Capital special meeting, we urge you to authorize a proxy as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) completing, signing, dating and returning the enclosed proxy card in the accompanying postage-paid envelope prior to the Ready Capital special meeting to ensure that your shares will be represented and voted at the Ready Capital special meeting. If you hold your shares of Ready Capital Common Stock in “street name,” which means through a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished to you by such record holder.
Please note that if you hold shares of stock in different accounts, it is important that you vote or authorize a proxy to vote the shares of stock represented by each account. If you attend the Ready Capital special meeting virtually over the Internet, you may revoke your proxy and vote electronically at the Ready Capital special meeting, even if you have previously returned your proxy card or authorized a proxy to vote your shares through the Internet or by telephone. We note that attendance alone will not revoke a previously authorized proxy. If your shares of Ready Capital Common Stock are held by a broker, bank or other nominee, and you plan to attend the Ready Capital special meeting virtually over the Internet and vote your shares electronically at the Ready Capital special meeting, you must first obtain a legal proxy from your broker, bank or other nominee to vote electronically at the virtual Ready Capital special meeting. Obtaining a legal proxy may take several days. Please carefully review the instructions in the enclosed joint proxy statement/prospectus and the enclosed proxy card or the information forwarded by your broker, bank or other nominee regarding each of these options.
All Ready Capital stockholders will need to register in order to be able to virtually attend the Ready Capital special meeting, submit questions during the Ready Capital special meeting and vote their shares electronically at the Ready Capital special meeting. On the day of the Ready Capital special meeting, if you have properly registered, you may enter the virtual Ready Capital special meeting by logging in using the password you received in your confirmation email following your registration. You will also need the virtual control number assigned to you in your registration confirmation email. If you wish to vote your shares electronically at the Ready Capital special meeting, click on the link that will be provided during the Ready Capital special meeting while the polls are open, and use the virtual control number assigned to you in your registration confirmation email.
This notice and the enclosed joint proxy statement/prospectus are first being mailed to Ready Capital stockholders on or about [•], 2023.
By Order of the Board of Directors,

Andrew Ahlborn
Secretary and Chief Financial Officer
New York, New York
[•], 2023

BROADMARK REALTY CAPITAL INC.
1420 Fifth Avenue, Suite 2000
Seattle, Washington 98101
NOTICE OF SPECIAL MEETING OF BROADMARK STOCKHOLDERS
TO BE HELD ON MAY 30, 2023
NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Broadmark special meeting”) of Broadmark Realty Capital Inc. (“Broadmark”), a Maryland corporation, will be held solely by means of remote communication live over the Internet at www.virtualshareholdermeeting.com/BRMK2023SM on May 30, 2023 at 10:00 a.m., Pacific Time, for the following purposes:
1.
to consider and vote on a proposal (the “Broadmark Merger Proposal”) to approve the merger of Broadmark with and into RCC Merger Sub, LLC (“Merger Sub”), a Delaware limited liability company and wholly owned subsidiary of Ready Capital Corporation (“Ready Capital”), a Maryland corporation, with Merger Sub continuing as the surviving entity and a subsidiary of Ready Capital, and the other transactions contemplated in connection therewith (collectively, the “Merger”), pursuant to that certain Agreement and Plan of Merger, dated as of February 26, 2023, by and among Ready Capital, Merger Sub and Broadmark (the “Merger Agreement”), as it may be amended from time to time, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice;

2.
to consider and vote on a proposal (the “Broadmark Compensation Proposal”) to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Broadmark’s named executive officers that is based on or otherwise relates to the Merger; and

3.
to consider and vote on a proposal (the “Broadmark Adjournment Proposal”) to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the Broadmark Merger Proposal.

Pursuant to Maryland law and the Broadmark’s Amended and Restated Bylaws, Broadmark will transact no other business at the Broadmark special meeting or any postponement or adjournment thereof. Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the Broadmark special meeting. The board of directors of Broadmark (the “Broadmark Board”) has fixed the close of business on April 17, 2023 as the record date (the “Broadmark Record Date”) for the determination of the holders of shares of common stock, par value $0.001 per share, of Broadmark (the “Broadmark Common Stock”) entitled to notice of, and to vote at, the Broadmark special meeting or any postponement or adjournment thereof. Accordingly, only Broadmark stockholders at the close of business on the Broadmark Record Date are entitled to notice of, and to vote at, the Broadmark special meeting and any postponement or adjournment thereof.
The Broadmark Board has unanimously (i) determined that the Merger Agreement is advisable and in the best interests of Broadmark, and authorized and approved the Merger Agreement, (ii) determined that the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Broadmark, (iii) subject to the terms of the Merger Agreement, directed that the Merger and the other transactions contemplated by the Merger Agreement be submitted to the holders of Broadmark Common Stock for consideration, with the recommendation that the holders of Broadmark Common Stock approve the Merger and the other transactions contemplated by the Merger Agreement and (iv) determined that the Voting Agreement, by and between Broadmark and Waterfall Management, LLC, dated February 26, 2023 (the “Voting Agreement”) is advisable and in the best interests of Broadmark, and authorized and approved the Voting Agreement. The Broadmark Board unanimously recommends that the Broadmark stockholders vote “FOR” the Broadmark Merger Proposal, “FOR” the Broadmark Compensation Proposal and “FOR” the Broadmark Adjournment Proposal.

Your vote is very important, regardless of the number of shares of Broadmark Common Stock you own. Whether or not you plan to attend the Broadmark special meeting virtually, please authorize a proxy to vote your shares of Broadmark Common Stock as promptly as possible to make sure that your shares are represented at the Broadmark special meeting. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Broadmark Merger Proposal, “FOR” the Broadmark Compensation Proposal and “FOR” the Broadmark Adjournment Proposal.
To ensure your representation at the Broadmark special meeting, you are urged to vote your shares of Broadmark Common Stock by: (1) phone, (2) via the Internet or (3) if you have requested the proxy materials by mail, by marking, signing, dating and promptly returning the proxy card in the enclosed postage-paid envelope for that purpose. Whether or not you plan to attend the virtual Broadmark special meeting, we urge you to authorize a proxy to vote your shares in advance of the Broadmark special meeting by one of the methods described above. Any Broadmark stockholder attending the virtual Broadmark special meeting may vote at the Broadmark special meeting even if he or she previously submitted a proxy. If your shares of Broadmark Common Stock are held by a broker, bank or other nominee, please follow the instructions from your broker, bank or other nominee to have your shares voted.
Please note that if you hold shares of Broadmark Common Stock in different accounts, it is important that you vote or authorize a proxy to vote the shares of Broadmark Common Stock represented by each account. If you attend the Broadmark special meeting virtually over the Internet, you may revoke your proxy and vote electronically at the Broadmark special meeting, even if you have previously returned your proxy card or authorized, through the Internet or by telephone, a proxy to vote your shares of Broadmark Common Stock. We note that attendance alone will not revoke a previously authorized proxy. Please carefully review the instructions in the enclosed joint proxy statement/prospectus and the enclosed proxy card or the information forwarded by your broker, bank or other nominee regarding each of these options.
All Broadmark stockholders will need their 16-digit control number to be authenticated in order to be able to attend the Broadmark special meeting virtually, submit questions during the Broadmark special meeting and vote their shares electronically at the Broadmark special meeting.
If you are a registered stockholder:
•
Please find your 16-digit control number on your proxy card or email to virtually attend the Broadmark special meeting.

If you are a street name stockholder (i.e., you hold your shares beneficially through a broker or bank):
•
Please find your 16-digit control number on your Voting Instruction Form (VIF) or email to virtually attend the Broadmark special meeting.

Please note that if you are unable to provide your 16-digit control number, you may still be able to virtually attend the Broadmark special meeting, but you will be unable to vote your shares electronically at the Broadmark special meeting nor be able to ask questions.
On the day of the Broadmark special meeting, please have your 16-digit control number ready to be authenticated in order to vote and ask questions during the Broadmark special meeting. After you’ve been authenticated with your 16-digit control number, if you wish to vote your shares electronically at the Broadmark special meeting, click on the lower text box titled “Vote Here!” that will open up the proposals during the virtual Broadmark special meeting while the polls are open to cast your vote.
This notice and the enclosed joint proxy statement/prospectus are first being mailed to Broadmark stockholders on or about [•], 2023.
By Order of the Board of Directors,

Nevin Boparai
Chief Legal Officer and Secretary
Seattle, Washington
[•], 2023

ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates important business and financial information about Ready Capital and Broadmark from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. To obtain timely delivery, you must request the information no later than five business days before the date of the applicable special meeting. You can obtain copies of this joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus by requesting them from Ready Capital’s or Broadmark’s investor relations departments:
If you are a Ready Capital stockholder: 1251 Avenue of the Americas, 50th Floor New York, New York 10020 (212) 257-4666 Attention: Investor Relations	If you are a Broadmark stockholder: 1420 Fifth Avenue, Suite 2000 Seattle, Washington 98101 (206) 971-0800 Attention: Investor Relations
Investors may also consult Ready Capital’s or Broadmark’s website for more information concerning the Merger and other related transactions described in this joint proxy statement/prospectus. Ready Capital’s website is www.readycapital.com. Broadmark’s website is www.broadmark.com. Each company’s public filings are also available at www.sec.gov. The information contained on Ready Capital’s and Broadmark’s websites is not part of this joint proxy statement/prospectus and is not incorporated herein by reference.
If you would like to request copies of this joint proxy statement/prospectus and any documents that are incorporated by reference into this joint proxy statement/prospectus, please do so by May 17, 2023 in order to receive them before the Ready Capital special meeting and the Broadmark special meeting.
In addition, if you have questions about the Merger or the accompanying joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact Ready Capital’s investor relations department at (212) 257-4666 or Broadmark’s investor relations department at (206) 971-0800. You will not be charged for any of these documents that you request.
For more information, see “Where You Can Find More Information and Incorporation by Reference” beginning on page 204.
ABOUT THIS DOCUMENT
This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 (Registration Statement No. 333-270849) filed by Ready Capital with the SEC, constitutes a prospectus of Ready Capital for purposes of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Ready Capital Common Stock to be issued to Broadmark stockholders in exchange for shares of Broadmark Common Stock in the Merger. This joint proxy statement/prospectus also constitutes a proxy statement for each of Ready Capital and Broadmark for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, it constitutes a notice of special meeting with respect to the Ready Capital special meeting and a notice of special meeting with respect to the Broadmark special meeting.
No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [•], 2023, and you should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than that date (or, in the case of documents incorporated by reference, their respective dates). Neither the mailing of this joint proxy statement/prospectus to Ready Capital stockholders or Broadmark stockholders nor the Ready Capital Common Stock Issuance to Broadmark stockholders in the Merger pursuant to the Merger Agreement will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or to any person to whom it is

i

unlawful to make any such offer or solicitation in such jurisdiction. Information contained in or incorporated by reference into this joint proxy statement/prospectus regarding Ready Capital has been provided by Ready Capital and information contained in or incorporated by reference into this joint proxy statement/prospectus regarding Broadmark has been provided by Broadmark. Ready Capital and Broadmark have both contributed to the information relating to the Merger contained in this joint proxy statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS AND THE MERGER
The following questions and answers are intended to address certain commonly asked questions regarding the Merger Agreement, the Merger and the Ready Capital and Broadmark special meetings. These questions and answers do not address all questions that may be important to you as a stockholder of Ready Capital or Broadmark. Please refer to the “Summary” beginning on page 17 and the more detailed information contained elsewhere in this joint proxy statement/prospectus, the annexes to this joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus, which you should read carefully. Unless stated otherwise, all references in this joint proxy statement/prospectus to:
•
“Broadmark” refers to Broadmark Realty Capital Inc., a Maryland corporation.

•
“Broadmark Adjournment Proposal” refers to the proposal to the Broadmark stockholders to approve the adjournment of the Broadmark special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Broadmark Merger Proposal.

•
“Broadmark Board” refers to the board of directors of Broadmark.

•
“Broadmark Bylaws” refers to Broadmark’s Amended and Restated Bylaws, as amended from time to time.

•
“Broadmark Charter” refers to the charter of Broadmark.

•
“Broadmark Common Stock” refers to each outstanding share of common stock, par value $0.001 per share, of Broadmark.

•
“Broadmark Compensation Proposal” refers to the proposal to the Broadmark stockholders to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Broadmark’s named executive officers that is based on or otherwise relates to the Merger.

•
“Broadmark Merger Proposal” refers to the proposal to the Broadmark stockholders to approve the Merger and the other transactions contemplated by the Merger Agreement.

•
“Broadmark Record Date” means the close of business on April 17, 2023.

•
“Closing” refers to the closing of the Merger.

•
“Code” refers to the Internal Revenue Code of 1986, as amended.

•
“Combined Company” refers to Ready Capital and its subsidiaries after the Closing.

•
“Effective Time” refers to such date and time the Merger becomes effective.

•
“Exchange Ratio” means 0.47233, subject to adjustment as provided in the Merger Agreement.

•
“GAAP” refers to the accounting principles generally accepted in the United States of America.

•
“J.P. Morgan” refers to J.P. Morgan Securities LLC.

•
“Merger” refers to the merger of Broadmark with and into Merger Sub, with Merger Sub continuing as the surviving company and a subsidiary of Ready Capital.

•
“Merger Agreement” refers to the Agreement and Plan of Merger, dated as of February 26, 2023, by and among Ready Capital, Merger Sub and Broadmark, as it may be amended or modified from time to time, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

•
“Merger Sub” refers to RCC Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Ready Capital.

•
“NYSE” refers to the New York Stock Exchange.

•
“Ready Capital” refers to Ready Capital Corporation, a Maryland corporation.

•
“Ready Capital Adjournment Proposal” refers to the proposal to the Ready Capital stockholders to approve the adjournment of the Ready Capital special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Ready Capital Common Stock Issuance Proposal.

•
“Ready Capital Board” refers to the board of directors of Ready Capital.

•
“Ready Capital Bylaws” refers to Ready Capital’s Amended and Restated Bylaws, as amended from time to time.

•
“Ready Capital Charter” refers to the charter of Ready Capital.

•
“Ready Capital Common Stock” refers to the common stock, par value $0.0001 per share, of Ready Capital.

•
“Ready Capital Common Stock Issuance” refers to the issuance of shares of Ready Capital Common Stock to holders of Broadmark Common Stock, as contemplated by the Merger Agreement.

•
“Ready Capital Common Stock Issuance Proposal” refers to the proposal to the Ready Capital stockholders to approve the Ready Capital Common Stock Issuance.

•
“Ready Capital Management Agreement” refers to the Amended and Restated Management Agreement, among Ready Capital, certain of Ready Capital’s subsidiaries and the Ready Capital Manager, dated May 9, 2016, as amended.

•
“Ready Capital Manager” refers to Waterfall Asset Management, LLC, Ready Capital’s external manager.

•
“Ready Capital Operating Partnership” refers to the operating partnership subsidiary of Ready Capital, Sutherland Partners, L.P., a Delaware limited partnership.

•
“Ready Capital Preferred Stock” refers to the preferred stock, par value $0.0001 per share, of Ready Capital.

•
“Ready Capital Record Date” means the close of business on April 17, 2023.

•
“REIT” refers to a real estate investment trust as defined in Section 856 of the Code.

•
“SEC” refers to the Securities and Exchange Commission.

•
“Voting Agreement” refers to the Voting Agreement, by and between Broadmark and Waterfall Management, LLC, dated February 26, 2023, as it may be amended from time to time, a copy of which is attached as Annex B to this joint proxy statement/prospectus.

•
“Wells Fargo Securities” refers to Wells Fargo Securities, LLC.

Q:
What is the Merger?

A:
Ready Capital, Merger Sub and Broadmark have entered into the Merger Agreement pursuant to which, and subject to the terms and conditions of the Merger Agreement, Broadmark will merge with and into Merger Sub, with Merger Sub continuing as the surviving company and a wholly owned subsidiary of Ready Capital. A copy of the Merger Agreement is attached as Annex A to this document. In order to complete the Merger, among other conditions described in the Merger Agreement and this joint proxy statement/prospectus, the stockholders of Ready Capital must approve the Ready Capital Common Stock Issuance and the stockholders of Broadmark must approve the Merger.

Q:
Why am I receiving this joint proxy statement/prospectus?

A:
Ready Capital and Broadmark are delivering this document to you because it is a joint proxy statement being used by both the Ready Capital Board and the Broadmark Board to solicit proxies from Ready Capital’s and Broadmark’s respective stockholders in connection with the approval of the Merger, the issuance of shares of Ready Capital Common Stock and related matters.

In order to approve the issuance of shares of Ready Capital Common Stock, Ready Capital has called a special meeting of its stockholders. This document serves as a proxy statement for the Ready Capital special meeting and describes the proposals to be presented at the Ready Capital special meeting.
Broadmark has also called a special meeting of its stockholders to approve the Merger and related matters. This document serves as a proxy statement for the Broadmark special meeting and describes the proposals to be presented at the Broadmark special meeting.

Finally, this document is also a prospectus that is being delivered to all holders of Broadmark Common Stock because, in connection with the Merger, Ready Capital will issue shares of Ready Capital Common Stock to the holders of Broadmark Common Stock, as provided in the Merger Agreement and as described in this joint proxy statement/prospectus.
This joint proxy statement/prospectus contains important information about the Merger and the other proposals being considered and voted on at the Ready Capital and Broadmark special meetings and important information to consider in connection with an investment in Ready Capital Common Stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of Ready Capital Common Stock or Broadmark Common Stock, as applicable, voted by proxy without attending the applicable special meeting virtually. Your vote is important and we encourage you to authorize your proxy as soon as possible.
Q:
What proposals are Ready Capital stockholders being asked to approve?

A:
The Ready Capital stockholders are being asked to approve the Ready Capital Common Stock Issuance Proposal in connection with the Merger. The approval of the Ready Capital Common Stock Issuance Proposal by the Ready Capital stockholders is a condition to the effectiveness of the Merger.

The Ready Capital stockholders are also being asked to approve the Ready Capital Adjournment Proposal, if necessary. The approval of this proposal is not a condition to the effectiveness of the Merger.
Q:
What proposals are Broadmark stockholders being asked to approve?

The Broadmark stockholders are being asked to approve the Broadmark Merger Proposal. The approval of the Broadmark Merger Proposal by the Broadmark stockholders is a condition to the effectiveness of the Merger.
The Broadmark stockholders are being asked to approve the Broadmark Compensation Proposal. The Broadmark Compensation Proposal is advisory only and, therefore, is not binding on Broadmark and, if the Broadmark Merger Proposal is approved by the Broadmark stockholders and the Merger is completed, the compensation that is based on or otherwise relates to the Merger will be payable to Broadmark’s named executive officers, in accordance with the terms and conditions applicable to such compensation, even if the Broadmark Compensation Proposal is not approved.
The Broadmark stockholders are also being asked to approve the Broadmark Adjournment Proposal, if necessary. The approval of this proposal is not a condition to the effectiveness of the Merger.
Q:
Why are Ready Capital and Broadmark proposing the Merger?

A:
The Ready Capital Board and the Broadmark Board have determined that the Merger will provide a number of significant strategic opportunities and benefits and will be in the best interests of Ready Capital and Broadmark, respectively. To review the Ready Capital Board’s and the Broadmark Board’s reasons for the Merger in greater detail, see “The Merger — Recommendation of the Ready Capital Board and Its Reasons for the Merger” beginning on page 82 and “The Merger — Recommendation of the Broadmark Board and Its Reasons for the Merger” beginning on page 78.

Q:
What happens if the market price of Ready Capital Common Stock or Broadmark Common Stock changes before the Closing?

A:
Changes in the market price of Ready Capital Common Stock or the market price of Broadmark Common Stock at or prior to the Effective Time will not change the number of shares of Ready Capital Common Stock that Broadmark stockholders will receive in the Merger.

Q:
Are there any conditions to completion of the Merger?

A:
Yes. In addition to the approvals of the Ready Capital stockholders and the Broadmark stockholders, as described herein, there are a number of conditions that must be satisfied or waived for the Merger to be consummated. For a description of all of the conditions to the Merger, see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 129.

The following questions and answers apply to Ready Capital stockholders only:
Q:
When and where is the Ready Capital special meeting?

A:
The special meeting of Ready Capital stockholders will be held virtually over the Internet on May 30, 2023 at 9:00 a.m., Eastern Time.

Q:
What matters will be voted on at the Ready Capital special meeting?

A:
Ready Capital stockholders will be asked to consider and vote on the following proposals:

•
the Ready Capital Common Stock Issuance Proposal; and

•
the Ready Capital Adjournment Proposal.

Pursuant to Maryland Law and the Ready Capital Bylaws, Ready Capital will transact no other business at the Ready Capital special meeting or any postponement or adjournment thereof.
Q:
How does the Ready Capital Board recommend that I vote on the proposals?

A:
The Ready Capital Board has unanimously (i) determined that the Merger Agreement, the Voting Agreement and the transactions contemplated by the Merger Agreement and the Voting Agreement, including the Merger and the Ready Capital Common Stock Issuance, are advisable and in the best interests of Ready Capital, (ii) authorized and approved the Merger Agreement, the Voting Agreement and the transactions contemplated by the Merger Agreement and the Voting Agreement, including the Merger and the Ready Capital Common Stock Issuance, (iii) directed that the Ready Capital Common Stock Issuance Proposal be submitted to the holders of Ready Capital Common Stock for consideration at the Ready Capital special meeting and (iv) recommended that the holders of Ready Capital Common Stock approve the Ready Capital Common Stock Issuance Proposal. The Ready Capital Board unanimously recommends that the Ready Capital stockholders vote “FOR” the Ready Capital Common Stock Issuance Proposal and “FOR” the Ready Capital Adjournment Proposal. For a more complete description of the recommendation of the Ready Capital Board, see “The Merger — Recommendation of the Ready Capital Board and Its Reasons for the Merger” beginning on page 82.

Q:
How do I attend the Ready Capital special meeting?

A:
If you are a registered stockholder:

If you were a stockholder of record as of the close of business on the Ready Capital Record Date, you can attend the Ready Capital special meeting by accessing www.meetnow.global/M5HHNH5 and entering the 15-digit control number on the proxy card previously sent to you by Computershare Inc. and Computershare Trust Company, N.A. (collectively, “Computershare”). Once you have completed these steps, select the “login” button, which will take you to the special meeting page where you can vote, submit written questions and listen to the meeting. If you are a stockholder of record and you have misplaced your 15-digit control number, please call Computershare at (866) 567-4704 in the United States or +1 (781) 575-2428 from foreign countries.
If you are a beneficial owner:
If you were a beneficial owner as of the close of business on the Ready Capital Record Date (i.e., you hold your shares in “street name” through an intermediary, such as a broker, bank or other nominee) or hold a proxy from a registered stockholder, you must register in advance in order to attend the Ready Capital special meeting. To register, please obtain a legal proxy from the broker, bank or other nominee that is the record holder of your shares and then submit the legal proxy, along with your name and email address, to Computershare to receive a 15-digit control number that may be used to access the special meeting site provided above. Requests for registration and submission of legal proxies should be labeled as “Legal Proxy” and must be received by Computershare no later than 5:00 p.m., Eastern Time, on May 25, 2023. All such requests should be submitted (1) by email to legalproxy@computershare.com or (2) by mail to P.O. Box 43001, Providence, RI 02940-3001. Obtaining a legal proxy may take several days and stockholders are advised to register as far in advance as possible. If you have any problems obtaining your legal proxy or have questions, please contact Ready

Capital’s proxy solicitor, Okapi Partners LLC (“Okapi”), at (844) 202-7428 or via email at info@okapipartners.com. Once you have obtained your 15-digit control number from Computershare, please follow the steps set forth above for “Record Holders” to attend the Ready Capital special meeting.
Record holders and beneficial owners should call Computershare at (866) 567-4704 in the United States or +1 (781) 575-2428 from foreign countries with any questions about attending the Ready Capital Special Meeting. If you encounter any technical difficulty accessing the Ready Capital special meeting, please visit www.investorvote.com/RC for assistance.
Q:
How do I vote at the Ready Capital special meeting?

A:
You can vote using the following the methods:

•
By Telephone  —  You can vote by telephone by calling 1 (800) 652-8683 and following the instructions on the proxy card;

•
By Internet  —  You can vote over the Internet:

—
Before the Ready Capital special meeting by visiting www.investorvote.com/RC; or

—
During the Ready Capital special meeting by visiting www.meetnow.global/M5HHNH5; or

•
By Mail  —  You can vote by mail by completing, signing, dating and mailing the enclosed proxy card.

If you vote by proxy, the individuals named on the proxy card will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against each of the proposals. You may also specify you would like to abstain from voting for or against a proposal. If you do not indicate on your proxy card how your votes should be cast, your shares will be voted in accordance with the recommendation of the Ready Capital Board. Proxies authorized by telephone or the Internet must be received by 11:59 p.m., Eastern Time, on May 29, 2023.
Q:
How can I revoke or change my vote?

A:
You may revoke your proxy at any time before the vote is taken at the Ready Capital special meeting by:

•
authorizing a later proxy by telephone or through the Internet prior to 11:59 p.m., Eastern Time, on May 29, 2023; or

•
voting electronically at the Ready Capital special meeting.

Your attendance at the Ready Capital special meeting does not automatically revoke your previously submitted proxy.
Q:
What constitutes a quorum for the Ready Capital special meeting?

A:
The presence, virtually or by proxy, of the holders of shares of Ready Capital Common Stock entitled to cast a majority of all the votes entitled to be cast at the Ready Capital special meeting will constitute a quorum at the Ready Capital special meeting. Ready Capital will include abstentions in the calculation of the number of shares considered to be present at the Ready Capital special meeting for purposes of determining the presence of a quorum at the Ready Capital special meeting. As of the close of business on April 17, 2023, the Ready Capital Record Date for the Ready Capital special meeting, there were 110,745,658 shares of Ready Capital Common Stock outstanding.

Q:
What vote is required for Ready Capital stockholders to approve the Ready Capital Common Stock Issuance Proposal?

A:
Approval of the Ready Capital Common Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of Ready Capital Common Stock, provided a quorum is present.

Q:
What vote is required for Ready Capital stockholders to approve the Ready Capital Adjournment Proposal?

A:
Approval of the Ready Capital Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of Ready Capital Common Stock, provided a quorum is present.

Q:
How are votes counted?

A:
For the Ready Capital Common Stock Issuance Proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you do not return your proxy card or otherwise authorize a proxy to vote your shares or attend the meeting virtually over the Internet, your shares will not be considered present for the purpose of determining the presence of a quorum and will otherwise have no effect on the Ready Capital Common Stock Issuance Proposal. Abstentions and other shares not voted (whether by broker non-votes, if any, or otherwise) will not have an effect on the Ready Capital Common Stock Issuance Proposal, provided that a quorum is otherwise present.

For the Ready Capital Adjournment Proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and other shares not voted (whether by broker non-votes, if any, or otherwise) will not have an effect on the Ready Capital Adjournment Proposal, provided that a quorum is otherwise present.
Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Ready Capital Common Stock Issuance Proposal and “FOR” the Ready Capital Adjournment Proposal.
In addition, brokers, banks and other nominees that hold their customers’ shares in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. As each of the proposals to be voted upon at the Ready Capital special meeting is considered “non-routine,” such organizations do not have discretion to vote on any of the proposals. As a result, if you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your shares of Ready Capital Common Stock, your shares of Ready Capital Common Stock will not be considered present at the Ready Capital special meeting and will not be voted on any of the proposals.
Q:
Who is entitled to vote at the Ready Capital special meeting?

A:
All holders of Ready Capital Common Stock as of the close of business on the Ready Capital Record Date are entitled to vote at the Ready Capital special meeting. As of the Ready Capital Record Date, there were 110,745,658 issued and outstanding shares of Ready Capital Common Stock. Each holder of Ready Capital Common Stock on the Ready Capital Record Date is entitled to one vote per share.

As of the close of business on the Ready Capital Record Date, directors and executive officers of Ready Capital and certain funds managed or advised by the Ready Capital Manager and its affiliates owned an aggregate of 12,748,680 shares of Ready Capital Common Stock entitled to vote at the Ready Capital special meeting. Pursuant to the Voting Agreement, Waterfall Management, LLC has agreed to vote the shares over which it has voting power “FOR” the Ready Capital Common Stock Issuance Proposal and “FOR” the Ready Capital Adjournment Proposal, if required. Ready Capital currently expects that Ready Capital’s directors and executive officers and the Ready Capital Manager and its affiliates will vote their shares of Ready Capital Common Stock “FOR” the Ready Capital Common Stock Issuance Proposal and “FOR” the Ready Capital Adjournment Proposal, although none of them are obligated to do so.
Q:
Will Ready Capital be required to submit the Ready Capital Common Stock Issuance Proposal to the Ready Capital stockholders even if the Ready Capital Board has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the Merger Agreement is terminated before the Ready Capital special meeting, Ready Capital is required to submit the Ready Capital Common Stock Issuance Proposal to its stockholders even if the Ready Capital Board has withdrawn, modified or qualified its recommendation that Ready Capital stockholders approve the Ready Capital Common Stock Issuance Proposal.

Q:
How will Ready Capital stockholders be affected by the Merger and the Ready Capital Common Stock Issuance?

A:
After the Merger, each holder of Ready Capital Common Stock will continue to own the shares of Ready Capital Common Stock that such stockholder held immediately prior to the Merger. As a result, each Ready Capital stockholder will continue to own common stock in the Combined Company, which will be a larger company with more assets. However, because Ready Capital will be issuing new shares of Ready Capital Common Stock to Broadmark stockholders in the Merger, each outstanding share of Ready Capital Common Stock immediately prior to the Merger will represent a smaller percentage of the aggregate number of shares of Ready Capital Common Stock outstanding after the Merger.

Q:
Do the Ready Capital directors and executive officers and the Ready Capital Manager have any interests in the Merger?

A:
Yes. The Combined Company will continue to be managed by the Ready Capital Manager under the terms of the Ready Capital Management Agreement. Under the Ready Capital Management Agreement, the Ready Capital Manager provides the day-to-day management of Ready Capital’s business, including providing Ready Capital with its executive officers and all other personnel necessary to support its operations. In exchange for its services, Ready Capital pays the Ready Capital Manager a management fee and reimburses it for certain expenses incurred by it and its affiliates in rendering management services to Ready Capital. Certain directors and executive officers of Ready Capital are partners and employees of the Ready Capital Manager.

Pursuant to the Ready Capital Management Agreement, Ready Capital pays the Ready Capital Manager a management fee calculated and payable quarterly in arrears equal to 1.5% per annum of its stockholders’ equity (as defined in the Ready Capital Management Agreement) up to $500 million and 1.0% per annum of its stockholders’ equity in excess of $500 million. Following the Merger, Ready Capital stockholders’ equity will include the additional equity attributable to the acquisition of Broadmark and, thus, the amount of the management fees payable to the Ready Capital Manager will also increase, which gives the Ready Capital Manager (and, therefore, Ready Capital’s management) an incentive, not shared by Ready Capital stockholders, to negotiate and effect the Merger, possibly on terms less favorable to Ready Capital than would otherwise have been achieved.
The Ready Capital Management Agreement was negotiated between related parties, and the terms, including fees and other amounts payable, may not be as favorable to Ready Capital as if they had been negotiated with an unaffiliated third party.
The following questions and answers apply to Broadmark stockholders only:
Q:
What will I receive for my Broadmark Common Stock in the Merger?

A:
Under the terms of the Merger Agreement, at the Effective Time, each share of Broadmark Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares held by Ready Capital, Merger Sub or by any wholly owned subsidiary of Ready Capital, Merger Sub or Broadmark (such shares, the “Cancelled Shares”)) will automatically be converted into the right to receive from Ready Capital 0.47233 shares of Ready Capital Common Stock, subject to adjustment as provided in the Merger Agreement (the “Merger Consideration”). Cash will be paid in lieu of any fractional shares of Ready Capital Common Stock that would have been received as a result of the Merger.

For information regarding the treatment of outstanding Broadmark equity awards and warrants, see “The Merger Agreement — Consideration for the Merger” beginning on page 113.
Q:
How will I receive the Merger Consideration if the Merger is completed?

A:
If you hold physical share certificates of Broadmark Common Stock or if you hold your shares of Broadmark Common Stock in uncertificated book-entry form, you will be sent a letter of transmittal promptly after the Closing describing how you may exchange your shares for the Merger Consideration, and the exchange agent will forward to you the Merger Consideration to which you are entitled after receiving the proper documentation from you. For more information, see the section entitled “The Merger Agreement  —  Exchange Procedures” beginning on page 114.
Q:
When and where is the Broadmark special meeting?

A:
The Broadmark special meeting of Broadmark stockholders will be held solely by means of remote communication live over the Internet on May 30, 2023 at 10:00 a.m. Pacific Time. On the date of the Broadmark special meeting, you can virtually attend the Broadmark special meeting by accessing the online virtual meeting platform at www.virtualshareholdermeeting.com/BRMK2023SM. However, you are only entitled to vote and/or ask questions at the Broadmark special meeting if you were a Broadmark stockholder of record or beneficial owner as of the Broadmark Record Date.

Q:
What matters will be voted on at the Broadmark special meeting?

A:
You will be asked to consider and vote on the following proposals:

•
the Broadmark Merger Proposal;

•
the Broadmark Compensation Proposal; and

•
the Broadmark Adjournment Proposal.

Pursuant to Maryland law and the Broadmark Bylaws, Broadmark will transact no other business at the Broadmark special meeting or any postponement or adjournment thereof.
Q:
How does the Broadmark Board recommend that I vote on the proposals?

A:
The Broadmark Board has unanimously (i) determined that the Merger Agreement is advisable and in the best interests of Broadmark, and authorized and approved the Merger Agreement, (ii) determined that the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Broadmark, (iii) subject to the terms of the Merger Agreement, directed that the Merger and the other transactions contemplated by the Merger Agreement be submitted to the holders of Broadmark Common Stock for consideration, with the recommendation that the holders of Broadmark Common Stock approve the Merger and the other transactions contemplated by the Merger Agreement and (iv) determined that the Voting Agreement is advisable and in the best interests of Broadmark, and authorized and approved the Voting Agreement.

The Broadmark Board unanimously recommends that the Broadmark stockholders vote “FOR” the Broadmark Merger Proposal, “FOR” the Broadmark Compensation Proposal and “FOR” the Broadmark Adjournment Proposal. For a more complete description of the recommendation of the Broadmark Board, see “The Merger  —  Recommendation of the Broadmark Board and Its Reasons for the Merger” beginning on page 78.
Q:
How do I attend the Broadmark special meeting?

A:
All Broadmark stockholders will need their 16-digit control number to be authenticated in order to be able to attend the Broadmark special meeting virtually, submit questions during the Broadmark special meeting and vote their shares electronically at the Broadmark special meeting.

If you are a registered stockholder:
•
Please find your 16-digit control number on your proxy card or email to virtually attend the Broadmark special meeting.

If you are a street name stockholder (i.e., you hold your shares beneficially through a broker or bank):
•
Please find your 16-digit control number on your Voting Instruction Form (VIF) or email to virtually attend the Broadmark special meeting.

Please note that if you are unable to provide your 16-digit control number, you may still be able to virtually attend the Broadmark special meeting, but you will be unable to vote your shares electronically at the Broadmark special meeting nor be able to ask questions.

Q:
How do I vote at the Broadmark special meeting?

A:
You can vote using the following the methods:

•
By Telephone  —  You can vote by telephone by calling the toll free telephone number set forth on the proxy card you received and following the instructions on the proxy card;

•
By Internet  —  You can vote over the Internet:

•
Before the Broadmark special meeting by visiting www.proxyvote.com;

•
During the Broadmark special meeting by visiting www.virtualshareholdermeeting.com/BRMK2023SM; or

•
By Mail  —  You can vote by mail by completing, signing, dating and mailing the enclosed proxy card.

If you vote by proxy, the individuals named on the proxy card will vote your shares in the manner you indicate. You may specify whether your shares should be voted “FOR” or “AGAINST” each of the proposals. You may also specify whether you would like to “ABSTAIN” from voting on a proposal. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Broadmark Board. Proxies authorized by telephone or via the Internet must be received by 11:59 p.m., Eastern Time, on May 29, 2023.
If your shares of Broadmark Common Stock are held in “street name”, please refer to the instructions provided by your broker, bank or other nominee to see which of the above choices are available to you.
Q:
How can I revoke or change my vote?

A:
Any proxy given by a Broadmark stockholder of record pursuant to this solicitation may be revoked at any time before the vote is taken at the Broadmark special meeting in any of the following ways:

•
authorizing a later proxy by telephone or through the Internet prior to 11:59 p.m., Eastern Time, on May 29, 2023;

•
filing with the Corporate Secretary of Broadmark, before the taking of the vote at the Broadmark special meeting, a written notice of revocation bearing a later date than the proxy card previously submitted;

•
duly executing a later dated proxy card relating to the same shares of stock and delivering it to the Corporate Secretary of Broadmark before the taking of the vote at the Broadmark special meeting; or

•
voting electronically at the Broadmark special meeting, although attendance at the Broadmark special meeting alone will not by itself constitute a revocation of a proxy.

Any written notice of revocation or subsequent proxy card should be sent to Broadmark Realty Capital Inc., 1420 Fifth Avenue, Suite 2000, Seattle, Washington 98101, Attention: Corporate Secretary.
If your shares of Broadmark Common Stock are held in “street name”, please refer to the instructions provided by your broker, bank or other nominee to see which of the above choices are available to you if you would like to revoke your proxy before the vote is taken at the Broadmark special meeting.
Q:
Do the Broadmark directors and executive officers have any interests in the Merger?

A:
Yes. In considering the Broadmark Board’s recommendation for Broadmark stockholders to approve the Broadmark Merger Proposal, Broadmark stockholders should be aware that the directors and executive officers of Broadmark have interests in the Merger that may be different from, or in addition to, the interests of Broadmark stockholders generally and that may present actual or potential conflicts of interests. These interests include:

•
treatment of Broadmark’s equity awards held by directors and executive officers;

•
certain executives are entitled to severance benefits upon a qualifying termination of employment, including base salary continuation and COBRA benefits;

•
three current members of the Broadmark Board are expected to become members of the Ready Capital Board following the Effective Time; and

•
continued indemnification and insurance coverage for the directors and executive officers of Broadmark in accordance with the Merger Agreement.

The Broadmark Board was aware of these interests and considered them, among other matters, in reaching its decision to authorize and approve the Merger Agreement and making its recommendation that Broadmark stockholders approve the Broadmark Merger Proposal. For additional information, see “The Merger  —  Interests of Broadmark’s Directors and Executive Officers in the Merger” beginning on page 105.
Q:
What constitutes a quorum for the Broadmark special meeting?

A:
The Broadmark Bylaws provide that the presence, virtually or by proxy, of the holders of shares of Broadmark Common Stock entitled to cast a majority of all votes entitled to be cast at the Broadmark special meeting will constitute a quorum at the Broadmark special meeting. Abstentions will be counted for the purpose of determining a quorum.

Q:
What vote is required for Broadmark stockholders to approve the Broadmark Merger Proposal?

A:
Approval of the Broadmark Merger Proposal requires the affirmative vote of the holders of shares of Broadmark Common Stock entitled to cast a majority of all the votes entitled to be cast on the Broadmark Merger Proposal.

Q:
What vote is required for Broadmark stockholders to approve the Broadmark Compensation Proposal?

A:
Approval of the Broadmark Compensation Proposal requires, provided a quorum is present, the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of Broadmark Common Stock.

The vote for the Broadmark Compensation Proposal is advisory only and, therefore, is not binding on Broadmark and, if the Broadmark Merger Proposal is approved by the Broadmark stockholders and the Merger is completed, the compensation that is based on or otherwise relates to the Merger will be payable to Broadmark’s named executive officers, in accordance with the terms and conditions applicable to such compensation, even if the Broadmark Compensation Proposal is not approved.
Q:
What vote is required for Broadmark stockholders to approve the Broadmark Adjournment Proposal?

A:
Approval of the Broadmark Adjournment Proposal requires, provided a quorum is present, the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of Broadmark Common Stock.

Q:
How are votes counted?

A:
For the Broadmark Merger Proposal, holders of Broadmark Common Stock may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstaining, failing to vote and broker non-votes, if any, will have the same effect as a vote “AGAINST” the Broadmark Merger Proposal.

For the Broadmark Compensation Proposal, holders of Broadmark Common Stock may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstaining, failing to vote and broker non-votes, if any, will not have an effect on the Broadmark Compensation Proposal provided that a quorum is otherwise present.
For the Broadmark Adjournment Proposal, holders of Broadmark Common Stock may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstaining, failing to vote and broker non-votes, if any, will not have an effect on the Broadmark Adjournment Proposal provided that a quorum is otherwise present.
Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Broadmark Merger Proposal, “FOR” the Broadmark Compensation Proposal and “FOR” the Broadmark Adjournment Proposal.

In addition, brokers, banks and other nominees that hold their customers’ shares in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. As each of the proposals to be voted upon at the Broadmark special meeting is considered “non-routine”, such organizations do not have discretion to vote on any of the proposals. As a result, if you hold your shares in “street name” and you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your shares of Broadmark Common Stock, your shares of Broadmark Common Stock will not be considered present at the Broadmark special meeting and will not be voted on any of the proposals.
Q:
Who is entitled to vote at the Broadmark special meeting?

A:
All holders of Broadmark Common Stock as of the close of business on April 17, 2023, the Broadmark Record Date for the Broadmark special meeting, are entitled to vote at the Broadmark special meeting. As of the Broadmark Record Date, there were 131,750,308 issued and outstanding shares of Broadmark Common Stock. Each holder of record of Broadmark Common Stock on the Broadmark Record Date is entitled to one vote per share of Broadmark Common Stock with respect to each proposal.

Q:
Will Broadmark be required to submit the Broadmark Merger Proposal to the Broadmark stockholders even if the Broadmark Board has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the Merger Agreement is terminated before the Broadmark special meeting, Broadmark is required to submit the Broadmark Merger Proposal to its stockholders even if the Broadmark Board has withdrawn, modified or qualified its recommendation that Broadmark stockholders approve the Broadmark Merger Proposal.

Q:
How will Broadmark stockholders be affected by the Merger?

A:
Under the terms of the Merger Agreement, at the Effective Time, each share of Broadmark Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Cancelled Shares) will automatically be converted into the right to receive from Ready Capital 0.47233 shares of Ready Capital Common Stock, subject to adjustment as provided in the Merger Agreement. Cash will be paid in lieu of any fractional shares of Ready Capital Common Stock that would have been issued as a result of the Merger. As such, after the Merger is completed, Broadmark Common Stock will no longer be listed on the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Broadmark stockholders, as of immediately prior to Closing, are expected to own in the aggregate approximately 36% of the Combined Company’s outstanding shares of common stock.

The following questions and answers apply to Ready Capital stockholders and Broadmark stockholders:
Q:
Have any Ready Capital stockholders or Broadmark stockholders already agreed to vote in favor of the proposals?

A:
As a condition to Broadmark’s willingness to enter into the Merger Agreement, concurrently with the execution of the Merger Agreement, Waterfall Management, LLC, which is an affiliate of the Ready Capital Manager, entered into the Voting Agreement with Broadmark under which it agreed (pursuant to the terms of the limited partnership agreement of Sutherland REIT Holdings, LP and solely in its capacity as the general partner of Sutherland REIT Holdings, LP) to vote or cause the holder of record on any applicable record date to vote the 11,431,049 shares of Ready Capital Common Stock over which it has voting power (representing approximately 10.32% of outstanding Ready Capital Common Stock as of the Ready Capital Record Date) in favor of the Ready Capital Common Stock Issuance Proposal. To Ready Capital’s and Broadmark’s knowledge, no Broadmark stockholder has entered into any agreement to vote either in favor of or against any proposal at the Broadmark special meeting.

Q:
What happens if I sell my stock before the special meetings?

A:
The record date for each company’s special meeting is earlier than the date of each company’s special meeting and the date that the Merger is expected to be completed. If you sell your stock after your company’s record date but before the date of your company’s special meeting, you will retain any right to vote at your company’s special meeting, but, for Broadmark stockholders, you will have transferred your right to receive the Merger Consideration. For Broadmark stockholders, in order to receive the Merger Consideration, you must hold your stock through completion of the Merger.

Q:
What is the difference between a stockholder of record and a beneficial owner?

A:
If your shares of Ready Capital Common Stock or Broadmark Common Stock are registered directly in your name with Ready Capital’s or Broadmark’s transfer agent, respectively, you are considered the stockholder of record with respect to those shares.

If your shares of Ready Capital Common Stock or Broadmark Common Stock are held in a stock brokerage account, or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank, trustee or nominee on how to vote the shares that you beneficially own and you are also invited to attend the applicable special meeting. However, beneficial owners generally cannot vote their shares directly because they are not the stockholder of record; instead, beneficial owners must instruct the broker, bank or other nominee how to vote their shares.
Q:
What happens if I am both a Ready Capital stockholder and a Broadmark stockholder?

A:
If you are both a Ready Capital stockholder and a Broadmark stockholder on the applicable company’s record date, you are entitled to vote at the special meeting of each company. You will receive separate proxy cards for each company and must complete, sign and date each proxy card and return each proxy card in the appropriate preaddressed postage-paid envelope or, if available, by authorizing a proxy to vote your shares by one of the other methods specified in your proxy card or voting instruction card for each company.

Q:
If I am a beneficial owner of Ready Capital or Broadmark shares, will my broker, bank or other nominee vote my shares for me?

A:
No. If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in “street name”), you must provide your broker, bank or other nominee with instructions on how to vote your shares. Unless you instruct your broker, bank or other nominee to vote your shares held in street name, your shares will NOT be voted. You should follow the procedures provided by your bank, broker or nominee regarding the voting of your shares.

Q:
When is the Merger expected to be consummated?

A:
The Merger is expected to be consummated by the end of the second quarter of 2023, although Ready Capital and Broadmark cannot assure completion by any particular date, if at all. Because the Merger is subject to a number of conditions, including the approval of the Ready Capital Common Stock Issuance Proposal by the requisite vote of the Ready Capital stockholders and the approval of the Broadmark Merger Proposal by the requisite vote of the Broadmark stockholders, the exact timing of the Merger cannot be determined at this time and Ready Capital and Broadmark cannot guarantee that the Merger will be completed at all.

Q:
Following the Merger, what percentage of Ready Capital Common Stock will current Ready Capital stockholders and Broadmark stockholders own?

A:
Immediately following the completion of the Merger, based on the number of issued and outstanding shares of Ready Capital Common Stock and Broadmark Common Stock (excluding the Cancelled Shares) as of April 17, 2023, and the Exchange Ratio of 0.47233:

•
the shares of Ready Capital Common Stock held by the Ready Capital stockholders as of immediately prior to Closing are expected to represent in the aggregate approximately 64% of the Combined Company’s outstanding shares of common stock on a fully diluted basis; and

•
Broadmark stockholders as of immediately prior to Closing are expected to own in the aggregate the remaining approximately 36% of the Combined Company’s outstanding shares of common stock on a fully diluted basis.

The exact equity stake of Ready Capital stockholders and Broadmark stockholders in the Combined Company immediately following the Merger will depend on the number of shares of Ready Capital Common Stock and Broadmark Common Stock issued and outstanding immediately prior to the Merger.
Q:
What happens if the Merger is not completed?

A:
If the Ready Capital Common Stock Issuance Proposal or the Broadmark Merger Proposal is not approved by Ready Capital stockholders or Broadmark stockholders, respectively, or if the Merger is not completed for any other reason, Broadmark stockholders will not have their Broadmark Common Stock exchanged for Ready Capital Common Stock in connection with the Merger. Instead, Broadmark and Ready Capital would remain separate companies. Under certain circumstances, Ready Capital may be required to pay Broadmark a termination fee or an expense amount, or Broadmark may be required to pay Ready Capital a termination fee or an expense amount, as described under “The Merger Agreement — Termination Fees and Expenses” beginning on page 132.

Q:
Am I entitled to exercise appraisal rights?

A:
No. Pursuant to the Ready Capital Charter and the Broadmark Charter, neither holders of Ready Capital Common Stock nor holders of Broadmark Common Stock will be entitled to appraisal rights.

Q:
Will the Combined Company have the same business strategy as Broadmark following the Merger?

A:
No. The Combined Company will follow Ready Capital’s current business strategy. Ready Capital’s strategies and policies may be amended or waived at the discretion of the Ready Capital Board without a vote of the Ready Capital stockholders. Ready Capital has no present intention to modify any of these objectives and policies, and it is anticipated that any modification would occur only if business and economic factors affecting Ready Capital make its stated strategies and policies unworkable or imprudent. For information on Ready Capital’s business strategy, see “Description of Policies of Ready Capital” on page 192.

Q:
What regular dividends will Ready Capital be permitted to pay prior to Closing?

A:
The Merger Agreement permits Ready Capital to continue to pay regular quarterly dividends with respect to the Ready Capital Common Stock consistent with past practice at a rate not to exceed $0.40 per share, regular quarterly dividends payable with respect to any Ready Capital Preferred Stock consistent with past practice and the terms of such preferred stock, dividends or other distributions by any direct or indirect wholly-owned subsidiary of Ready Capital or the Ready Capital Operating Partnership, in the ordinary course of business, distributions by the Ready Capital Operating Partnership, dividends or other distributions necessary for Ready Capital or its subsidiaries (as applicable) to maintain its status as a REIT under the Code and avoid the imposition of corporate level income tax or excise tax under the Code or required under the organizational documents of Ready Capital or such subsidiary and any dividend to the extent declared and paid in accordance the terms of the Merger Agreement.

Q:
What regular dividends will Broadmark be permitted to pay prior to Closing?

A:
The Merger Agreement permits Broadmark to continue to pay regular monthly dividends with respect to Broadmark Common Stock consistent with past practice at a rate not to exceed $0.035 per share, dividends or other distributions to Broadmark by any directly or indirectly wholly owned subsidiary of Broadmark, any dividends or other distributions necessary for Broadmark or its subsidiaries (as applicable) to maintain its status as a REIT under the Code and avoid the imposition of corporate level income tax or excise tax under the Code and any dividend to the extent declared and paid in accordance the terms of the Merger Agreement.

Q:
What additional dividends are Ready Capital and Broadmark permitted to pay?

A:
Pursuant to the Merger Agreement, prior to the date of the Closing, each of Broadmark and Ready Capital will declare and pay an interim dividend to their respective holders. The per share dividend amount payable by Broadmark will be an amount equal to an amount, if any, with respect to any taxable year of Broadmark, Ready Capital or any of their subsidiaries, as the case may be, ending on or prior to the date of the Closing, which is required to be paid by Broadmark, Ready Capital or any of their subsidiaries, as the case may be, prior to the Effective Time to (i) satisfy the distribution requirements set forth in Section 857(a) of the Code and (ii) avoid, to the extent possible, the imposition of income tax and the imposition of excise tax under the Code (the “Broadmark Additional Dividend Amount”). The per share dividend amount payable by Ready Capital will be an amount equal to (i) the per share amount of Ready Capital’s then-most recent quarterly dividend, prorated for the number of days between the record date of Ready Capital’s last dividend, plus (ii) an additional amount equal to the quotient obtained by dividing (A) the Broadmark Additional Dividend Amount, if any, by (B) the Exchange Ratio. The payment date for each respective interim dividend will be the close of business on the last business day prior to the date of Closing, subject to funds being legally available therefor, and the record date for which will be the close of business on the third business day before the payment date.

Q:
Will my dividend payments continue after the Merger?

A:
Following completion of the Merger, holders of Ready Capital Common Stock will be entitled to receive dividends or other distributions when, as and if authorized by the Ready Capital Board and declared by Ready Capital out of funds legally available therefor. Ready Capital’s quarterly dividend per share for the quarter ended March 31, 2023, was $0.40. Based on the Exchange Ratio of 0.47233, a holder of the Broadmark Common Stock will have received 0.47233 shares of Ready Capital Common Stock for each share of Broadmark Common Stock converted in the Merger, which translates into a pro forma quarterly dividend of approximately $0.189 per share for the quarter ended March 31, 2023. Broadmark’s aggregate monthly dividends per share of Broadmark Common Stock for the quarter ended March 31, 2023, totaled $0.105. However, there is no guarantee or assurance that Ready Capital can maintain its current level of quarterly dividend payments on the Ready Capital Common Stock.

Q:
Are there risks associated with the Merger that I should consider in deciding how to vote?

A:
Yes. There are a number of risks related to the Merger that are discussed in this joint proxy statement/ prospectus described in the section entitled “Risk Factors” beginning on page 32.

Q:
What are the material U.S. federal income tax consequences of the Merger to Broadmark stockholders and Ready Capital stockholders?

A:
The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code, and the closing of the Merger is conditioned on the receipt by each of Broadmark and Ready Capital of an opinion from its respective tax counsel to that effect. Provided the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, U.S. stockholders of shares of Broadmark Common Stock will generally not recognize gain or loss for U.S. federal income tax purposes upon receipt of Ready Capital Common Stock in exchange for shares of Broadmark Common Stock in connection with the Merger, except with respect to cash received in lieu of fractional shares of Ready Capital Common Stock. A holder of Broadmark Common Stock generally will recognize gain or loss with respect to cash received in lieu of a fractional share of Ready Capital Common Stock in the Merger measured by the difference, if any, between the amount of cash received for such fractional share and the holder’s tax basis in such fractional share. The holders of Ready Capital Common Stock generally will not recognize any gain or loss in connection with the Merger for U.S. federal income tax purposes.

The tax consequences to you of the Merger will depend on your own situation. You should consult your tax advisor for a full understanding of the tax consequences to you (including the application and effect of any state, local or non-U.S. income and other tax laws) of the Merger. For more information regarding the tax consequences of the Merger to holders of Broadmark Common Stock, please see “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 136.

Q:
How can I obtain additional information about Ready Capital and Broadmark?

A:
Ready Capital and Broadmark each file annual, quarterly and current reports, proxy statements and other information with the SEC. Each company’s filings with the SEC may be accessed on the Internet at http://www.sec.gov. Copies of the documents filed by Ready Capital with the SEC will be available free of charge on Ready Capital’s website at https://www.readycapital.com/ or by contacting Ready Capital Investor Relations at InvestorRelations@readycapital.com or at (212) 257-4666. Copies of the documents filed by Broadmark with the SEC will be available free of charge on Broadmark’s website at http://www.broadmark.com or by contacting Broadmark Investor Relations at InvestorRelations@broadmark.com or at (206) 971-0800. The information provided on each company’s website is not part of this joint proxy statement/prospectus and is not incorporated by reference into this joint proxy statement/prospectus. For a more detailed description of the information available and information incorporated by reference, please see “Where You Can Find More Information and Incorporation by Reference” on page 204.

Q:
Where can I find the voting results of the Ready Capital and Broadmark special meetings?

A:
Within four business days following certification of the final voting results, Ready Capital and Broadmark will each file the final voting results with the SEC on a Current Report on Form 8-K.

Q:
What else do I need to do now?

A:
You are urged to read this joint proxy statement/prospectus carefully and in its entirety, including its annexes and the information incorporated by reference herein, and to consider how the Merger affects you. Even if you plan to attend your company’s special meeting virtually, please authorize a proxy to vote your shares via the Internet, telephone or by completing, signing, dating and returning the enclosed proxy card. You can also attend your company’s special meeting virtually over the Internet and vote, or change your prior proxy authorization. If you hold your shares in “street name” through a broker, bank or other nominee, then you should have received this joint proxy statement/prospectus from that nominee, along with that nominee’s proxy card which includes voting instructions and instructions on how to change your vote. Please see the questions “How do I vote at the Ready Capital special meeting?” and “How do I vote at the Broadmark special meeting?” on pages 5 and 9, respectively.

Q:
Will a proxy solicitor be used?

A:
Ready Capital has engaged Okapi as proxy solicitor to assist in the solicitation of proxies for the Ready Capital special meeting. Ready Capital estimates it will pay Okapi a fee of approximately $15,000. Ready Capital has also agreed to reimburse Okapi for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Okapi against certain losses, costs and expenses. In addition to mailing proxy solicitation materials, proxies may be solicited from Ready Capital stockholders by the directors, officers and employees of Ready Capital and the Ready Capital Manager by telephone or by any other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to the directors, officers and employees of Ready Capital or the Ready Capital Manager in connection with such solicitation services.

Broadmark has engaged Alliance Advisors as proxy solicitor to assist in the solicitation of proxies for the Broadmark special meeting. Broadmark estimates it will pay Alliance Advisors a fee of approximately $20,000. Broadmark has also agreed to reimburse Alliance Advisors for approved and reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Alliance Advisors against certain losses, costs and expenses. In addition to mailing proxy solicitation materials, proxies may be solicited from Broadmark stockholders by the directors, officers and employees of Broadmark by telephone or by any other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to the directors, officers and employees of Broadmark in connection with such solicitation services.

Q:
Who can answer my questions?

A:
If you have any questions about the Merger or the other matters to be voted on at the Ready Capital special meeting or the Broadmark special meeting, how to submit your proxy or need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

If you are a Ready Capital stockholder:
Ready Capital Corporation
1251 Avenue of the Americas, 50th Floor
New York, New York 10020
(212) 257-4666
Attention: Investor Relations
or
Okapi Partners LLC
1212 Avenue of the Americas, 17th Floor
New York, New York 10036
(212) 297-0720
(844) 202-7428 (toll-free)
Email: info@okapipartners.com

If you are a Broadmark stockholder:
Broadmark Realty Capital Inc.
1420 Fifth Avenue, Suite 2000
Seattle, Washington 98101
(206) 971-0800
Attention: Investor Relations
or
Alliance Advisors
200 Broadacres Drive, 3rd Floor
Bloomfield, New Jersey 07003
(888) 991-1293
Email: BRMK@allianceadvisors.com

SUMMARY
The following summary highlights selected information in this joint proxy statement/prospectus and may not contain all the information that may be important to you with respect to the Merger Agreement, the Merger or the special meetings. Accordingly, you are encouraged to read this joint proxy statement/prospectus, including its annexes and the information incorporated by reference herein, carefully and in its entirety. Each item in this summary includes a page reference directing you to a more complete description of that topic. See also “Where You Can Find More Information and Incorporation by Reference” on page 204.
The Companies (page 53)
Ready Capital Corporation
Ready Capital Corporation
1251 Avenue of the Americas
50th Floor
New York, New York 10020
(212) 257-4600
Ready Capital is a multi-strategy real estate finance company that originates, acquires, finances and services small to medium balance commercial (“SBC”) loans, Small Business Administration (“SBA”) loans, residential mortgage loans, and to a lesser extent, mortgage backed securities (“MBS”) collateralized primarily by SBC loans, or other real estate-related investments. Ready Capital’s loans generally range in original principal amounts up to $40 million and are used by businesses to purchase real estate used in their operations or by investors seeking to acquire small multi-family, office, retail, mixed use or warehouse properties. Ready Capital’s acquisition and origination platforms consist of three operating segments: SBC lending and acquisitions, SBA originations, acquisitions and servicing, and residential mortgage banking. Ready Capital is externally managed and advised by the Ready Capital Manager, an investment advisor registered with the SEC under the Investment Advisors Act of 1940, as amended.
Ready Capital is a Maryland corporation that elected to be taxed as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2011. As long as Ready Capital qualifies as a REIT, Ready Capital is generally not subject to U.S. federal income tax on its net taxable income to the extent that Ready Capital annually distributes all of its net taxable income to stockholders. Certain of Ready Capital’s assets that produce non-qualifying income are held in taxable REIT subsidiaries (“TRSs”). Unlike other subsidiaries of a REIT, the income of a TRS is subject to federal and state income taxes. Ready Capital is organized in a traditional umbrella partnership REIT format pursuant to which Ready Capital serves as the general partner of, and conducts substantially all of its business through, Sutherland Partners, L.P., which serves as Ready Capital’s operating partnership subsidiary. Ready Capital also intends to operate its business in a manner that will permit it to be excluded from registration as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).
Ready Capital’s objective is to provide attractive risk-adjusted returns to its stockholders, primarily through dividends and secondarily through capital appreciation.
Ready Capital Common Stock is listed on the NYSE, trading under the symbol “RC”.
Ready Capital’s principal executive offices are located at 1251 Avenue of the Americas, 50th Floor, New York, New York 10020, and its telephone number is (212) 257-4600.
RCC Merger Sub, LLC
RCC Merger Sub, LLC
1251 Avenue of the Americas
50th Floor
New York, New York 10020
(212) 257-4600

Merger Sub is a Delaware limited liability company that was formed on December 27, 2022, solely for the purpose of effecting the Merger. Upon Closing, the Merger will be consummated whereby Broadmark will be merged with and into Merger Sub, with Merger Sub continuing as the surviving company. Merger Sub has not conducted any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.
Broadmark Realty Capital Inc.
Broadmark Realty Capital Inc.
1420 Fifth Avenue, Suite 2000
Seattle, Washington 98101
(206) 971-0800
Broadmark is an internally managed commercial real estate finance company that has elected to be taxed as a REIT for U.S. federal income tax purposes beginning with its taxable year ended December 31, 2019. Based in Seattle, Washington, Broadmark specializes in underwriting, funding, servicing and managing a portfolio generally consisting of short-term, first deed of trust loans to fund the construction and development of, or investment in, residential or commercial properties.
Broadmark’s typical borrowers include real estate investors, developers and other commercial borrowers. Broadmark does not lend to owner-occupants of residential real estate. Broadmark’s loan proceeds are generally used to fund the vertical construction, horizontal development, investment, land acquisition and refinancing of residential properties and commercial properties. Broadmark’s loans may also be made to fund the renovation and rehabilitation of residential and commercial properties.
Broadmark seeks to preserve capital through its disciplined underwriting standards. Broadmark originates and funds loans generally secured by first deed of trust liens on residential and commercial real estate located in states that Broadmark believes have favorable demographic trends and that provide more efficient and quicker access to collateral in the event of borrower default.
Broadmark has built its business on a deep knowledge of the residential and commercial real estate market combined with a risk management approach that is designed to protect and preserve capital. Broadmark believes its flexibility and ability to structure loans that address the needs of its borrowers without compromising Broadmark’s standards on risk, Broadmark’s expertise in the loan market and Broadmark’s focus on newly originated first deed of trust loans have been the basis for Broadmark’s success.
As a REIT, Broadmark generally is not subject to U.S. federal income taxes on net income Broadmark distributes to its stockholders, so long as Broadmark makes timely distributions sufficient to satisfy the annual distribution requirements. Broadmark also operates its business in a manner that permits it to maintain an exclusion from registration under 1940 Act.
Broadmark Common Stock is traded on the New York Stock Exchange under the symbol “BRMK”.
Broadmark’s principal executive offices are located at 1420 Fifth Avenue, Suite 2000, Seattle, Washington 98101, and its telephone number is (206) 971-0800. Broadmark’s website is www.broadmark.com.
The Combined Businesses
Upon completion of the Merger, Ready Capital will remain a publicly traded corporation focused on acquiring, originating, managing, servicing and financing primarily SBC loans. Upon completion of the Merger, Ready Capital is expected to have a pro forma equity market capitalization of approximately $1.78 billion and a total capitalization of approximately $1.9 billion based on the $10.31 per share closing price of Ready Capital Common Stock on April 17, 2023. Following the completion of the Merger, Ready Capital will continue to be externally managed by the Ready Capital Manager.
The combined business will continue to be operated through Ready Capital and its subsidiaries, which will include the surviving company and its subsidiaries.
The common stock of the Combined Company will continue to be listed on the NYSE, trading under the symbol “RC”.

Ready Capital’s principal executive offices will remain located at 1251 Avenue of the Americas, 50th Floor, New York, New York 10020, and its telephone number will be (212) 257-4600.
The Merger
The Merger Agreement (page 113)
Ready Capital, Merger Sub and Broadmark have entered into the Merger Agreement attached as Annex A to this joint proxy statement/prospectus, which is incorporated herein by reference. Ready Capital and Broadmark encourage you to carefully read the Merger Agreement in its entirety because it is the principal document governing the Merger and the other transactions contemplated by the Merger Agreement.
The Merger (page 67)
Subject to the terms and conditions of the Merger Agreement, Broadmark will merge with and into Merger Sub, with Merger Sub continuing as the surviving company from the Merger. Immediately upon completion of the Merger, the continuing Ready Capital stockholders as of immediately prior to Closing are expected to own in the aggregate approximately 64% of the Combined Company’s outstanding shares of common stock on a fully diluted basis, and the Broadmark stockholders as of immediately prior to Closing are expected to own in the aggregate the remaining approximately 36%, based on the number of issued and outstanding shares of Ready Capital Common Stock and Broadmark Common Stock (excluding the Cancelled Shares) as of April 17, 2023, and the Exchange Ratio of 0.47233. The exact equity stake of Ready Capital stockholders and Broadmark stockholders in the Combined Company immediately following the Merger will depend on the number of shares of Ready Capital Common Stock and Broadmark Common Stock issued and outstanding immediately prior to the Merger. Once the Merger is consummated, the Combined Company will retain the name “Ready Capital Corporation”, will continue to be listed on the NYSE, and its common stock will continue to trade under the symbol “RC”.
Consideration for the Merger (page 113)
Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, each outstanding share of Broadmark Common Stock (excluding the Cancelled Shares) will be converted into the right to receive a fixed number of shares of Ready Capital Common Stock equal to the Exchange Ratio. No fractional shares of Ready Capital Common Stock will be issued in the Merger, and the value of any fractional interests to which a holder would otherwise be entitled will be paid in cash.
Each award of performance restricted stock units (each a “Broadmark Performance RSU Award”) granted by Broadmark under its 2019 Stock Incentive Plan (the “Broadmark Equity Plan”) will, as of the Effective Time, automatically be cancelled in exchange for the right to receive a number of shares of Ready Capital Common Stock equal to the product of (i) the number of shares of Broadmark Common Stock subject to such Broadmark Performance RSU Award based on the achievement of the applicable performance metric measured as of immediately prior to the Effective Time and (ii) the Exchange Ratio.
Each award of restricted stock units that is not a Broadmark Performance RSU Award granted pursuant to the Broadmark Equity Plan (each a “Broadmark RSU Award”) will be assumed by Ready Capital and converted into an award of restricted stock units with respect to a number of shares of Ready Capital Common Stock, equal to the product of (i) the total number of shares of Broadmark Common Stock subject to such Broadmark RSU Award as of immediately prior to the Effective Time and (ii) the Exchange Ratio (rounded to the nearest whole share), on the same terms and conditions as were applicable to such Broadmark RSU Award as of immediately prior to the Effective Time.
Each holder of a warrant (whether designated as public warrants, private warrants or otherwise) representing the right to purchase shares of Broadmark Common Stock pursuant to that certain Warrant Agreement (the “Broadmark Warrant Agreement”), dated as of May 14, 2018, by and between Trinity Merger Corp. and Continental Stock Transfer & Trust Company, as amended (each a “Broadmark Warrant”), may exercise such Broadmark Warrant at any time prior to the Effective Time in exchange for Broadmark Common Stock, in accordance with, and subject to, the terms and conditions of the Broadmark Warrant Agreement. Following the Effective Time, each Broadmark Warrant that is outstanding as of the Effective

Time shall remain outstanding and entitle each holder thereof to receive, upon the exercise of such Broadmark Warrant, a number of shares of Ready Capital Common Stock equal to the product of (i) the total number of shares of Broadmark Common Stock that such holder would have been entitled to receive had such holder exercised such Broadmark Warrant immediately prior to the Effective Time and (ii) the Exchange Ratio.
Based on the number of shares of Broadmark Common Stock outstanding on April 17, 2023 and the Exchange Ratio of 0.47233, it is expected that approximately 62,229,623 shares of Ready Capital Common Stock will be issued in connection with the Merger.
Recommendation of the Ready Capital Board and Its Reasons for the Merger (page 82)
At a meeting held on February 26, 2023, following careful consideration, the Ready Capital Board unanimously (i) determined that the Merger Agreement, the Voting Agreement and the transactions contemplated by the Merger Agreement and the Voting Agreement, including the Merger and the Ready Capital Common Stock Issuance, are advisable and in the best interests of Ready Capital, (ii) authorized and approved the Merger Agreement, the Voting Agreement and the transactions contemplated by the Merger Agreement and the Voting Agreement, including the Merger and the Ready Capital Common Stock Issuance, (iii) directed that the Ready Capital Common Stock Issuance Proposal be submitted to the holders of Ready Capital Common Stock for consideration at the Ready Capital special meeting and (iv) resolved to recommend, in accordance with and subject to the provisions of the Merger Agreement, that the holders of Ready Capital Common Stock approve the Ready Capital Common Stock Issuance Proposal. Certain factors considered by the Ready Capital Board in reaching its decision to authorize, approve and adopt the Merger Agreement, the Voting Agreement, the Merger and the other transactions contemplated by the Merger Agreement can be found in the section entitled “The Merger — Recommendation of the Ready Capital Board and Its Reasons for the Merger” beginning on page 82. The Ready Capital Board unanimously recommends that Ready Capital stockholders vote “FOR” the Ready Capital Common Stock Issuance Proposal and “FOR” the Ready Capital Adjournment Proposal.
Recommendation of the Broadmark Board and Its Reasons for the Merger (page 78)
On February 26, 2023, following careful consideration, the Broadmark Board unanimously (i) determined that the Merger Agreement and the transactions contemplated therein, including the Merger, are advisable and in the best interests of Broadmark, (ii) authorized and approved the Merger Agreement and declared the Merger advisable, (iii) directed that the Broadmark Merger Proposal be submitted to the holders of Broadmark Common Stock for consideration at the Broadmark special meeting and (iv) resolved to recommend, in accordance with and subject to the provisions of the Merger Agreement, that the holders of Broadmark Common Stock approve the Broadmark Merger Proposal. Certain factors considered by the Broadmark Board in reaching its decision to authorize and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement can be found in the section entitled “The Merger — Recommendation of the Broadmark Board and Its Reasons for the Merger” beginning on page 78. The Broadmark Board unanimously recommends that the Broadmark stockholders vote “FOR” the Broadmark Merger Proposal, “FOR” the Broadmark Compensation Proposal and “FOR” the Broadmark Adjournment Proposal.
Summary of Risk Factors Related to the Merger (page 32)
You should carefully consider the following important risks, together with all of the other information included in this joint proxy statement/prospectus and the risks related to the Merger and the related transactions described under the section “Risk Factors” beginning on page 32, before deciding how to vote:
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The Merger is subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the Merger or adversely impact Ready Capital’s and Broadmark’s ability to complete the Merger.

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Failure to consummate the Merger as currently contemplated or at all could adversely affect the price of Ready Capital Common Stock or Broadmark Common Stock and the future business and financial results of Ready Capital and/or Broadmark.

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The Merger Agreement contains provisions that could discourage a potential competing acquirer of either Ready Capital or Broadmark or could result in any competing acquisition proposal being at a lower price than it might otherwise be.

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The pendency of the Merger could adversely affect Ready Capital’s and Broadmark’s business and operations.

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The Merger and related transactions are subject to Ready Capital stockholder approval and Broadmark stockholder approval.

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The voting power of Ready Capital stockholders and Broadmark stockholders will be diluted by the Merger.

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If the Merger is not consummated by August 26, 2023, either Ready Capital or Broadmark may terminate the Merger Agreement.

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The market value of the shares of Ready Capital Common Stock received by Broadmark stockholders will fluctuate based on the trading price of Ready Capital Common Stock.

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The market price of Ready Capital Common Stock may decline as a result of the Merger and the market price of Ready Capital Common Stock after the consummation of the Merger may be affected by factors different from those affecting the price of Ready Capital Common Stock or the price of Broadmark Common Stock before the Merger.

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Shares of Ready Capital Common Stock received by Broadmark stockholders as a result of the Merger will have different rights from shares of Broadmark Common Stock.

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Directors and executive officers of Broadmark have interests in the Merger that are different from, or in addition to, the interests of Broadmark stockholders.

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Directors and executive officers of Ready Capital may have interests in the Merger that are different from, or in addition to, the interests of Ready Capital stockholders.

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Completion of the Merger may trigger change in control or other provisions in certain agreements to which Broadmark is a party.

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An adverse judgment in any litigation challenging the Merger may prevent the Merger from becoming effective or from becoming effective within the expected timeframe.

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If the Merger does not qualify as a reorganization, Broadmark stockholders may recognize a taxable gain.

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Following the Merger, the Combined Company may be unable to realize the anticipated synergies or other expected benefits of the Merger on the anticipated timeframe or at all.

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Following the Merger, the Combined Company may not pay dividends at or above the rate currently paid by Ready Capital or Broadmark.

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The Combined Company will have a significant amount of indebtedness and may need to incur more in the future.

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The Combined Company is expected to incur substantial expenses related and unrelated to the Merger.

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The historical and unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus may not be representative of the Combined Company’s results after the Merger and, accordingly, you have limited financial information on which to evaluate the Combined Company following the Merger.

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The Combined Company may incur adverse tax consequences if Ready Capital or Broadmark has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

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Investment in the Combined Company’s stock has various tax risks.

The Ready Capital Special Meeting (page 56)

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Date, Time and Place. The special meeting of Ready Capital stockholders will be held live over the Internet on May 30, 2023 at 9:00 a.m., Eastern Time.

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Purpose. At the Ready Capital special meeting, Ready Capital stockholders will be asked to consider and vote upon the Ready Capital Common Stock Issuance Proposal and the Ready Capital Adjournment Proposal. Pursuant to Maryland law and the Ready Capital Bylaws, no other matters may be brought before the Ready Capital special meeting.

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Record Date; Voting Rights. Ready Capital common stockholders at the Ready Capital Record Date are entitled to vote at the Ready Capital special meeting and any postponement or adjournment thereof. Each holder of Ready Capital Common Stock on the Ready Capital Record Date is entitled to one vote per share with respect to each proposal.

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Quorum. The presence, virtually or by proxy, of the holders of shares of Ready Capital Common Stock entitled to cast a majority of all votes entitled to be cast at the Ready Capital special meeting, will constitute a quorum at the Ready Capital special meeting. Abstentions will be counted for the purpose of determining a quorum.

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Required Vote. Approval of the Ready Capital Common Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of Ready Capital Common Stock, provided a quorum is present. Approval of the Ready Capital Adjournment Proposal also requires the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of Ready Capital Common Stock, provided a quorum is present.

As of the close of business on the Ready Capital Record Date, directors and executive officers of Ready Capital and certain funds managed or advised by the Ready Capital Manager and its affiliates owned an aggregate of 12,748,680 shares of Ready Capital Common Stock entitled to vote at the Ready Capital special meeting. Pursuant to the terms of the Voting Agreement, Waterfall Management, LLC has agreed to vote or cause the holder of record on any applicable record date to vote the 11,431,049 shares of Ready Capital Common Stock over which it has voting power “FOR” the Ready Capital Common Stock Issuance Proposal and “FOR” the Ready Capital Adjournment Proposal, if required. For additional information regarding the Voting Agreement, see “Summary — Voting Agreement” beginning on page 135. In addition, Ready Capital currently expects that Ready Capital’s directors and executive officers and the Ready Capital Manager and its affiliates will vote their shares of Ready Capital Common Stock “FOR” the Ready Capital Common Stock Issuance Proposal and “FOR” the Ready Capital Adjournment Proposal, although none of them are obligated to do so.
Your vote as a Ready Capital common stockholder is very important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Ready Capital special meeting virtually.
The Broadmark Special Meeting (page 61)

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Date, Time and Place.   The Broadmark special meeting of Broadmark stockholders will be held solely by means of remote communication live over the Internet on May 30, 2023 at 10:00 a.m. Pacific Time.

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Purpose.   At the Broadmark special meeting, the holders of Broadmark Common Stock will be asked to consider and vote upon the Broadmark Merger Proposal, the Broadmark Compensation Proposal and the Broadmark Adjournment Proposal. Pursuant to Maryland law and the Broadmark Bylaws, no other matters may be brought before the Broadmark special meeting.

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Record Date; Voting Rights.   Holders of record of Broadmark Common Stock at the close of business on April 17, 2023 are entitled to vote at the Broadmark special meeting and any postponement or adjournment thereof. Each holder of record of Broadmark Common Stock on the Broadmark Record Date is entitled to one vote per share with respect to each proposal.

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Quorum.   The presence, virtually or by proxy, of the holders of shares of Broadmark Common Stock entitled to cast a majority of all votes entitled to be cast at the Broadmark special meeting, will constitute a quorum at the Broadmark special meeting. Abstentions will be counted for the purpose of determining a quorum.

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Required Vote.   Approval of the Broadmark Merger Proposal requires the affirmative vote of the holders of shares of Broadmark Common Stock entitled to cast a majority of all the votes entitled to be cast on the Broadmark Merger Proposal. Approval of each of the Broadmark Compensation Proposal and the Broadmark Adjournment Proposal requires, provided a quorum is present, the affirmative vote of a majority of the votes cast on the applicable matter by holders of shares of Broadmark Common Stock at the meeting.

As of the close of business on the Broadmark Record Date, the directors and executive officers of Broadmark owned approximately 2.9% of the outstanding shares of Broadmark Common Stock entitled to vote at the Broadmark special meeting. Broadmark currently expects that Broadmark’s directors and executive officers will vote their shares of Broadmark Common Stock “FOR” the Broadmark Merger Proposal, “FOR” the Broadmark Compensation Proposal and “FOR” the Broadmark Adjournment Proposal, although none of them are obligated to do so.
Your vote as a Broadmark stockholder is very important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Broadmark special meeting virtually.
Opinion of Ready Capital’s Financial Advisor (page 93)
Ready Capital retained Wells Fargo Securities as the financial advisor to the Ready Capital Board in connection with the Merger. At the meeting of the Ready Capital Board on February 26, 2023, Wells Fargo Securities rendered its oral opinion to the Ready Capital Board that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing its opinion, the Exchange Ratio in the Merger was fair, from a financial point of view, to Ready Capital. Wells Fargo Securities subsequently confirmed this oral opinion by delivering its written opinion to the Ready Capital Board, dated February 26, 2023.
The full text of the written opinion of Wells Fargo Securities, dated February 26, 2023, which sets forth the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. Stockholders of Ready Capital are urged to read the opinion in its entirety. Wells Fargo Securities’ written opinion was addressed to the Ready Capital Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger, was directed only to the fairness, from a financial point of view, to Ready Capital of the Exchange Ratio in the Merger and did not address any other aspect of the Merger. The opinion does not constitute a recommendation to any stockholder of Ready Capital as to how such stockholder should vote with respect to the Merger or any other matter. For a description of the opinion that the Ready Capital Board received from Wells Fargo Securities, see “Opinion of Ready Capital’s Financial Advisor” beginning on page 93 of this joint proxy statement/prospectus.
Opinion of Broadmark’s Financial Advisor (page 85)
On February 26, 2023, at the meeting of the Broadmark Board at which the Merger was approved, J.P. Morgan, the financial advisor of Broadmark in connection with the Merger, rendered to the Broadmark Board an oral opinion, subsequently confirmed by delivery of a written opinion, dated February 26, 2023, to the effect that, as of such date and based upon and subject to the factors, assumptions, qualifications and any limitations set forth in its written opinion, the Exchange Ratio in the Merger was fair, from a financial point of view, to the holders of Broadmark Common Stock.
The full text of J.P. Morgan’s written opinion, dated as of February 26, 2023, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. The full text of the opinion contains a discussion of, among other things, the assumptions made, matters considered and qualifications and any limitations on the opinion and the review undertaken by J.P. Morgan in connection with rendering its opinion. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Broadmark stockholders are urged to read the opinion carefully and in its entirety. J.P. Morgan’s opinion was addressed to the Broadmark Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger, was directed only to the fairness, from a financial point of view, to the holders of Broadmark Common Stock of the Exchange

Ratio in the Merger and did not address any other aspect of the Merger or the other transactions contemplated by the Merger Agreement. J.P. Morgan expressed no opinion as to the fairness of the Exchange Ratio to the holders of any other class of securities, creditors or other constituencies of Broadmark or as to the underlying decision by Broadmark to engage in the Merger. The opinion does not constitute a recommendation to any stockholder of Broadmark as to how such stockholder should vote with respect to the Merger or any other matter.
For a description of the opinion that the Broadmark Board received from J.P. Morgan, see “The Mergers — Opinion of Broadmark’s Financial Advisor” beginning on page 85.
Directors and Management of Ready Capital After the Merger (page 134)
Following the consummation of the Merger, the number of directors on the Ready Capital Board will be increased by three members, from nine to twelve, and will include all of the current directors of the Ready Capital Board and three additional directors, each of whom currently serves on the Broadmark Board. Each of the executive officers of Ready Capital immediately prior to the Effective Time will continue as an executive officer of the Combined Company following the Effective Time.
Interests of Ready Capital Directors and Executive Officers in the Merger (page 109)
In considering the recommendation of the Ready Capital Board to approve the Ready Capital Common Stock Issuance, Ready Capital stockholders should be aware that directors and executive officers of Ready Capital have certain interests in the Merger that may be different from, or in addition to, the interests of Ready Capital stockholders generally and that may present actual or potential conflicts of interests. The Ready Capital Board was aware of these interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby.
Ready Capital will continue to be managed by the Ready Capital Manager under the terms of the Ready Capital Management Agreement. Under the Ready Capital Management Agreement, the Ready Capital Manager provides the day-to-day management of Ready Capital’s business, including providing Ready Capital with its executive officers and all other personnel necessary to support its operations. In exchange for its services, Ready Capital pays the Ready Capital Manager a management fee as well as reimburses it for certain expenses incurred by it and its affiliates in rendering management services to Ready Capital. Certain directors and executive officers of Ready Capital are partners and employees of the Ready Capital Manager.
Pursuant to the Ready Capital Management Agreement, Ready Capital pays the Ready Capital Manager a management fee calculated and payable quarterly in arrears equal to 1.5% per annum of its stockholders’ equity (as defined in the Ready Capital Management Agreement) up to $500 million and 1.0% per annum of its stockholders’ equity in excess of $500 million. Following the Merger, Ready Capital stockholders’ equity will include the additional equity attributable to the acquisition of Broadmark and, thus, the amount of the management fees payable to the Ready Capital Manager will also increase, which gives the Ready Capital Manager (and, therefore, Ready Capital’s management) an incentive, not shared by Ready Capital stockholders, to negotiate and effect the Merger, possibly on terms less favorable to Ready Capital than would otherwise have been achieved.
For additional information, see “The Merger — Interests of Ready Capital’s Directors and Executive Officers in the Merger” beginning on page 109.
Interests of Broadmark’s Directors and Executive Officers in the Merger (page 105)
In considering the Broadmark Board’s recommendation for Broadmark stockholders to approve the Broadmark Merger Proposal, Broadmark stockholders should be aware that the directors and executive officers of Broadmark have interests in the Merger that may be different from, or in addition to, the interests of Broadmark stockholders generally and that may present actual or potential conflicts of interests. The Broadmark Board was aware of these interests and considered them, among other matters, in reaching its decision to authorize and approve the Merger Agreement and making its recommendation that Broadmark stockholders approve the Broadmark Merger Proposal. These interests include:

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treatment of Broadmark’s equity awards held by directors and executive officers;

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certain executives are entitled to severance benefits upon a qualifying termination of employment, including base salary continuation and COBRA benefits;

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three current members of the Broadmark Board are expected to become members of the Ready Capital Board following the Effective Time; and

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continued indemnification and insurance coverage for the directors and executive officers of Broadmark in accordance with the Merger Agreement.

For additional information, see “The Merger — Interests of Broadmark’s Directors and Executive Officers in the Merger” beginning on page 105.
Voting Agreement (page 135)
In connection with the Merger Agreement, on February 26, 2023, Waterfall Management, LLC, an affiliate of the Ready Capital Manager, solely in its capacity as the general partner of Sutherland REIT Holdings, LP, entered into the Voting Agreement, pursuant to which, among other things and subject to certain exceptions, Waterfall Management, LLC, solely in its capacity as the general partner of Sutherland REIT Holdings, LP, agreed pursuant to the terms of the limited partnership agreement of Sutherland REIT Holdings, LP to vote or cause the holder of record on any applicable record date to vote all shares of Ready Capital Common Stock then owned and entitled to vote or act by written consent in favor of the Ready Capital Common Stock Issuance Proposal and against certain other proposals, including any Ready Capital Competing Proposal (as defined in “The Merger Agreement — Competing Proposals” beginning on page 124). The Voting Agreement terminates upon certain events, including a valid termination of the Merger Agreement, the Effective Time and at the time the Ready Capital Board effects a change of recommendation.
For additional information, see “Voting Agreement” beginning on page 135. A copy of the Voting Agreement is attached as Annex B to this joint proxy statement/prospectus.
Conditions to Complete the Merger (page 129)
A number of conditions must be satisfied or, to the extent permitted by law, waived before the Merger can be consummated. These include, among others:
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the approval of the Broadmark Merger Proposal by Broadmark stockholders;

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the approval of the Ready Capital Common Stock Issuance Proposal by Ready Capital common stockholders;

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effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus constitutes a part, and no stop order suspending the effectiveness of the Form S-4 having been initiated or threatened by the SEC;

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no injunction or law prohibiting the Merger;

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approval for listing on the NYSE of the shares of Ready Capital Common Stock to be issued in the Merger or reserved therefor, subject to official notice of issuance;

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accuracy of each party’s representations and warranties, subject in most cases to material adverse effect qualifications;

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the absence of a material adverse effect on either Ready Capital or Broadmark;

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material performance and compliance with each party’s covenants; and

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the receipt of tax opinions relating to the REIT status of each of Ready Capital and Broadmark and relating to the qualification of the Merger as a reorganization under Section 368(a) of the Code.

Regulatory Approvals Required for the Merger (page 109)
Ready Capital and Broadmark are not aware of any material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, in connection with the Merger or the other transactions contemplated by the Merger Agreement.

Listing of Ready Capital Common Stock and Deregistration of Broadmark Common Stock (page 111)
It is a condition to the completion of the Merger that the shares of Ready Capital Common Stock issuable in connection with the Merger be approved for listing on the NYSE, subject to official notice of issuance. After the Merger is completed, the Broadmark Common Stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act.
Accounting Treatment (page 109)
Because both Ready Capital and Broadmark have significant pre-combination activities, the Merger will be accounted for as a business combination in accordance with Accounting Standards Codification Topic 805, “Business Combinations,” which is referred to as ASC 805. In applying the acquisition method specified by ASC 805, it is necessary to identify the accounting acquirer, which may be different from the legal acquirer. Factors considered in identifying an accounting acquirer include, but are not limited to, the relative size of the merging companies, the relative voting interests of the respective stockholders after consummation of a merger, and the composition of senior management and the board after consummation of a merger. Based upon consideration of those factors, Ready Capital has been determined to be the accounting acquirer, resulting in an acquisition of Broadmark. The assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Broadmark will be recorded at their respective fair values at the date of the Merger. The consideration transferred in a business combination is typically measured by reference to the fair value of equity issued or other assets transferred by the accounting acquirer. Accordingly, the fair value of the consideration transferred will be measured based on the number of shares of common stock Ready Capital issues to the stockholders of Broadmark multiplied by the closing price of Ready Capital Common Stock on the day immediately preceding the Merger. If the fair value of the consideration transferred exceeds the fair value of the assets acquired and liabilities assumed, the excess will be recorded as goodwill. Alternatively, if the fair value of the assets acquired and liabilities assumed exceeds the fair value of consideration transferred, the transaction would result in a bargain purchase gain. Consolidated financial statements of the Combined Company issued after the Merger will reflect these fair value adjustments and the combined results of operations subsequent to the effective date of the Merger. Because Ready Capital will be the accounting acquirer, its historical financial statements will become the historical financial statements of the Combined Company upon consummation of the Merger. See “Merger — Accounting Treatment” on page 109. For more information, see “Accounting Treatment” beginning on page 109.
Comparison of Rights of Ready Capital stockholders and Broadmark stockholders (page 185)
Holders of Broadmark Common Stock will have different rights following the Effective Time because they will hold shares of Ready Capital Common Stock instead of shares of Broadmark Common Stock, and there are differences between the governing documents of Ready Capital and Broadmark. For more information regarding the differences in rights of Ready Capital stockholders and Broadmark stockholders, see “Comparison of Rights of Ready Capital stockholders and Broadmark stockholders” beginning on page 185.
Appraisal Rights (page 110)
Pursuant to the Ready Capital Charter and the Broadmark Charter, neither holders of Ready Capital Common Stock nor holders of Broadmark Common Stock will be entitled to appraisal rights.
Competing Proposals; Superior Proposals (Pages 124 and 126)
From and after the date of the Merger Agreement until the Effective Time or if earlier, the termination of the Merger Agreement, each of Ready Capital and Broadmark will not, and will cause its subsidiaries and will instruct and use commercially reasonable efforts to cause its representatives not to, among other things, directly or indirectly:
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initiate, solicit or knowingly encourage the making of a Competing Proposal (as defined in “The Merger Agreement — Competing Proposals” beginning on page 124);

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engage in any discussions or negotiations with any person with respect to a Competing Proposal;

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furnish any non-public information regarding Ready Capital or Broadmark or any of their subsidiaries, as applicable, or access to the properties, assets or employees of Ready Capital or Broadmark or any of their subsidiaries, as applicable, to any person in connection with or in response to any Competing Proposal;

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enter into any binding or nonbinding letter of intent or agreement in principle, or other agreement providing for a Competing Proposal, other than certain confidentiality agreements;

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withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the other party, the Ready Capital board recommendation or the Broadmark board recommendation (as defined in “The Merger Agreement — Competing Proposals” beginning on page 124), as applicable, or publicly recommend the approval or adoption of, or publicly approve or adopt, any Competing Proposal;

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fail to include the Ready Capital board recommendation or the Broadmark board recommendation, as applicable, in this joint proxy statement/prospectus or any amendment or supplement hereto; or

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fail publicly to reaffirm without qualification the Ready Capital board recommendation or the Broadmark board recommendation, as applicable, within ten business days after the written request of the other party following a Competing Proposal that has been publicly announced (or such fewer number of days as remain prior to the Ready Capital special meeting or Broadmark special meeting, as applicable, as it may be adjourned or postponed).

Notwithstanding the restrictions set forth above, at any time prior to obtaining the applicable approval of the Ready Capital stockholders at the Ready Capital special meeting or the Broadmark stockholders at the Broadmark special meeting, each of Ready Capital and Broadmark may, directly or indirectly through one or more of its representatives, engage in discussions or negotiations with any person with respect to a Ready Capital Competing Proposal or Broadmark Competing Proposal, as applicable (as defined in “The Merger Agreement — Competing Proposals” beginning on page 124), or furnish non-public information regarding Ready Capital or Broadmark or any of their respective subsidiaries, or access to the properties, assets or employees of Ready Capital or Broadmark or any of their respective subsidiaries, with any person if (i) Ready Capital or Broadmark receives a written, bona fide Ready Capital Competing Proposal or Broadmark Competing Proposal, as applicable, from such person and (ii) such Ready Capital Competing Proposal or Broadmark Competing Proposal, as applicable, did not result from a material breach of the obligations set forth in the certain non-solicitation provisions of the Merger Agreement, in each case, if certain conditions are met and the Ready Capital Board or the Broadmark Board or any committee thereof, as applicable, determines, after consultation with its financial advisors and outside legal counsel, that such Ready Capital Competing Proposal or Broadmark Competing Proposal is, or could be reasonably expected to lead to a Superior Proposal (as defined in “The Merger Agreement — Superior Proposals” beginning on page 126).
At any time prior to obtaining the applicable approval of the Ready Capital stockholders at the Ready Capital special meeting or the Broadmark stockholders at the Broadmark special meeting, each of Ready Capital and Broadmark may effect a change in its board recommendation in response to a bona fide written Ready Capital Competing Proposal or Broadmark Competing Proposal, as applicable, from a third party that did not result from a material breach of the obligations set forth in the certain non-solicitation provisions of the Merger Agreement, if the Ready Capital Board or the Broadmark Board or any committee thereof, as applicable, among other things, determines after consultation with its financial advisors and outside legal counsel and taking into account any revised proposal that the other party may have made pursuant to the terms of the Merger Agreement, that such Ready Capital Competing Proposal or Broadmark Competing Proposal, as applicable, is a Superior Proposal. Broadmark may also terminate the Merger Agreement in order to enter into a definitive agreement with respect to a Broadmark Superior Proposal (as defined in “The Merger Agreement — Superior Proposals” beginning on page 126), if prior to doing so, among other things, the Broadmark Board or any committee thereof determines after consultation with its financial advisors and outside legal counsel and taking into account any revised proposal that Ready Capital may have made pursuant to the terms of the Merger Agreement, that a Broadmark Competing Proposal is a Broadmark Superior Proposal and Broadmark pays Ready Capital a termination fee of $15.76 million.
See “The Merger Agreement — Competing Proposals” beginning on page 124.

Termination of the Merger Agreement (page 131)
The Merger Agreement may be terminated at any time before the Effective Time by the mutual written consent of Ready Capital and Broadmark.
The Merger Agreement may also be terminated prior to the Effective Time by either Ready Capital or Broadmark if:
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any governmental entity of competent jurisdiction has issued a final and non-appealable order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, or if any law has been adopted prior to the Effective Time that permanently makes the consummation of the Merger illegal or otherwise permanently prohibited;

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the Merger has not been consummated on or before 5:00 p.m. New York time, on August 26, 2023 (provided that this termination right will not be available to any party whose breach of any representation, warranty, covenant or agreement contained in the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before that date);

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a breach by the other party of any covenant or other agreement contained in the Merger Agreement or any representation and warranty of the other party contained in the Merger Agreement fails to be true and correct which (x) would give rise to the failure of certain conditions to Closing if it was continuing as of the date of Closing and (y) cannot be or has not been cured (or is incapable of becoming true or does not become true) by a certain time (a “Terminable Breach”); provided, however, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement;

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Ready Capital stockholders have failed to approve the issuance of shares of Ready Capital Common Stock in connection with the Merger, or Broadmark stockholders have failed to approve the Merger and the other transactions contemplated by the Merger Agreement, as applicable; or

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the other party’s board of directors has effected a change in its board recommendation prior to the time that such party has obtained the applicable approval of its stockholders at its respective stockholder meeting.

Broadmark may also terminate the Merger Agreement if, prior to the time that Broadmark has obtained the approval of its stockholders at the Broadmark stockholder meeting, the Broadmark Board determines to terminate the Merger Agreement in connection with a Broadmark Superior Proposal and, concurrently with the termination of the Merger Agreement, Broadmark enters into a definitive agreement providing for the implementation of such Broadmark Superior Proposal; provided, however, that such termination will not be effective unless Broadmark concurrently pays to Ready Capital a termination fee of $15.76 million.
For more information regarding termination of the Merger Agreement, see “The Merger Agreement — Termination of the Merger Agreement” beginning on page 131.
Termination Fees and Expenses (page 132)
Generally, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring those fees and expenses; provided that, in certain circumstances, including a change of recommendation or, in the case of Broadmark, the acceptance of a Broadmark Superior Proposal, Ready Capital or Broadmark, as applicable, would be required to pay a termination fee of, in the case of payment by Ready Capital, $23.639 million, and in the case of payment by Broadmark, $15.76 million. In addition, upon termination of the Merger Agreement by Ready Capital or Broadmark under specified circumstances, Ready Capital or Broadmark, as applicable, would be required to pay the other party an agreed expense amount of $5 million.
For further discussion of the termination fees, see “The Merger Agreement — Termination Fees and Expenses” beginning on page 132.

Material U.S. Federal Income Tax Consequences (page 136)
The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code, and the closing of the Merger is conditioned on the receipt by each of Broadmark and Ready Capital of an opinion from its respective tax counsel to that effect. Provided that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the holders of Broadmark Common Stock will generally not recognize gain or loss for U.S. federal income tax purposes upon receipt of Ready Capital Common Stock in exchange for shares of Broadmark Common Stock in connection with the Merger, except with respect to cash received in lieu of fractional shares of Ready Capital Common Stock. A holder of Broadmark Common Stock generally will recognize gain or loss with respect to cash received in lieu of a fractional share of Ready Capital Common Stock in the Merger measured by the difference, if any, between the amount of cash received for such fractional share and the holder’s tax basis in such fractional share. The holders of Ready Capital Common Stock generally will not recognize any gain or loss in connection with the Merger for U.S. federal income tax purposes.
The tax consequences to you of the Merger will depend on your own situation. You should consult your tax advisor for a full understanding of the tax consequences to you (including the application and effect of any state, local or non-U.S. income and other tax laws) of the Merger. For more information regarding the U.S. federal income tax consequences of the Merger to holders of Broadmark Common Stock and the ownership of Ready Capital Common Stock, please see “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 136.
Description of Ready Capital Stock (page 192)
As of April 17, 2023, 110,745,658 shares of Ready Capital Common Stock, 334,678 shares of 6.25% Series C Cumulative Convertible Preferred Stock (the “Series C Preferred Stock”) and 4,600,000 shares of 6.50% Series E Cumulative Redeemable Preferred Stock (the “Series E Preferred Stock”) were issued and outstanding. Based on the Exchange Ratio of 0.47233, upon consummation of the Merger, the Combined Company would be expected to issue approximately 62,229,623 shares of Ready Capital Common Stock to the holders of Broadmark Common Stock.
Voting rights are vested in the holders of the Ready Capital Common Stock, and such holders are entitled to receive dividends on such Ready Capital Common Stock if, as and when authorized by the Ready Capital Board, and declared by Ready Capital out of assets legally available therefor.
Selected Unaudited Pro Forma Condensed Combined Financial Information (page 207)
The following table shows summary unaudited pro forma condensed combined financial information about the condensed combined financial condition and operating results of Ready Capital and Broadmark after giving effect to the Merger. The unaudited pro forma condensed combined financial information assumes that the Merger is accounted for as a business combination with Ready Capital as the acquiring entity. The unaudited pro forma condensed combined balance sheet data gives effect to the Merger as if it had occurred on December 31, 2022. The unaudited pro forma condensed combined statements of income data gives effect to the Merger as if it had occurred on January 1, 2022. The summary unaudited pro forma condensed combined financial information listed below has been derived from and should be read in conjunction with (1) the more detailed unaudited pro forma condensed combined financial information, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus and (2) the historical consolidated financial statements and related notes of both Ready Capital and Broadmark, incorporated herein by reference. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 207 and “Where You Can Find More Information and Incorporation by Reference” beginning on page 204.

	As of and for the Twelve Months Ended December 31, 2022
(In thousands, except share data)	Ready Capital (Accounting Acquirer)	Broadmark (Accounting Acquiree)	Broadmark Financial Statement Adjustments (B)	Transaction Accounting Adjustments	Pro Forma Combined
Income Statement Data
Interest income	$671,170	$83,410	$—	$—	$754,580
Interest expense	(400,774)	(8,638)	—	1,705	(407,707)
Provision for loan losses	(34,442)	(38,266)	—	—	(72,708)
Other non-interest income	259,521	25,467	2,797	259,513	547,298
Other non-interest expense	(262,579)	(178,364)	(2,797)	116,214	(327,526)
Income tax benefit (provision)	(29,733)	—	—	—	(29,733)
Net income (loss)	203,163	(116,391)	—	377,432	464,204
Net income (loss) attributable to common stockholders	186,267	(116,391)	—	373,842	443,718
Earnings (loss) per common share – basic	$1.73	$(0.88)	—	$—	$2.62
Earnings (loss) per common share – diluted	$1.66	$(0.88)	—	$—	$2.47
Weighted-average shares of common stock outstanding	106,878,139	132,841,196	—	62,229,457	169,107,596
Balance Sheet Data
Total assets	$11,620,977	$1,051,507	—	$(25,517)	$12,646,967
Total liabilities	$9,722,382	$123,454	—	$1,377	$9,847,213
Total stockholders’ equity	$1,791,088	$928,053	—	$(30,632)	$2,688,509
Total non-controlling interests	$99,146	$—	—	$3,738	$102,884
Total Redeemable Preferred Stock	$8,361	$—	—	$—	$8,361
Unaudited Comparative Per Share Information (page 174)
The following table sets forth for the year ended and as of December 31, 2022 selected per share information for Ready Capital Common Stock on a historical and pro forma combined basis and for Broadmark Common Stock on a historical and pro forma equivalent basis. The historical information for the year ended December 31, 2022 is derived from audited financial statements. You should read the table below together with the historical consolidated financial statements and related notes thereto of Ready Capital and Broadmark contained in Ready Capital’s Annual Report on Form 10-K for the year ended December 31, 2022, Broadmark’s Annual Report on Form 10-K for the year ended December 31, 2022, all of which are incorporated herein by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 204.
The unaudited pro forma combined amounts and the unaudited pro forma combined equivalent amounts were calculated using the methodology as described in the section titled “Unaudited Pro Forma Condensed Combined Financial Information,” and are subject to all the assumptions, adjustments and limitations described thereunder. The unaudited pro forma data and equivalent per share information give effect to the Merger as if it had been effective on the dates presented in the case of book value data, and as if it occurred on January 1, 2022 in the case of earnings per share and dividends data. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the actual financial position and operating results would have been had the Merger occurred on such dates, nor do they purport to represent Ready Capital’s future financial position or operating results.

	Ready Capital Historical	Broadmark Historical	Pro Forma Combined
Earnings (loss) Per Common Share
Basic: For the year ended December 31, 2022	$1.73	$(0.88)	$2.62
Diluted: For the year ended December 31, 2022	$1.66	$(0.88)	$2.47
Basic: For the year ended December 31, 2021	$2.17	$0.62	$3.56
Diluted: For the year ended December 31, 2021	$2.17	$0.62	$3.56
Book Value per Common Share
December 31, 2022	$15.20	$7.05	$14.92
Dividends per share of common stock(1)
For the year ended December 31, 2022	$1.66	$0.77	$—
For the year ended December 31, 2021	$1.66	$0.84	$—

(1)
Pro Forma dividends per share of common stock are not presented as the dividend policy for the Combined Company will be determined by the Ready Capital Board following the completion of the Merger.

Litigation Related to the Merger (page 112)
Beginning on March 29, 2023, four different complaints were filed in the United States District Court for the Southern District of New York captioned O’Dell v. Broadmark Realty Capital Inc., et al., Case No. 23-cv-02640, Wang v. Broadmark Realty Capital Inc., et al., Case No. 23-cv-02717, Kirkland v. Broadmark Realty Capital Inc., et al., Case No. 23-cv-02943, and Kirsteins v. Broadmark Reality Capital Inc., et al., Case No. 23-cv-03008. The complaints, each filed as an individual action by a purported stockholder of the Company, name Broadmark and its directors as defendants. The complaints generally allege that the defendants violated Sections 14(a) and 20(a) of the Exchange Act with respect to the Form S-4 originally filed with the SEC in connection with the Merger, and seek to enjoin the Merger, as well as damages, costs and attorneys’ and experts’ fees. On April 3, 2023, a purported stockholder of Ready Capital filed a complaint, captioned Whitehead v. Ready Capital Corporation, et al., Case No. 1:23-cv-02773, in the United States District Court for the Southern District of New York. The complaint, which is filed as an individual action, names Ready Capital and its directors as defendants and, like the other complaints, alleges violations of Section 14(a) and 20(a) of the Exchange Act. Ready Capital and Broadmark intend to vigorously defend each of these complaints. Broadmark has also received correspondence from law firms claiming to represent purported stockholders, either threatening litigation or making other demands relating to the Merger, including that additional disclosures be provided. Additional lawsuits arising out of or relating to the Merger Agreement or the Merger may be filed in the future.

RISK FACTORS
In addition to other information included elsewhere in this joint proxy statement/prospectus and in the annexes to this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 51, you should carefully consider the following risk factors in deciding whether to vote for the Ready Capital Common Stock Issuance Proposal or the Broadmark Merger Proposal. In addition, you should read and consider the risks associated with the businesses of each of Ready Capital and Broadmark. These risks can be found in the Annual Report on Form 10-K for the year ended December 31, 2022 and other reports of Broadmark and the Annual Report on Form 10-K for the year ended December 31, 2022 and other reports of Ready Capital, which reports are incorporated by reference into this joint proxy statement/prospectus, including particularly the sections therein titled “Risk Factors”. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. Please also see “Where You Can Find More Information and Incorporation by Reference” on page 204.
Risks Related to the Merger
The Merger is subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the Merger or adversely impact Ready Capital’s and Broadmark’s ability to complete the transaction.
The completion of the Merger is subject to the satisfaction or waiver of a number of conditions. In addition, under circumstances specified in the Merger Agreement, Ready Capital or Broadmark may terminate the Merger Agreement. In particular, completion of the Merger requires (i) the approval of the Broadmark Merger Proposal by the Broadmark stockholders and (ii) the approval of the Ready Capital Common Stock Issuance Proposal by the Ready Capital common stockholders. While it is currently anticipated that the Merger will be completed shortly after the later of the Broadmark special meeting to approve the Broadmark Merger Proposal and the Ready Capital special meeting to approve the Ready Capital Common Stock Issuance Proposal, there can be no assurance that the conditions to Closing will be satisfied in a timely manner or at all, or that an effect, event, circumstance, occurrence, development or change will not transpire that could delay or prevent these conditions from being satisfied. Accordingly, Ready Capital and Broadmark cannot provide any assurances with respect to the timing of the Closing, whether the Merger will be completed at all and when the Broadmark stockholders would receive the consideration for the Merger, if at all.
Failure to consummate the Merger as currently contemplated or at all could adversely affect the price of Ready Capital Common Stock or Broadmark Common Stock and the future business and financial results of Ready Capital and/or Broadmark.
The Merger may be consummated on terms different than those contemplated by the Merger Agreement, or the Merger may not be consummated at all. If the Merger is not completed, or is completed on different terms than as contemplated by the Merger Agreement, Ready Capital and Broadmark could be adversely affected and subject to a variety of risks associated with the failure to consummate the Merger, or to consummate the Merger as contemplated by the Merger Agreement, including the following:
•
the Ready Capital stockholders and the Broadmark stockholders may be prevented from realizing the anticipated benefits of the Merger;

•
the market price of Ready Capital Common Stock or Broadmark Common Stock could decline significantly;

•
reputational harm due to the adverse perception of any failure to successfully consummate the Merger;

•
Ready Capital and Broadmark being required, under certain circumstances, to pay to the other party a termination fee or expense amount;

•
incurrence of substantial costs relating to the proposed Merger, such as legal, accounting, financial advisor, filing, printing and mailing fees; and

•
the attention of Ready Capital’s and Broadmark’s management and employees may be diverted from their day-to-day business and operational matters as a result of efforts relating to attempting to consummate the Merger.

Any delay in the consummation of the Merger or any uncertainty about the consummation of the Merger on terms other than those contemplated by the Merger Agreement, or if the Merger is not completed, could materially adversely affect the business, financial results and stock price of Ready Capital and Broadmark.
The Merger Agreement contains provisions that could discourage a potential competing acquirer of either Ready Capital or Broadmark or could result in any competing acquisition proposal being at a lower price than it might otherwise be.
The Merger Agreement contains provisions that, subject to limited exceptions, restrict the ability of each of Ready Capital and Broadmark to solicit, initiate, knowingly encourage or facilitate any Competing Proposal. With respect to any written, bona fide Competing Proposal received by either Ready Capital or Broadmark, the other party generally has an opportunity to offer to modify the terms of the Merger Agreement in response to such proposal before the Ready Capital Board or Broadmark Board, as the case may be, or committee thereof, may withdraw or modify its recommendation to their respective stockholders in response to such Competing Proposal or, solely in the case of Broadmark, terminate the Merger Agreement in connection with a Superior Proposal. In the event that the Ready Capital Board withdraws or modifies its recommendation, Broadmark may terminate the Merger Agreement, in which case Ready Capital may be required to pay Broadmark a termination fee of $23.639 million. In the event that the Broadmark Board withdraws or modifies its recommendation, Ready Capital may terminate the Merger Agreement, in which case Broadmark may be required to pay Ready Capital a termination fee of $15.76 million. In addition, if Broadmark terminates the Merger Agreement in connection with a Superior Proposal, it would be required to pay Ready Capital a termination fee of $15.76 million. Similarly, such termination fees less any amount previously paid as expense reimbursement may be payable in certain other circumstances as described in the Merger Agreement. See “The Merger Agreement — Competing Proposals” beginning on page 124, “The Merger Agreement — Termination of the Merger Agreement” beginning on page 131 and “The Merger Agreement — Termination Fees and Expenses” beginning on page 132.
These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Ready Capital or Broadmark from considering or proposing a competing acquisition, even if the potential competing acquirer was prepared to pay consideration with a higher per share value than that market value proposed to be received or realized in the Merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee or expense amount that may become payable in certain circumstances under the Merger Agreement.
The pendency of the Merger could adversely affect Ready Capital’s and Broadmark’s business and operations.
In connection with the pending Merger, some of the parties with whom Ready Capital or Broadmark does business may delay or defer decisions, which could negatively impact Ready Capital’s or Broadmark’s revenues, earnings, cash flows and expenses, regardless of whether the Merger is completed. In addition, under the Merger Agreement, Ready Capital and Broadmark are each subject to certain restrictions on the conduct of its respective business prior to completing the Merger. These restrictions may prevent Ready Capital or Broadmark from pursuing certain strategic transactions, acquiring and disposing of assets, undertaking certain capital projects, undertaking certain financing transactions and otherwise pursuing other actions that are not in the ordinary course of business, even if such actions could prove beneficial. These restrictions may impede Ready Capital’s or Broadmark’s growth which could negatively impact its respective revenue, earnings and cash flows. Additionally, the pendency of the Merger may make it more difficult for Ready Capital or Broadmark to effectively retain and incentivize key personnel.
The market value of Ready Capital Common Stock received by Broadmark stockholders will fluctuate based on the trading price of Ready Capital Common Stock.
The number of shares of Ready Capital Common Stock to be received by Broadmark stockholders will be based on the Exchange Ratio of 0.47233, subject to adjustment as provided in the Merger Agreement.

The market value of Ready Capital Common Stock received by Broadmark stockholders will fluctuate based on the trading price of Ready Capital Common Stock. Therefore, Ready Capital stockholders cannot be sure of the final market value of the consideration that will be paid to Broadmark stockholders upon completion of the Merger, and Broadmark stockholders cannot be sure of the final market value of the consideration they will receive upon completion of the Merger. Neither Ready Capital nor Broadmark has the right to terminate the Merger Agreement based on an increase or decrease in the market price of Ready Capital Common Stock.
The Merger and related transactions are subject to Ready Capital stockholder approval and Broadmark stockholder approval.
The Merger cannot be completed unless (i) the Broadmark Merger Proposal is approved by the affirmative vote of the holders of shares of Broadmark Common Stock entitled to cast a majority of all the votes entitled to be cast on the Broadmark Merger Proposal and (ii) Ready Capital common stockholders approve the Ready Capital Common Stock Issuance Proposal by the affirmative vote of a majority of the votes cast on such proposal, provided a quorum is present. Abstentions and other shares not voted (whether by broker non-votes, if any, or otherwise) will not have an effect on the Ready Capital Common Stock Issuance Proposal, provided that a quorum is otherwise present. If required stockholder approval is not obtained from either Broadmark common stockholders or Ready Capital stockholders, the Merger and related transactions cannot be completed.
The voting power of Ready Capital stockholders and Broadmark stockholders will be diluted by the Merger.
The Merger will dilute the ownership position of Ready Capital common stockholders and result in Broadmark stockholders having an ownership stake in the Combined Company that is smaller than their current stake in Broadmark. Ready Capital and Broadmark estimate that, immediately following the completion of the Merger, Ready Capital stockholders as of immediately prior to Closing will own in the aggregate approximately 64% of outstanding shares of common stock of the Combined Company and Broadmark stockholders as of immediately prior to Closing will own in the aggregate approximately 36% of outstanding shares of common stock of the Combined Company, based on the Exchange Ratio of 0.47233. Consequently, Ready Capital stockholders and Broadmark stockholders, as a general matter, will have less influence over the Combined Company’s management and policies after the Effective Time than they currently exercise over the management and policies of Ready Capital and Broadmark, respectively.
If the Merger is not consummated by August 26, 2023, under certain circumstances, either Ready Capital or Broadmark may terminate the Merger Agreement.
Either Ready Capital or Broadmark may terminate the Merger Agreement under certain circumstances, including if the Merger has not been consummated by August 26, 2023. However, this termination right will not be available to a party if that party failed to fulfill its obligations under the Merger Agreement and that failure was the cause of, or resulted in, the failure to consummate the Merger on or before such date.
The market price of Ready Capital Common Stock may decline as a result of the Merger and the market price of Ready Capital Common Stock after the consummation of the Merger may be affected by factors different from those affecting the price of Ready Capital Common Stock or the price of Broadmark Common Stock before the Merger.
The market price of Ready Capital Common Stock may decline as a result of the Merger if the Combined Company does not achieve the perceived benefits of the Merger or the effect of the Merger on the Combined Company’s financial results is not consistent with the expectations of financial or industry analysts.
In addition, upon consummation of the Merger, Ready Capital stockholders and Broadmark stockholders will own interests in the Combined Company, which will operate an expanded business with a different mix of assets, risks and liabilities than prior to the Closing. Ready Capital’s current stockholders and Broadmark’s current stockholders may not wish to continue to invest in the Combined Company, or for other reasons may wish to dispose of some or all of their shares of Ready Capital Common Stock. If, following the Effective Time, a large amount of Ready Capital Common Stock is sold, the price of Ready Capital Common Stock could decline.
Further, the Combined Company’s results of operations, as well as the market price of Ready Capital Common Stock after the Merger may be affected by factors in addition to those currently affecting Ready Capital’s or Broadmark’s results of operations and the market prices of Ready Capital Common Stock and Broadmark Common Stock, particularly the increase in the Combined Company’s leverage compared to that in place for Broadmark today, and other differences in assets and capitalization. Accordingly, Ready Capital’s and Broadmark’s historical market prices and financial results may not be indicative of these matters for the Combined Company after the Merger.
Shares of Ready Capital Common Stock received by Broadmark stockholders as a result of the Merger will have different rights from shares of Broadmark Common Stock.
Upon the completion of the Merger, Broadmark stockholders will no longer be stockholders of Broadmark and will become stockholders of Ready Capital. There will be important differences between the current rights of Broadmark stockholders and the rights to which such stockholders will be entitled as stockholders of Ready Capital. See the section entitled “Comparison of Rights of Ready Capital stockholders and Broadmark stockholders” beginning on page 185 for a discussion on the different rights associated with the shares of Ready Capital Common Stock.
Directors and executive officers of each of Ready Capital and Broadmark may have interests in the Merger that are different from, or in addition to, the interests of Ready Capital and Broadmark stockholders, respectively.
Directors and executive officers of Ready Capital and Broadmark may have interests in the Merger that are different from, or in addition to, the interests of Ready Capital and Broadmark stockholders generally. Following the consummation of the Merger, all nine of the current directors of the Ready Capital Board are expected to continue as directors of the board of directors of the Combined Company and the executive officers of Ready Capital are expected to continue as the executive officers of the Combined Company. The Combined Company will continue to be managed by the Ready Capital Manager under the terms of the Ready Capital Management Agreement, pursuant to which the Ready Capital Manager receives a management fee payable quarterly. Each of Ready Capital’s executive officers is a principal or managing director of the Ready Capital Manager. Directors and executive officers of Broadmark will receive continued indemnification and insurance coverage in accordance with the terms of the Merger Agreement. Upon the Closing, three directors currently on the Broadmark Board, each of whom must meet the qualifications of an “independent director” of Ready Capital under the rules of the NYSE, will be appointed to the Ready Capital Board and receive compensation in accordance with Ready Capital’s independent director compensation program. The interests are described in more detail in the sections entitled “The Merger — Interests of Ready Capital’s Directors and Executive Officers in the Merger” and “The Merger — Interests of Broadmark’s Directors and Executive Officers in the Merger” beginning on page 105.
Completion of the Merger may trigger change in control or other provisions in certain agreements to which Broadmark is a party.
The completion of the Merger may trigger change in control or other provisions in certain agreements to which Broadmark is a party. If Ready Capital and Broadmark are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Ready Capital and Broadmark are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Broadmark.
An adverse judgment in any litigation challenging the Merger may prevent the Merger from becoming effective or from becoming effective within the expected timeframe.
It is possible that Ready Capital stockholders or Broadmark stockholders may file lawsuits challenging the Merger or the other transactions contemplated by the Merger Agreement, which may name Ready Capital, Broadmark, the Ready Capital Board and/or the Broadmark Board as defendants. The outcome of such lawsuits cannot be assured, including the amount of costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Merger on the agreed-upon terms, such an injunction may delay the consummation of the Merger in the expected timeframe, or may prevent the Merger from being consummated altogether. Whether or not any plaintiff’s claim is successful, this type of litigation may result in significant costs and divert management’s attention and resources, which could adversely affect the operation of Ready Capital’s business and/or Broadmark’s business.
If the Merger does not qualify as a reorganization, Broadmark stockholders may recognize a taxable gain.
The Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, and it is a condition to the completion of the Merger that Broadmark and Ready Capital each receive an opinion from its respective tax counsel to the effect that (i) the Merger will qualify as a reorganization under, and within the meaning of, Section 368(a) of the Code, and (ii) Broadmark, Ready Capital and Merger Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code. However, these legal opinions will not be binding on the Internal Revenue Service (the “IRS”) or on the courts. If, for any reason, the Merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, then each Broadmark stockholder generally would recognize gain or loss, as applicable, equal to the difference between (i) the fair market value of the Merger Consideration received by the Broadmark stockholder in the Merger and (ii) the Broadmark stockholder’s adjusted tax basis in its Broadmark Common Stock exchanged in the Merger.
Risks Related to the Combined Company Following the Merger
Following the Merger, the Combined Company may be unable to integrate Ready Capital’s business and Broadmark’s business successfully and realize the anticipated synergies and other expected benefits of the Merger on the anticipated timeframe or at all.
The Merger involves the combination of two companies that currently operate as independent public companies. The Combined Company will be required to devote significant management attention and resources to the integration of Ready Capital’s and Broadmark’s businesses. The potential difficulties the Combined Company may encounter in the integration process include, but are not limited to, the following:
•
the complexities of combining two companies with different histories and portfolio assets;

•
the difficulties or delays in redeploying the capital acquired in connection with the Merger into the target assets of the Combined Company;

•
potential unknown liabilities and unforeseen increased expenses, delays or conditions associated with the Merger; and

•
performance shortfalls as a result of the diversion of management’s attention caused by completing the Merger and integrating the companies’ operations.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the Combined Company’s management, the disruption of the Combined Company’s ongoing business or inconsistencies in its operations, services, standards, controls, policies and procedures, any of which could adversely affect the Combined Company’s ability to deliver investment returns to stockholders, to maintain relationships with its key stakeholders and employees, to achieve the anticipated benefits of the Merger, or could otherwise materially and adversely affect its business and financial results.
Following the Merger, the Combined Company may not pay dividends at or above the rate currently paid by Ready Capital or Broadmark.
Following the Merger, the Combined Company’s stockholders may not receive dividends at the same rate that they did as Ready Capital common stockholders or Broadmark stockholders prior to the Merger for various reasons, including the following:
•
the Combined Company may not have enough cash to pay such dividends due to changes in its cash requirements, capital spending plans, cash flow or financial position;

•
decisions on whether, when and in what amounts to make any future dividends will remain at all times entirely at the discretion of the Combined Company’s board of directors, which reserves the right to change its dividend practices at any time and for any reason;

•
the ability of the Combined Company to declare and pay dividends on its common stock will be subject to the preferential rights of Ready Capital’s Series C Preferred Stock and Series E Preferred Stock and the preferential rights, if any, of holders of any other class or series of the Combined Company’s capital stock; and

•
the amount of dividends that the Combined Company’s subsidiaries may distribute to the Combined Company may be subject to restrictions imposed by state law and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

The Combined Company’s stockholders will have no contractual or other legal right to dividends that have not been authorized by its board of directors and declared by the Combined Company.
The Combined Company will have a significant amount of indebtedness and may need to incur more in the future.
The Combined Company will have substantial indebtedness following completion of the Merger. In addition, in connection with executing its business strategies following the Merger, the Combined Company expects to evaluate the possibility of investing in additional target assets and making other strategic investments, and it may elect to finance these endeavors by incurring additional indebtedness. The amount of such indebtedness could have material adverse consequences for the Combined Company, including:
•
hindering its ability to adjust to changing market, industry or economic conditions;

•
limiting its ability to access the capital markets to raise additional equity or refinance maturing debt on favorable terms or to fund acquisitions or emerging businesses;

•
limiting the amount of free cash flow available for future operations, acquisitions, dividends, stock repurchases or other uses;

•
making it more vulnerable to economic or industry downturns, including interest rate increases; and

•
placing it at a competitive disadvantage compared to less leveraged competitors.

Moreover, the Combined Company may be required to raise substantial additional capital to execute its business strategy. The Combined Company’s ability to arrange additional financing will depend on, among other factors, its financial position and performance, as well as prevailing market conditions and other factors beyond its control. If the Combined Company is unable to obtain additional financing, its credit ratings could be further adversely affected, which could further raise its borrowing costs and further limit its future access to capital and its ability to satisfy its obligations under its indebtedness.
The Combined Company is expected to incur substantial expenses related and unrelated to the Merger.
Ready Capital and Broadmark have incurred substantial legal, accounting, financial advisory and other costs, and the management teams of Ready Capital and Broadmark have devoted considerable time and effort in connection with the Merger. Ready Capital and Broadmark may incur significant additional costs in connection with the completion of the Merger or in connection with any delay in completing the Merger or termination of the Merger Agreement, in addition to the other costs already incurred. If the Merger is not completed, Ready Capital and Broadmark will separately bear certain fees and expenses associated with the Merger without realizing the benefits of the Merger. The fees and expenses may be significant and could have an adverse impact on the Combined Company’s results of operations.
Although Ready Capital and Broadmark have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond the control of either Ready Capital or Broadmark that could affect the total amount or the timing of the integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the Merger could, particularly in the near term, exceed the savings that the Combined Company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the Merger.
The historical and unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus may not be representative of the Combined Company’s results after the Merger, and accordingly, you have limited financial information on which to evaluate the Combined Company following the Merger.
The unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Merger been completed as of the date indicated, nor is it indicative of the future operating results or financial position of the Combined Company following the Merger. The unaudited pro forma condensed combined financial information does not reflect future events that may occur after the Merger. The unaudited pro forma condensed combined financial information presented elsewhere in this joint proxy statement/prospectus is based in part on certain assumptions regarding the Merger that Ready Capital and Broadmark believe are reasonable under the circumstances. Neither Ready Capital nor Broadmark can assure you that the assumptions will prove to be accurate over time.
General Tax Risks
The Combined Company may incur adverse tax consequences if it or Broadmark has failed or fails to qualify as a REIT for U.S. federal income tax purposes.
Each of Ready Capital and Broadmark has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code and intends to continue to do so through the time of the closing of the Merger and, in the case of Ready Capital, after the Merger. Neither Ready Capital nor Broadmark has requested or plans to request a ruling from the IRS that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable regulations of the U.S. Department of the Treasury, which are referred to as Treasury Regulations, that have been promulgated under the Code is greater in the case of a REIT that holds its assets through a partnership (which, consistent with the past practices of Ready Capital, the Combined Company will do after the Merger). The determination of various factual matters and circumstances not entirely within the control of Ready Capital and Broadmark may affect its ability to qualify as a REIT. In order to qualify as a REIT, each of Ready Capital and Broadmark must satisfy a number of requirements, including requirements regarding the ownership of its shares and the composition of its gross income and assets. Also, a REIT must distribute to stockholders annually dividends equal to at least 90% of its net taxable income, excluding any capital gains.
If either Ready Capital or Broadmark has failed or fails to qualify as a REIT and the Merger is completed, the Combined Company may inherit significant tax liabilities and could fail to qualify as a REIT. If this were the case, the Combined Company would face serious tax consequences that could substantially reduce its cash available for distribution to its stockholders because:
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the Combined Company could be precluded, pursuant to the REIT “lockout” rules, from qualifying as a REIT until the fifth taxable year following the year for which the REIT qualification originally terminated, and, in such circumstances, the Combined Company would be treated as a regular corporation taxable under subchapter C of the Code in the interim;

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the Combined Company, as the successor by merger to Ready Capital and Broadmark, would generally inherit any corporate income excise and other tax liabilities of Ready Capital and Broadmark, including penalties and interest;

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the Combined Company would be subject to tax on the built-in gain on each asset of Ready Capital or Broadmark, as applicable, existing at the time of the Merger or at the time such company first qualified as a REIT; and

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the Combined Company could be required to pay a special distribution and/or employ applicable deficiency dividend procedures (including penalties and interest payments to the IRS) to eliminate any earnings and profits accumulated by Ready Capital or Broadmark, as applicable, for taxable periods during which it did not qualify as a REIT.

As a result of these factors, any failure by Ready Capital and Broadmark to qualify as a REIT for any taxable year before the Merger or that includes the Merger could impair the Combined Company’s ability after the Merger to expand its business and raise capital, and could materially adversely affect the value of the Combined Company’s stock.
Investment in the Combined Company’s stock has various tax risks.
This summary of certain tax risks is limited to the U.S. federal income tax risks addressed below. Additional risks or issues may exist that are not addressed in this joint proxy statement and that could affect the U.S. federal income tax treatment of the Combined Company, the Ready Capital Operating Partnership or the Combined Company’s stockholders.
The Combined Company’s failure to qualify as a REIT would subject it to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to the Combined Company’s stockholders.
The Combined Company intends to continue to be organized, and to operate in a manner that will allow it to qualify as a REIT for U.S. federal income tax purposes. The Combined Company does not intend to request a ruling from the IRS that the Combined Company qualifies as a REIT. The U.S. federal income tax laws governing REITs are complex, and judicial and administrative interpretations of the U.S. federal income tax laws governing REIT qualification are limited. The complexity of these provisions and of applicable Treasury Regulations is greater in the case of a REIT that, like the Combined Company, holds certain of its assets through a partnership. To qualify as a REIT, the Combined Company must meet, on an ongoing basis, various tests regarding the nature of its assets and its income, the ownership of its outstanding shares, and the amount of its distributions. The Combined Company’s ability to satisfy the asset tests depends on its analysis of the characterization and fair market values of its assets, some of which are not susceptible to a precise determination, and for which the Combined Company may not obtain independent appraisals. Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for the Combined Company to qualify as a REIT. In addition, the Combined Company’s ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which the Combined Company has no control or only limited influence, including in cases where the Combined Company owns an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes. Furthermore, the Combined Company holds certain assets through its ownership interest in Ready Capital Subsidiary REIT I, LLC and Ready Capital Subsidiary REIT II, LLC, which Ready Capital refers to as Ready Capital’s subsidiary REITs. The Combined Company’s ability to qualify as a REIT is dependent in part on the REIT qualification of Ready Capital’s subsidiary REITs, which are each required to separately satisfy each of the REIT requirements in order to qualify as a REIT. Thus, while the Combined Company intends to operate so that it will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the Combined Company’s circumstances, no assurance can be given that the Combined Company will so qualify for any particular year. These considerations also might restrict the types of assets that the Combined Company can acquire in the future.
If the Combined Company fails to qualify as a REIT in any taxable year, and does not qualify for certain statutory relief provisions, the Combined Company would be required to pay U.S. federal income tax on its taxable income, and distributions to its stockholders would not be deductible by the Combined Company in determining its taxable income. In such a case, the Combined Company might need to borrow money or sell assets in order to pay the Combined Company’s taxes. The Combined Company’s payment of income tax would decrease the amount of its income available for distribution to its stockholders. Furthermore, if the Combined Company fails to maintain its qualification as a REIT, the Combined Company no longer would be required to distribute substantially all of its net taxable income to its stockholders. In addition, unless the Combined Company were eligible for certain statutory relief provisions, the Combined Company could not re-elect to qualify as a REIT until the fifth calendar year following the year in which it failed to qualify.
The percentage of the Combined Company’s assets represented by TRSs and the amount of the Combined Company’s income that it can receive in the form of TRS dividends and interest are subject to statutory limitations that could jeopardize the Combined Company’s REIT qualification and could limit its ability to acquire or force it to liquidate otherwise attractive investments.
A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. In order to treat a subsidiary of the REIT as a TRS, both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. In order to qualify as a REIT, no more than 20% of the value of Ready Capital’s gross assets at the end of each calendar quarter may consist of securities of one or more TRSs. A significant portion of Ready Capital’s activities are conducted through TRSs, and Ready Capital expects that such TRSs will from time to time hold significant assets.
Ready Capital has elected, together with certain of its subsidiaries, for each such entity to be treated as a TRS, and Ready Capital may make TRS elections with respect to certain other entities it may form in the future. While the Combined Company intends to manage its affairs so as to satisfy the TRS limitation, there can be no assurance that it will be able to do so in all market circumstances.
In order to satisfy the TRS limitation, Ready Capital has been required to and may in the future be required to acquire assets that it otherwise would not acquire, liquidate or restructure assets that are held through its TRSs, or otherwise engage in transactions that Ready Capital would not otherwise undertake absent the requirements for REIT qualifications. Each of these actions could reduce the distributions available to the Combined Company’s stockholders. In addition, Ready Capital and its subsidiary REITs have made loans to their TRSs that have met the requirements to be treated as qualifying investments of new capital, which is generally treated as a real estate asset under the Code. Because such loans have been treated as real estate assets for purposes of the REIT requirements, Ready Capital has not treated these loans as TRS securities for purposes of the TRS asset limitation, which is consistent with private letter rulings by the IRS. However, no assurance can be provided that the IRS will not successfully assert that such loans should be treated as securities of Ready Capital’s TRSs or its subsidiary REITs’ TRSs, which could adversely impact Ready Capital’s qualification as a REIT. In addition, Ready Capital’s TRSs have obtained financing in transactions in which Ready Capital and its other subsidiaries have provided guaranties and similar credit support. Although Ready Capital believes that these financings are properly treated as financings of its TRSs for U.S. federal income tax purposes, no assurance can be provided that the IRS would not assert that such financings should be treated as issued by other entities in Ready Capital’s structure, which could impact Ready Capital’s compliance with the TRS limitation and the other REIT requirements. Moreover, no assurance can be provided that the Combined Company will be able to successfully manage its asset composition in a manner that causes it to satisfy the TRS limitation each quarter, and Ready Capital’s failure to satisfy this limitation could result in its failure to qualify as a REIT.
Any distributions the Combined Company receives from a TRS are classified as dividend income to the extent of the earnings and profits of the distributing corporation. Any of the Combined Company’s TRSs may from time to time need to make such distributions in order to keep the value of the Combined Company’s TRSs below 20% of its total assets. However, TRS dividends will generally not constitute qualifying income for purposes of one of the tests the Combined Company must satisfy to qualify as a REIT, namely, that at least 75% of its gross income must in each taxable year generally be from real estate assets. While the Combined Company will continue to monitor its compliance with both this income test and the limitation on the percentage of its assets represented by securities of Ready Capital’s TRSs, and intends to conduct its affairs so as to comply with both, the two may at times be in conflict with one another. As an example, it is possible that the Combined Company may wish to distribute a dividend from a TRS in order to reduce the value of its TRSs below the required threshold of its assets, but be unable to do so without violating the requirement that 75% of the Combined Company’s gross income in the taxable year be derived from real estate assets. Although there are other measures the Combined Company can take in such circumstances in order to remain in compliance, there can be no assurance that the Combined Company will be able to comply with both of these tests in all market conditions.

Complying with REIT requirements may force the Combined Company to liquidate or forego otherwise attractive investments, which could reduce returns on the Combined Company’s assets and adversely affect returns to the Combined Company’s stockholders.
To qualify as a REIT, the Combined Company must generally ensure that at least 75% of its gross income for each taxable year, excluding certain amounts, is derived from certain real property-related sources, and at least 95% of its gross income for each taxable year, excluding certain amounts, is derived from certain real property-related sources and passive income such as dividends and interest. In addition, the Combined Company generally must ensure that at the end of each calendar quarter at least 75% of the value of its total assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and RMBS. The remainder of the Combined Company’s investment in securities (other than government securities and qualifying real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of the Combined Company’s assets (other than government securities and qualifying real estate assets) can consist of the securities of any one issuer, no more than 20% of the value of the Combined Company’s total assets can be represented by stock and securities of one or more TRSs and no more than 25% of the value of the Combined Company’s assets may consist of “nonqualified publicly offered REIT debt instruments.” If the Combined Company fails to comply with these requirements at the end of any calendar quarter, the Combined Company must correct the failure within 30 days after the end of such calendar quarter or qualify for certain statutory relief provisions to avoid losing its REIT qualification and suffering adverse tax consequences. As a result, the Combined Company may be required to liquidate from its portfolio otherwise attractive investments. These actions could have the effect of reducing the Combined Company’s income and amounts available for distribution to its stockholders. In addition, if the Combined Company is compelled to liquidate its investments to repay obligations to its lenders, the Combined Company may be unable to comply with these requirements, ultimately jeopardizing its qualification as a REIT. The REIT requirements described above may also restrict the Combined Company’s ability to sell REIT-qualifying assets, including asset sales made in connection with a disposition of certain segments of the Combined Company’s business or in connection with a liquidation of the Combined Company, without adversely impacting the Combined Company’s qualifications as a REIT. Furthermore, the Combined Company may be required to make distributions to stockholders at disadvantageous times or when it does not have funds readily available for distribution, and may be unable to pursue investments that would be otherwise advantageous to the Combined Company in order to satisfy the source of income or asset diversification requirements for qualifying as a REIT. In addition, certain of the assets that the Combined Company holds or intends to hold, including unsecured loans, loans secured by both real property and personal property where the fair market value of the personal property exceeds 15% of the total fair market value of all of the property securing the loan, and interests in ABS secured by assets other than real property or mortgages on real property or on interests in real property, are not qualified and will not be qualified real estate assets for purposes of the REIT asset tests. Accordingly, the Combined Company’s ability to invest in such assets will be limited, and its investment in such assets could cause it to fail to qualify as a REIT if its holdings in such assets do not satisfy such limitations.
Distributions from the Combined Company or gain on the sale of its common stock may be treated as unrelated business taxable income, or UBTI, to U.S. tax-exempt holders of common stock.
If (i) all or a portion of the Combined Company’s assets are subject to the rules relating to taxable mortgage pools, (ii) a tax-exempt U.S. person has incurred debt to purchase or hold the Combined Company’s stock, (iii) the Combined Company purchases real estate mortgage investment conduit (“REMIC”), residual interests that generate “excess inclusion income,” or (iv) the Combined Company is a “pension held REIT,” then a portion of the distributions with respect to its common stock and, in the case of a U.S. person described in (ii), gains realized on the sale of such common stock by such U.S. person, may be subject to U.S. federal income tax as UBTI under the Code. The Combined Company has engaged in certain securitization transactions that are treated as taxable mortgage pools for U.S. federal income tax purposes. Although the Combined Company believes that such transactions are structured in a manner so that they should not cause any portion of the distributions in the Combined Company’s shares to be treated as excess inclusion income, no assurance can be provided that the IRS would not assert a contrary position.

The REIT distribution requirements could adversely affect the Combined Company’s ability to execute its business plan and may require it to incur debt, sell assets or take other actions to make such distributions.
To qualify as a REIT, the Combined Company must distribute to its stockholders each calendar year dividends equal to at least 90% of its REIT taxable income (including certain items of non-cash income), determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that the Combined Company satisfies the 90% distribution requirement, but distributes less than 100% of its taxable income, the Combined Company will be subject to U.S. federal corporate income tax on its undistributed income. In addition, the Combined Company will incur a 4% nondeductible excise tax on the amount, if any, by which the Combined Company’s distributions in any calendar year are less than a minimum amount specified under U.S. federal income tax laws. The Combined Company’s current policy is to pay distributions which will allow the Combined Company to satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income tax on its undistributed income.
The Combined Company’s taxable income may substantially exceed its net income as determined based on U.S. GAAP, or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. For example, it is likely that the Combined Company will acquire assets, including MBS requiring it to accrue original issue discount (“OID”) or recognize market discount income, that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets. Under the 2017 tax legislation commonly referred to as the Tax Cuts and Jobs Act, the Combined Company generally will be required to recognize certain amounts in income no later than the time such amounts are reflected on its financial statements. Although the precise application is not entirely clear, final regulations generally exclude, among other items, OID and market discount income from the applicability of this rule.
Also, in certain circumstances the Combined Company’s ability to deduct interest expenses for U.S. federal income tax purposes may be limited. The Combined Company may also acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury Regulations, the modified debt may be considered to have been reissued to the Combined Company at a gain in a debt-for-debt exchange with the borrower, with gain recognized by Ready Capital to the extent that the principal amount of the modified debt exceeds the Combined Company’s cost of purchasing it prior to modification. Finally, the Combined Company may be required under the terms of the indebtedness that it incurs to use cash received from interest payments to make principal payments on that indebtedness, with the effect that the Combined Company will recognize income but will not have a corresponding amount of cash available for distribution to its stockholders.
As a result of the foregoing, the Combined Company may generate less cash flow than taxable income in a particular year and find it difficult or impossible to meet the REIT distribution requirements in certain circumstances. In such circumstances, the Combined Company may be required to (i) sell assets in adverse market conditions, (ii) borrow on unfavorable terms, (iii) distribute amounts that would otherwise be used for future investment or used to repay debt, or (iv) make a taxable distribution of shares of common stock as part of a distribution in which stockholders may elect to receive shares of common stock or (subject to a limit measured as a percentage of the total distribution) cash, in order to comply with the REIT distribution requirements. Thus, compliance with the REIT distribution requirements may hinder the Combined Company’s ability to grow, which could adversely affect the value of its common stock.
The Combined Company may be required to report taxable income with respect to certain of the Combined Company’s investments in excess of the economic income the Combined Company ultimately realizes from them.
The Combined Company may acquire mortgage loans, RMBS or other debt instruments in the secondary market for less than their face amount. The discount at which such securities are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount will nevertheless generally be treated as “market discount” for U.S. federal income tax purposes. Market discount generally accrues on the basis of the constant yield to maturity of the debt instrument based generally on the assumption that all future payments on the debt instrument will be made. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made. In particular, payments on mortgage loans are ordinarily made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If the Combined Company collects less on a debt instrument than the Combined Company’s purchase price plus the market discount the Combined Company had previously reported as income, the Combined Company may not be able to benefit from any offsetting loss deduction in a subsequent taxable year. In addition, the Combined Company may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under applicable Treasury Regulations, the modified debt may be considered to have been reissued to the Combined Company at a gain in a debt-for-debt exchange with the borrower. In that event, the Combined Company may be required to recognize taxable gain to the extent the principal amount of the modified debt exceeds the Combined Company’s adjusted tax basis in the unmodified debt, even if the value of the debt or the payment expectations have not changed.
Similarly, some of the RMBS that the Combined Company purchases will likely have been issued with OID. The Combined Company will generally be required to report such OID based on a constant yield method and income will accrue based on the assumption that all future projected payments due on such MBS will be made. If such MBS turn out not to be fully collectible, an offsetting loss deduction will become available only in the later year in which uncollectability is provable. Finally, in the event that any mortgage loans, RMBS or other debt instruments acquired by the Combined Company are delinquent as to mandatory principal and interest payments, or in the event a borrower with respect to a particular debt instrument acquired by the Combined Company encounters financial difficulty rendering it unable to pay stated interest as due, the Combined Company may nonetheless be required to continue to recognize the unpaid interest as taxable income as it accrues, despite doubt as to its ultimate collectability. Similarly, the Combined Company may be required to accrue interest income with respect to subordinate RMBS at their stated rate regardless of whether corresponding cash payments are received or are ultimately collectible. In each case, while the Combined Company would in general ultimately have an offsetting loss deduction available to it when such interest was determined to be uncollectable, the loss would likely be treated as a capital loss, and the utility of that loss would therefore depend on the Combined Company’s having capital gain in that later year or thereafter.
The Combined Company may hold excess mortgage servicing rights (“MSRs”), which means the portion of an MSR that exceeds the arm’s-length fee for services performed by the mortgage servicer. Based on IRS guidance concerning the classification of MSRs, the Combined Company intends to treat any excess MSRs the Combined Company acquires as ownership interests in the interest payments made on the underlying mortgage loans, akin to an “interest only” strip. Under this treatment, for purposes of determining the amount and timing of taxable income, each excess MSR is treated as a bond that was issued with OID on the date the Combined Company acquired such excess MSR. In general, the Combined Company will be required to accrue OID based on the constant yield to maturity of each excess MSR, and to treat such OID as taxable income in accordance with the applicable U.S. federal income tax rules. The constant yield of an excess MSR will be determined, and the Combined Company will be taxed, based on a prepayment assumption regarding future payments due on the mortgage loans underlying the excess MSR. If the mortgage loans underlying an excess MSR prepay at a rate different than that under the prepayment assumption, the Combined Company’s recognition of OID will be either increased or decreased depending on the circumstances. Thus, in a particular taxable year, the Combined Company may be required to accrue an amount of income in respect of an excess MSR that exceeds the amount of cash collected in respect of that excess MSR. Furthermore, it is possible that, over the life of the investment in an excess MSR, the total amount the Combined Company pays for, and accrues with respect to, the excess MSR may exceed the total amount the Combined Company collects on such excess MSR. No assurance can be given that the Combined Company will be entitled to a deduction for such excess, meaning that the Combined Company may be required to recognize phantom income over the life of an excess MSR.
The interest apportionment rules may affect the Combined Company’s ability to comply with the REIT asset and gross income tests.
The interest apportionment rules under Treasury Regulation Section 1.856-5(c) provide that, if a mortgage is secured by both real property and other property, a REIT is required to apportion its annual interest income to the real property security based on a fraction, the numerator of which is the value of the real property securing the loan, determined when the REIT commits to acquire the loan, and the denominator of which is the highest “principal amount” of the loan during the year. If a mortgage is secured by both real property and personal property and the value of the personal property does not exceed 15% of the aggregate value of the property securing the mortgage, the mortgage is treated as secured solely by real property for this purpose. IRS Revenue Procedure 2014-51 interprets the “principal amount” of the loan to be the face amount of the loan, despite the Code’s requirement that taxpayers treat any market discount, which is the difference between the purchase price of the loan and its face amount, for all purposes (other than certain withholding and information reporting purposes) as interest rather than principal.
In addition, although the Combined Company will endeavor to accurately determine the values of the real property securing its loans at the time it acquires or commits to acquire such loans, such values may not be susceptible to a precise determination and will be determined based on the information available to the Combined Company at such time. If the IRS were to successfully challenge the Combined Company’s valuations of such assets and such revaluations resulted in a higher portion of the Combined Company’s interest income being apportioned to property other than real property, the Combined Company could fail to meet the 75% gross income test. If the Combined Company does not meet this test, it could potentially lose its REIT qualification or be required to pay a penalty tax to the IRS.
In addition, the Code provides that a regular or a residual interest in a REMIC is generally treated as a real estate asset for the purposes of the REIT asset tests, and any amount includible in the Combined Company’s gross income with respect to such an interest is generally treated as interest on an obligation secured by a mortgage on real property for the purposes of the REIT gross income tests. If, however, less than 95% of the assets of a REMIC in which the Combined Company holds an interest consist of real estate assets (determined as if the Combined Company held such assets), the Combined Company will be treated as holding its proportionate share of the assets of the REMIC for the purpose of the REIT asset tests and receiving directly its proportionate share of the income of the REMIC for the purpose of determining the amount of income from the REMIC that is treated as interest on an obligation secured by a mortgage on real property. In connection with the expanded Home Affordable Refinance Program (“HARP”), a federal program which helps borrowers seeking to refinance their mortgages who may not otherwise qualify for refinancing, either because the value of their homes have declined or because they cannot obtain mortgage insurance, the IRS issued guidance providing that, among other things, if a REIT holds a regular interest in an “eligible REMIC,” or a residual interest in an “eligible REMIC” that informs the REIT that at least 80% of the REMIC’s assets constitute real estate assets, then (i) the REIT may treat 80% of the value of the interest in the REMIC as a real estate asset for the purpose of the REIT asset tests and (ii) the REIT may treat 80% of the gross income received with respect to the interest in the REMIC as interest on an obligation secured by a mortgage on real property for the purpose of the 75% gross income test. For this purpose, a REMIC is an “eligible REMIC” if (i) the REMIC has received a guarantee from the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”) that will allow the REMIC to make any principal and interest payments on its regular and residual interests and (ii) all of the REMIC’s mortgages and pass-through certificates are secured by interests in single-family dwellings. If the Combined Company were to acquire an interest in an eligible REMIC less than 95% of the assets of which constitute real estate assets, the IRS guidance described above may generally allow the Combined Company to treat 80% of its interest in such a REMIC as a qualifying real estate asset for the purpose of the REIT asset tests and 80% of the gross income derived from the interest as qualifying income for the purpose of the 75% gross income test. Although the portion of the income from such a REMIC interest that does not qualify for the 75% gross income test would likely be qualifying income for the purpose of the 95% gross income test, the remaining 20% of the REMIC interest generally would not qualify as a real estate asset, which could adversely affect the Combined Company’s ability to satisfy the REIT asset tests. Accordingly, owning such a REMIC interest could adversely affect the Combined Company’s ability to qualify as a REIT.
The Combined Company’s ownership of and relationship with any TRS which the Combined Company may form or acquire will be limited, and a failure to comply with the limits would jeopardize the Combined Company’s REIT qualification and the Combined Company’s transactions with its TRSs may result in the application of a 100% excise tax if such transactions are not conducted on arm’s-length terms.
A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income if earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock and securities of one or more TRSs. A domestic TRS will pay U.S. federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the TRS rules impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.
The Combined Company has elected and will elect to treat certain of its subsidiaries as TRSs. Any such TRS and any other domestic TRS that the Combined Company may form, would be required to pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income would be available for distribution to the Combined Company but would not be required to be distributed to it by such TRS. The Combined Company anticipates that the aggregate value of the TRS stock and securities owned by it will be less than 20% of the value of its total assets (including the TRS stock and securities). Furthermore, the Combined Company will monitor the value of its investments in its TRSs to ensure compliance with the rule that no more than 20% of the value of its assets may consist of TRS stock and securities (which is applied at the end of each calendar quarter). In addition, the Combined Company will scrutinize all of the Combined Company’s transactions with TRSs to ensure that they are entered into on arm’s-length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that the Combined Company will be able to comply with the TRS limitations or to avoid application of the 100% excise tax discussed above.
The ownership limits that apply to REITs, as prescribed by the Code and by the Combined Company’s charter, may inhibit market activity in shares of the Combined Company’s stock and restrict its business combination opportunities.
In order for the Combined Company to qualify as a REIT, not more than 50% in value of its outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year after the first year for which the Combined Company elected to qualify as a REIT. Additionally, at least 100 persons must beneficially own the Combined Company’s stock during at least 335 days of a taxable year (other than the first taxable year for which the Combined Company elected to be taxed as a REIT). The Combined Company’s charter, with certain exceptions, authorizes the Combined Company’s directors to take such actions as are necessary or appropriate to preserve its qualification as a REIT. The Combined Company’s charter also provides that, unless exempted by the Combined Company’s board of directors, no person may own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of its common stock, or 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of all classes and series of its capital stock. The Combined Company’s board of directors may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, prospectively or retroactively, waive the ownership limits or establish a different limit on ownership, or excepted holder limit, for a particular stockholder if, among other things, the stockholder’s ownership in excess of the ownership limits would not result in the Combined Company being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT. These ownership limits could delay or prevent a transaction or a change in control of the Combined Company that might involve a premium price for shares of its common stock or otherwise be in the best interest of its stockholders.
Certain financing activities may subject the Combined Company to U.S. federal income tax and increase the tax liability of its stockholders.
The Combined Company may enter into transactions that could result in it, the Ready Capital Operating Partnership, or a portion of the Ready Capital Operating Partnership’s assets being treated as a “taxable mortgage pool” for U.S. federal income tax purposes. Specifically, the Combined Company may securitize residential or commercial real estate loans that the Combined Company originates or acquires and such securitizations, to the extent structured in a manner other than a REMIC, would likely result in the Combined Company owning interests in a “taxable mortgage pool”. The Combined Company would be precluded from holding equity interests in such a taxable mortgage pool securitization through the Ready Capital Operating Partnership. Accordingly, the Combined Company would likely enter into such transactions through a qualified REIT subsidiary of its subsidiary REITs or another subsidiary REIT formed by the Ready Capital Operating Partnership, and will be precluded from selling to outside investors equity interests in such securitizations or from selling any debt securities issued in connection with such securitizations that might be considered equity for U.S. federal income tax purposes. The Combined Company will be taxed at the highest U.S. federal corporate income tax rate on any “excess inclusion income” arising from a taxable mortgage pool that is allocable to the percentage of the Combined Company’s shares held in record name by “disqualified organizations,” which are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from tax on UBTI. To the extent that common stock owned by “disqualified organizations” is held in record name by a broker, bank or other nominee, the broker, bank or other nominee would be liable for the U.S. federal corporate income tax on the portion of the Combined Company’s excess inclusion income allocable to the common stock held by the broker, bank or other nominee on behalf of the disqualified organizations. Disqualified organizations may own the Combined Company’s stock. Because this tax would be imposed on the Combined Company, all of the Combined Company’s investors, including investors that are not disqualified organizations, will bear a portion of the tax cost associated with the classification of the Combined Company or a portion of its assets as a taxable mortgage pool. A regulated investment company (“RIC”), or other pass-through entity owning the Combined Company’s stock in record name will be subject to tax at the highest corporate income tax rate on any excess inclusion income allocated to their owners that are disqualified organizations. The Combined Company has engaged in certain securitization transactions that are treated as taxable mortgage pools for U.S. federal income tax purposes. Although the Combined Company believes that such transactions are structured in a manner so that they should not cause any portion of the distributions in its shares to be treated as excess inclusion income, no assurance can be provided that the IRS would not assert a contrary position.
In addition, if the Combined Company realizes excess inclusion income and allocates it to its stockholders, this income cannot be offset by net operating losses of its stockholders. If the stockholder is a tax-exempt entity and not a disqualified organization, then this income is fully taxable as UBTI under Section 512 of the Code. If the stockholder is a non-U.S. person, it would be subject to U.S. federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty. If the stockholder is a REIT, a RIC, common trust fund or other pass-through entity, the Combined Company’s allocable share of its excess inclusion income could be considered excess inclusion income of such entity. Accordingly, such investors should be aware that a portion of the Combined Company’s income may be considered excess inclusion income.
The tax on prohibited transactions will limit the Combined Company’s ability to engage in transactions, including certain methods of securitizing mortgage loans, which would be treated as prohibited transactions for U.S. federal income tax purposes.
Net income that the Combined Company derives from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (including mortgage loans, but other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business by the Combined Company or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the Combined Company. The Combined Company might be subject to this tax if it were to dispose of or securitize loans, directly or through its subsidiary REITs, or dispose of real estate assets in a manner that was treated as a prohibited transaction for U.S. federal income tax purposes. The Combined Company might also be subject to this tax if it were to sell assets in connection with a disposition of certain segments of the Combined Company’s business or in connection with a liquidation of the Combined Company. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates. The Combined Company intends to conduct its operations so that any asset that the Combined Company or its subsidiary REITs own (or is treated as owning) that could be treated as held for sale to customers in the ordinary course of the Combined Company’s business qualifies for certain safe harbor provisions that prevent the application of this prohibited transaction tax. However, no assurance can be provided that such safe harbor provisions will apply. Moreover, as a result of the prohibited transaction tax the Combined Company may choose not to engage in certain sales of loans at the REIT level, and may limit the structures the Combined Company utilizes for its securitization transactions, even though the sales or structures might otherwise be beneficial to the Combined Company. In addition, whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that the Combined Company sells, other than property sold through a TRS or property that satisfies the safe harbor described above, will not be treated as property held for sale to customers. As a result, no assurance can be provided that the Combined Company will not be subject to this prohibited transaction tax.
Characterization of the Combined Company’s repurchase agreements entered into to finance its investments as sales for tax purposes rather than as secured lending transactions would adversely affect the Combined Company’s ability to qualify as a REIT.
The Combined Company may enter into repurchase agreements with counterparties to achieve its desired amount of leverage for the assets in which it intends to invest. Under the Combined Company’s repurchase agreements, the Combined Company generally sells assets to its counterparty to the agreement and receives cash from the counterparty. The counterparty is obligated to resell the assets back to the Combined Company at the end of the term of the transaction. The Combined Company believes that for U.S. federal income tax purposes the Combined Company will be treated as the owner of the assets that are the subject of repurchase agreements and that the repurchase agreements will be treated as secured lending transactions notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that the Combined Company did not own these assets during the term of the repurchase agreements, in which case the Combined Company could fail to qualify as a REIT.
The failure of excess MSRs held by the Combined Company to qualify as real estate assets, or the failure of the income from excess MSRs to qualify as interest from mortgages, could adversely affect the Combined Company’s ability to qualify as a REIT.
The Combined Company may hold excess MSRs. In certain private letter rulings, the IRS ruled that excess MSRs meeting certain requirements would be treated as an interest in mortgages on real property and thus a real estate asset for purposes of the 75% asset test, and interest received by a REIT from such excess MSRs will be considered interest on obligations secured by mortgages on real property for purposes of the 75% gross income test. A private letter ruling may be relied upon only by the taxpayer to whom it is issued, and the IRS may revoke a private letter ruling. Consistent with the analysis adopted by the IRS in such private letter rulings and based on advice of counsel, the Combined Company intends to treat any excess MSRs that it acquires that meet the requirements provided in the private letter rulings as qualifying assets for purposes of the 75% asset test, and the Combined Company intends to treat income from such excess MSRs as qualifying income for purposes of the 75% and 95% gross income tests. Notwithstanding the IRS’s determination in the private letter rulings described above, it is possible that the IRS could successfully assert that any excess MSRs that the Combined Company acquires do not qualify for purposes of the 75% asset test and income from such MSRs does not qualify for purposes of the 75% and/or 95% gross income tests, which could cause the Combined Company to be subject to a penalty tax and could adversely impact the Combined Company’s ability to qualify as a REIT.
If the Combined Company were to make a taxable distribution of shares of the Combined Company’s stock, stockholders may be required to sell such shares or sell other assets owned by them in order to pay any tax imposed on such distribution.
The Combined Company may be able to distribute taxable dividends that are payable in shares of its stock. If the Combined Company were to make such a taxable distribution of shares of its stock, stockholders would be required to include the full amount of such distribution as income. As a result, a stockholder may be required to pay tax with respect to such dividends in excess of cash received. Accordingly, stockholders receiving a distribution of the Combined Company’s shares may be required to sell shares received in such distribution or may be required to sell other stock or assets owned by them, at a time that may be disadvantageous, in order to satisfy any tax imposed on such distribution. If a stockholder sells the shares it receives as a dividend in order to pay such tax, the sale proceeds may be less than the amount included in income with respect to the dividend. Moreover, in the case of a taxable distribution of shares of the Combined Company’s stock with respect to which any withholding tax is imposed on a non-U.S. stockholder, the Combined Company may have to withhold or dispose of part of the shares in such distribution and use such withheld shares or the proceeds of such disposition to satisfy the withholding tax imposed.

Complying with REIT requirements may limit the Combined Company’s ability to hedge effectively.
The REIT provisions of the Code may limit the Combined Company’s ability to hedge its assets and operations. Under these provisions, any income that the Combined Company generates from transactions intended to hedge its interest rate risks will generally be excluded from gross income for purposes of the 75% and 95% gross income tests if (i) the instrument (A) hedges interest rate risk or foreign currency exposure on liabilities used to carry or acquire real estate assets or (B) hedges risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests, or (C) hedges an instrument described in clause (A) or (B) for a period following the extinguishment of the liability or the disposition of the asset that was previously hedged by the hedged instrument, and (ii) such instrument is properly identified under applicable Treasury Regulations. Any income from other hedges would generally constitute non-qualifying income for purposes of both the 75% and 95% gross income tests. As a result of these rules, the Combined Company may have to limit its use of hedging techniques that might otherwise be advantageous or implement those hedges through a TRS, which could increase the cost of the Combined Company’s hedging activities or result in greater risks associated with interest rate or other changes than the Combined Company would otherwise incur.
Even if the Combined Company qualifies as a REIT, the Combined Company may face tax liabilities that reduce the Combined Company’s cash flow.
Even if the Combined Company qualifies as a REIT, the Combined Company may be subject to certain U.S. federal, state and local taxes on its income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of foreclosures, and state or local income, franchise, property and transfer taxes, including mortgage-related taxes. In addition, the Combined Company intends to hold a significant amount of its assets from time to time in its TRSs, each of which pays U.S. federal, state, and local income tax on its taxable income, and its after tax net income is available for distribution to the Combined Company but is not required to be distributed to the Combined Company by such TRS. In order to meet the REIT qualification requirements, or to avoid the imposition of a 100% tax that applies to certain gains derived by a REIT from sales of inventory or property held primarily for sale to customers in the ordinary course of business, the Combined Company may hold some of its assets through taxable subsidiary corporations, including domestic TRSs. Any taxes paid by such subsidiary corporations would decrease the cash available for distribution to the Combined Company’s stockholders. For example, as a result of ReadyCap Holdings’ SBA license, ReadyCap Holdings’ ability to distribute cash and other assets is subject to significant limitations, and as a result, ReadyCap Holdings is required to hold certain assets that would be qualifying real estate assets for purposes of the REIT asset tests, would generate qualifying income for purposes of the 75% gross income test, and would not be subject to corporate taxation if held by the Ready Capital Operating Partnership. Also, the Combined Company intends that loans that it originates or buys with an intention of selling in a manner that might expose it to the 100% tax on “prohibited transactions” will be originated or bought by a TRS. Furthermore, loans that are to be modified may be held by a TRS on the date of their modification and for a period of time thereafter. Finally, some or all of the real estate properties that the Combined Company may from time to time acquire by foreclosure or other procedure will likely be held in one or more TRSs. Since the Combined Company’s TRSs do not file consolidated returns with one another, any net losses generated by one such entity will not offset net income generated by any other such entity.
In addition, the TRS rules impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. Furthermore, if the Combined Company acquires appreciated assets from a subchapter C corporation in a transaction in which the adjusted tax basis of the assets in the Combined Company’s hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, and if the Combined Company subsequently disposes of any such assets during the 5-year period following the acquisition of the assets from the C corporation, the Combined Company will be subject to tax at the highest corporate income tax rates on any gain from such assets to the extent of the excess of the fair market value of the assets on the date that they were contributed to the Combined Company over the basis of such assets on such date, which the Combined Company refers to as built-in gains. A portion of the assets contributed to the Combined Company in connection with their formation may be subject to the built-in gains tax. Although the Combined Company expect that the built-in gains tax liability arising from any such assets should be de minimis, there is no assurance that this will be the case.

The Combined Company’s qualification as a REIT and exemption from U.S. federal income tax with respect to certain assets may be dependent on the accuracy of legal opinions or advice rendered or given or statements by the issuers of assets that the Combined Company acquires, information provided by the Combined Company’s stockholders or other third parties, and the inaccuracy of any such opinions, advice or statements may adversely affect the Combined Company’s REIT qualification and result in significant corporate-level tax.
When purchasing securities, the Combined Company may rely on opinions or advice of counsel for the issuer of such securities, or statements made in related offering documents, for purposes of determining whether such securities represent debt or equity securities for U.S. federal income tax purposes, and also to what extent those securities constitute REIT real estate assets for purposes of the REIT asset tests and produce income which qualifies under the 75% gross income test. In addition, when purchasing the equity tranche of a securitization, the Combined Company may rely on opinions or advice of counsel regarding the qualification of the securitization for exemption from U.S. corporate income tax and the qualification of interests in such securitization as debt for U.S. federal income tax purposes. The inaccuracy of any such opinions, advice or statements may adversely affect the Combined Company’s REIT qualification and result in significant corporate-level tax.
In addition, for purposes of the REIT gross income tests, rental income qualifies as rents from real property only to the extent that the Combined Company does not directly or constructively own, (i) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (ii) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant. The Combined Company intends to monitor its assets that generate rental income in order to determine if the rent is treated as paid by an entity that is treated as related to the Combined Company for purposes of these rules. However, the attribution rules that apply for purposes of the above rules are complex. In order to determine whether the Combined Company is deemed to hold an interest in the tenant under these attribution rules, the Combined Company may be required to rely on information that it obtains from its stockholders and other third parties regarding potential relationships that could cause the Combined Company to be treated as owning an interest in such tenants. No assurance can be provided that the Combined Company will have access to all information necessary to make this determination, and as a result no assurance can be provided that the rental income the Combined Company receives will not be treated as received from related parties under these rules, which could adversely impact the Combined Company’s ability to qualify as a REIT.
Dividends payable by REITs do not qualify for the reduced tax rates on dividend income from regular corporations, which could adversely affect the value of the Combined Company’s stock.
The maximum U.S. federal income tax rate for certain qualified dividends payable to U.S. stockholders that are individuals, trusts and estates is 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates. However, for taxable years beginning before January 1, 2026, noncorporate taxpayers may deduct up to 20% of certain qualified business income, including “qualified REIT dividends” (generally, dividends received by a REIT stockholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations. Although the reduced U.S. federal income tax rate applicable to dividend income from regular corporate dividends does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including the Combined Company’s stock. Dividends may also be subject to a 3.8% Medicare tax under certain circumstances.
Legislative or regulatory tax changes could adversely affect the Combined Company or its stockholders.
The U.S. federal income tax laws and regulations governing REITs and their stockholders, as well as the administrative interpretations of those laws and regulations, are constantly under review and may be changed at any time, possibly with retroactive effect. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal tax laws could adversely affect an investment in our common stock.

The Combined Company cannot assure stockholders that any such changes will not adversely affect the taxation of its stockholders. Any such changes could have an adverse effect on an investment in the Combined Company’s shares or on the market value or the resale potential of the Combined Company’s assets. Stockholders are urged to consult with their tax advisors with respect to the impact of these legislative changes on their investment in the Combined Company’s shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in the Combined Company.
There may be tax consequences to any modifications to our borrowings, our hedging transactions and other contracts to replace references to LIBOR.
Many of the Combined Company’s debt and interest rate hedge agreements are linked to U.S. dollar LIBOR. The Combined Company may have to renegotiate such LIBOR-based instruments to replace references to LIBOR. Under current law, certain modifications of terms of LIBOR-based instruments may have tax consequences, including deemed taxable exchanges of the pre-modification instrument for the modified instrument. Finalized Treasury Regulations, effective March 7, 2022, treat certain modifications that would have been taxable events under previous law as non-taxable events. The Treasury Regulations also permit REMICs to make certain modifications without losing REMIC qualification. The Treasury Regulations do not discuss REIT-specific issues of modifications to LIBOR-based instruments. The IRS has also issued Revenue Procedure 2020-44, which provides additional guidance to facilitate the market’s transition from LIBOR rates. This guidance clarifies the treatment of certain debt instruments modified to replace LIBOR-based terms. The Combined Company will attempt to migrate to a post-LIBOR environment without jeopardizing our REIT qualification or suffering other adverse tax consequences but can give no assurances that it will succeed.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus and the annexes to this joint proxy statement/prospectus contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act.
These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” “likely,” or other words, phrases or expressions of similar import, or the negative or other words or expressions of similar meaning, and statements regarding the benefits of the Merger or the other transactions contemplated by the Merger Agreement or the future financial condition, results of operations and business of Ready Capital, Broadmark or the Combined Company. Without limiting the generality of the preceding sentence, certain information contained in the sections “The Merger — Background of the Merger,” “The Merger — Recommendation of the Ready Capital Board and Its Reasons for the Merger,” “The Merger — Recommendation of the Broadmark Board and Its Reasons for the Merger,” “The Merger — Certain Ready Capital Unaudited Prospective Financial Information” and “The Merger — Certain Broadmark Unaudited Prospective Financial Information” constitute forward-looking statements.
Ready Capital and Broadmark base these forward-looking statements on particular assumptions that they have made in light of their industry experience, as well as their perception of historical trends, current conditions, expected future developments and other factors that they believe are appropriate under the circumstances. The forward-looking statements are necessarily estimates reflecting the judgment of Ready Capital’s and Broadmark’s respective management and involve a number of known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of Ready Capital, Broadmark or the Combined Company to be materially different from those expressed or implied by the forward-looking statements. In addition to other factors and matters contained in this joint proxy statement/prospectus, including those disclosed under “Risk Factors” beginning on page 32, these forward-looking statements are subject to risks, uncertainties and other factors, including, among others:
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the ability of Ready Capital and Broadmark to obtain the required stockholder approvals to consummate the Merger;

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the risk that Ready Capital and Broadmark may not be able to satisfy the other conditions to the Merger set forth in the Merger Agreement in a timely manner or at all;

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the risk that the Merger or the other transactions contemplated by the Merger Agreement may not be completed in the time frame expected by the parties or at all;

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the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and that a termination under certain circumstances could require Ready Capital to pay Broadmark, or Broadmark to pay Ready Capital, a termination fee or expense amount, as described under “The Merger Agreement — Termination Fees and Expenses” beginning on page 132;

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risks related to the disruption of Ready Capital’s and Broadmark’s management’s attention from ongoing business operations due to the proposed Merger;

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the ability of Ready Capital to successfully integrate Broadmark or any other acquisition and implement its operating strategy;

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adverse changes in the real estate and real estate capital markets;

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changes in interest rates and the yield curve;

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financing risks;

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inflationary pressures on the capital markets and the general economy;

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the outcome of litigation, including any legal proceedings that may be instituted against Ready Capital, Broadmark or others related to the Merger Agreement;

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regulatory proceedings or inquiries;

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changes in laws or regulations or interpretations of current laws and regulations that impact Ready Capital’s or Broadmark’s businesses, assets or classification as REITs; and

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other risks detailed in filings made by each of Ready Capital and Broadmark with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2022, and other reports filed by Ready Capital with the SEC and incorporated herein by reference and the Annual Report on Form 10-K for the year ended December 31, 2022, and other reports filed by Broadmark and incorporated herein by reference. See also “Where You Can Find More Information and Incorporation by Reference” on page 204 of this joint proxy statement/prospectus.

Although Ready Capital and Broadmark believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that such statements included in this joint proxy statement/prospectus will prove to be accurate. As you read and consider the information in this joint proxy statement/prospectus, you are cautioned to not place undue reliance on these forward-looking statements. These statements are not guarantees of performance or results and speak only as of the date of this joint proxy statement/prospectus, in the case of forward-looking statements contained in this joint proxy statement/prospectus, or the dates of the documents incorporated by reference or attached as annexes to this joint proxy statement/prospectus, in the case of forward-looking statements made in those documents. Neither Ready Capital nor Broadmark undertakes any obligation to update or revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information or developments, future events or otherwise, and each expressly disclaims any obligation to do so, except as required by law.
In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Ready Capital, Broadmark or any other person that the results or conditions described in such statements or the objectives and plans of Ready Capital or Broadmark will be achieved. In addition, Ready Capital’s and Broadmark’s qualification as REITs involves the application of highly technical and complex provisions of the Code.
All forward-looking statements, expressed or implied, included in this joint proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement and the factors discussed under the heading “Risk Factors” herein. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Ready Capital, Broadmark or persons acting on their behalf may issue.

THE COMPANIES
Ready Capital Corporation
Ready Capital Corporation
1251 Avenue of the Americas
50th Floor
New York, New York 10020
(212) 275-4600
Ready Capital is a multi-strategy real estate finance company that originates, acquires, finances and services SBC loans, SBA loans, residential mortgage loans, and to a lesser extent, MBS collateralized primarily by SBC loans, or other real estate-related investments. Ready Capital’s loans generally range in original principal amounts up to $40 million and are used by businesses to purchase real estate used in their operations or by investors seeking to acquire small multi-family, office, retail, mixed use or warehouse properties.
Ready Capital’s origination and acquisition platforms consist of the following three operating segments:
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SBC Lending and Acquisitions.   Ready Capital originates SBC loans across the full life-cycle of an SBC property including construction, bridge, stabilized and agency loan origination channels through its wholly-owned subsidiary, ReadyCap Commercial, LLC. These originated loans are generally held-for-investment or placed into securitization structures. As part of this segment, Ready Capital originates and services multi-family loan products under Freddie Mac’s Small Balance Loan Program (the “Freddie Mac program”). These originated loans are held for sale, then sold to Freddie Mac. Ready Capital provides construction and permanent financing for the preservation and construction of affordable housing, primarily utilizing tax-exempt bonds through Red Stone and its affiliates (“Red Stone”), a wholly owned subsidiary.

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SBA Originations, Acquisitions and Servicing.   Ready Capital acquires, originates and services owner-occupied loans guaranteed by the SBA under its Section 7(a) loan program through its wholly owned subsidiary, ReadyCap Lending, LLC. Ready Capital holds an SBA license as one of only 14 non-bank Small Business Lending Companies (“SBLCs”) and have been granted preferred lender status by the SBA. These originated loans are either held-for-investment, placed into securitization structures, or sold.

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Residential Mortgage Banking.   Ready Capital operates its residential mortgage loan origination segment through its wholly owned subsidiary, GMFS, LLC (“GMFS”). GMFS originates residential mortgage loans eligible to be purchased, guaranteed or insured by Fannie Mae, Freddie Mac, Federal Housing Administration, U.S. Department of Agriculture and U.S. Department of Veterans Affairs through retail, correspondent and broker channels. These originated loans are then sold to third parties, primarily agency lending programs.

Ready Capital’s objective is to provide attractive risk-adjusted returns to its stockholders, primarily through dividends and secondarily through capital appreciation. In order to achieve this objective, Ready Capital intends to continue to grow its investment portfolio and believes that the breadth of its full-service real estate finance platform will allow the company to adapt to market conditions and deploy capital in its asset classes and segments with the most attractive risk-adjusted returns.
Ready Capital has elected to be treated as a REIT for U.S. federal income tax purposes. To qualify as a REIT, Ready Capital is required to meet certain investment and operating tests and annual distribution requirements. Ready Capital generally will not be subject to U.S. federal income taxes on its taxable income to the extent that it annually distributes all of its net taxable income to stockholders, does not participate in prohibited transactions and maintains its intended qualification as a REIT. However, certain activities that Ready Capital may perform may cause Ready Capital to earn income which will not be qualifying income for REIT purposes. Ready Capital has designated certain of its subsidiaries as TRSs, to engage in such activities, and Ready Capital may form additional TRSs in the future. Ready Capital also operates its business in a manner that will permit it to maintain its exemption from registration under the 1940 Act.
Shares of Ready Capital Common Stock are listed on the NYSE, trading under the symbol “RC”.

Ready Capital’s principal executive offices are located at 1251 Avenue of the Americas, 50th Floor, New York, New York 10020, and its telephone number is (212) 275-4600. Ready Capital’s website is www.readycapital.com.
RCC Merger Sub, LLC
RCC Merger Sub, LLC
1251 Avenue of the Americas
50th Floor
New York, New York 10020
(212) 275-4600
Merger Sub is a Delaware limited liability company that was formed on December 27, 2022 solely for the purpose of effecting the Merger. Upon Closing, Broadmark will be merged with and into Merger Sub, with Merger Sub continuing as the surviving company. Merger Sub has not conducted any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.
Broadmark Realty Capital Inc.
Broadmark Realty Capital Inc.
1420 Fifth Avenue, Suite 2000
Seattle, Washington 98101
(206) 971-0800
Broadmark is an internally managed commercial real estate finance company that has elected to be taxed as a REIT for U.S. federal income tax purposes beginning with its taxable year ended December 31, 2019. Based in Seattle, Washington, Broadmark specializes in underwriting, funding, servicing and managing a portfolio generally consisting of short-term, first deed of trust loans to fund the construction and development of, or investment in, residential or commercial properties.
Broadmark’s typical borrowers include real estate investors, developers and other commercial borrowers. Broadmark does not lend to owner-occupants of residential real estate. Broadmark categorizes its loans into the following distinct purposes:
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Vertical Construction.   Loans which fund the building or installing of vertical improvements on real property.

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Horizontal Development.   Loans which fund the building or installing of horizontal improvements on real property, including initial site preparation, ground clearing, installing utilities and road, sidewalk and gutter paving.

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Acquisition.   Loans which fund the acquisition of a property where the intent is generally subsequent financing.

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Land Entitlement.   Loans which fund the entitlement of land and to obtain zoning, permitting or legal use to further develop the property.

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Rehabilitation.   Loans which fund the renovation or improvement of the physical existence of real property.

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Bridge.   Loans collateralized by completed properties used by borrowers to lease and stabilize an asset with sufficient cash flows to obtain permanent financing.

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Investment.   Loans which do not fit into the other purposes described above, such as a cash out refinance or partnership buyout.

Broadmark seeks to preserve capital through its disciplined underwriting standards. Broadmark originates and funds loans generally secured by first deed of trust liens on residential and commercial real estate located in states that Broadmark believes have favorable demographic trends and that provide more efficient and quicker access to collateral in the event of borrower default.

Broadmark has built its business on a deep knowledge of the residential and commercial real estate market combined with a risk management approach that is designed to protect and preserve capital. Broadmark believes its flexibility and ability to structure loans that address the needs of its borrowers without compromising Broadmark’s standards on risk, Broadmark’s expertise in the loan market and Broadmark’s focus on newly originated first deed of trust loans have been the basis for Broadmark’s success.
As a REIT, Broadmark generally is not subject to U.S. federal income taxes on net income Broadmark distributes to its stockholders, so long as Broadmark makes timely distributions sufficient to satisfy the annual distribution requirements. Broadmark also operates its business in a manner that permits it to maintain an exclusion from registration under the 1940 Act.
Broadmark Common Stock is traded on the New York Stock Exchange under the symbol “BRMK”.
Broadmark’s principal executive offices are located at 1420 Fifth Avenue, Suite 2000, Seattle, Washington 98101, and its telephone number is (206) 971-0800. Broadmark’s website is www.broadmark.com.
The Combined Businesses
Upon completion of the Merger, Ready Capital will remain a publicly traded corporation focused on acquiring, originating, managing, servicing and financing primarily SBC loans. Upon completion of the Merger, Ready Capital is expected to have a pro forma equity market capitalization of approximately $1.78 billion and a total capitalization of approximately $1.9 billion based on the $10.31 per share closing price of Ready Capital Common Stock on April 17, 2023. Following the completion of the Merger, Ready Capital will continue to be externally managed by the Ready Capital Manager.
The combined business will continue to be operated through Ready Capital and its subsidiaries, which will include the surviving company and its subsidiaries.
The common stock of the Combined Company will continue to be listed on the NYSE, trading under the symbol “RC”.
Ready Capital’s principal executive offices will remain located at 1251 Avenue of the Americas, 50th Floor, New York, New York 10020, and its telephone number will be (212) 257-4600.

THE READY CAPITAL SPECIAL MEETING
This joint proxy statement/prospectus is being furnished in connection with the solicitation of proxies from holders of Ready Capital Common Stock for exercise at the Ready Capital special meeting. This joint proxy statement/prospectus and accompanying form of proxy are first being mailed to Ready Capital stockholders on or about [•], 2023.
Purpose of the Ready Capital Special Meeting
A special meeting of Ready Capital stockholders will be held live over the Internet on May 30, 2023 at 9:00 a.m., Eastern Time, for the following purposes:
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to consider and vote on the Ready Capital Common Stock Issuance Proposal, which is the proposal to approve the issuance of shares of Ready Capital Common Stock to the Broadmark stockholders in connection with the Merger; and

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to consider and vote on the Ready Capital Adjournment Proposal, which is the proposal to adjourn the Ready Capital special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the Ready Capital Common Stock Issuance Proposal.

Pursuant to Maryland law and the Ready Capital Bylaws, only business within the purposes described in the Notice of Special Meeting of Ready Capital may be conducted at the Ready Capital special meeting. Any action may be taken on the items of business described above at the Ready Capital special meeting on the date specified above, or on any date or dates to which the special meeting may be postponed or adjourned.
This joint proxy statement/prospectus also contains information regarding the Broadmark special meeting, including the items of business for that special meeting. At the Ready Capital special meeting Ready Capital stockholders will not be voting on the proposals to be considered and voted on at the Broadmark special meeting.
Record Date; Voting Rights; Proxies
Ready Capital has fixed the close of business on April 17, 2023, as the Ready Capital Record Date for determining holders of Ready Capital Common Stock entitled to notice of, and to vote at, the Ready Capital special meeting. Therefore, only holders of Ready Capital Common Stock at the close of business on the Ready Capital Record Date will be entitled to notice of, and to vote at, the Ready Capital special meeting. As of the Ready Capital Record Date, there were 110,745,658 issued and outstanding shares of Ready Capital Common Stock. Each holder of record of Ready Capital Common Stock on the Ready Capital Record Date is entitled to one vote per share. Votes may be cast either virtually or by properly authorized proxy at the Ready Capital special meeting. As of the Ready Capital Record Date, the issued and outstanding shares of Ready Capital Common Stock were held by approximately 64,871 beneficial owners.
Stockholders of Record.   If you are a stockholder of record of Ready Capital Common Stock as of the Ready Capital Record Date, you may have your shares of Ready Capital Common Stock voted on the matters to be presented at the Ready Capital special meeting in any of the following ways:

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To authorize a proxy through the Internet, visit the website set forth on the proxy card you received. You will be asked to provide the control number from the enclosed proxy card. Proxies authorized through the Internet must be received by 11:59 p.m., Eastern Time, on May 29, 2023.

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To authorize a proxy by telephone, dial the toll-free telephone number set forth on the proxy card you received using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. Proxies authorized by telephone must be received by 11:59 p.m., Eastern Time, on May 29, 2023.

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To authorize a proxy by mail, complete, date and sign each proxy card you receive and return it as promptly as practicable in the enclosed prepaid envelope. If you sign and return your proxy card, but do not mark the boxes showing how you wish to vote, your shares of Ready Capital Common Stock will be voted “FOR” the Ready Capital Common Stock Issuance Proposal and “FOR” the Ready Capital Adjournment Proposal.

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If you intend to vote your shares electronically at the Ready Capital special meeting, please click on the link that will be provided during the virtual Ready Capital special meeting while the polls are open, and use the virtual control number assigned to you in your registration confirmation email.

Beneficial Owners.   If your shares of Ready Capital Common Stock are held in “street name,” please refer to the instructions provided by your broker, bank or other nominee to see which of the above choices are available to you. Please note that if you are a holder in “street name” and wish to vote virtually at the special meeting, you must obtain a legal proxy from your broker, bank or other nominee.
Voting; Proxies.   All shares of Ready Capital Common Stock that are entitled to vote and are represented at the Ready Capital special meeting by properly authorized proxies received before or at the Ready Capital special meeting and not revoked, will be voted at the special meeting in accordance with the instructions indicated on the proxies. If no instructions are given on a timely and properly executed proxy card, your shares of stock will be voted:
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“FOR” the Ready Capital Common Stock Issuance Proposal; and

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“FOR” the Ready Capital Adjournment Proposal.

Votes cast by proxy or virtually at the Ready Capital special meeting will be tabulated by the inspector of elections appointed for the Ready Capital special meeting. The chairman of the Ready Capital special meeting will determine whether or not a quorum is present.
Any proxy given by a stockholder pursuant to this solicitation may be revoked at any time before the vote is taken at the special meeting in any of the following ways:

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authorizing a later proxy by telephone or through the Internet prior to 11:59 p.m., Eastern Time, on May 29, 2023;

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filing with the Secretary of Ready Capital, before the taking of the vote at the Ready Capital special meeting, a written notice of revocation bearing a later date than the proxy card previously submitted;

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duly executing a later dated proxy card relating to the same shares of stock and delivering it to the Secretary of Ready Capital before the taking of the vote at the Ready Capital special meeting; or

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voting virtually at the Ready Capital special meeting, although attendance at the Ready Capital special meeting alone will not by itself constitute a revocation of a proxy.

Any written notice of revocation or subsequent proxy card should be sent to Ready Capital Corporation, 1251 Avenue of the Americas, 50th Floor, New York, New York, 10020, Attention: Secretary.
If your shares of Ready Capital Common Stock are held in “street name”, please refer to the instructions provided by your broker, bank or other nominee to see which of the above choices are available to you if you would like to revoke your proxy before the vote is taken at the Ready Capital special meeting. Please note that if you are a holder in “street name” and wish to vote electronically at the Ready Capital special meeting, you must obtain a legal proxy from your broker, bank or other nominee.
Solicitation of Proxies
Ready Capital has engaged Okapi as proxy solicitor to assist in the solicitation of proxies for the Ready Capital special meeting. Ready Capital estimates it will pay Okapi a fee of approximately $15,000. Ready Capital has also agreed to reimburse Okapi for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Okapi against certain losses, costs and expenses. No portion of the amount that Ready Capital has agreed to pay to Okapi is contingent upon the Closing. In addition to mailing proxy solicitation materials, proxies may be solicited from Ready Capital stockholders by the directors, officers and employees of Ready Capital and the Ready Capital Manager by telephone or by any other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to the directors, officers and employees of Ready Capital or the Ready Capital Manager in connection with such solicitation services. Any questions or requests for assistance regarding this joint proxy statement/prospectus and related proxy materials may be directed to Okapi by telephone at (212) 297-0720 or toll-free at (844) 202-7428 or by email at info@okapipartners.com or to Ready Capital Investor Relations by telephone at (212) 257-4666 or by email at InvestorRelations@readycapital.com.

Registration for the Virtual Ready Capital Special Meeting
All Ready Capital stockholders will need to register, by following the instructions below, in order to be able to attend the Ready Capital special meeting virtually, submit questions during the Ready Capital special meeting and vote their shares electronically at the Ready Capital special meeting.
If you are a registered Ready Capital stockholder:

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Please register for the Ready Capital special meeting at www.investorvote.com/RC by 11:59 p.m., Eastern Time, on May 29, 2023. You will need to enter your name, phone number, email address and 15-digit control number (included on your proxy card) as part of the registration, following which, you will receive an email confirming your registration, as well as your virtual control number and the password to virtually attend the Ready Capital special meeting.

If you are a street name Ready Capital stockholder (i.e., you hold your shares of Ready Capital Common Stock beneficially through a broker, bank or other nominee):
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You must first obtain a legal proxy from your broker, bank or other nominee. We note that obtaining a legal proxy may take several days.

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Once you have your legal proxy, please register at www.investorvote.com/RC by 11:59 p.m., Eastern Time, on May 29, 2023. You will need to enter your name, phone number and email address, and provide a copy of the legal proxy (which may be uploaded to the registration website or sent via email to legalproxy@computershare.com), as part of the registration, following which, you will receive an email confirming your registration, as well as your virtual control number and the password to virtually attend the Ready Capital special meeting.

Please note that if you are unable to provide a copy of a legal proxy to vote your shares, you may still be able to virtually attend the Ready Capital special meeting (but you will be unable to vote your shares electronically at the Ready Capital special meeting), so long as you demonstrate proof of stock ownership. Instructions on how to demonstrate proof of stock ownership are posted at www.investorvote.com/RC.
Attendance at and Participation in the Virtual Ready Capital Special Meeting
On the day of the Ready Capital special meeting, if you have properly registered, you may enter the Ready Capital special meeting by logging in using the password you received in your confirmation email following your registration at www.investorvote.com/RC.
You will also need the virtual control number assigned to you in your registration confirmation email.
Voting at the Virtual Ready Capital Special Meeting
If you wish to vote your shares electronically at the Ready Capital special meeting, click on the link that will be provided during the virtual Ready Capital special meeting while the polls are open, and use the virtual control number assigned to you in your registration confirmation email.
Even if you plan to attend the Ready Capital special meeting virtually, we encourage you to vote in advance by phone, Internet or mail so that your vote will be counted even if you later decide not to attend the virtual Ready Capital special meeting.
Quorum; Abstentions and Broker Non-Votes
The presence, virtually or by proxy, of the holders of shares of Ready Capital Common Stock entitled to cast a majority of all the votes entitled to be cast at the Ready Capital special meeting will constitute a quorum at the Ready Capital special meeting. Ready Capital will include abstentions in the calculation of the number of shares considered to be present at the Ready Capital special meeting for purposes of determining the presence of a quorum at the Ready Capital special meeting. Approval of the Ready Capital Common Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of Ready Capital Common Stock, provided a quorum is present. Approval of the Ready Capital Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of Ready Capital Common Stock, provided a quorum is present. Abstentions will not be counted as “votes cast” for this proposal and will therefore have no effect on the outcome of the vote on the Ready Capital Common Stock Issuance Proposal or the Ready Capital Adjournment Proposal. Any failure to return your proxy card or other failure to vote will have no effect on the outcome of the vote on either the Ready Capital Common Stock Issuance Proposal or the Ready Capital Adjournment Proposal, provided that a quorum is otherwise present at the Ready Capital special meeting.
Brokers, banks and other nominees that hold their customers’ shares in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. Because each of the proposals to be voted upon at the Ready Capital special meeting is considered “non-routine,” such organizations do not have discretion to vote on any of the proposals. As a result, if you do not provide your broker, bank or other nominee with instructions regarding how to vote your shares of Ready Capital Common Stock, your shares of Ready Capital Common Stock will not be considered present at the Ready Capital special meeting and will not be voted on any of the proposals. Broker non-votes, if any, will have no effect on either the Ready Capital Common Stock Issuance Proposal or the Ready Capital Adjournment Proposal.
Required Vote
Approval of the Ready Capital Common Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of Ready Capital Common Stock, provided a quorum is present. Abstentions and other shares not voted (whether by broker non-votes, if any, or otherwise) will not have an effect on the Ready Capital Common Stock Issuance Proposal, provided that a quorum is otherwise present.
If voted upon at the Ready Capital special meeting, approval of the Ready Capital Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of Ready Capital Common Stock, provided a quorum is present. Abstentions will not be counted as “votes cast” for this proposal and will therefore have no effect on the outcome of the vote on the Ready Capital Adjournment Proposal.
As of the close of business on the Ready Capital Record Date, directors and executive officers of Ready Capital and certain funds managed or advised by the Ready Capital Manager and its affiliates owned an aggregate of 12,748,680 shares of Ready Capital Common Stock entitled to vote at the Ready Capital special meeting. Pursuant to the terms of the Voting Agreement, Waterfall Management, LLC has agreed to vote or cause the holder of record on any applicable record date to vote the shares over which it has voting power “FOR” the Ready Capital Common Stock Issuance Proposal and “FOR” the Ready Capital Adjournment Proposal, if required. For additional information regarding the Voting Agreement, see “Voting Agreement” beginning on page 135. Ready Capital currently expects that Ready Capital’s directors and executive officers and the Ready Capital Manager and its affiliates will vote their shares of Ready Capital Common Stock “FOR” the Ready Capital Common Stock Issuance Proposal and “FOR” the Ready Capital Adjournment Proposal, although none of them are obligated to do so.
Regardless of the number of shares of Ready Capital Common Stock you own, your vote is important. Please complete, sign, date and promptly return the enclosed proxy card today or authorize a proxy to vote your shares by phone or Internet.

PROPOSALS SUBMITTED TO THE READY CAPITAL STOCKHOLDERS
Proposal 1: Ready Capital Common Stock Issuance Proposal
Ready Capital stockholders are being asked to approve the issuance of shares of Ready Capital Common Stock to the Broadmark stockholders in the Merger. For a summary and detailed information regarding this proposal, see the information about the Merger and the Merger Agreement throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Merger” beginning on page 67 and “The Merger Agreement” beginning on page 113. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.
Pursuant to the Merger Agreement, approval of the Ready Capital Common Stock Issuance is a condition to the consummation of the Merger. If the Ready Capital Common Stock Issuance Proposal is not approved, the Merger will not be completed.
Approval of the Ready Capital Common Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of Ready Capital Common Stock, provided a quorum is present. Abstentions and other shares not voted (whether by broker non-votes, if any, or otherwise) will not have an effect on the Ready Capital Common Stock Issuance Proposal, provided that a quorum is otherwise present.
Recommendation of the Ready Capital Board
The Ready Capital Board unanimously recommends that Ready Capital stockholders vote “FOR” the Ready Capital Common Stock Issuance Proposal to issue shares of Ready Capital Common Stock to Broadmark stockholders pursuant to the Merger Agreement.
Proposal 2: Ready Capital Adjournment Proposal
The Ready Capital special meeting may be adjourned to another time or place, if necessary or appropriate in the judgment of the Ready Capital Board, to permit, among other things, further solicitation of proxies, if necessary or appropriate in the view of the Ready Capital Board, in favor of the Ready Capital Common Stock Issuance Proposal if there are not sufficient votes at the time of such adjournment to approve such proposal.
Ready Capital is asking Ready Capital stockholders to approve the adjournment of the Ready Capital special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Ready Capital Common Stock Issuance Proposal if there are not sufficient votes at the time of such adjournment to approve such proposal.
Approval of the Ready Capital Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of Ready Capital Common Stock, provided a quorum is present.
Ready Capital does not intend to call a vote on the Ready Capital Adjournment Proposal if the Ready Capital Common Stock Issuance Proposal considered at the Ready Capital special meeting has been approved at the Ready Capital special meeting.
Recommendation of the Ready Capital Board
The Ready Capital Board unanimously recommends that Ready Capital stockholders vote “FOR” the Ready Capital Adjournment Proposal to adjourn the Ready Capital special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the Ready Capital Common Stock Issuance Proposal.
Other Business
Pursuant to Maryland law and the Ready Capital Bylaws, only matters described in the Notice of Special Meeting for Ready Capital may be brought before the Ready Capital special meeting.

THE BROADMARK SPECIAL MEETING
This joint proxy statement/prospectus is being furnished in connection with the solicitation of proxies from Broadmark stockholders for exercise at the Broadmark special meeting. This joint proxy statement/prospectus and accompanying form of proxy are first being mailed to Broadmark stockholders on or about [•], 2023.
Purpose of the Broadmark Special Meeting
The Broadmark special meeting will be held solely by means of remote communication live over the Internet on May 30, 2023 at 10:00 a.m., Pacific Time, for the following purposes:
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to consider and vote on the Broadmark Merger Proposal;

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to consider and vote on the Broadmark Compensation Proposal; and

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to consider and vote on the Broadmark Adjournment Proposal.

Pursuant to Maryland law and the Broadmark Bylaws, only business within the purposes described in the Notice of Special Meeting of Broadmark Stockholders may be conducted at the Broadmark special meeting. Any action may be taken on the items of business described above at the Broadmark special meeting on the date specified above, or on any date or dates to which the Broadmark special meeting may be postponed or adjourned.
This joint proxy statement/prospectus also contains information regarding the Ready Capital special meeting, including the items of business for the Ready Capital special meeting. Broadmark stockholders will not be voting on the proposals to be voted on at the Ready Capital special meeting.
Record Date; Voting Rights; Proxies
Broadmark has fixed the close of business on April 17, 2023 as the Broadmark Record Date for determining holders of Broadmark Common Stock entitled to notice of, and to vote at, the Broadmark special meeting. Therefore, Broadmark stockholders at the close of business on the Broadmark Record Date will be entitled to notice of, and to vote at, the Broadmark special meeting. As of the Broadmark Record Date, there were 131,750,308 issued and outstanding shares of Broadmark Common Stock. Each holder of record of Broadmark Common Stock on the Broadmark Record Date is entitled to one vote per share of Broadmark Common Stock with respect to each proposal. Votes may be cast either electronically or by properly authorized proxy at the Broadmark special meeting.
Stockholders of Record.   If you are a holder of record of Broadmark Common Stock, you may have your shares of Broadmark Common Stock voted on the matters to be presented at the Broadmark special meeting in any of the following ways:

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To authorize a proxy through the Internet, visit the website set forth on the proxy card you received. You will be asked to provide the 16-digit control number from the enclosed proxy card. Proxies authorized through the Internet must be received by 11:59 p.m., Eastern Time, on May 29, 2023.

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To authorize a proxy by telephone, dial the toll free telephone number set forth on the proxy card you received using a touch tone phone and follow the recorded instructions. You will be asked to provide the 16-digit control number from the enclosed proxy card. Proxies authorized by telephone or through the Internet must be received by 11:59 p.m., Eastern Time, on May 29, 2023.

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To authorize a proxy by mail, complete, date and sign each proxy card you receive and return it as promptly as practicable in the enclosed prepaid envelope. If you sign and return your proxy card, but do not mark the boxes showing how you wish to vote, your shares of Broadmark Common Stock will be voted “FOR” the Broadmark Merger Proposal, “FOR” the Broadmark Compensation Proposal and “FOR” the Broadmark Adjournment Proposal.

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If you intend to vote your shares electronically at the Broadmark special meeting, please click on the lower text box titled “Vote Here!” that will open up the proposals during the virtual Broadmark special meeting while the polls are open to cast your vote.

Beneficial Owners.   If your shares of Broadmark Common Stock are held in “street name”, please refer to the instructions provided by your broker, bank or other nominee to see which of the above choices are available to you.
Voting; Proxies.   All shares of Broadmark Common Stock that are entitled to vote and are represented at the Broadmark special meeting by properly authorized proxies received before or at the Broadmark special meeting and not revoked will be voted at the Broadmark special meeting in accordance with the instructions indicated on the proxies. If no instructions are given on a timely and properly executed proxy card, your shares of Broadmark Common Stock will be voted:
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“FOR” the Broadmark Merger Proposal;

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“FOR” the Broadmark Compensation Proposal; and

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“FOR” the Broadmark Adjournment Proposal.

Votes cast by proxy or electronically at the Broadmark special meeting will be tabulated by one or more inspectors appointed by the Broadmark Board for the Broadmark special meeting. The chairman of the Broadmark special meeting will determine whether or not a quorum is present.
Any proxy given by a stockholder of record pursuant to this solicitation may be revoked at any time before the vote is taken at the Broadmark special meeting in any of the following ways:

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authorizing a later proxy by telephone or through the Internet prior to 11:59 p.m., Eastern Time, on May 29, 2023;

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filing with the Corporate Secretary of Broadmark, before the taking of the vote at the Broadmark special meeting, a written notice of revocation bearing a later date than the proxy card previously submitted;

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duly executing a later dated proxy card relating to the same shares of stock and delivering it to the Corporate Secretary of Broadmark before the taking of the vote at the Broadmark special meeting; or

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voting electronically at the Broadmark special meeting, although attendance at the Broadmark special meeting alone will not by itself constitute a revocation of a proxy.

Any written notice of revocation or subsequent proxy card should be sent to Broadmark Realty Capital Inc., 1420 Fifth Avenue, Suite 2000, Seattle, Washington 98101, Attention: Corporate Secretary.
If your shares of Broadmark Common Stock are held in “street name”, please refer to the instructions provided by your broker, bank or other nominee to see which of the above choices are available to you if you would like to revoke your proxy before the vote is taken at the Broadmark special meeting.
Solicitation of Proxies
Broadmark has engaged Alliance Advisors as proxy solicitor to assist in the solicitation of proxies for the Broadmark special meeting. Broadmark estimates it will pay Alliance Advisors a fee of approximately $20,000. Broadmark has also agreed to reimburse Alliance Advisors for approved and reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Alliance Advisors against certain losses, costs and expenses. In addition to mailing proxy solicitation materials, proxies may be solicited from Broadmark stockholders by the directors, officers and employees of Broadmark by telephone or by any other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to the directors, officers and employees of Broadmark in connection with such solicitation services.
Attendance at the Virtual Broadmark Special Meeting
All Broadmark stockholders will need their 16-digit control number to be authenticated in order to be able to attend the Broadmark special meeting virtually, submit questions during the Broadmark special meeting and vote their shares electronically at the Broadmark special meeting.
If you are a registered Broadmark stockholder:

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Please find your 16-digit control number on your proxy card or email to virtually attend the Broadmark special meeting.

If you are a street name Broadmark stockholder (i.e., you hold your shares of Broadmark Common Stock beneficially through a broker or bank):
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Please find your 16-digit control number on your Voting Instruction Form (VIF) or email to virtually attend the Broadmark special meeting.

Please note that if you are unable to provide your 16-digit control number, you may still be able to virtually attend the Broadmark special meeting, but you will be unable to vote your shares electronically at the Broadmark special meeting nor be able to ask questions.
Participation in the Virtual Broadmark Special Meeting
On the day of the Broadmark special meeting, please have your 16-digit control number ready to be authenticated in order to vote and ask questions during the Broadmark special meeting.
Voting at the Virtual Broadmark Special Meeting
After you’ve been authenticated with your 16-digit control number, if you wish to vote your shares electronically at the Broadmark special meeting, click on the lower text box titled “Vote Here!” that will open up the proposals during the virtual Broadmark special meeting while the polls are open to cast your vote.
Even if you plan to attend the Broadmark special meeting virtually, we encourage you to vote in advance by phone, Internet or mail so that your vote will be counted even if you later decide not to attend the virtual Broadmark special meeting.
Quorum; Abstentions and Broker Non-Votes
The presence virtually or by proxy of the holders of shares of Broadmark Common Stock entitled to cast a majority of all the votes entitled to be cast at the Broadmark special meeting will constitute a quorum at the Broadmark special meeting. Shares that abstain from voting will be treated as shares that are present and entitled to vote at the Broadmark special meeting for purposes of determining whether a quorum exists.
Because approval of the Broadmark Merger Proposal requires the affirmative vote of the holders of shares of Broadmark Common Stock entitled to cast a majority of all the votes entitled to be cast on the Broadmark Merger Proposal, abstentions, failing to vote and broker non-votes, if any, will have the same effect as votes “AGAINST” approval of the Broadmark Merger Proposal.
Because approval for each of the Broadmark Compensation Proposal and the Broadmark Adjournment Proposal requires, provided a quorum is present, the affirmative vote of a majority of the votes cast on the applicable matter by holders of shares of Broadmark Common Stock at the meeting, abstentions, failing to vote and broker non-votes, if any, will have no effect, assuming a quorum is present.
Brokers, banks and other nominees that hold their customers’ shares in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. As each of the proposals to be voted upon at the Broadmark special meeting is considered “non-routine”, such organizations do not have discretion to vote on any of the proposals. As a result, if you hold your shares in “street name” and you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your shares of Broadmark Common Stock, your shares of Broadmark Common Stock will not be considered present at the Broadmark special meeting and will not be voted on any of the proposals.
Required Vote
Approval of the Broadmark Merger Proposal requires the affirmative vote of the holders of shares of Broadmark Common Stock entitled to cast a majority of all the votes entitled to be cast on the Broadmark Merger Proposal.

Approval of each of the Broadmark Compensation Proposal and the Broadmark Adjournment Proposal requires, provided a quorum is present, the affirmative vote of a majority of the votes cast on the Broadmark Compensation Proposal and the Broadmark Adjournment Proposal, respectively, by holders of Broadmark Common Stock present virtually or by proxy at the Broadmark special meeting.
The vote for the Broadmark Compensation Proposal is advisory only and, therefore, is not binding on Broadmark and, if the Broadmark Merger Proposal is approved by the Broadmark stockholders and the Merger is completed, the compensation that is based on or otherwise relates to the Merger will be payable to Broadmark’s named executive officers, in accordance with the terms and conditions applicable to such compensation, even if the Broadmark Compensation Proposal is not approved.
Regardless of the number of shares of Broadmark Common Stock you own, your vote is important. Please complete, sign, date and promptly return the enclosed proxy card today or authorize a proxy to vote your shares by telephone or on the Internet.

PROPOSALS SUBMITTED TO THE BROADMARK STOCKHOLDERS
Proposal 1: Broadmark Merger Proposal
Broadmark stockholders are asked to approve the Broadmark Merger Proposal as contemplated by the Merger Agreement. For a summary and detailed information regarding the Broadmark Merger Proposal, see the information about the Merger and the Merger Agreement throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Merger” beginning on page 67 and “The Merger Agreement” beginning on page 113. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.
Pursuant to the Merger Agreement, approval of the Broadmark Merger Proposal is a condition to the consummation of the Merger. If the Broadmark Merger Proposal is not approved, the Merger will not be completed.
Approval of the Broadmark Merger Proposal requires the affirmative vote of the holders of shares of Broadmark Common Stock entitled to cast a majority of all the votes entitled to be cast on the Broadmark Merger Proposal.
Recommendation of the Broadmark Board
The Broadmark Board unanimously recommends that the Broadmark stockholders vote “FOR” the Broadmark Merger Proposal.
Proposal 2: Broadmark Compensation Proposal
Under Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Broadmark is required to provide stockholders the opportunity to vote to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to Broadmark’s named executive officers in connection with the completion of the Merger as discussed in the section entitled “The Merger — Interests of Broadmark’s Directors and Executive Officers in the Merger”, beginning on page 105, including the table entitled “Golden Parachute Compensation” and accompanying footnotes. Accordingly, Broadmark stockholders are being provided with the opportunity to cast an advisory vote on such payments.
As an advisory vote, this proposal is not binding upon Broadmark or the Broadmark Board, and approval of this proposal is not a condition to completion of the Merger. Because the Merger-related executive compensation to be paid in connection with the Merger is based on the terms of the Merger Agreement as well as the contractual arrangements with certain of Broadmark’s named executive officers, such compensation will be payable in accordance with the terms and conditions applicable to such compensation, regardless of the outcome of this advisory vote, if the Merger and the other transactions contemplated by the Merger Agreement are approved by the Broadmark stockholders and the Merger is completed. However, Broadmark seeks your support and believes that your support is appropriate because Broadmark has a comprehensive executive compensation program designed to link the compensation of its executives with Broadmark’s performance and the interests of Broadmark’s stockholders. Accordingly, Broadmark asks that you vote on the following resolution:
“RESOLVED, that the stockholders of Broadmark Realty Capital Inc. approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to the named executive officers of Broadmark Realty Capital Inc. that is based on or otherwise relates to the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger — Interests of Broadmark’s Directors and Executive Officers in the Merger”, beginning on page 105 (which disclosure includes the “Golden Parachute Compensation” table required pursuant to Item 402(t) of Regulation S-K).”
Approval of the Broadmark Compensation Proposal requires, provided a quorum is present, the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of Broadmark Common Stock.

Recommendation of the Broadmark Board
The Broadmark Board unanimously recommends that the Broadmark stockholders vote “FOR” the Broadmark Compensation Proposal.
Proposal 3: Broadmark Adjournment Proposal
The Broadmark special meeting may be adjourned to another time or place, if necessary or appropriate in the judgment of the Broadmark Board, to permit, among other things, further solicitation of proxies, if necessary or appropriate in the view of the Broadmark Board, in favor of the Broadmark Merger Proposal if there are not sufficient votes at the time of such adjournment to approve such proposal.
Broadmark is asking Broadmark stockholders to approve the adjournment of the Broadmark special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Broadmark Merger Proposal if there are not sufficient votes at the time of such adjournment to approve such proposal.
Approval of the Broadmark Adjournment Proposal requires, provided a quorum is present, the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of Broadmark Common Stock.
Broadmark does not intend to call a vote on the Broadmark Adjournment Proposal if the Broadmark Merger Proposal considered at the Broadmark special meeting has been approved at the Broadmark special meeting.
Recommendation of the Broadmark Board
The Broadmark Board unanimously recommends that the Broadmark stockholders vote “FOR” the Broadmark Adjournment Proposal to adjourn the Broadmark special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the Broadmark Merger Proposal.
Other Business
Pursuant to Maryland law and the Broadmark Bylaws, no other matters will be transacted at the Broadmark special meeting.

THE MERGER
The following is a summary of the material terms of the Merger. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. The summary of the material terms of the Merger below and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A, and is incorporated by reference into this joint proxy statement/prospectus. You are urged to read this joint proxy statement/prospectus, including the Merger Agreement, carefully and in its entirety for a more complete understanding of the Merger.
General
The Ready Capital Board has unanimously authorized and approved the Merger Agreement, the Voting Agreement and the transactions contemplated by the Merger Agreement and the Voting Agreement, including the Merger and the Ready Capital Common Stock Issuance, and the Broadmark Board has unanimously authorized and approved the Merger Agreement and declared the Merger advisable. Subject to the terms and conditions of the Merger Agreement, including the approval of the Broadmark stockholders of the Broadmark Merger Proposal and the Ready Capital stockholders of the Ready Capital Common Stock Issuance Proposal, Broadmark will merge with and into Merger Sub, with Merger Sub continuing as the surviving company. Broadmark stockholders will receive the Merger Consideration described below under “The Merger Agreement — Consideration for the Merger” beginning on page 113.
Background of the Merger
The Ready Capital Board has set a strategic goal to achieve sensible growth in Ready Capital’s capital and asset base in order to enhance Ready Capital’s access to capital and capital flexibility, and to attract greater institutional investor interest in Ready Capital’s business. In furtherance of this strategic goal, Ready Capital has been regularly evaluating and implementing a range of capital-raising alternatives, including public and private equity offerings, secured and unsecured borrowings and securitizations. In addition, building on the success of Ready Capital’s mergers with ZAIS Financial Corp. in 2016, with Owens Realty Mortgage, Inc. in early 2019, with Anworth Mortgage Asset Corporation in early 2021, and with the Mosaic funds in 2022, Ready Capital has consummated mergers and acquisitions where the consideration to be issued by Ready Capital included Ready Capital Common Stock, as well as mergers and acquisitions that expanded Ready Capital’s product offerings, such as its acquisitions of Knight Capital Funding in 2019, Red Stone in 2021, and the Mosaic funds in 2022.
The Broadmark Board and management team periodically and in the ordinary course evaluate and consider a variety of financial and strategic opportunities to enhance stockholder value as part of Broadmark’s long-term business plans and operating strategies and in light of industry, regulatory and economic trends and developments.
On September 20, 2021, Broadmark announced that its then-Chairman of the Broadmark Board, Joseph Schocken, was retiring and that Jeffrey Pyatt, then the President and Chief Executive Officer of Broadmark, would assume the role of Chairman of the Broadmark Board. Broadmark also announced it was commencing a search for an individual to take the position of President to strengthen the management team.
The following month, a financial advisory firm informed one of the members of the Broadmark Board that a private real estate investment company referred to as “Party A” was interested in discussing a potential transaction with Broadmark.
On November 5, 2021, the Broadmark Board held a special meeting during which it discussed, among other things, the indication that Party A was interested in a possible transaction with Broadmark. During the meeting, Broadmark’s outside counsel reviewed with the Broadmark Board their fiduciary duties in considering an indication such as the one they received regarding Party A’s interest. The Broadmark Board discussed Party A, the fact that Party A had not provided any indicative terms and the Broadmark Board’s views of the long-term prospects of Broadmark. Following that discussion, the Broadmark Board determined that it should be communicated to Party A that, while Broadmark was not actively pursuing a sale of

Broadmark, the Broadmark Board was always willing to consider a proposal to enhance stockholder value if Party A wished to make a proposal based on publicly-available information. Following the meeting, Broadmark conveyed that message to the financial advisory firm that had made Broadmark aware of the potential transaction.
In February of 2022, Broadmark announced it had appointed a new Chief Executive Officer, effective as of March 1, 2022, and that Mr. Pyatt would remain as Chairman of the Broadmark Board but retire as an executive officer of Broadmark effective on such date.
In September of 2022, an industry participant referred to as “Party B” contacted Broadmark to inquire whether Broadmark had any interest in a potential combination of a division of Party B and Broadmark. In order to facilitate these discussions, Broadmark and Party B entered into a mutual non-disclosure agreement (which did not contain a standstill or similar restrictions on making subsequent proposals for any type of transaction with Broadmark).
On October 14, 2022, Broadmark publicly announced that its then Chief Financial Officer was terminating his employment effective as of December 31, 2022 (or such earlier time as Broadmark identified a replacement) in order to pursue an opportunity with a private company that did not compete with Broadmark.
On October 17, 2022, the Broadmark Board held a meeting during which it discussed, among other things, the indication that Party B was interested in a potential combination of one of its divisions with Broadmark.
On November 7, 2022, Broadmark publicly announced that its then-Chief Executive Officer would be separating from Broadmark and that the Broadmark Board would be launching a search process for a replacement. Broadmark announced that Mr. Pyatt would serve as interim Chief Executive Officer and Mr. Kevin Luebbers, an independent director and chairman of the Broadmark Audit Committee, would serve as interim President while Broadmark searched for a permanent Chief Executive Officer. In addition, Broadmark announced that it had appointed Jonathan Hermes as Broadmark’s new Chief Financial Officer, effective December 1, 2022. On November 16, 2022, Broadmark announced it was cutting its regular monthly dividend by 50%, citing the need for capital preservation and an alignment to Broadmark’s distributable earnings as reasons for the reduction. During that period, the trading price of Broadmark’s Common Stock on the NYSE decreased by approximately 18% from $5.65 (opening trading price on November 7, 2022) to $4.63 (closing trading price on November 16, 2022).
On November 8, 2022, Ready Capital contacted J.P. Morgan, which was lead administrative agent under Broadmark’s credit facility and a sales agent under Broadmark’s at-the-market equity offering program, to express its interest in a potential combination with Broadmark. J.P. Morgan informed Broadmark of Ready Capital’s stated interest in exploring a potential combination.
Following that conversation, Broadmark management requested that J.P. Morgan prepare certain preliminary financial analyses regarding Ready Capital based on publicly-available information.
The Broadmark Board met on November 10, 2022, at which time members of Broadmark management and the Broadmark Board discussed the prior conversations with Party B regarding a potential combination between Broadmark and Party B’s division and that, in light of the recent leadership transition and other changes at Broadmark, Broadmark was not in a position to continue discussions regarding a combination with the division of Party B.
On November 11, 2022, members of Broadmark management held a call with Party B to communicate the message discussed with the Broadmark Board the prior day. Broadmark management also noted that Broadmark was not in a position to share non-public information with Party B at that time, but stated that if Party B were to submit a proposal based on publicly-available information, the Broadmark Board would review it.
The Broadmark Board met on November 17, 2022. At the meeting, Broadmark management informed the Broadmark Board of the communication received by J.P. Morgan from Ready Capital and the discussion with Party B that had taken place the previous week.

On November 18, 2022, Ready Capital spoke with J.P. Morgan and requested a meeting with Broadmark’s management team to discuss a potential transaction. That meeting was subsequently scheduled for December 6, 2022.
On November 21, 2022, Party B submitted to Broadmark a non-binding proposal to acquire 100% of the shares of Broadmark Common Stock for between $650 million to $675 million, consisting of shares of common stock of Party B and up to $100 million in cash consideration. Party B’s proposal indicated that it represented between a 13% to 17% premium to Broadmark’s November 18, 2022 closing stock price of $4.33 per share. The non-binding proposal was subject to, among other things, satisfactory completion of due diligence.
Following receipt of this proposal, Broadmark management also requested that J.P. Morgan prepare certain preliminary financial analyses regarding Party B based on publicly-available information.
A week later, on November 28, 2022, a private real estate investment firm contacted J.P. Morgan and indicated that it would be interested in evaluating various alternatives with Broadmark, including potentially providing capital, acquiring the manager or acquiring Broadmark. The investment firm did not discuss any indicative terms of any potential transaction. J.P. Morgan relayed the communication to Broadmark management and noted that the private real estate investment firm indicated it was primarily interested in providing capital to Broadmark.
Also on November 28, 2022, members of Broadmark management met with representatives from a private real estate bridge lending platform. The meeting had been set shortly after Broadmark announced the latest leadership transition. During that meeting, the private real estate bridge lending platform indicated an interest in potentially converting Broadmark to an externally managed REIT. Management indicated that, while Broadmark was not actively pursuing a transaction, if the firm submitted a proposal the Broadmark Board was always exploring ways to enhance stockholder value.
On November 30, 2022, J.P. Morgan discussed with representatives of Broadmark a financial overview of Party B and Ready Capital, as well as J.P. Morgan’s preliminary financial perspectives on a potential combination with either of the two companies based on publicly available information.
On December 1, 2022, the Broadmark Board met. Broadmark management discussed with the Broadmark Board the non-binding proposal received from Party B and the interest expressed by Ready Capital, as well the subsequent preliminary financial analyses performed by J.P. Morgan. They also reviewed the interest expressed by the private real estate investment firm and the private real estate bridge lending platform from November 28. The Broadmark Board discussed their views of Broadmark’s near-term and long-term prospects and potential considerations regarding a combination or transaction with each of the potential parties. Following discussion, the Broadmark Board concluded that Party B’s proposal was inadequate and instructed management to inform Party B that its proposal undervalued Broadmark. The Broadmark Board also instructed management to inform Ready Capital that, while Broadmark was not actively pursuing a transaction, it would review any proposal made by Ready Capital. The Broadmark Board also noted that it did not view externalizing the management of Broadmark, on a standalone basis, as an attractive option for Broadmark and therefore the Broadmark management should not pursue that option.
On December 5, 2022, Broadmark management communicated to Party B that Party B’s proposal had been reviewed with the Broadmark Board. Broadmark management informed Party B that the Broadmark Board had unanimously determined that Party B’s proposal undervalued Broadmark and it was determined to be not in the best interest of Broadmark’s stockholders, though management indicated to Party B that Broadmark remained open minded to ways to create value for Broadmark stockholders. Party B subsequently contacted Broadmark’s management and acknowledged receipt of Broadmark’s response but did not submit a revised proposal or ask for access to non-public information to determine whether it could enhance its proposal.
On December 6, 2022, at a regularly scheduled meeting of the Ready Capital Board, Mr. Ahlborn described the opportunity presented by the potential acquisition of Broadmark.
Also on December 6, 2022, representatives of Ready Capital and representatives of Broadmark met to discuss Ready Capital’s interest in a potential transaction. The day of the meeting, Ready Capital delivered to Broadmark materials which provided an overview of Ready Capital, the benefits of a potential combination and a non-binding proposal for a 100% stock combination between the parties with an exchange ratio based on the adjusted tangible book value of each of the companies. The adjusted tangible book value would be determined as of a date to be agreed between signing and closing based on a set of calculation principles to be agreed in the transaction documents. Therefore, the exact exchange ratio would not be known at the timing of signing. The materials suggested that, using September 30, 2022 adjusted tangible book value as an example, the exchange ratio would result in Broadmark stockholders owning approximately 36% of the common stock of the Combined Company on a pro forma ownership basis. The materials did not include, and the Ready Capital representatives did not discuss, a specific exchange ratio. At the meeting, which included representatives from Broadmark management, as well as a Broadmark Board member, the parties discussed the contents of the slide deck and Ready Capital’s proposal. The non-binding proposal was subject to, among other things, satisfactory completion of due diligence. Broadmark management subsequently shared the deck with the Broadmark Board.
On December 7, 2022, J.P. Morgan received a communication from a private real estate investment group indicating that it would be interested in providing capital to Broadmark via one of its privately-managed funds. The group also indicated that they could consider acquiring Broadmark through the group’s externally-managed public commercial mortgage REIT, but it would be a more challenging transaction to execute. J.P. Morgan communicated this interest to Broadmark and there were no further inquiries from this group.
On December 8, 2022, the Broadmark Board met. Broadmark management provided the Broadmark Board with an update on Broadmark’s business performance and an overview of management’s preparation of an operating budget and financial projections for 2023. During an executive session, which included Messrs. Pyatt and Luebbers, the Broadmark Board discussed the communications with Party B and Ready Capital, as well as the private real estate investment firm and private bridge lending platform described on November 28 and the private real estate investment group described on December 7. With respect to the proposal from Ready Capital, the Broadmark Board determined that it was not willing to explore a transaction on the terms outlined in Ready Capital’s proposal. The Broadmark Board concluded that Ready Capital’s proposal did not reflect the inherent value of Broadmark’s loan book or its platform, or the benefit that Broadmark’s unencumbered balance sheet would bring to the Combined Company. However, the Broadmark Board believed there were compelling strategic and operational synergies between the two parties and, given the well-developed nature of Ready Capital’s proposal, Ready Capital’s proven track record of successfully acquiring and integrating public companies and the compelling pro forma ownership breakdown, the Broadmark Board determined that it would be in Broadmark’s best interest to allow Ready Capital to have access to limited non-public information in order to increase its offer. The Broadmark Board instructed Broadmark management to convey its response to Ready Capital.
On December 12, 2022, at the direction of Broadmark management, J.P. Morgan delivered to Ready Capital the Broadmark Board’s response to its proposal, indicating that Ready Capital’s proposal undervalued Broadmark, but that subject to the execution of a customary non-disclosure agreement and a commitment from Ready Capital to work towards increasing its proposal, the Broadmark Board was offering Ready Capital the opportunity to receive a limited amount of priority non-public information to provide Ready Capital with a path to increasing the value of its proposal.
On December 16, 2022, Broadmark and Ready Capital executed a mutual non-disclosure agreement, which included customary one-year standstills and employee non-solicits applicable to each party.
Following the parties’ entry into the mutual non-disclosure agreement, over the next several weeks, Broadmark shared with Ready Capital certain limited non-public information to allow Ready Capital to improve its proposal.
On January 5, 2023, Broadmark received from Ready Capital a further developed written, non-binding proposal. The proposal contemplated a 100% stock-for-stock transaction with an exchange ratio based on the adjusted tangible book value of each of the companies. The adjusted tangible book value would be determined as of a date to be agreed between signing and closing (and therefore not be known at the time of signing) based on a set of calculation principles to be agreed in the transaction documents, which included deductions to Broadmark’s tangible book value for its transaction, severance and change of control expenses related to the transaction. The proposal also included an addition of $10 million to Broadmark’s tangible book value as excess platform premium for purposes of calculating the exchange ratio (which would result in increasing the exchange ratio in Broadmark’s favor). Using estimates of adjusted tangible book value as of December 31, 2022, the proposal used an illustrative exchange ratio of 0.4610 of a share of Ready Capital Common Stock for each share of Broadmark Common Stock, which, the proposal noted, implied a per share price of approximately $5.72 per share of Broadmark Common Stock using the Ready Capital Common Stock 30-day volume weighted average price (or “VWAP”) as of January 4, 2023, which implied a premium of 48.2% to Broadmark’s 30-day VWAP of $3.86 per share of Broadmark Common Stock. The proposal also indicated that, upon closing, two of the Broadmark directors would be appointed to the board of the Combined Company. The non-binding proposal was subject to, among other things, satisfactory completion of due diligence. Ready Capital indicated that it would require a 60-day exclusivity period to move forward.
On January 7, 2023, a special meeting of the Broadmark Board was held to discuss Ready Capital’s January 5th proposal. The Broadmark Board noted that it continued to see strategic merit in a combination with Ready Capital, but ultimately determined that it was not willing to proceed on the terms outlined in the proposal and determined that it should seek to negotiate better terms across a number of fronts. Specifically, the Broadmark Board indicated that Broadmark should seek to improve the following terms:
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an exchange ratio that would be set at signing (i.e., a fixed exchange ratio) rather than determined at a point in the future;

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increasing the exchange ratio by eliminating the deductions to Broadmark’s adjusted tangible book value for transaction, severance and change of control expenses, as well as applying a larger excess platform premium;

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a third board seat so that the legacy Broadmark Board would have greater influence on the direction of the Combined Company’s board; and

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reducing the exclusivity period to 30 days.

The Broadmark Board instructed Broadmark management to convey its response to Ready Capital.
On January 8, 2023, at the direction of Broadmark management, J.P. Morgan communicated to Ready Capital’s financial advisor, Wells Fargo Securities, that Ready Capital’s proposal was insufficient, but that the Broadmark Board continued to see strategic merit in a combination if Ready Capital was willing to increase its price and otherwise improve its terms in accordance with the feedback provided by Broadmark’s Board.
On January 10, 2023, at a regularly scheduled meeting of the Ready Capital Board, Mr. Ahlborn provided an update on the status of the proposed transaction, including a description of the review of the Broadmark portfolio.
Also on January 10, 2023, Ready Capital submitted a further revised non-binding proposal to Broadmark. The further revised proposal:
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provided an excess platform premium of $20 million and removed the deductions to Broadmark’s adjusted tangible book value for severance and change of control expenses;

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provided that the adjusted tangible book value of each company and therefore the precise exchange ratio would be set on a date after signing and before closing; using estimates as of December 31, 2022 and subject to the adjustments outlined above, the proposal noted the illustrative exchange ratio as of that date would have been 0.4686 of a share of Ready Capital Common Stock for each share of Broadmark Common Stock, which implied a per share price for Broadmark Common Stock of $5.82 based on Ready Capital Common Stock’s 30-day VWAP as of January 4, 2023 and a premium of 50.7% to Broadmark Common Stock’s 30-day VWAP as of January 4, 2023;

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agreed to increase the number of Combined Company directors to be designated by Broadmark from two to three; and

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provided that Broadmark would enter into 30 days of exclusivity with an automatic 15-day extension.

Ready Capital further indicated that it was not prepared to agree to a fixed exchange ratio construct for the transaction. The non-binding proposal was subject to, among other things, satisfactory completion of due diligence. Broadmark management shared the revised proposal with the Broadmark Board.
On January 11, 2023, Party A contacted Broadmark to express interest in a potential acquisition of Broadmark. Party A did not at that time propose any terms. The following day, Broadmark directed Party A to its representatives at J.P. Morgan, who Party A subsequently contacted.
On January 12, 2023, the Broadmark Board met. Members of Broadmark management and representatives of J.P. Morgan were also present, as were representatives of Sidley Austin LLP (“Sidley”), M&A counsel to Broadmark, for a portion of the meeting. J.P. Morgan reviewed with the Broadmark Board the revised non-binding proposal from Ready Capital, including the economic terms and potential strategic benefits of a combination with Ready Capital. The Broadmark Board and J.P. Morgan discussed potential alternatives that Broadmark could pursue, including remaining independent and operating the Broadmark strategic plan, converting to an externally managed company, a capital raise or pursuing a combination or sale with another party. As part of the discussion, J.P. Morgan reviewed with the Broadmark Board the parties that had expressed interest in a potential transaction with Broadmark, the conversations to date with such parties and views as to whether any of the parties was likely to provide a transaction more attractive to Broadmark than the transaction proposed by Ready Capital. Sidley then reviewed with the Broadmark Board its fiduciary duties in the context of considering a transaction of the nature proposed by Ready Capital. The Broadmark Board then further discussed the alternatives available to Broadmark. Following such discussion, the Broadmark Board determined that the Ready Capital proposal was the best alternative available to Broadmark. The Broadmark Board discussed Ready Capital’s requirement that Broadmark enter into exclusivity to proceed and the implications of entering into exclusivity. In light of the Broadmark Board’s view of Ready Capital’s proposal as the best alternative available to Broadmark and Ready Capital’s requirement that Broadmark enter into exclusivity to proceed, the Broadmark Board authorized the Broadmark management to agree to the exclusivity proposed by Ready Capital and to pursue a transaction with Ready Capital on the terms outlined in Ready Capital’s proposal.
On January 13, 2023, Broadmark management met with management of Ready Capital to discuss the terms of the parties’ engagement, including a need to work quickly. Broadmark also emphasized that its willingness to agree to the adjusted tangible book value exchange ratio concept was premised on an understanding that the parties would work in good faith to develop mutually agreeable calculation principles to be included in the definitive agreements to reduce the likelihood of disputes in the actual calculation of adjusted tangible book value and the exchange ratio following signing.
On January 17, 2023, Broadmark and Ready Capital executed the exclusivity agreement providing for a 30-day exclusivity period with an automatic 15-day extension unless either party terminated at the end of the initial 30 days.
Following the execution of exclusivity on January 17, 2023, Party A contacted Broadmark about its interest in pursuing a potential sale of Broadmark to Party A. The communication did not include a proposed price per share or any other terms. Broadmark informed Party A that Broadmark was unable to engage in discussions with Party A, to which Party A responded that it was still planning to move forward with an offer based on publicly-available information.
On January 19, 2023, members of management and representatives of Broadmark met with management and representatives of Ready Capital for an in-person due diligence session to discuss, among other topics, both companies’ operational and financial performance. Over the course of the following weeks until signing, the parties engaged in mutual due diligence across business, financial, operational, legal and other disciplines.
On January 25, 2023, Alston & Bird LLP (“Alston”), counsel to Ready Capital, delivered to Sidley a draft of the merger agreement for the proposed Merger. Among other things, the draft contemplated:
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the exchange ratio would be based on the adjusted tangible book value of each of the companies and the adjusted tangible book value would be determined as of a date to be agreed between signing and closing based on a set of calculation principles agreed in the transaction documents such that the exact exchange ratio would not be known at the timing of signing;

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that Broadmark’s adjusted tangible book value would be reduced by a number of transaction expenses and transfer tax costs related to the Merger;

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that, in response to a superior proposal received after signing or a “change in circumstances”, a party could, subject to complying with “match” rights, change its recommendation and recommend against the proposed Merger, which would provide the other party with the right to terminate the merger agreement and collect a termination fee of $35 million from the party that changed its recommendation;

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that Broadmark would be permitted to terminate the merger agreement to accept a superior proposal after providing Ready Capital a “match right” and subject to paying the $35 million termination fee; and

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restrictions on the operations of Broadmark that included negative financial covenants that would be breached if Broadmark exceeded a maximum leverage ratio or dropped below a specified liquidity ratio.

On January 26, 2023, the Broadmark Board met. Also attending the meeting were members of Broadmark management and representatives of J.P. Morgan and Sidley. Broadmark management discussed with the Broadmark Board the status of the negotiations and diligence with Ready Capital and the communication from Party A. The Broadmark Board discussed with J.P. Morgan the various potential strategic alternatives that Broadmark might consider, including remaining independent and operating its strategic plan, as well as the other strategic options that Broadmark could pursue and had previously evaluated. As part of the discussion, J.P. Morgan again reviewed with the Broadmark Board the inquiries that Broadmark had received since announcing the leadership transition in November, as well as the latest inquiry from Party A following the execution of exclusivity with Ready Capital. Following discussion, it was the consensus of the Broadmark Board that the potential transaction with Ready Capital remained the best alternative available to Broadmark and that Broadmark should continue to pursue the combination with Ready Capital.
On February 1, 2023, Sidley and Alston discussed a number of terms in the draft merger agreement, as well as process on due diligence.
On February 2, 2023, the Broadmark Board held a special meeting. Members of Broadmark management as well as representatives of J.P. Morgan and Sidley participated in the meeting. At the meeting, Broadmark management discussed the status of due diligence with Ready Capital and informed the Broadmark Board that Party A had contacted Broadmark again to express its interest in a potential acquisition of Broadmark. It was noted that Party A did not provide any other terms and had no history of consummating a public company acquisition. Representatives of Sidley then reviewed with the Broadmark Board the draft merger agreement received from Alston. The Broadmark Board, Broadmark management and Broadmark’s advisors discussed key issues reflected in the draft and potential responses, including with respect to the negative financial covenants that created closing uncertainty, the ability of either party’s board to change its recommendation in response to a “change in circumstances” and the amount of the termination fees payable by each of Broadmark and Ready Capital in the event such party changed its recommendation in response to a superior proposal. The Broadmark Board provided guidance regarding terms to include in a revised draft of the merger agreement. The Broadmark Board then reviewed the relationship disclosure provided by J.P. Morgan in respect of Ready Capital and the Ready Capital Manager and discussed with Broadmark management and Sidley such disclosures and subsequent discussions with representatives of J.P. Morgan regarding such disclosures. Following discussion, the Broadmark Board determined that none of the information disclosed to it caused it to believe that J.P. Morgan was unable to provide independent advice or to provide an independent fairness opinion if requested. The Broadmark Board authorized management to finalize the engagement letter with J.P. Morgan consistent with terms discussed with the Broadmark Board.
On February 3, 2023, J.P. Morgan and Broadmark signed the J.P. Morgan engagement letter.
Also on February 3, 2023, Sidley delivered a revised draft of the merger agreement to Alston which reflected terms consistent with those discussed with the Broadmark Board, including

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that the termination fee payable by Broadmark would be equal to roughly 1.5% of the equity value of the transaction and any termination fee payable by Ready Capital would be equal to $35 million;

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that neither party’s board would be permitted to change its recommendation in response to a “change in circumstances” and would only be permitted to change its recommendation in response to a superior proposal;

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removing the concept that Broadmark would be subject to maximum leverage and minimum liquidity negative financial covenants that impacted closing certainty;

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requiring that the Ready Capital Manager enter into a voting agreement to vote the shares it controlled as of signing;

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placing limitations on the ability of Ready Capital to engage in equity issuances during the pendency of the proposed Merger and limiting the amount of M&A activity that Ready Capital could engage in during the pendency of the proposed Merger.

On February 7, 2023, Sidley and Alston had a call to discuss the revised draft of the merger agreement.
On February 9, 2023, the Broadmark Board met. Also participating in the meeting were members of Broadmark management as well as representatives of J.P. Morgan and Sidley. During the meeting, the Broadmark management team discussed the progress on due diligence as well as the status of negotiations. The Broadmark management team noted that they had not received from Ready Capital the calculation principles for calculating each party’s adjusted tangible book value, and therefore the exchange ratio, nor had they received a draft of the illustrative calculations based on December 31, 2022 financials.
Also on February 9, 2023, Broadmark received inquiries from a financial advisor that the financial advisor was aware of a credit investor interested in providing capital to Broadmark pursuant to a common PIPE or convert or similar transaction. J.P. Morgan also informed Broadmark that a diversified alternative asset manager investor had contacted J.P. Morgan to inquire whether Broadmark might be interested in engaging in discussions regarding a potential transaction. Consistent with the terms of the exclusivity agreement, Broadmark and its advisors did not engage in discussions with either party.
On February 14, 2023, Alston delivered to Sidley a revised draft of the merger agreement. The draft merger agreement:
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retained the maximum leverage and minimum liquidity negative financial covenants that created closing uncertainty;

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proposed that if a party were required to pay a termination fee, the fee payable would be $25 million;

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eliminated any restrictions on the amount of M&A acquisitions that Ready Capital could engage in following signing; and

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deleted the concept that the Ready Capital Manager would sign a voting agreement.

On February 15, 2023, Sidley and Alston had a call to discuss the key open issues in the merger agreement.
Also on February 15, 2023, Ready Capital provided an illustrative calculation of the adjusted tangible book value of each company and the resulting exchange ratio based on preliminary 2022 financial statements. The calculation resulted in an illustrative exchange ratio of 0.48976 of a share of Ready Capital Common Stock for each share of Broadmark Common Stock, which, based on the closing trading price of Ready Capital Common Stock on February 15, 2023, implied a price per share of Broadmark Common Stock of $6.50 and an aggregate equity value of approximately $860 million. Ready Capital did not include the underlying calculation principles and stated the calculation was subject to completion of due diligence.
Also on February 15, 2023, Ready Capital informed the Ready Capital Manager of Broadmark’s continued insistence that the Ready Capital Manager sign a voting agreement.
On February 16, 2023, the Broadmark Board held a meeting. Also present for portions of the meeting were members of Broadmark management and representatives of J.P. Morgan, Sidley and Broadmark’s accounting diligence firm. The Broadmark management team reviewed with the Broadmark Board the performance of the business. The Broadmark management team then reviewed with the Broadmark Board the draft five-year projections for Broadmark. Broadmark management reviewed the key assumptions underlying the projections and the risks and opportunities relative to the projections. Following discussion, the Broadmark Board approved the five-year projections and authorized that they be provided to J.P. Morgan for use in any fairness analysis to be performed by J.P. Morgan. The Broadmark management team, Sidley and PricewaterhouseCoopers LLP (“PwC”) reviewed with the Broadmark Board their due diligence findings to date, including with respect to the terms of the Ready Capital Manager management agreement. J.P. Morgan then reviewed with the Broadmark Board various preliminary financial perspectives with respect to the proposed Merger and Ready Capital. The Broadmark Board and Sidley discussed the revised draft merger agreement and potential responses to the remaining key issues. Following discussions, the Broadmark Board provided guidance on how to respond. J.P. Morgan reviewed with the Broadmark Board the various potential strategic alternatives that Broadmark might pursue, including other potential merger parties, and reviewed with the Broadmark Board the inquiries from potentially interested parties that Broadmark had received in the past months. Following discussion with the Broadmark management team and J.P. Morgan, the Broadmark Board determined that it was unlikely any of the other alternatives that Broadmark could pursue would provide a more attractive result than the proposed Merger and that none of the other potential parties was more likely to provide a more attractive transaction to Broadmark than the proposed Merger. The Broadmark Board also discussed with Broadmark management and Broadmark’s advisors whether to terminate the exclusivity agreement, which, if not terminated on February 16 would continue for another 15 days. Broadmark management and J.P. Morgan each provided their respective views that doing so could potentially adversely affect the ability to sign a transaction with Ready Capital on the current terms or at all. The Broadmark Board discussed and weighed the potential benefits and detriments of terminating exclusivity and determined that the detriments outweighed the potential benefits. As such, the Broadmark Board unanimously agreed not to take action to terminate exclusivity at the end of the initial 30-day period, and agreed to let it automatically extend (pursuant to the terms of Broadmark’s agreement with Ready Capital) for an additional 15 days.
On February 17, 2023, Sidley delivered to Alston a revised draft of the merger agreement. The draft contemplated that:
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any termination fee payable by Broadmark would be equal to 1.75% of the equity value of the transaction and any termination fee payable by Ready Capital would be equal to $25 million;

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Broadmark would not be subject to the maximum leverage and minimum liquidity negative financial covenants;

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the Ready Capital Manager would sign a voting agreement; and

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there would be limitations on the amount of acquisition M&A that Ready Capital could do during the pendency of the transaction.

Also on February 17, 2023, Party A delivered to Broadmark a non-binding proposal to acquire Broadmark in an all-cash transaction with an aggregate equity value of $700 million, which the proposal stated would be financed through a combination of debt financing and capital raised from an existing network of investors. The proposal included a letter from a potential debt financing source that such source was “highly interested” in working with Party A to structure and arrange the debt financing for a transaction but the letter stated it was not a commitment to do so and given the current market environment the financing source could make no assurance it could structure or arrange any debt financing for Party A. The non-binding proposal was subject to, among other things, satisfactory completion of due diligence. Broadmark management forwarded the letters to the Broadmark Board.
On February 18, 2023, Ready Capital informed Mr. Luebbers that Ready Capital was proposing adjustments to the calculation of adjusted tangible book value of Broadmark that would have the effect of reducing Broadmark’s adjusted tangible book value for purposes of the exchange ratio calculation by approximately $48 million. Since the time of Ready Capital’s January 10, 2023 indication of interest, the illustrative exchange ratio that would have been based on December 31, 2022 numbers had increased from 0.4686 to 0.48976 as calculated as of February 15, 2023 as a result of changes in the estimates of each company’s adjusted tangible book value as of December 31, 2022. Ready Capital stated that the reason for the proposed reduction in consideration was the result of due diligence and the impact of purchase price accounting issues and it was not prepared to move forward without the adjustments.
On February 19, 2023, following discussions with two independent members of the Broadmark Board, Mr. Luebbers informed Ready Capital that he would discuss Ready Capital’s concerns with the full Broadmark Board but that he believed if the Broadmark Board were to agree to any reduction in consideration, it would need to be coupled with an agreement by Ready Capital that (a) the exchange ratio would be fixed at signing and not adjusted thereafter and (b) the merger agreement would be substantially consistent with the terms outlined in the draft circulated by Sidley on February 17, 2023, including the amount of the termination fee, the interim operating covenants and the voting agreement, which was an essential component of the transaction for the Broadmark Board. Mr. Luebbers stated he had not discussed with the full Broadmark Board but that if those conditions were met, he would be willing to take to the Broadmark Board a fixed exchange ratio of 0.4800.
On February 20, 2023, Ready Capital responded with a proposal of (a) a fixed exchange ratio of 0.46466, (b) the termination fee payable by Broadmark would represent 2% of the equity value of the transaction and the termination fee payable by Ready Capital would represent 3% of the equity value of the transaction and (c) the Ready Capital Manager would be prepared to sign a voting agreement, subject to negotiation of the terms of such agreement. Ready Capital also stated that it needed to work through the interim operating covenants but agreed that, while they should be designed to protect the transaction, they should not create unnecessary closing uncertainty.
On February 20, 2023, the Broadmark Board met. Also present were members of Broadmark management and representatives of J.P. Morgan and Sidley. Broadmark management reviewed with the Broadmark Board the discussions that occurred over the last several days as well as the proposal from Party A. Broadmark management discussed their views of Ready Capital’s rationale for the proposed reduction, noting that the exchange ratio proposed by Ready Capital on February 20 was nearly identical to the illustrative exchange ratio Ready Capital included in its January 10, 2023 indication of interest of 0.4686. Management noted that they believed Ready Capital was unlikely to proceed without an adjustment to the consideration. Broadmark management and J.P. Morgan noted their views as to the likelihood that Party A would be able to consummate a transaction, noting the difficult financing conditions that existed at the time and Party A’s lack of experience consummating public company acquisitions, among other things, and compared the implied value of each of Party A’s proposal and Ready Capital’s latest proposal. The Broadmark Board determined that it remained in the best interest of Broadmark and its stockholders to continue to pursue a transaction with Ready Capital and discussed potential counterproposals and provided direction to Broadmark management as to how to respond.
Consistent with the Broadmark Board’s direction, later on February 20, 2023, the Broadmark management team informed Ready Capital that the Broadmark Board would be willing to proceed if Ready Capital accepted a fixed exchange ratio of 0.47233.
Later in the afternoon of February 20, 2023, Ready Capital responded that it would agree to the 0.47233 fixed exchange ratio.
Later in the day on February 20, 2023, the Broadmark Board convened again. Members of Broadmark management as well as representatives of J.P. Morgan and Sidley were also present. Broadmark management informed the Broadmark Board that Ready Capital had accepted the counterproposal of a fixed exchange ratio of 0.47233.
Over the course of the next several days, Broadmark and Ready Capital worked to finalize the merger agreement and related transaction documents. Separately, Sidley and counsel for the Ready Capital Manager engaged in discussions regarding the voting agreement. As a result of these discussions, the Ready Capital Manager understood that Broadmark would not proceed with the transaction absent Waterfall Management, LLC, an affiliate of the Ready Capital Manager, in its capacity as general partner of Sutherland REIT Holdings, LP, agreeing to enter into a voting agreement. Counsel for the Ready Capital Manager and Sidley also discussed the terms of the voting agreement.
On February 22, 2023, the Broadmark Board met. Also present were members of Broadmark Management as well as representatives of J.P. Morgan and Sidley. Sidley reviewed with the Broadmark

Board their fiduciary duties in considering a transaction such as the proposed Merger. The Broadmark management team discussed with the Broadmark Board the status of finalizing diligence, the transaction agreements and communications plan. J.P. Morgan then reviewed with the Broadmark Board J.P. Morgan’s preliminary financial analyses regarding the Exchange Ratio of 0.47233. Sidley reviewed with the Broadmark Board the near final terms of the merger agreement. The Broadmark Board then reviewed the updated relationship disclosure provided by J.P. Morgan and following review determined that based on the information provided, the Broadmark Board did not have reason to believe that J.P. Morgan would be unable to provide independent advice or an independent fairness opinion.
On February 22, 2023, at a regularly scheduled meeting of the Ready Capital Board, with representatives of Wells Fargo Securities and Alston participating, Mr. Ahlborn presented a detailed overview of the proposed transaction, including a detailed review of Broadmark’s current business and financial position, the proposed transaction terms, management’s views regarding the merits of the proposed transaction to Ready Capital stockholders, and the pro forma financial impact of the proposed transaction. Mr. Adam Zausmer, Chief Credit Officer of Ready Capital, then presented the results of Ready Capital’s review of the Broadmark portfolio, including areas of risk in the portfolio and corresponding mitigants. Mr. Gary Taylor, Chief Operating Officer of Ready Capital, made a presentation regarding the integration plan for the Broadmark operations. Representatives of Wells Fargo Securities reviewed with the Ready Capital Board the financial aspects of the proposed Merger on a preliminary basis. Representatives of Alston reviewed the near final terms of the merger agreement and related documents and responded to questions regarding the key terms and conditions of the merger agreement and remaining open issues to be resolved between the parties.
Over the course of the next few days, Broadmark and Ready Capital finalized the merger agreement and their respective disclosure schedules and Broadmark and the Ready Capital Manager finalized the voting agreement.
On February 26, 2023, the Ready Capital Board met telephonically to approve the merger agreement, with representatives of Ready Capital management, Alston and Wells Fargo Securities in attendance. At the meeting, representatives of Alston reviewed with the Ready Capital Board the duties of directors in connection with transactions of this type and summarized the final terms of the merger agreement, including the resolution of open issues, and related ancillary documents, including the voting agreement. Also at this meeting, representatives of Wells Fargo Securities reviewed with the Ready Capital Board the financial aspects of the proposed Merger and rendered to the Ready Capital Board an opinion, initially rendered verbally and confirmed by delivery of a written opinion, dated February 26, 2023, to the effect that, as of that date and based upon and subject to the procedures followed, assumptions made, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing its opinion, the Exchange Ratio was fair, from a financial point of view, to Ready Capital. After further discussions, and after taking into consideration all of the information presented and discussed in the several prior communications and meetings among Ready Capital’s management, the Ready Capital Board and its members that occurred over the course of the negotiations between Ready Capital and Broadmark, the Ready Capital Board unanimously approved entry into the merger agreement.
Also on February 26, 2023, the Broadmark Board met with members of Broadmark management and representatives of J.P. Morgan and Sidley also present. Sidley discussed with the Broadmark Board the resolutions of the final open issues in the merger agreement. The Broadmark Board discussed the rationale for the proposed Merger. J.P. Morgan then provided its financial analyses of the Exchange Ratio of 0.47233 and, following discussion and at the request of the Broadmark Board, rendered to the Broadmark Board J.P. Morgan’s oral opinion, subsequently confirmed by delivery of a written opinion, dated February 26, 2023, to the effect that, as of February 26, 2023 and based upon and subject to the factors, assumptions, qualifications and any limitations set forth in its written opinion, the exchange ratio in the proposed Merger was fair, from a financial point of view, to the holders of Broadmark Common Stock. The Broadmark Board then discussed further the rationale for the proposed Merger and following discussion unanimously approved the entry into the merger agreement.
Following the parties’ board meetings, the parties executed the definitive agreements and, on February 27, 2023, publicly announced the proposed Merger.

Recommendation of the Broadmark Board and Its Reasons for the Merger
By vote at a meeting held on February 26, 2023, after careful consideration, the Broadmark Board unanimously (i) determined that the Merger Agreement and the transactions contemplated therein, including the Merger, are advisable and in the best interests of Broadmark, (ii) authorized and approved the Merger Agreement and declared the Merger advisable, (iii) directed that the Broadmark Merger Proposal be submitted to the holders of Broadmark Common Stock for consideration at the Broadmark special meeting and (iv) resolved to recommend, in accordance with and subject to the provisions of the Merger Agreement, that the holders of Broadmark Common Stock approve the Broadmark Merger Proposal.
The Broadmark Board unanimously recommends that the Broadmark stockholders vote “FOR” the Broadmark Merger Proposal and “FOR” the Broadmark Adjournment Proposal.
In reaching its determination, the Broadmark Board evaluated the Merger Agreement and the transactions contemplated therein in consultation with Broadmark’s management team and outside legal and financial advisors and carefully considered numerous factors that the Broadmark Board viewed as supporting its decision, including, but not limited to, the following material factors:
Strategic Case for the Merger
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Increased Scale.   The Broadmark Board considered the enhanced scale of the Combined Company as a commercial mortgage REIT with enhanced operational leverage and the expectation that the Combined Company will be a leading non-bank lender to the lower and middle commercial real estate market. The Broadmark Board noted that, based on the closing trading price of Ready Capital Common Stock on February 24, 2023, the Combined Company would have a total equity capitalization of approximately $2.8 billion.

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Increased Portfolio Diversification.   The Broadmark Board considered that the Combined Company would have a more diversified portfolio with over 4,000 additional loans. The Broadmark Board also considered that the Combined Company would bolster multifamily exposure and have a complementary geographic footprint without creating concentration issues.

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Aligned Strategies.   The Broadmark Board considered the fact that the Combined Company would have complementary small and middle market lending strategies with a focus on construction and bridge loans in attractive markets to strong sponsors.

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Enhanced Access to Capital Markets.   The Broadmark Board considered the expectation that the Combined Company would have enhanced access to capital markets across secured and unsecured solutions.

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Potential for Increased Multiples and Dividend.   The Broadmark Board considered the fact that, while there are no guarantees as to future results, the economic and operational leverage associated with the business of the Combined Company may provide the opportunity for improved price to tangible book value and earnings multiples and a higher and more consistent dividend.

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Best Available Alternative.   The Broadmark Board considered its view, following discussions with Broadmark’s management team and financial advisor, that the Merger represented the most attractive alternative for Broadmark to pursue, including relative to remaining an independent public company, a sale of Broadmark for cash, add-on acquisitions and other potential alternatives. In evaluating such alternatives, the Broadmark Board considered the possible stockholder value that might result from such alternatives, as well as the feasibility of such alternatives and the risks and uncertainties associated with pursuing such alternatives. The Broadmark Board also considered its view, following discussion with Broadmark’s management team and financial advisor, that Ready Capital was the most attractive merger partner for Broadmark and its stockholders. The Broadmark Board took into consideration that Broadmark’s discussions with Party B had not resulted in a more attractive proposal and that the proposal from Party A was at a lower valuation for Broadmark, was not financed and was otherwise subject to considerable uncertainty. The Broadmark Board further considered its views, following discussions with Broadmark’s management team and financial advisor, with respect to the industry, business, financial condition, current business strategy and short- and long-term prospects of Broadmark, including the current challenges facing the industry and Broadmark in particular. The Broadmark Board also considered the actions that Broadmark was likely to need to take were it to remain as an independent company, including the search, identification and hiring of a permanent chief executive officer, the costs of taking those actions and the lack of certainty as to whether those actions would result in improved performance or share price appreciation.
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External Manager.   The Broadmark Board considered its view that the Combined Company would benefit from the continued management from the Ready Capital Manager. The Broadmark Board considered the terms of the Ready Capital Management Agreement, including (a) the fee payable to the Ready Capital Manager as a result of the Merger and (b) the Combined Company’s limited ability to terminate the Ready Capital Management Agreement and the fees and payments required to be made by the Combined Company in connection with such a termination, including (i) the payment equal to three times the average annual base management fee earned by the Ready Capital Manager during the prior 24-month period immediately preceding the date of termination and (ii) the repurchase of the Class A special unit in the Ready Capital Operating Partnership held by the Ready Capital Manager for an amount equal to three times the average annual amount of the incentive distribution paid or payable in respect of the Class A special unit during the 24-month period immediately preceding such termination.

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Expected Management Team and Board of Directors.   The Broadmark Board considered the management team of the Combined Company, including the management team’s known operating expertise, and the expected business model of the Combined Company. The Broadmark Board considered that Ready Capital and the Ready Capital Manager have a history of successfully integrating and scaling acquisitions. The Broadmark Board also considered the interim statuses of Broadmark’s current chief executive officer and president and the fact that, on a stand-alone basis, the Broadmark Board would need to hire a permanent chief executive officer and other new senior executives, given the recent departures of executives at Broadmark. The Broadmark Board further considered that the interests of the Broadmark stockholders would be protected by the fact that three of the existing members of the Broadmark Board would be added to the board of directors of the Combined Company at the Closing of the Merger, which would ensure continued oversight of the Combined Company by members of the Broadmark Board.

Financial Considerations for Broadmark’s Stockholders
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Financial Terms and Course of Negotiations.   The Broadmark Board considered the negotiations on the Exchange Ratio, including that despite the modifications proposed by Ready Capital, the final Exchange Ratio was greater than the proposed illustrative exchange ratio in the January 17, 2023 Indication of Interest. The Broadmark Board considered the fact that because of the fixed Exchange Ratio (i.e., it will not be adjusted for fluctuations in the market price of Broadmark Common Stock or Ready Capital Common Stock), Broadmark would have certainty as to the number of shares of Ready Capital Common Stock to be issued in connection with the Merger and Broadmark stockholders would also have the opportunity to benefit from any increase in the trading price of Ready Capital Common Stock between the announcement and the Closing of the Merger. However, the Broadmark Board also noted that the value of Ready Capital Common Stock to be paid to Broadmark stockholders upon the Closing of the Merger could be less than its implied value immediately prior to the announcement of the execution of the Merger Agreement, as a result of a decrease in the market price of Ready Capital Common Stock between the time of the announcement and the Closing of the Merger. The Broadmark Board also took note of the course of negotiations between Broadmark and Ready Capital in arriving at the fixed Exchange Ratio and the historic and current market prices of Broadmark Common Stock and Ready Capital Common Stock. Further, the Broadmark Board took note of the following:

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the Merger Consideration, based on the Exchange Ratio and trading prices of Broadmark Common Stock and Ready Capital Common Stock, would represent a 40.9% premium to the closing price of Broadmark Common Stock on February 24, 2023 (the last full trading day prior to the announcement of the execution of the Merger Agreement);

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its view that while the implied premium is lower than the Broadmark Common Stock 52-week high, the market conditions and other factors suggest that Broadmark’s Common Stock price was not likely to reach such prices in the near to medium term;

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the Exchange Ratio represents a price/trading multiple of 0.85x compared to Broadmark’s current multiple of 0.60x;

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the respective dividend policies and dividend yields of Broadmark and Ready Capital, including that Broadmark had recently reduced its monthly dividend by 50%; and

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the expected financial impact of the Merger on Broadmark’s stockholders and the potential accretion/dilution of the future results of the Combined Company.

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Stockholder Value Creation.   The Broadmark Board considered, following discussions with Broadmark’s management team and financial advisor, the potential value creation for Broadmark’s stockholders resulting from the Merger. The Broadmark Board also considered the fact that, given the stock-for-stock structure of the transaction, Broadmark’s stockholders would be able to participate in the long-term upside of the Combined Company through their ownership.

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Pro Forma Ownership.   The Broadmark Board took note of the fact that, upon the Closing of the Merger, Ready Capital’s stockholders are expected to own approximately 64% of the Combined Company and Broadmark’s stockholders are expected to own approximately 36% of the Combined Company, based on the Exchange Ratio and the number of outstanding shares of common stock and other equity securities of Broadmark and Ready Capital on the date of the Merger Agreement.

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Fairness Opinion.   The Broadmark Board considered the opinion, dated February 26, 2023, of J.P. Morgan rendered to the Broadmark Board as to the fairness of the Exchange Ratio to the holders of Broadmark Common Stock from a financial point of view and as of the date of the opinion, which opinion was based on and subject to the qualifications, limitations and assumptions set forth therein and as more fully described in the section entitled “The Merger — Opinion of Broadmark’s Financial Advisor” beginning on page 85.

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Increased Leverage.   The Broadmark Board considered the fact that the Combined Company would result in an increase in leverage for the Broadmark stockholders. The Broadmark Board also considered the ability of the Combined Company to delever and timing of such deleverage.

Financial Considerations of the Combined Company
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Synergies.   The Broadmark Board considered the expectation that, while there are no guarantees as to future performance, the Combined Company is expected to benefit from operational and geographic synergies that are expected to enhance the Combined Company’s ability to capture economics throughout the lifecycle of a property and retain sponsor relationship beyond construction and/or build stages.

Due Diligence Investigations
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Substantive Results of Portfolio, Financial, Accounting, Tax and Legal Due Diligence Investigations.    The Broadmark Board considered the scope of the due diligence investigation conducted by Broadmark’s management team and its outside legal, tax and financial advisors, Sidley and PwC, and the substantive results thereof, as reported to the Broadmark Board.

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Transition Planning.   The Broadmark Board considered the transition planning of the Combined Company and noted that the due diligence investigations set the stage for pre-Closing integration and transition planning and post-Closing implementation.

Recommendation of Management.   The Broadmark Board took into account management’s recommendation in favor of the transactions contemplated by the Merger Agreement.
Terms of the Merger Agreement and Related Documentation.   The Broadmark Board considered the terms and conditions of the Merger Agreement and related documentation, including:
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the likelihood that the Merger and the other transactions contemplated by the Merger Agreement would be completed on a timely basis, acknowledging the limited closing conditions in the Merger Agreement, which include the need for stockholder approval by Broadmark’s stockholders and Ready Capital’s stockholders of the Broadmark Merger Proposal and the Ready Capital Common Stock Issuance Proposal, respectively;

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the fact that each of the Broadmark Board and the Ready Capital Board, under certain circumstances, is permitted to change its recommendation to its stockholders with respect to the Broadmark Merger Proposal and the Ready Capital Common Stock Issuance Proposal, respectively, and that the other party is thereafter entitled to terminate the Merger Agreement and collect a termination fee of, in the case of payment by Ready Capital, $23.639 million and, in the case of payment by Broadmark, $15.760 million;

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the fact that the Broadmark Board is also permitted to terminate the Merger Agreement, prior to approval by Broadmark’s stockholders, to accept and enter into an agreement providing for the implementation of a superior proposal, subject to the “matching rights” granted to Ready Capital under the Merger Agreement and subject to the payment to Ready Capital of a termination fee of $15.760 million (representing approximately 2% of the announced equity value of the transaction);

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the fact that in the event that the stockholders of Broadmark or Ready Capital do not approve the Broadmark Merger Proposal or the Ready Capital Common Stock Issuance Proposal, as the case may be, Broadmark or Ready Capital, respectively, is obligated to reimburse up to $5 million to cover the other party’s expenses in connection with the termination of the Merger Agreement;

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the view of the Broadmark Board that the termination fees and expense reimbursement provisions described above would not prevent a potentially interested third party from making a proposal to acquire Broadmark following the announcement of the Merger Agreement;

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the obligation of Ready Capital to cause the appointment of three of the existing members of the Broadmark Board to the board of directors of the Combined Company;

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the generally reciprocal nature of the parties’ representations, warranties and covenants (including interim operating covenants) and deal protection provisions; and

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the fact that each of Broadmark and Ready Capital will be permitted to continue to pay its respective dividends leading up to the Closing of the Merger, subject to certain conditions specified in the Merger Agreement.

The Broadmark Board also considered a variety of risks and other potentially negative factors in considering the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including, but not limited to, the following material factors:
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Cost and Disruption of the Pending Transaction.   The Broadmark Board noted the significant costs involved in connection with entering into the Merger Agreement and completing the Merger and the substantial time and effort of Broadmark’s management team required to complete the transactions contemplated by the Merger Agreement, which may disrupt Broadmark’s business operations. In addition, the Broadmark Board noted the risks and contingencies related to the announcement and pendency of the transactions contemplated by the Merger Agreement, including the impact on Broadmark’s employees and its prospective and existing business relationships.

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Risks to and Attributes of Ready Capital’s Business.   The Broadmark Board considered the risks related to Ready Capital’s business, including as described in the risk factors set forth in Ready Capital’s filings with the SEC.

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Interest of Broadmark’s Directors and Officers.   The Broadmark Board considered the fact that some of Broadmark’s directors and executive officers may have interests in the Merger that are different from, or in addition to, those of Broadmark’s stockholders generally, including certain interests arising from the employment and compensation arrangements of Broadmark’s executive officers, and the manner in which they would be affected by the Merger.

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Restrictions on Interim Operations.   The Broadmark Board considered the provisions of the Merger Agreement placing restrictions on the conduct of Broadmark’s business prior to the consummation of the Merger, which may delay or prevent Broadmark from undertaking business opportunities that may arise or other actions that it might otherwise take with respect to the operations of Broadmark.

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Restrictions on Competing Proposals.   The Broadmark Board took into account that, prior to entering into the Merger Agreement, Broadmark did not participate in a competitive auction process, that the Merger Agreement precludes Broadmark from actively soliciting proposals with respect to alternative transactions and that a fee of $15.760 million would be payable to Ready Capital under the Merger Agreement, if among other things, Broadmark terminates the Merger Agreement in order to enter into an agreement with respect to a superior proposal. However, the Broadmark Board considered those issues mitigated by the fact that the “no solicitation” provisions in the Merger Agreement provide (i) the flexibility for any interested party to provide an unsolicited competing proposal and the ability, under certain circumstances, for Broadmark to engage in negotiations with the party making such competing proposal and (ii) the ability for Broadmark to terminate the Merger Agreement to accept and enter into an agreement with respect to a competing proposal that constitutes a superior proposal, subject to the “matching rights” granted to Ready Capital under the Merger Agreement (as described elsewhere in this joint proxy statement/prospectus) and the payment of the $15.760 million termination fee (which the Broadmark Board viewed as below market and not likely to deter any interested parties from making a competing proposal).
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Impact of Ready Capital Management Agreement.   The Broadmark Board considered the risks related to the Ready Capital Management Agreement, including the potential negative impact of the Ready Capital Management Agreement on future transactions.

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Financial Considerations.   The Broadmark Board considered the risks that the transactions contemplated by the Merger Agreement may be dilutive to Ready Capital’s 2023 earnings per share and tangible book value per share. The Broadmark Board also considered the fact that the transaction is expected to be accretive to Ready Capital’s stockholders in 2024.

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Board of Directors of Combined Company.   The Broadmark Board took into account that the board of directors of the Combined Company will be comprised of a majority of board members who are not current members of the Broadmark Board.

The foregoing discussion of the factors considered by the Broadmark Board is not intended to be exhaustive and is not provided in any specific order or ranking, but rather includes material factors considered by the Broadmark Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement, and the complexity of these matters, the Broadmark Board did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights or values to the factors considered, and individual directors may have held varied views of the relative importance of the factors considered and given different weights or values to different factors. The Broadmark Board viewed its position and recommendation as being based on an overall review of the totality of the information available to it and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.
The explanation and reasoning of the Broadmark Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 51.
For the reasons set forth above, the Broadmark Board has unanimously (i) determined that the Merger Agreement is advisable and in the best interests of Broadmark, and authorized and approved the Merger Agreement, (ii) determined that the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Broadmark, (iii) subject to the terms of the Merger Agreement, directed that the Merger and the other transactions contemplated by the Merger Agreement be submitted to the holders of Broadmark Common Stock for consideration, with the recommendation that the holders of Broadmark Common Stock approve the Merger and the other transactions contemplated by the Merger Agreement and (iv) determined that the Voting Agreement is advisable and in the best interests of Broadmark, and authorized and approved the Voting Agreement. The Broadmark Board unanimously recommends that the Broadmark stockholders vote “FOR” the Broadmark Merger Proposal and “FOR” the Broadmark Adjournment Proposal.
Recommendation of the Ready Capital Board and Its Reasons for the Merger
By vote at a meeting held on February 26, 2023, after careful consideration, the Ready Capital Board unanimously (i) determined that the Merger Agreement, the Voting Agreement and the transactions contemplated by the Merger Agreement and the Voting Agreement, including the Merger and the Ready Capital Common Stock Issuance, are in the best interests of Ready Capital, (ii) authorized and approved the Merger Agreement, the Voting Agreement and the transactions contemplated by the Merger Agreement and the Voting Agreement, including the Merger and the Ready Capital Common Stock Issuance, (iii) directed that the Ready Capital Common Stock Issuance Proposal be submitted to the holders of Ready Capital Common Stock for consideration at the Ready Capital special meeting and (iv) resolved to recommend, in accordance with and subject to the provisions of the Merger Agreement, that the holders of Ready Capital Common Stock approve the Ready Capital Common Stock Issuance Proposal.
The Ready Capital Board unanimously recommends that Ready Capital stockholders vote “FOR” the Ready Capital Common Stock Issuance Proposal and “FOR” the Ready Capital Adjournment Proposal.
In reaching its determination, the Ready Capital Board evaluated the Merger Agreement and the transactions contemplated therein in consultation with the Ready Capital Manager, senior management and outside legal and financial advisors and carefully considered numerous factors that the Ready Capital Board viewed as supporting its decision, including, but not limited to, the following material factors:
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The Ready Capital Board considered that the Merger is expected to provide a number of significant benefits to Ready Capital and its stockholders, including the following:

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the Merger will further expand Ready Capital’s existing SBC lending platform to include complementary geographic markets and smaller balance construction loan origination capabilities that will enable Ready Capital to offer a broader array of credit products to its small- and medium-sized business borrowers, including in the multi-family sector, with more attractive risk-adjusted returns as compared to larger balance loans;

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the Merger substantially increases Ready Capital’s capital base, which will support continued growth of its platform and execution of Ready Capital’s strategy to further increase scale, while also reducing Ready Capital’s leverage ratios;

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the Merger is expected to provide Ready Capital access to incremental capital, which will enhance Ready Capital’s diversified investment strategy;

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the Merger is expected to provide Ready Capital with improved scale, liquidity and capital alternatives, including additional borrowing capacity and access to additional corporate debt funding alternatives;

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the Merger is expected to provide Ready Capital with the ability to redeploy capital into accretive investment portfolios with attractive risk-adjusted returns;

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the wider stockholder base resulting from the Merger is expected to enhance the trading volume and liquidity for stockholders of the Combined Company and generate a greater level of interest in Ready Capital’s business from a broader investor base;

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the larger size Ready Capital will achieve as a result of the Merger may benefit Ready Capital as larger commercial mortgage REITs tend to trade at better market to book value prices compared to smaller commercial mortgage REITs; and

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the combination of Ready Capital and Broadmark can potentially create cost savings and efficiencies over time resulting from the allocation of operating expenses over a larger portfolio and capital base.

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The Ready Capital Board considered its knowledge of the business, operations, financial condition, earnings and prospects of Ready Capital and Broadmark, taking into account the results of Ready Capital’s due diligence review of Broadmark, as well as its knowledge of the current and prospective environment in which Ready Capital and Broadmark operate, including economic and market conditions.

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The Ready Capital Board considered that the Merger Agreement provides the Ready Capital Board with the right, prior to the receipt of Ready Capital stockholder approval of the Ready Capital Common Stock Issuance Proposal and subject to certain terms and conditions of the Merger Agreement, to make a change in recommendation regarding the Ready Capital Common Stock Issuance Proposal.

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The Ready Capital Board considered Wells Fargo Securities’ opinion, dated February 26, 2023, to the Ready Capital Board as to the fairness, from a financial point of view and as of the date of Wells Fargo Securities’ opinion, of the exchange ratio to Ready Capital, as more fully described in the section entitled “The Merger — Opinion of Ready Capital’s Financial Advisor” beginning on page 93.

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The Ready Capital Board considered the commitment on the part of both parties to consummate the Merger as reflected in their respective obligations under the terms of the Merger Agreement, and the likelihood that the stockholder approvals needed to consummate the Merger would be obtained in a timely manner.

The Ready Capital Board also considered a variety of risks and other potentially negative factors in considering the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including, but not limited to, the following material factors:
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the risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Merger;

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the risk that future losses in Broadmark’s portfolio may exceed the potential losses assumed by the parties when the Exchange Ratio was established;

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that, under the terms of the Merger Agreement, Ready Capital must pay Broadmark a termination fee of $23.639 million or pay an expense amount equal to $5.0 million if the Merger Agreement is terminated under specified circumstances, which may deter other parties from proposing an alternative transaction that may be more advantageous to Ready Capital stockholders, or which may become payable following a termination of the Merger Agreement in circumstances where no alternative transaction or Superior Proposal is available to Ready Capital. For more information, see “The Merger Agreement — Termination of the Merger Agreement” on page 131;

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the limitations in the Merger Agreement on the right of Ready Capital to (i) solicit, initiate or knowingly encourage the making of a Competing Proposal, (ii) engage in any discussions or negotiations with any person with respect to a Competing Proposal and (iii) furnish non-public information regarding Ready Capital to any person in connection with or in response to a Competing Proposal;

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the risk that, notwithstanding the likelihood of the Merger being completed, the Merger may not be completed, or that completion may be unduly delayed, including the effect of the pendency of the Merger and the effect such failure to be completed may have on the trading price of Ready Capital Common Stock and Ready Capital’s operating results, particularly in light of the costs incurred in connection with the transaction;

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the risk that the cost savings, operational efficiencies and other benefits to the Ready Capital stockholders expected to result from the Merger might not be fully realized or realized at all, including as a result of possible changes in the markets in which Ready Capital will operate;

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the risk that Ready Capital will be unable to redeploy the capital acquired in connection with the Merger into its target assets within the anticipated timeline or at anticipated returns;

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the risk of other potential difficulties in integrating the two companies and their respective operations;

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the substantial costs to be incurred in connection with the transaction, including the transaction expenses arising from the Merger and the costs of integrating the businesses of Ready Capital and Broadmark;

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the Merger Agreement’s provisions permitting Broadmark to terminate the Merger Agreement in order to enter into a Superior Proposal for more than 50% of Broadmark (as further defined in “The Merger Agreement — Competing Proposals — Broadmark Competing Proposal” and “The Merger Agreement — Superior Proposals  — Broadmark Superior Proposal”) (subject to compliance with the provisions of the Merger Agreement regarding non-solicitation of Competing Proposals) upon payment by Broadmark to Ready Capital of a termination fee of $15.76 million (for more information, see “The Merger Agreement — Termination of the Merger Agreement” on page 131);

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the restrictions on the conduct of Ready Capital’s business during the period between the execution of the Merger Agreement and the Closing (for more information, see “The Merger Agreement — Conduct of Business by Ready Capital Pending the Merger” on page 122); and

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other matters described in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The foregoing discussion of the factors considered by the Ready Capital Board is not intended to be exhaustive and is not provided in any specific order or ranking, but rather includes material factors considered by the Ready Capital Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement, and the complexity of these matters, the Ready Capital Board did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights or values to the factors considered, and individual directors may have held varied views of the relative importance of the factors considered and given different weights or values to different factors. The Ready Capital Board viewed its position and recommendation as being based on an overall review of the totality of the information available to it and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.
The explanation and reasoning of the Ready Capital Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 51.
For the reasons set forth above, the Ready Capital Board has unanimously (i) determined that the Merger Agreement, the Voting Agreement and the transactions contemplated by the Merger Agreement and the Voting Agreement, including the Merger and the Ready Capital Common Stock Issuance, are in the best interests of Ready Capital, (ii) authorized and approved the Merger Agreement, the Voting Agreement and the transactions contemplated by the Merger Agreement and the Voting Agreement, including the Merger and the Ready Capital Common Stock Issuance, (iii) directed that the Ready Capital Common Stock Issuance Proposal be submitted to the holders of Ready Capital Common Stock for consideration at the Ready Capital special meeting, and (iv) resolved to recommend, in accordance with and subject to the provisions of the Merger Agreement, that the holders of Ready Capital Common Stock approve the Ready Capital Common Stock Issuance Proposal. The Ready Capital Board unanimously recommends that the Ready Capital stockholders vote “FOR” the Ready Capital Common Stock Issuance Proposal and “FOR” the Ready Capital Adjournment Proposal.
Opinion of Broadmark’s Financial Advisor
Opinion of J.P. Morgan Securities LLC
Pursuant to an engagement letter dated January 31, 2023, Broadmark retained J.P. Morgan as its financial advisor in connection with the Merger. At the meeting of the Broadmark Board held on February 26, 2023, at which the Merger was approved, J.P. Morgan rendered to the Broadmark Board an oral opinion, subsequently confirmed by delivery of a written opinion, dated February 26, 2023, to the effect that, as of such date and based upon and subject to the various factors, assumptions, qualifications and any limitations set forth in such written opinion, the Exchange Ratio in the Merger was fair, from a financial point of view, to the holders of shares of Broadmark Common Stock.
The full text of the written opinion of J.P. Morgan, dated February 26, 2023, which sets forth, among other things, the assumptions made, matters considered and qualifications and any limitations on the opinion and the review undertaken by J.P. Morgan in connection with rendering its opinion, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Broadmark stockholders are urged to read the opinion carefully and in its entirety. J.P. Morgan’s opinion was addressed to the Broadmark Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger, was directed only to the fairness, from a financial point of view, to the holders of Broadmark Common Stock of the Exchange Ratio in the Merger and did not address any other aspect of the Merger or the other transactions contemplated by the Merger Agreement.

J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Broadmark or any alternative transaction. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of Broadmark as to how such stockholder should vote with respect to the Merger or any other matter.
In arriving at its opinion, J.P. Morgan, among other things:
•
reviewed a draft of the Merger Agreement, dated February 26, 2023;

•
reviewed certain publicly available business and financial information concerning Broadmark and Ready Capital and the industries in which they operate;

•
compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•
compared the financial and operating performance of Broadmark and Ready Capital with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Broadmark’s Common Stock and Ready Capital’s Common Stock and certain publicly traded securities of such other companies;

•
reviewed certain internal financial analyses and forecasts prepared by the managements of Broadmark and Ready Capital relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Synergies”) (for additional detail on Broadmark’s and Ready Capital’s financial forecasts, see “The Merger — Certain Broadmark Unaudited Prospective Financial Information” beginning on page 103 and “The Merger — Certain Ready Capital Unaudited Prospective Financial Information” beginning on page 100); and

•
performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Broadmark with respect to certain aspects of the Merger, and the past and current business operations of Broadmark and Ready Capital, the financial condition and future prospects and operations of Broadmark and Ready Capital, the effects of the Merger on the financial condition and future prospects of Broadmark and Ready Capital, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Broadmark or Ready Capital or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with Broadmark, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Broadmark or Ready Capital under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Broadmark and Ready Capital to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the Merger and the other transactions contemplated by the Merger Agreement would qualify as a tax-free reorganization for United States federal income tax purposes, and would be consummated as described in the Merger Agreement, and that the definitive Merger Agreement would not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Broadmark and Ready Capital and Merger Sub in the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Broadmark with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Broadmark or Ready Capital or on the contemplated benefits of the Merger.
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to the holders of Broadmark Common Stock of the Exchange Ratio in the Merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of Broadmark, or as to the underlying decision by Broadmark to engage in the Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the Merger, or any class of such persons relative to the Exchange Ratio applicable to the holders of Broadmark Common Stock in the Merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the Broadmark Common Stock or the Ready Capital Common Stock will trade at any future time.
The terms of the Merger Agreement, including the Exchange Ratio, were determined through arm’s length negotiations between Broadmark and Ready Capital, and the decision to enter into the Merger Agreement was solely that of the Broadmark Board and the Ready Capital Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Broadmark Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Broadmark Board or Broadmark’s management with respect to the Merger or the Exchange Ratio.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the Broadmark Board on February 26, 2023 and in the financial analyses presented to the Broadmark Board on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Broadmark Board and contained in the presentation delivered to the Broadmark Board on such date in connection with the rendering of such opinion and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Certain of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
Public Trading Multiples
Using publicly available information, J.P. Morgan compared selected financial data of Broadmark and Ready Capital with similar data for certain selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to those engaged in by Broadmark and Ready Capital, respectively, based on J.P. Morgan’s experience and its familiarity with the industries in which Broadmark and Ready Capital operate.
The companies selected by J.P. Morgan with respect to Broadmark and Ready Capital were as follows:
•
Apollo Commercial Real Estate Finance

•
Arbor Realty Trust

•
Ares Commercial Real Estate

•
Blackstone Mortgage Trust

•
BrightSpire Capital

•
Broadmark

•
Claros Mortgage Trust

•
Franklin BSP Realty Trust Inc.

•
KKR Real Estate Finance Trust

•
Ladder Capital Corp

•
Ready Capital

•
Starwood Property Trust

•
TPG RE Finance Trust, Inc.

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, J.P. Morgan judged to be sufficiently analogous to those engaged in by Broadmark and Ready Capital, respectively, based on J.P. Morgan’s experience and its familiarity with the industries in which Broadmark and Ready Capital operate. However, certain of these companies may have characteristics that are materially different from those of Broadmark and Ready Capital. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect Broadmark and Ready Capital.
With respect to each selected company above, J.P. Morgan calculated and compared (i) the multiple of price to tangible book value per share (“P/TBV”) and (ii) estimated 2023 dividend yield based on current annualized cash dividend (“2023E Dividend Yield”), in each case, based on reported metrics and available estimates obtained from public filings, consensus third party research and other publicly available information as of February 24, 2023.
Based on the results of this analysis and other factors which J.P. Morgan considered appropriate based on its experience and judgment, J.P. Morgan derived the following reference ranges for P/TBV and 2023E Dividend Yield:
Range
P/TBV	0.50x – 0.95x
2023E Dividend Yield	8.00% – 12.75%
J.P. Morgan then applied the P/TBV multiple reference range to Broadmark’s and Ready Capital’s tangible book value per share as of December 31, 2022 of $6.96 and $14.52, respectively, and applied the 2023E Dividend Yield range to Broadmark’s and Ready Capital’s estimated dividend per share for 2023 of $0.42 and $1.60, respectively. Broadmark’s and Ready Capital’s estimated tangible book value per share and dividend per share for 2023 were based on financial forecasts for Broadmark and Ready Capital prepared by Broadmark and Ready Capital managements, respectively.
After applying such ranges to the respective estimated tangible book value per share and estimated dividend per share for 2023 for each of Broadmark and Ready Capital, J.P. Morgan’s analysis indicated the following implied equity value per share ranges for Broadmark Common Stock and Ready Capital Common Stock (rounded to the nearest $0.25):
	Implied equity value per Broadmark share	Implied equity value per Ready Capital share
P/TBV	$3.50 – $6.50	$7.25 – $13.75
2023E Dividend Yield	$3.25 – $5.25	$12.50 – $20.00
The range of implied equity value per share for Broadmark was compared to closing price per share of Broadmark Common Stock of $4.19 on February 24, 2023 (the last trading date prior to the announcement of the Merger Agreement) and an implied value of the Merger Consideration of $5.90 per share of Broadmark Common Stock (based on the Exchange Ratio of 0.47233x and the closing price per share of Ready Capital Common Stock of $12.50 on February 24, 2023). The range of implied equity value per share for Ready Capital was compared to the closing price per share of Ready Capital Common Stock of $12.50 on February 24, 2023.

Broadmark Dividend Discount Analysis
J.P. Morgan calculated a range of implied values for Broadmark Common Stock by discounting to present value estimates of Broadmark’s future dividend stream and terminal value. In performing its analysis, J.P. Morgan utilized, among others, the following assumptions, which were reviewed and approved by Broadmark’s management:
•
Broadmark’s financial forecasts prepared by Broadmark management;

•
a terminal value based on 2026 estimated tangible book value (which was based on the Broadmark’s financial forecasts prepared by Broadmark management) and a terminal multiple range of 0.50x to 0.95x; and

•
a cost of equity range of 13.50% to 14.50%.

These calculations resulted in a range of implied values (rounded to the nearest $0.25) of $3.50 to $5.50 per share of Broadmark Common Stock, as compared to the closing price per share of Broadmark Common Stock of $4.19 on February 24, 2023 and the implied value of the Merger Consideration of $5.90 per share of Broadmark Common Stock (based on the Exchange Ratio of 0.47233x and the closing price per share of Ready Capital Common Stock on February 24, 2023 of $12.50).
Ready Capital Dividend Discount Analysis
J.P. Morgan calculated a range of implied values for Ready Capital Common Stock by discounting to present value estimates of Ready Capital’s future dividend stream and terminal value. In performing its analysis, J.P. Morgan utilized, among others, the following assumptions, which were reviewed and approved by Broadmark’s management:
•
Ready Capital financial forecasts prepared by Ready Capital management;

•
a terminal value based on 2026 estimated tangible book value (which was based on the Ready Capital’s financial forecasts prepared by Ready Capital management) and a terminal multiple range of 0.50x to 0.95x; and

•
a cost of equity range of 13.00% to 14.00%.

These calculations resulted in a range of implied values (rounded to the nearest $0.25) of $10.25 to $15.00 per share of Ready Capital Common Stock, as compared to the closing price per share of Ready Capital Common Stock of $12.50 on February 24, 2023.
Implied Relative Value Analysis
J.P. Morgan compared the results for Broadmark to the results for Ready Capital with respect to the public trading multiples and discounted dividend analyses described above. J.P. Morgan compared the lowest implied equity value per share for Broadmark to the highest implied equity value per share for Ready Capital to derive the lowest exchange ratio implied by each pair of results. J.P. Morgan also compared the highest implied equity value per share for Broadmark to the lowest implied equity value per share for Ready Capital to derive the highest exchange ratio implied by each pair of results. The ranges of implied exchange ratios resulting from this analysis were:
Implied Exchange Ratios
	Low	High
P/TBV	0.255x	0.897x
2023E Dividend Yield	0.163x	0.420x
Dividend Discount Analysis	0.233x	0.537x
The ranges of implied exchange ratios resulting from the foregoing analysis were compared to (i) the exchange ratio of 0.335x implied by the closing prices per share of Broadmark Common Stock and Ready Capital Common Stock of $4.19 and $12.50, respectively, on February 24, 2023 and (ii) the Exchange Ratio of 0.47233x.

Discounted Cash Flow-Based Value Creation Analysis
J.P. Morgan conducted an analysis of the theoretical value creation to the holders of Broadmark Common Stock that compared the estimated implied equity value of Broadmark Common Stock on a standalone basis, based on the midpoint value determined in J.P. Morgan’s discounted dividend analysis described above, to the estimated implied equity value of such holders’ ownership in the combined company, pro forma for the Merger, as described below.
J.P. Morgan calculated the pro forma combined company implied equity value per share by (i) calculating the sum of (a) the implied equity value of Broadmark on a stand-alone basis of approximately $610 million, using the midpoint value determined in J.P. Morgan’s discounted dividend analysis of Broadmark described above, (b) the implied equity value of Ready Capital on a stand-alone basis of approximately $1.405 billion, using the midpoint value determined in J.P. Morgan’s discounted dividend analysis of Ready Capital described above, and (c) 100% of the estimated present value of the run-rate cost synergies of $3 million, as reflected in estimates Broadmark’s management provided to J.P. Morgan for use in connection with its analysis, (ii) subtracting estimated transaction expenses of $22 million provided by Broadmark’s management to J.P. Morgan for use in connection with its analysis, applying the midpoint of a terminal growth rate range of 2.25% to 2.75% and discounted to present value using the midpoint of a discount rate range of 10.50% to 11.50% and (iii) multiplying such result by the pro forma equity ownership of the combined company by holders of Broadmark Common Stock of 36.1%. This analysis indicated, on an illustrative basis, a pro forma combined company implied equity value of $720 million, which represented accretion in value to such holders of $110 million or 18.0% as compared to the standalone implied equity value of Broadmark of $610 million. There can be no assurance, however, that the synergies, transaction-related expenses and other impacts referred to above will not be substantially greater or less than those estimated by Broadmark’s management and described above.
Other Analyses and Information
Historical Exchange Ratio Analysis
J.P. Morgan reviewed the per share daily closing market prices of Broadmark Common Stock and Ready Capital Common Stock for the three-year period ending on February 24, 2023 and calculated the implied historical exchange ratios during this period. Specifically, for each trading day, J.P. Morgan divided the daily closing price per share of Broadmark Common Stock by that of Ready Capital Common Stock. J.P. Morgan calculated the high, low and average of the implied historical exchange ratios for the one-year, two-year and three-year periods. The analysis resulted in the following average implied exchange ratios for the dates and periods indicated, all as compared to the Exchange Ratio of 0.47233x as contemplated by the Merger Agreement:
	High	Low	Average
As of February 24, 2023	—	—	0.335x
As of November 7, 2022*	—	—	0.457x
1-year	0.583x	0.289x	0.465x
2-year	0.804x	0.289x	0.572x
3-year	1.607x	0.289x	0.716x

*
Last trading day before Broadmark announced a leadership transition and subsequently reduced dividends.

The historical exchange ratio analysis was presented merely for reference purposes only, and was not relied upon for valuation purposes.

Selected Transaction Multiples Analysis
Using publicly available information, J.P. Morgan reviewed selected transactions involving businesses that, for purposes of J.P. Morgan’s analysis, were considered similar to Broadmark’s business based on J.P. Morgan’s experience and its familiarity with the industries in which Broadmark operates. Specifically, J.P. Morgan reviewed the following transactions:
Announcement Date	Acquiror	Target
July 26, 2021	Franklin BSP Realty Trust	Capstead Mortgage Corp.
December 7, 2020	Ready Capital	Anworth Mortgage Asset Corp.
November 7, 2018	Ready Capital	Owens Realty Mortgage
May 2, 2018	Annaly Capital Management	MTGE Investment Corp.
April 26, 2018	Two Harbors	CYS Investments
April 11, 2016	Annaly Capital Management	Hatteras Financial Corp.
March 2, 2016	ARMOUR Residential REIT	Javelin Mortgage Investment Corp.
February 26, 2016	Apollo Commercial Real Estate Finance	Apollo Residential Mortgage
With respect to each selected transaction above, J.P. Morgan calculated and compared P/TBV based on publicly available information. Based on the results of this analysis and other factors which J.P. Morgan considered appropriate based on its experience and judgment, J.P. Morgan derived the following reference range for P/TBV of 0.85x – 1.15x. J.P. Morgan then applied the P/TBV multiple reference range to Broadmark’s tangible book value per share as of December 31, 2022 of $6.96. Broadmark’s estimated tangible book value per share was based on financial forecasts for Broadmark prepared by Broadmark.
After applying such range to the estimated tangible book value per share for Broadmark, J.P. Morgan’s analysis indicated an implied equity value per share range for Broadmark Common Stock (rounded to the nearest $0.25) of $6.00 to $8.00, which was compared to the closing price per share of Broadmark Common Stock of $4.19 as of February 24, 2023 and the implied value of the Merger Consideration of $5.90 per share of Broadmark Common Stock (based on the Exchange Ratio of 0.47233x and the closing price per share of Ready Capital Common Stock of $12.50 on February 24, 2023).
The selected transaction multiples analysis was presented merely for reference purposes only, and was not relied upon for valuation purposes.
Other Information
J.P. Morgan also reviewed and presented other information, solely for informational purposes, including:
•
the historical range of trading prices of Broadmark Common Stock and Ready Capital Common Stock for the 52-week period ending February 24, 2023 and the implied exchange ratios of 0.289x and 0.583x derived from a comparison of the lowest trading price per share for Broadmark to the highest trading price per share for Ready Capital during such period and a comparison of the highest trading price per share for Broadmark to the lowest trading price per share for Ready Capital during such period, respectively; and

•
analyst share price targets for Broadmark Common Stock and Ready Capital Common Stock in recently published, publicly available research analysts’ reports, with share price targets ranging from $3.75 to $5.00 for Broadmark and $13.00 to $16.00 for Ready Capital and the implied exchange ratios of 0.234x and 0.385x derived from a comparison of the lowest share price target for Broadmark to the highest share price target for Ready Capital and a comparison of the highest share price target for Broadmark to the lowest share price target for Ready Capital, respectively.

Miscellaneous
The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of either Broadmark or Ready Capital. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary are identical to Broadmark or Ready Capital. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, J.P. Morgan judged to be sufficiently analogous to those engaged in by Broadmark and Ready Capital, respectively, based on J.P. Morgan’s experience and its familiarity with the industries in which Broadmark and Ready Capital operate. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Broadmark and Ready Capital.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. J.P. Morgan was selected to advise Broadmark with respect to the Merger and to deliver an opinion to the Broadmark Board with respect to the Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Broadmark, Ready Capital and the industries in which they operate.
For services rendered by J.P. Morgan in connection with the Merger (including the delivery of its opinion), Broadmark has agreed to pay J.P. Morgan a fee of $10.0 million, $3.0 million of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion and the remainder of which is contingent and payable upon the consummation of the Merger. In addition, Broadmark has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any other material financial advisory or material commercial or investment banking relationships with Broadmark. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Ready Capital, for which J.P. Morgan and its affiliates have received customary compensation. Such services during such period have included acting as co-lead manager and joint bookrunner on multiple securities offerings of Ready Capital. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with the Ready Capital Manager for which J.P. Morgan and its affiliates have received customary compensation. Such services during such period included acting as co-lead manager and joint bookrunner on multiple securities offerings of the Ready Capital Manager. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Broadmark, for which it receives customary compensation or other financial benefits. Further, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of each of the outstanding of Broadmark Common Stock and Ready Capital Common Stock. In the ordinary course of J.P. Morgan’s businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Broadmark or Ready Capital for its own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities or other financial instruments. During the two year period preceding the date of J.P. Morgan’s opinion, the aggregate fees received by J.P. Morgan from Broadmark, Ready Capital and the Ready Capital Manager were approximately $0.7 million, $2.3 million and $17.5 million, respectively.
Opinion of Ready Capital’s Financial Advisor
Pursuant to an engagement letter dated January 5, 2023, Ready Capital retained Wells Fargo Securities as the financial advisor to the Ready Capital Board in connection with a review of the potential transaction with Broadmark.
On February 26, 2023, Wells Fargo Securities rendered its oral opinion to the Ready Capital Board, which was subsequently confirmed in writing by delivery of Wells Fargo Securities’ written opinion, dated February 26, 2023 that, as of such date, the Exchange Ratio in the Merger was fair, from a financial point of view, to Ready Capital.
Wells Fargo Securities’ opinion was for the information and use of the Ready Capital Board (in its capacity as such) in connection with its evaluation of the Merger. Wells Fargo Securities’ opinion only addressed the fairness, from a financial point of view, to Ready Capital of the Exchange Ratio in the Merger and did not address any other aspect or implication of the Merger. The summary of Wells Fargo Securities’ opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in connection with the preparation of its opinion. However, neither Wells Fargo Securities’ written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to any stockholder of Ready Capital as to how such stockholder should vote or act on any matter relating to the Merger.
In arriving at its opinion, Wells Fargo Securities, among other things:
•
reviewed the Merger Agreement;

•
reviewed certain publicly available business and financial information relating to Ready Capital and Broadmark and the industries in which they operate;

•
compared the financial and operating performance of Ready Capital and Broadmark with publicly available information concerning certain other companies Wells Fargo Securities deemed relevant, and compared current and historic market prices of Ready Capital’s Common Stock and Broadmark’s Common Stock with similar data for such other companies;

•
compared the proposed financial terms of the Merger with the publicly available financial terms of certain other business combinations that Wells Fargo Securities deemed relevant;

•
reviewed certain internal financial analyses and forecasts for Ready Capital (referred to in this summary of Wells Fargo Securities’ opinion as the “Ready Capital Projections”) and Broadmark (referred to in this summary of Wells Fargo Securities’ opinion as the “Broadmark Projections”) prepared by the management of Ready Capital;

•
reviewed certain estimates prepared by the management of Ready Capital as to the potential cost savings and synergies expected by such management to be achieved as a result of the Merger (referred to in this summary of Wells Fargo Securities’ opinion as the “Synergies”);

•
discussed with the managements of Ready Capital and Broadmark regarding certain aspects of the Merger, the business, financial condition and prospects of Ready Capital and Broadmark, respectively, the effect of the Merger on the business, financial condition and prospects of Ready Capital and Broadmark, respectively, and certain other matters that Wells Fargo Securities deemed relevant; and

•
considered such other financial analyses and investigations and such other information that Wells Fargo Securities deemed relevant.

In giving its opinion, Wells Fargo Securities assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with Wells Fargo Securities by Ready Capital or Broadmark or otherwise reviewed by Wells Fargo Securities. Wells Fargo Securities did not independently verify any such information, and pursuant to the terms of Wells Fargo Securities’ engagement by Ready Capital, Wells Fargo Securities did not assume any obligation to undertake any such independent verification. In relying on the Ready Capital Projections and the Broadmark Projections (including the Synergies), Wells Fargo Securities assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future performance and financial condition of Ready Capital and Broadmark. Wells Fargo Securities expressed no view or opinion with respect to the Ready Capital Projections, the Broadmark Projections and the Synergies or the assumptions upon which they are based. Wells Fargo Securities assumed that any representations and warranties made by Ready Capital and Broadmark in the Merger Agreement or in other agreements relating to the Merger will be true and accurate in all respects that are material to its analysis.
Wells Fargo Securities also assumed that, in the course of obtaining any regulatory or third-party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Ready Capital, Broadmark or the contemplated benefits of the Merger. Wells Fargo Securities also assumed that the Merger will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to its analyses or opinion. In addition, Wells Fargo Securities did not make any independent evaluation, inspection or appraisal of the assets or liabilities (contingent or otherwise) of Ready Capital or Broadmark, nor was Wells Fargo Securities furnished with any such evaluations or appraisals. Wells Fargo Securities did not evaluate the solvency of Ready Capital or Broadmark under any state or federal laws relating to bankruptcy, insolvency or similar matters. Wells Fargo Securities was advised that Ready Capital and Broadmark each has operated in conformity with the requirements for qualification as a REIT for federal income tax purposes since their formation as a REIT and that the Merger would not adversely affect such status or operations.
Wells Fargo Securities’ opinion only addressed the fairness, from a financial point of view, of the Exchange Ratio to Ready Capital in the Merger, and Wells Fargo Securities expressed no opinion as to the fairness of any other consideration paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of Ready Capital. Furthermore, Wells Fargo Securities expressed no opinion as to any other aspect or implication (financial or otherwise) of the Merger, or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Exchange Ratio or otherwise. Furthermore, Wells Fargo Securities did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and has relied upon the assessments of Ready Capital and its advisors with respect to such advice.
Wells Fargo Securities’ opinion was necessarily based upon information made available to Wells Fargo Securities as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Wells Fargo Securities did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion, notwithstanding that any subsequent development may affect its opinion. Wells Fargo Securities’ opinion did not address the relative merits of the Merger as compared to any alternative transactions or strategies that might have been available to Ready Capital, nor did it address the underlying business decision of the Ready Capital Board or Ready Capital to proceed with or effect the Merger. Wells Fargo Securities did not express any opinion as to the price at which the Ready Capital Common Stock or the Broadmark Common Stock may be traded at any time.
Financial Analyses
In preparing its opinion to the Ready Capital Board, Wells Fargo Securities performed a variety of analyses, including those described below. The summary of Wells Fargo Securities’ analyses is not a complete description of the analyses underlying Wells Fargo Securities’ opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Wells Fargo Securities’ opinion nor its underlying analyses is readily susceptible to summary description. Wells Fargo Securities arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Wells Fargo Securities believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Wells Fargo Securities’ analyses and opinion.
In performing its analyses, Wells Fargo Securities considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. None of the selected companies used in Wells Fargo Securities’ analyses is identical to Ready Capital nor Broadmark, and none of the selected transactions reviewed was identical to the Merger. Evaluation of the results of those analyses is not entirely mathematical. The financial analyses performed by Wells Fargo Securities were performed for analytical purposes only and are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Ready Capital.
While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Wells Fargo Securities did not make separate or quantifiable judgments regarding individual analyses. Much of the information used in, and accordingly the results of, Wells Fargo Securities’ analyses are inherently subject to substantial uncertainty.
Wells Fargo Securities’ opinion was only one of many factors considered by the Ready Capital Board in evaluating the Merger. Neither Wells Fargo Securities’ opinion nor its analyses were determinative of the Exchange Ratio or of the views of the Ready Capital Board or management with respect to the Merger or the Exchange Ratio. The type and amount of consideration payable in the Merger were determined through negotiations between Ready Capital and Broadmark, and the decision to enter into the Merger Agreement was solely that of the Ready Capital Board.
The following is a summary of the material financial analyses performed by Wells Fargo Securities in connection with the preparation of its opinion rendered to, and reviewed with, the Ready Capital Board on February 26, 2023. The order of the analyses summarized below does not represent relative importance or weight given to those analyses by Wells Fargo Securities. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions made, procedures followed, matters considered and limitations and qualifications affecting each analysis, could create an incomplete view of Wells Fargo Securities’ analyses.
The estimates of the future financial performance of the companies listed below were based on public filings, including SEC, state regulatory and foreign filings, and research estimates for those companies and the estimates of the future financial performance of Ready Capital and Broadmark relied upon for the financial analyses described below were based on the Ready Capital Projections and the Broadmark Projections.
Broadmark Financial Analyses
Broadmark Selected Public Companies Analysis
Wells Fargo Securities reviewed certain data for selected companies with publicly traded equity securities that Wells Fargo Securities deemed relevant. None of the selected companies used in Wells Fargo

Securities’ analyses is identical to Broadmark. The selected companies were selected by Wells Fargo Securities because they were deemed by Wells Fargo Securities to be similar to Broadmark in one or more respects, including, among other things, operations, product offerings, end markets and size.
Using publicly available information, Wells Fargo Securities calculated the multiple of each selected company’s trading price per share of common stock as of February 24, 2023 to such selected company’s adjusted fully diluted tangible book value per share of common stock as of December 31, 2022 (“Fully Diluted Price / TBV”), as well as each selected company’s dividend yield (calculated as annualized dividends per share of common stock for such selected company’s most recently completed fiscal quarter as a percentage of such selected company’s trading price per share of common stock as of February 24, 2023) (“Dividend Yield”).
The companies selected by Wells Fargo Securities were as follows:
Internally Managed
•
Ladder Capital Corp.

•
MFA Financial, Inc.

•
New York Mortgage Trust, Inc.

•
BrightSpire Capital, Inc.

•
Redwood Trust, Inc.

•
Granite Point Mortgage Trust, Inc.

Externally Managed
•
Ready Capital Corporation

•
Ellington Financial Inc.

Corporation
•
Velocity Financial, Inc.

Taking into account the results of the selected public companies analysis, Wells Fargo Securities applied a Fully Diluted Price / TBV multiple range of 0.75x to 0.90x to Broadmark’s adjusted fully diluted tangible book value per share of Broadmark Common Stock as of December 31, 2022 (as provided by Ready Capital’s management), and a range of Dividend Yields of 11.0% and 13.5% to Broadmark’s annualized monthly dividend for the month ended February 28, 2023. The selected companies analysis indicated the following implied equity value per share reference ranges for Broadmark Common Stock:
	Implied Equity Value per share
	Low	High
Fully Diluted Price / TBV	$4.95	$5.94
Dividend Yield	$3.11	$3.82
The implied equity value per share reference range was then compared to the implied per share value of the Merger Consideration as of February 24, 2023 of $5.90.
Broadmark Precedent Transactions Analysis
Wells Fargo Securities reviewed, among other things, financial data relating to the selected transactions that Wells Fargo Securities considered generally relevant as recent transactions involving target companies which Wells Fargo Securities judged to be sufficiently analogous to Broadmark’s business based on Wells Fargo Securities’ experience and familiarity with the industries in which Broadmark operates.

The transactions selected by Wells Fargo Securities were as follows:
Date announced	Target	Acquiror
11/04/2021	Mosaic Real Estate Credit, LLC	Ready Capital Corp.
07/26/2021	Capstead Mortgage Corporation	Benefit Street Partners Realty Trust, Inc.
12/06/2020	Anworth Mortgage Asset Corporation	Ready Capital Corp.
08/03/2020	Jernigan Capital, Inc.	NexPoint Advisors LP
11/07/2018	Owens Realty Mortgage, Inc.	Ready Capital Corp.
05/02/2018	MTGE Investment Corp.	Annaly Capital Management
04/26/2018	CYS Investments	Two Harbors Investment Corp.
04/11/2016	Hatteras Financial Corp.	Annaly Capital Management
04/07/2016	ZAIS Financial Corp.	Sutherland Asset Management Corp.
02/26/2016	Apollo Residential Mortgage, Inc.	Apollo Commercial Real Estate Finance, Inc.
None of the selected transactions reviewed was identical to the Merger. However, the selected transactions were chosen because certain aspects of the transactions, for purposes of Wells Fargo Securities’ analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the Merger.
Using publicly available information, Wells Fargo Securities calculated, for each of the selected transactions, the ratio of the target company’s implied equity value in such transaction to the target company’s tangible book value (“EV / TBV”). Taking into account the results of the selected transaction analysis, Wells Fargo Securities applied a range of EV / TBV multiples of 0.85x to 1.05x to Broadmark’s adjusted tangible book value per share as of December 31, 2022, as provided by Ready Capital’s management. The selected transactions analysis indicated the following implied equity value per share reference ranges for Broadmark Common Stock:
	Implied Equity Value per share
	Low	High
EV / TBV	$5.61	$6.93
The implied equity value per share reference range was then compared to the implied per share value of the Merger Consideration as of February 24, 2023 of $5.90.
Broadmark Dividend Discount Analysis
Broadmark Standalone
Wells Fargo Securities performed a dividend discount analysis for Broadmark for the purpose of determining an implied equity value per share for Broadmark Common Stock on a standalone basis. Wells Fargo Securities calculated Broadmark’s projected dividends on shares of Broadmark Common Stock for the period from March 1, 2023 through December 31, 2027, based on the Broadmark Projections (as described in more detail under the section titled “Certain Broadmark Unaudited Prospective Financial Information” beginning on page 103 of this joint proxy statement/prospectus), which were discussed with, and approved by, the Ready Capital Board for use by Wells Fargo Securities in connection with its financial analyses. Wells Fargo Securities also calculated a range of terminal values for Broadmark as of December 31, 2027 by applying a range of terminal forward multiples of 0.75x to 0.90x to Broadmark’s projected tangible book value per share as of December 31, 2027 which projected tangible book value per share was based on the Broadmark Projections and was prepared by the management of Ready Capital and approved by the Ready Capital Board for use by Wells Fargo Securities in connection with its financial analyses (as described in more detail under the section titled “— Certain Ready Capital Unaudited Prospective Financial Information” beginning on page 100 of this joint proxy statement/prospectus). Wells Fargo Securities then discounted the projected dividend estimates and the range of the terminal values to present value as of February 28, 2023 using discount rates ranging from 10.00% to 14.50%.

The dividend discount analysis indicated an implied per share equity value reference range for Broadmark Common Stock of $4.37 to $5.73.
Broadmark Cost Synergy Analysis
Wells Fargo Securities performed a discounted cash flow analysis for the purpose of determining an implied equity value per share for Broadmark Common Stock giving effect to the projected cost savings from the Merger’s synergies. Wells Fargo Securities calculated the projected operating expense savings and total expense savings estimated to be realized in the Merger for the period from June 30, 2023 to December 31, 2026, based on the Synergies, which were prepared by the management of Ready Capital and approved by the Ready Capital Board for use by Wells Fargo Securities in connection with its financial analyses. Wells Fargo Securities also calculated an estimate of the terminal value of the Synergies as of December 31, 2026, assuming no perpetuity growth rate in the Synergies. Wells Fargo Securities then discounted the Synergies and the terminal value of the Synergies to present value as of February 28, 2023 using discount rates ranging from 10.00% to 14.50%. The results of this analysis indicated an implied value of the Synergies per share of Broadmark Common Stock of $0.68 to $1.06.
Wells Fargo Securities then added the implied present value of the Synergies to the implied per share equity value reference range for Broadmark Common Stock from the Broadmark Standalone analysis described above to calculate the implied per share equity value of Broadmark Common Stock giving effect to the Synergies. Wells Fargo Securities added the lowest implied per share value of the Synergies to the lowest implied equity value per share of Broadmark Common Stock from the Broadmark Standalone analysis, and added the highest implied per share value of the Synergies to the highest implied equity value per share of Broadmark Common Stock from the Broadmark Standalone analysis.
The implied per share equity value reference range for Broadmark Common Stock (giving effect to the Synergies) resulting from this analysis was $5.05 to $6.79.
Ready Capital Financial Analyses
Ready Capital Selected Public Companies Analysis
Wells Fargo Securities reviewed certain data for selected companies with publicly traded equity securities that Wells Fargo Securities deemed relevant. None of the selected companies used in Wells Fargo Securities’ analyses is identical to Ready Capital. The selected companies were selected by Wells Fargo Securities because they were deemed by Wells Fargo Securities to be similar to Ready Capital in one or more respects, including, among other things, operations, product offerings, end markets and size.
Using publicly available information, Wells Fargo Securities calculated the multiple of each selected company’s trading price per share of common stock as of February 24, 2023 to such selected company’s Fully Diluted Price / TBV, as well as each selected company’s Dividend Yield.
The companies selected by Wells Fargo Securities were as follows:
•
Starwood Property Trust, Inc.

•
Blackstone Mortgage Trust, Inc.

•
Arbor Realty Trust, Inc.

•
Apollo Commercial Real Estate Finance, Inc.

•
KKR Real Estate Finance Trust, Inc.

•
Ares Commercial Real Estate Corporation

Taking into account the results of the selected public companies analysis, Wells Fargo Securities applied a Fully Diluted Price / TBV multiple range of 0.75x to 0.95x to Ready Capital’s fully diluted tangible book value per share of Ready Capital Common Stock as of December 31, 2022 (as provided by Ready Capital’s management), and a range of Dividend Yields of 10.0% and 12.0% to Ready Capital’s

annualized dividend for the quarter ended December 31, 2022. The selected companies analysis indicated the following implied equity value per share reference ranges for Ready Capital Common Stock:
	Implied Equity per share
	Low	High
Fully Diluted Price / TBV	$10.88	$13.78
Dividend Yield	$13.33	$16.00
Ready Capital Dividend Discount Analysis
Wells Fargo Securities performed a dividend discount analysis for Ready Capital for the purpose of determining an implied equity value per share for Ready Capital Common Stock. Wells Fargo Securities calculated Ready Capital’s projected dividends on shares of Ready Capital Common Stock for the period from March 1, 2023 through December 31, 2026, based on the Ready Capital Projections (as described in more detail under the section titled “Certain Ready Capital Unaudited Prospective Financial Information” beginning on page 100 of this joint proxy statement/prospectus), which were discussed with, and approved by, the Ready Capital Board for use by Wells Fargo Securities in connection with its financial analyses. Wells Fargo Securities also calculated a range of terminal values for Ready Capital as of December 31, 2026 by applying a range of terminal forward multiples of 0.75x to 0.95x to Ready Capital’s projected tangible book value per share as of December 31, 2026 based on the Ready Capital Projections. Wells Fargo Securities then discounted the projected dividend estimates and the range of terminal values to present value as of February 28, 2023 using discount rates ranging from 10.00% to 14.50%.
The dividend discount analysis indicated an implied per share equity value reference range for Ready Capital Common Stock of $11.45 to $14.91.
Pro Forma Exchange Ratio Analysis
Wells Fargo Securities compared the results for Broadmark to the results for Ready Capital with respect to the selected public companies analyses and the dividend discount analyses described above. Wells Fargo Securities compared the highest implied equity value per share for Ready Capital Common Stock to the lowest implied equity value per share of Broadmark Common Stock to derive the lowest exchange ratio implied by each pair of results. Wells Fargo Securities also compared the lowest implied equity value per share for Ready Capital Common Stock to the highest implied equity value per share for Broadmark Common Stock to derive the highest exchange ratio implied by each pair of results. The ranges of implied exchange ratios resulting from this analysis were:
Implied Exchange Ratios
	Low	High
Selected Public Companies Analysis
Fully Diluted Price / TBV	0.35913x	0.54588x
Dividend Yield	0.19444x	0.28636x
Dividend Discount Analysis
Dividend Discount Analysis (Broadmark Standalone)	0.29280x	0.50027x
Dividend Discount Analysis (incl. Synergies)	0.33852x	0.59323x
The ranges of implied exchange ratios resulting from the foregoing analyses were compared to the Exchange Ratio of 0.47233x.
Other Matters
Wells Fargo Securities is a trade name of Wells Fargo Securities, LLC, an investment banking subsidiary and affiliate of Wells Fargo & Company. Ready Capital retained Wells Fargo Securities as its financial advisor in connection with the Merger based on Wells Fargo Securities’ experience and reputation. Wells Fargo Securities is regularly engaged to provide investment banking and financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Ready Capital has agreed to pay Wells

Fargo Securities an aggregate fee currently estimated to be approximately $7.5 million, $2.0 million of which became payable to Wells Fargo Securities at February 27, 2023, and the remainder of which is contingent and payable upon the consummation of the Merger. In addition, Ready Capital has agreed to reimburse Wells Fargo Securities for certain expenses and to indemnify Wells Fargo Securities and certain related parties against certain liabilities and other items that may arise out of or relate to Wells Fargo Securities’ engagement. The issuance of Wells Fargo Securities’ opinion was approved by a fairness committee of Wells Fargo Securities.
Wells Fargo Securities and its affiliates provide a wide range of investment and commercial banking advice and services, including financial advisory services, securities underwritings and placements, securities sales and trading, brokerage advice and services, and commercial loans. During the two years preceding the date of Wells Fargo Securities’ written opinion, neither Wells Fargo Securities or its affiliates had any material investment, commercial banking or financial advisory relationships with Broadmark. During the two years preceding the date of Wells Fargo Securities’ written opinion, Wells Fargo Securities and its affiliates had investment or commercial banking relationships with Ready Capital, for which Wells Fargo Securities and such affiliates received customary compensation. Such relationships have included acting as Ready Capital’s joint bookrunner on an offering of equity securities by Ready Capital in January 2022, as M&A financial advisor to Ready Capital on its acquisition of Anworth Mortgage Asset Corporation in March 2021, and as M&A financial advisor to Ready Capital on its acquisition of a series of real estate structured finance opportunities funds managed by MREC Management, LLC in March 2022. During the two years preceding the date of Wells Fargo Securities’ written opinion, the aggregate fees recognized by Wells Fargo Securities from Ready Capital for investment banking services were approximately $9.315 million. Wells Fargo Securities and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of Ready Capital. In the ordinary course of business, Wells Fargo Securities and its affiliates may trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of Ready Capital and certain of its affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments. Wells Fargo Securities and its affiliates have adopted policies and procedures designed to preserve the independence of their research and credit analysts whose views may differ from those of the members of the team of investment banking professionals involved in preparing Wells Fargo Securities’ opinion.
Certain Ready Capital Unaudited Prospective Financial Information
Although Ready Capital, from time to time, provides annual guidance for the then-current fiscal year of certain expected financial results in its regular earnings communications and other investor materials, Ready Capital does not as a matter of course make public long-term projections as to future performance, earnings or other results due to, among other reasons, the inherent uncertainty and subjectivity of the underlying assumptions and estimates. Such projections inherently become subject to substantially greater uncertainty as they extend further into the future. As a result, neither Ready Capital nor Broadmark can give you any assurance that actual results will not differ materially from the unaudited prospective financial information included in this joint proxy statement/prospectus. However, in connection with the Merger, Ready Capital’s management prepared and provided certain unaudited prospective financial information regarding Ready Capital’s operations for fiscal years 2023 through 2026 (the “Ready Capital Projections”) to the Ready Capital Board in connection with its evaluation of the transaction, and to its financial advisor, Wells Fargo Securities, including in connection with Wells Fargo Securities’ financial analysis described above under the section entitled “— Opinion of the Ready Capital Board’s Financial Advisor”. The below summary of the Ready Capital Projections is included for the sole purpose of providing Ready Capital stockholders and Broadmark stockholders access to a summary of certain non-public information that was furnished to certain parties in connection with the Merger, and such information may not be appropriate for other purposes, and is not included to influence the investment or voting decision of any Ready Capital stockholder or Broadmark stockholder.
The Ready Capital Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with GAAP, the published guidelines of the SEC regarding projections and forward-looking statements, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentations of financial projections, but in the view of

Ready Capital’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Ready Capital. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. Neither Ready Capital’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The Deloitte & Touche LLP report included in Ready Capital’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which is incorporated into this joint proxy statement/prospectus by reference, relate to Ready Capital’s historical financial information, and does not extend to the unaudited Ready Capital Projections and should not be read to do so. Furthermore, the Ready Capital Projections do not take into account any circumstances or events occurring after the date they were prepared, and the unaudited prospective financial information may vary significantly from subsequent forecasts, financial plans, guidance and/or actual results.
While presented with numeric specificity, this unaudited prospective financial information is forward-looking information that was based on numerous variables and assumptions (including assumptions related to the Ready Capital portfolio, interest rates, industry performance and general business, economic, market and financial conditions, as well as additional matters specific to Ready Capital’s business) that are inherently highly subjective, uncertain and beyond the control of Ready Capital. The assumptions underlying the unaudited prospective financial information may not prove to have been, or may no longer be, accurate. Important factors that may affect actual results and cause this unaudited prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to Ready Capital’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), changes in the Ready Capital portfolio, changes in interest rates, industry performance, general business and economic conditions and other factors described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors”. This unaudited prospective financial information also reflects numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in this unaudited prospective financial information. Accordingly, no assurance can be given that the projected results summarized below will be realized. Ready Capital stockholders and Broadmark stockholders are urged to review the most recent SEC filings of Ready Capital for a description of the reported and anticipated results of operations and financial condition and capital resources, including those in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Ready Capital’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which is incorporated by reference into this joint proxy statement/prospectus.
The inclusion of this information should not be regarded as an indication that Ready Capital, the Ready Capital Board, Wells Fargo Securities or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. None of Ready Capital, Broadmark or their respective directors, officers, affiliates, advisors or other representatives can give any assurance that actual results will not differ materially from this unaudited prospective financial information.
READY CAPITAL UNDERTAKES NO OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE BELOW UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THIS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION WAS GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE IN ERROR. SINCE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION COVERS MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES SUBJECT TO SUBSTANTIALLY GREATER UNCERTAINTY WITH EACH SUCCESSIVE YEAR.
Ready Capital and Broadmark may calculate certain non-GAAP financial metrics using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this joint proxy statement/prospectus with respect to the opinions of the financial advisors to Ready Capital and Broadmark may not be directly comparable to one another.
Ready Capital has not made and makes no representation to Broadmark or any Ready Capital stockholder or Broadmark stockholder, in the Merger Agreement or otherwise, concerning the unaudited prospective financial information, or regarding Ready Capital’s ultimate performance compared to the unaudited prospective financial information, or that the projected results will be achieved. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, Ready Capital urges all Ready Capital stockholders and Broadmark stockholders not to place any reliance on such information and to review Ready Capital’s most recent SEC filings for a description of Ready Capital’s reported financial results.
Ready Capital Projections
The Ready Capital Projections were based on numerous variables and assumptions, including the following: (i) the timing and volume of, and yields on, loan originations; (ii) the timing and amounts of expected liquidity inflows from portfolio run off; (iii) the timing and pricing of certain financing activities, including equity and debt issuances; and (iv) rates of growth for compensation, and general & administrative expenses. The impact from the foregoing adjustments leads to a projected tangible book value per share of $14.53 as of December 31, 2026.
The Ready Capital Projections were provided to the Ready Capital Board, Ready Capital’s financial advisor, Wells Fargo Securities, Broadmark and Broadmark’s financial advisor, J.P. Morgan. The following table presents a summary of the Ready Capital Projections for the fiscal years ending 2023 through 2026.
	2023E	2024E	2025E	2026E
Distributable Earnings Per Share(1)	$1.60	$1.60	$1.60	$1.60
Dividends Per Share	$1.60	$1.60	$1.60	$1.60
Book Value Per Share	$15.15	$15.10	$15.05	$14.99

(1)
Distributable Earnings is a non-GAAP measure that Ready Capital defines as net income (loss) excluding (i) unrealized gains and losses related to certain MBS, (ii) realized gains and losses on sales of certain MBS, (iii) unrealized gains and losses related to residential mortgage servicing rights, (iv) unrealized current non-cash provision for credit losses on accrual loans, (v) unrealized gains or losses on de-designated cash flow hedges, (vi) non-cash compensation expense related to stock-based incentive plans and (vii) one-time non-recurring gains or losses, such as gains or losses on discontinued operations, bargain purchase gains, merger related expenses or other one-time items. Ready Capital believes that providing investors with Distributable Earnings gives investors greater transparency into the information used by management in its financial and operational decision-making. However, because Distributable Earnings is an incomplete measure of Ready Capital’s financial performance and involves differences from net income computed in accordance with GAAP, it should be considered along with, but not as an alternative to, net income as a measure of financial performance. In addition, because not all companies use identical calculations, Ready Capital’s presentation of Distributable Earnings may not be comparable to other similarly-titled measures of other companies.

In addition, Ready Capital management made certain adjustments to the projections for Broadmark provided by Broadmark management (as described in further detail below in the section entitled “Certain Broadmark Unaudited Prospective Financial Information”. The modified projections for Broadmark reflecting such adjustments were provided to the Ready Capital Board in connection with its evaluation of the transaction, and to its financial advisor, Wells Fargo Securities, including in connection with Wells Fargo Securities’ financial analysis described above under the section entitled “— Opinion of Ready Capital’s Financial Advisor”. Such adjustments did not modify Broadmark's projected dividend per share, and lead to a projected tangible book value per share of Broadmark Common Stock of $6.62 as of December 31, 2027.

Certain Broadmark Unaudited Prospective Financial Information
Broadmark does not as a matter of course make public long-term projections as to future performance, earnings or other results due to, among other reasons, the inherent uncertainty and subjectivity of the underlying assumptions and estimates. Such projections inherently become subject to substantially greater uncertainty as they extend further into the future. As a result, neither Broadmark nor Ready Capital can give you any assurance that actual results will not differ materially from the unaudited prospective financial information included in this joint proxy statement/prospectus. However, in connection with the Merger, Broadmark’s management prepared and provided certain unaudited prospective financial information regarding Broadmark’s operations for fiscal years 2023 through 2027 (the “Broadmark Projections”) to the Broadmark Board in connection with its evaluation of the transaction, and to its financial advisor, J.P. Morgan, including in connection with J.P. Morgan’s financial analysis described above under the section entitled “— Opinion of the Broadmark Board’s Financial Advisor”. The below summary of the Broadmark Projections is included for the sole purpose of providing Broadmark stockholders and Ready Capital stockholders access to a summary of certain non-public information that was furnished to certain parties in connection with the Merger, and such information may not be appropriate for other purposes, and is not included to influence the investment or voting decision of any Broadmark stockholder or Ready Capital stockholder.
The Broadmark Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with GAAP, the published guidelines of the SEC regarding projections and forward-looking statements, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentations of financial projections. The inclusion of the summary of the Broadmark Projections should not be regarded as an indication that such information is necessarily predictive of actual future events or results and such information should not be relied upon as such, and readers of this joint proxy statement/prospectus are cautioned not to rely on the Broadmark Projections for any purpose. Moss Adams LLP has neither audited, reviewed, examined, compiled nor performed any procedures with respect to the unaudited prospective financial information and, accordingly, Moss Adams LLP does not express an opinion or any other form of assurance with respect thereto. The Moss Adams LLP report included in Broadmark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which is incorporated into this joint proxy statement/prospectus by reference, relates to Broadmark’s historical financial information, and does not extend to the unaudited Broadmark Projections and should not be read to do so. Furthermore, the Broadmark Projections do not take into account any circumstances or events occurring after the date they were prepared, and the unaudited prospective financial information may vary significantly from subsequent forecasts, financial plans, guidance and/or actual results.
While presented with numeric specificity, this unaudited prospective financial information is forward-looking information that was based on numerous variables and assumptions (including assumptions related to the Broadmark portfolio, interest rates, industry performance and general business, economic, market and financial conditions, as well as additional matters specific to Broadmark’s business) that are inherently highly subjective, uncertain and beyond the control of Broadmark. The assumptions underlying the unaudited prospective financial information may not prove to have been, or may no longer be, accurate. Important factors that may affect actual results and cause this unaudited prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to Broadmark’s business (including its ability to achieve strategic goals, objectives, and targets over applicable periods), changes in the Broadmark portfolio, changes in interest rates, industry performance, general business and economic conditions and other factors described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors”. This unaudited prospective financial information also reflects numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in this unaudited prospective financial information. Accordingly, no assurance can be given that the projected results summarized below will be realized. Broadmark stockholders and Ready Capital stockholders are urged to review the most recent SEC filings of Broadmark for a description of the reported and anticipated results of operations and financial condition and capital resources, including those in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Broadmark’s Annual Report

on Form 10-K for the fiscal year ended December 31, 2022, which is incorporated by reference into this joint proxy statement/prospectus.
The inclusion of this information should not be regarded as an indication that Broadmark, the Broadmark Board, J.P. Morgan or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. None of Broadmark, Ready Capital or their respective directors, officers, affiliates, advisors or other representatives can give any assurance that actual results will not differ materially from this unaudited prospective financial information.
BROADMARK UNDERTAKES NO OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE BELOW UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THIS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION WAS GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE IN ERROR. SINCE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION COVERS MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES SUBJECT TO SUBSTANTIALLY GREATER UNCERTAINTY WITH EACH SUCCESSIVE YEAR.
Broadmark and Ready Capital may calculate certain non-GAAP financial metrics using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this joint proxy statement/prospectus with respect to the opinions of the financial advisors to Broadmark and Ready Capital may not be directly comparable to one another.
Broadmark has not made and makes no representation to Ready Capital or any Broadmark stockholder or Ready Capital stockholder, in the Merger Agreement or otherwise, concerning the unaudited prospective financial information, or regarding Broadmark’s ultimate performance compared to the unaudited prospective financial information, or that the projected results will be achieved. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, Broadmark urges all Broadmark stockholders and Ready Capital stockholders not to place any reliance on such information and to review Broadmark’s most recent SEC filings for a description of Broadmark’s reported financial results.
Broadmark Projections
The Broadmark Projections were based on numerous variables and assumptions, including but not limited to the following: (i) the timing and volume of, and yields on, loan originations; (ii) the timing of, and outcomes for, resolving loans in contractual default status and selling of owned real property; (iii) the timing and pricing of certain financing activities, including equity and debt issuances; and (iv) the rates of growth for general and administrative expenses.
The Broadmark Projections were provided to the Broadmark Board, Broadmark’s financial advisor, J.P. Morgan, Ready Capital and Ready Capital’s financial advisor, Wells Fargo Securities. The following table presents a summary of the Broadmark Projections for the fiscal years ending 2023 through 2027.
(In millions, except per share amounts)	2023E	2024E	2025E	2026E	2027E(2)
Net Income	$48.5	$67.3	$74.3	$80.1	$84.6
Distributable Earnings(1)	$66.9	$87.4	$95	$102.2	$106.5
Dividends	$55.5	$63.8	$68.2	$76.7	$81.1
Dividend Per Share	$0.42	$0.48	$0.51	$0.57	$0.60
Tangible Book Value	$926.3	$933.3	$943	$949.9	$956.8
Tangible Book Value Per Share	$6.99	$7.00	$7.03	$7.05	$7.06

(1)
Distributable Earnings is a non-GAAP measure that Broadmark defines as net income attributable to common stockholders adjusted for: (i) impairment recorded on Broadmark’s loans, investments in real property and goodwill; (ii) unrealized gains or losses on Broadmark’s investments (including provision for credit losses) and warrant liabilities; (iii) new public company transition expenses; (iv) non-capitalized transaction-related and other one-time expenses; (v) non-cash stock-based compensation; (vi) depreciation and amortization including amortization of Broadmark’s intangible assets; and (vii) deferred taxes, which are subject to variability and generally not indicative of future economic performance or representative of current operations. However, because Distributable Earnings is an incomplete measure of Broadmark’s financial performance and involves differences from net income computed in accordance with GAAP, it should be considered along with, but not as an alternative to, net income as a measure of financial performance. In addition, because not all companies use identical calculations, Broadmark’s presentation of Distributable Earnings may not be comparable to other similarly-titled measures of other companies.
(2)
Following discussion and to align with the periods covered by the Ready Capital Projections, J.P. Morgan, at the direction of Broadmark management, used the Broadmark Projections through 2026 for purposes of its financial analyses.

Interests of Broadmark’s Directors and Executive Officers in the Merger
In considering the Broadmark Board’s recommendation for Broadmark stockholders to approve the Broadmark Merger Proposal, Broadmark stockholders should be aware that the directors and executive officers of Broadmark have interests in the Merger that may be different from, or in addition to, the interests of Broadmark stockholders generally and that may present actual or potential conflicts of interests. The Broadmark Board was aware of these interests and considered them, among other matters, in reaching its decision to authorize and approve the Merger Agreement and making its recommendation that Broadmark stockholders approve the Broadmark Merger Proposal.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•
completion of the Merger constitutes a change in control for purposes of each applicable compensation plan or agreement;

•
the Effective Time is April 13, 2023, which is the latest practicable date prior to this filing;

•
the relevant price per share of Broadmark Common Stock is $5.05, which is the average closing price per share of Broadmark Common Stock as quoted on the NYSE over the first five business days following the first public announcement of the Merger on February 27, 2023;

•
each director and executive officer has a qualifying termination of employment or service (as further described below) immediately following the Merger; and

•
quantification of outstanding equity-based awards is calculated based on the outstanding equity-based awards held by each director and executive officer as of April 13, 2023.

Treatment of Broadmark Equity Awards in the Merger
At the Effective Time, each Broadmark Performance RSU Award granted by Broadmark pursuant to the Broadmark Equity Plan will be cancelled as of immediately prior to the Effective Time, with the holder thereof becoming entitled to receive a number of shares of Ready Capital Common Stock equal to the product of (i) the number of shares of Broadmark Common Stock subject to such Broadmark Performance RSU Award (determined based on the achievement of applicable performance goals measured as of immediately prior to the Effective Time) and (ii) the Exchange Ratio. Additionally, each Broadmark RSU Award will be assumed by Ready Capital and converted into an award of restricted stock units with respect to a number of shares of Ready Capital Common Stock (each, a “Converted RSU Award”) equal to the product of (i) the total number of shares of Broadmark Common Stock subject to such Broadmark RSU Award as of immediately prior to the Effective Time and (ii) the Exchange Ratio (rounded to the nearest whole share), on the same terms and conditions as were applicable to such Broadmark RSU Award as of immediately prior to the Effective Time (including vesting conditions).

Pursuant to the terms and conditions of the award agreement governing each Broadmark RSU Award granted to directors and executive officers, upon a director or executive officer’s qualifying termination of employment or service within twenty-four months following a change in control, such Broadmark RSU Award will immediately vest in full. For these purposes, “qualifying termination” means a termination of employment or service without “cause” or, for executive officers, a resignation for “good reason” (each as defined in the applicable award agreement). Such accelerated vesting treatment will continue to apply to applicable Converted RSU Awards following the Closing.
For additional information, see “The Merger Agreement — Consideration for the Merger” beginning on page 113.
The following table shows, with respect to each executive officer and director of Broadmark, (i) the number of each Broadmark RSU Award and Broadmark Performance RSU Award (collectively, the “Broadmark Equity Awards”) held by such individual as of the date of this joint proxy statement/prospectus and (ii) the estimated value of the Broadmark Equity Awards (on a pre-tax basis) as a result of the Merger, based on the assumptions described above.
Broadmark Equity Awards
Name	Broadmark Performance RSU Awards (#)(1)	Broadmark RSU Awards (#)(2)	Estimated Total Value of Broadmark Equity Awards ($)
Executive Officers
Jeffrey Pyatt*	38,835	120,362	$607,828
Jonathan Hermes	0	226,052	$1,141,563
Kevin Luebbers*	0	79,106	$399,485
Nevin Boparai	61,069	229,539	$1,159,172
Non-Employee Directors(3)
Stephen Haggerty	0	13,050	$65,903
Daniel Hirsch	0	13,050	$65,903
David Karp	0	13,050	$65,903
Norma Lawrence	0	13,050	$65,903
Pinkie Mayfield	0	13,050	$65,903

*
Also a director.

(1)
Amounts shown in this column reflect target-level payout with respect to Broadmark Performance RSU Awards. However, Broadmark anticipates that the applicable performance goals associated with the Broadmark Performance RSU Awards will not be achieved and, therefore, the estimated total value of such awards reflected in this table, based on anticipated performance, would be zero dollars ($0) and, thus, no amount is included in the total column for such awards.

(2)
Amounts shown in this column reflect the number of outstanding Broadmark RSU Awards. This value includes certain grants of Broadmark RSU Awards to Messrs. Hermes and Boparai, which were granted on April 12, 2023 (the “2023 Broadmark RSU Awards”). The 2023 Broadmark RSU Awards vest according to Broadmark’s standard three-year annual vesting schedule, with one-third scheduled to vest on January 14 of each year, subject to the executive officer’s continued employment or the qualifying termination acceleration provisions.

(3)
Broadmark RSU Awards held by non-employee directors were granted on June 9, 2022 and are scheduled to vest in full on June 9, 2023. In addition, Messrs. Pyatt and Luebbers received a Broadmark RSU Award of 27,473 and 13,050 restricted stock units, respectively, in respect of their service as directors on the Broadmark Board (which were also granted on June 9, 2022 and are scheduled to vest in full on June 9, 2023), and such awards have been included in the amounts set forth in the table above.

Severance Benefits for Executive Officers
Broadmark has entered into employment agreements with each of Messrs. Hermes and Boparai pursuant to which, upon a termination of employment by Broadmark without “cause” or resignation by the executive for “good reason” (in each case as defined in the applicable employment agreement), and subject to the execution and non-revocation of a release of claims, each executive is entitled to (i) base salary continuation for a period of twelve months and (ii) a cash payment equal to the premium for COBRA benefits under Broadmark’s group health plan for twelve months.
The estimated total value of the base salary continuation for each of Messrs. Hermes and Boparai is $375,000 and $402,000, respectively. The estimated total value of the COBRA premium payments for each of Messrs. Hermes and Boparai is $24,000.
Terminations of Employment and Board Service Following the Merger
It is contemplated that certain executive officers will terminate their employment with Broadmark effective as of the consummation of the Merger. In addition, pursuant to and subject to the requirements set forth in the Merger Agreement, Broadmark will designate three members from the Broadmark Board to serve as members of the Ready Capital Board following the consummation of the Merger.
Golden Parachute Compensation
In accordance with Item 402(t) of Regulation S-K, the tables below present the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules and, in this section, we use such term to describe the Merger-related compensation payable to Broadmark’s named executive officers. This Merger-related compensation is subject to a non-binding advisory vote of Broadmark stockholders, as set forth below in the section entitled “Broadmark Proposal 2: The Broadmark Compensation Proposal”, beginning on page 60. Under applicable SEC disclosure rules, Broadmark’s named executive officers for this purpose are required to consist of Broadmark’s named executive officers for whom disclosure was required in Broadmark’s most recent proxy statement filed with the SEC.
The amounts set forth below have been calculated assuming that the Merger is consummated on April 13, 2023, the latest practicable date prior to this filing and, where applicable, assuming each named executive officer experiences a qualifying termination of employment as of the same date, immediately following the completion of the Merger. The amounts indicated below are estimates of amounts that would be payable to the named executive officers, and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions described herein. Some of the assumptions are based on information not currently available and, as a result the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.
Name	Cash(1)	Equity(2)	Perquisites/ Benefits(3)	Total
Jeffrey Pyatt President and Chief Executive Officer(4)	—	$607,828	—	$607,828
David Schneider Chief Financial Officer(5)	—	—	—	—
Nevin Boparai Chief Legal Officer	$402,000	$1,159,172	$24,000	$1,585,172
Linda Koa Chief Operating Officer(6)	—	—	—	—
Daniel Hirsty Chief Credit Officer(7)	$157,000	$433,133	$7,500	$597,633

(1)
This column reflects the cash severance amounts that each applicable named executive officer is eligible to receive pursuant to their employment agreement in connection with a qualifying termination of employment (i.e., a termination without “cause” or resignation for “good reason,” each as defined in the applicable employment agreement). The employment agreements for Messrs. Boparai and Hirsty entitle them to base salary continuation for a period of either twelve months (for Mr. Boparai) or six months (for Mr. Hirsty), in each case, in connection with such termination.

(2)
Each outstanding Broadmark Performance RSU Award will be cancelled as of immediately prior to the Effective Time, with the holder thereof becoming entitled to receive a number of shares of Ready Capital Common Stock, determined, in part, based on the achievement of applicable performance goals measured as of immediately prior to the Effective Time. However, Broadmark anticipates that the applicable performance goals associated with the Broadmark Performance RSU Awards will not be achieved and, therefore, the value of such awards, based on anticipated performance, is expected to be zero dollars ($0) and, thus, no amount is included in this table for such awards.

Additionally, each Broadmark RSU Award will be assumed by Ready Capital and converted into a Converted RSU Award, as described above. Pursuant to the terms and conditions of the award agreement governing each Broadmark RSU Award granted to named executive officers (which will continue to apply to the Converted RSU Award following the Closing), such award will vest in full upon a qualifying termination of employment within twenty-four months following a change in control. As such, given that the value of all outstanding Broadmark Performance RSU Awards is expected to be equal to zero dollars ($0), the values included in this column solely reflect the value of each named executive officer’s Converted RSU Awards, assuming a qualifying termination of employment immediately following the Closing.
In addition, the amount reflected in this column for Mr. Pyatt includes the Broadmark RSU Award comprised of 27,473 restricted stock units granted to Mr. Pyatt on June 9, 2022 in respect of his service as a director on the Broadmark Board. The amount reflected in this column for Messrs. Boparai and Hirsty also includes certain grants of Broadmark RSU Awards to Messrs. Boparai and Hirsty, which were granted on April 12, 2023 in respect of their service as executive officers of Broadmark.
(3)
This column reflects the cash payment for COBRA premiums under Broadmark’s group health plan that each applicable named executive officer is eligible to receive pursuant to their employment agreement in connection with a qualifying termination of employment. The employment agreements for Messrs. Boparai and Hirsty entitle them to a payment equal to the amount of COBRA premiums under Broadmark’s health plan for a period of either twelve months (for Mr. Boparai) or six months (for Mr. Hirsty), in each case, in connection with a qualifying termination of employment.

(4)
Mr. Pyatt was named the Interim Chief Executive Officer effective as of November 7, 2022.

(5)
Mr. Schneider voluntarily resigned from employment with Broadmark effective as of December 31, 2022. Mr. Schneider was not entitled to any severance payments or benefits in connection with such resignation and is not entitled to any Merger-related compensation.

(6)
Ms. Koa’s employment with Broadmark was terminated effective as of April 29, 2022. In connection with such termination and pursuant to the terms of her employment agreement, Ms. Koa received six months of base salary continuation and a payment equal to six months of COBRA premiums. Ms. Koa’s separation was not in connection with the Merger and she is not entitled to any Merger-related compensation.

(7)
Mr. Hirsty’s position as Chief Credit Officer was eliminated effective as of April 29, 2022 and he was subsequently appointed as the National Head of Asset Management, a non-executive officer role.

Directors’ and Officers’ Indemnification and Insurance
Pursuant to the terms of the Merger Agreement, Broadmark shall put in place, and fully prepay immediately prior to the Effective Time, “tail” insurance policies with a claims period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as Broadmark’s current insurance carrier with respect to directors’ and officers’ liability insurance, fiduciary liability insurance and employment practices liability insurance in an amount and scope at least as favorable as Broadmark’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement — Directors’ and Officers’ Indemnification and Insurance” beginning on page 134.

Interests of Ready Capital’s Directors and Executive Officers in the Merger
In considering the recommendation of the Ready Capital Board to approve the Ready Capital Common Stock Issuance Proposal, Ready Capital stockholders should be aware that certain executive officers and directors of Ready Capital have certain interests in the Merger that may be different from, or in addition to, the interests of Ready Capital stockholders generally and that may present actual or potential conflicts of interests. The Ready Capital Board was aware of these interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby.
Following the consummation of the Merger, all nine of the current directors of the Ready Capital Board are expected to continue as directors of the board of directors of the Combined Company. Thomas E. Capasse, Ready Capital’s Chairman and Chief Executive Officer, will serve as Chairman of the board of directors, Chief Executive Officer and Chief Investment Officer of the Combined Company. In addition, Andrew Ahlborn, Ready Capital’s Chief Financial Officer, will serve as Chief Financial Officer of the Combined Company, Gary T. Taylor, Ready Capital’s Chief Operating Officer, will serve as Chief Operating Officer of the Combined Company, Adam Zausmer, Ready Capital’s Chief Credit Officer, will serve as Chief Credit Officer of the Combined Company and Jack J. Ross, Ready Capital’s President and Director will serve as President and Director of the Combined Company.
The Combined Company will continue to be managed by the Ready Capital Manager under the terms of the Ready Capital Management Agreement. Under the Ready Capital Management Agreement, the Ready Capital Manager provides the day-to-day management of Ready Capital’s business, including providing Ready Capital with its executive officers and all other personnel necessary to support its operations. In exchange for its services, Ready Capital pays the Ready Capital Manager a management fee as well as reimburses it for certain expenses incurred by it and its affiliates in rendering management services to Ready Capital. Each of Thomas E. Capasse, Jack J. Ross, Andrew Ahlborn, Gary T. Taylor and Adam Zausmer is a principal or managing director of the Ready Capital Manager.
Pursuant to the Ready Capital Management Agreement, Ready Capital pays the Ready Capital Manager a management fee calculated and payable quarterly in arrears equal to 1.5% per annum of its stockholders’ equity (as defined in the Ready Capital Management Agreement) up to $500 million and 1.0% per annum of its stockholders’ equity in excess of $500 million. Following the Merger, Ready Capital stockholders’ equity will include the additional equity attributable to the acquisition of Broadmark and, thus, the amount of the management fees payable to the Ready Capital Manager will also increase, which gives the Ready Capital Manager (and, therefore, Ready Capital’s management) an incentive, not shared by Ready Capital stockholders, to negotiate and effect the Merger, possibly on terms less favorable to Ready Capital than would otherwise have been achieved.
Regulatory Approvals Required for the Merger
Ready Capital and Broadmark are not aware of any material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, in connection with the Merger or the other transactions contemplated by the Merger Agreement.
Accounting Treatment
Because both Ready Capital and Broadmark have significant pre-combination activities, the Merger will be accounted for as a business combination in accordance with Accounting Standards Codification Topic 805, “Business Combinations,” which is referred to as ASC 805. In applying the acquisition method specified by ASC 805, it is necessary to identify the accounting acquirer, which may be different from the legal acquirer. Factors considered in identifying an accounting acquirer include, but are not limited to, the relative size of the merging companies, the relative voting interests of the respective stockholders after consummation of a merger, and the composition of senior management and the board after consummation of a merger. Based upon consideration of those factors, Ready Capital has been determined to be the accounting acquirer, resulting in an acquisition of Broadmark. The assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Broadmark will be recorded at their respective fair values at the date of the Merger. The consideration transferred in a business combination is typically measured by reference to the fair value of equity issued or other assets transferred by the accounting acquirer. Accordingly, the fair value of the consideration transferred will be measured based on the number of shares of common stock Ready Capital issues to the stockholders of Broadmark multiplied by the closing price of Ready Capital Common Stock on the day immediately preceding the Merger. If the fair value of the consideration transferred exceeds the fair value of the assets acquired and liabilities assumed, the excess will be recorded as goodwill. Alternatively, if the fair value of the assets acquired and liabilities assumed exceeds the fair value of consideration transferred, the transaction would result in a bargain purchase gain. Consolidated financial statements of the Combined Company issued after the Merger will reflect these fair value adjustments and the combined results of operations subsequent to the effective date of the Merger. Because Ready Capital will be the accounting acquirer, its historical financial statements will become the historical financial statements of the Combined Company upon consummation of the Merger.
Appraisal Rights
Pursuant to the Broadmark Charter and the Ready Capital Charter, neither holders of Broadmark Common Stock nor holders of Ready Capital Common Stock or any other class or series of capital stock of Ready Capital will be entitled to appraisal rights in the Merger.
Exchange of Shares of Stock in the Merger
Ready Capital has appointed its existing transfer agent, Computershare, to act as the exchange agent for the exchange of Broadmark Common Stock for the Merger Consideration.
Prior to the Effective Time, Ready Capital or Merger Sub will deposit or cause to be deposited with the exchange agent the number of shares of Ready Capital Common Stock issuable to the holders of Broadmark Common Stock. From time to time, Ready Capital will deposit with the exchange agent cash in an aggregate amount sufficient to pay any dividends and other distributions and to make any payments in lieu of fractional shares.
As soon as practicable after the Effective Time, but in no event more than two business days after the date of the Closing, Ready Capital will instruct the exchange agent to mail or otherwise deliver a letter of transmittal to each holder of record of shares of Broadmark Common Stock. The letter of transmittal will advise the holder of the effectiveness of the Merger and the conversion of the holder’s Broadmark Common Stock into the right to receive the Merger Consideration and specify that delivery will be effected, and risk of loss and title to the shares of Broadmark Common Stock will pass, upon proper delivery of such certificate (or affidavit of loss in lieu of the certificate) to the exchange agent, or in the case of uncertificated shares, upon adherence to the procedures set forth in the letter of transmittal, and will provide instructions for use in effecting the surrender of the share certificates, or in the case of uncertificated shares, the surrender of such shares, in exchange for payment of the Merger Consideration.
Upon the delivery of a certificate (or affidavit of loss in lieu of the certificate) to the exchange agent, together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the exchange agent, the holder of such certificate will receive the number of whole shares (which shares will be in uncertificated book-entry form) of Ready Capital Common Stock and any cash in lieu of fractional shares and any dividends and other distributions in respect of the Ready Capital Common Stock to be issued or paid (after giving effect to any required tax withholdings). Surrendered share certificates will be cancelled and no interest will be paid or accrue on the applicable Merger Consideration.
For holders of uncertificated shares of Broadmark Common Stock, upon surrender of such uncertificated shares, together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the exchange agent, Ready Capital will cause the exchange agent to issue to each holder of uncertificated shares the applicable number of whole shares of Ready Capital Common Stock (which shares will be in uncertificated book-entry form) and any cash in lieu of fractional shares and any dividends and other distributions in respect of the Ready Capital Common Stock to be issued or paid (after giving effect to any required tax withholdings). No interest will be paid or accrued on the applicable Merger Consideration.
Ready Capital stockholders need not take any action with respect to their share certificates or book-entry shares.

Dividends
Ready Capital pays regular quarterly dividend distributions to its stockholders. All dividend distributions are authorized by the Ready Capital Board, in its sole discretion, and depend on such items as Ready Capital REIT taxable earnings, financial condition, maintenance of its REIT status and other factors that the Ready Capital Board may deem relevant from time to time. Holders of Ready Capital Common Stock share proportionally on a per share basis in all declared dividends on Ready Capital Common Stock. Ready Capital currently intends to pay quarterly dividends and distribute to its stockholders as dividends which will allow Ready Capital to satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income tax on its undistributed income. Broadmark currently pays a regular monthly dividend to the holders of Broadmark Common Stock.
Each of Ready Capital and Broadmark plans to continue its current dividend policy until the Closing. Pursuant to the Merger Agreement, prior to the date of Closing, each of Ready Capital and Broadmark will declare an interim dividend to their respective holders. The per share dividend amount payable by Broadmark will be an amount equal to an amount, if any, with respect to any taxable year of Broadmark, Ready Capital or any of their subsidiaries, as the case may be, ending on or prior to the date of the Closing, which is required to be paid by Broadmark, Ready Capital or any of their subsidiaries, as the case may be, prior to the Effective Time to (i) satisfy the distribution requirements set forth in Section 857(a) of the Code and (ii) avoid, to the extent possible, the imposition of income tax and the imposition of excise tax under the Code (the “Broadmark Additional Dividend Amount”). The per share dividend amount payable by Ready Capital will be an amount equal to (i) the per share amount of Ready Capital’s then-most recent quarterly dividend, prorated for the number of days between the record date of Ready Capital’s last dividend, plus (ii) an additional amount equal to the quotient obtained by dividing (A) the Broadmark Additional Dividend Amount, if any, by (B) the Exchange Ratio. The payment date for each respective interim dividend will be the close of business on the last business day prior to the date of Closing, subject to funds being legally available therefor, and the record date for which will be the close of business on the third business day before the payment date.
In addition, the Merger Agreement permits Ready Capital to continue to pay regular quarterly dividends with respect to the Ready Capital Common Stock consistent with past practice at a rate not to exceed $0.40 per share, regular quarterly dividends payable with respect to any Ready Capital Preferred Stock consistent with past practice and the terms of such preferred stock, dividends or other distributions by any direct or indirect wholly-owned subsidiary of Ready Capital or the Ready Capital Operating Partnership, in the ordinary course of business, distributions by the Ready Capital Operating Partnership, dividends or other distributions necessary for Ready Capital or its subsidiaries (as applicable) to maintain its status as a REIT under the Code and avoid the imposition of corporate level income tax or excise tax under the Code or required under the organizational documents of Ready Capital or such subsidiary and any dividend to the extent declared and paid in accordance the terms of the Merger Agreement.
The Merger Agreement also permits Broadmark to continue to pay regular monthly dividends with respect to Broadmark Common Stock consistent with past practice at a rate not to exceed $0.035 per share, dividends or other distributions to Broadmark by any directly or indirectly wholly owned subsidiary of Broadmark, any dividends or other distributions necessary for Broadmark or its subsidiaries (as applicable) to maintain its status as a REIT under the Code and avoid the imposition of corporate level income tax or excise tax under the Code and any dividend to the extent declared and paid in accordance the terms of the Merger Agreement.
Following the Closing, Ready Capital expects that the Combined Company will continue Ready Capital’s current dividend policy for stockholders, subject to the discretion and authorization of the Ready Capital Board, which reserves the right to change the dividend policy of the Combined Company at any time and for any reason. See “Risk Factors — Risks Related to the Combined Company Following the Merger” on page 36.
Listing of Shares of Stock
It is a condition to the completion of the Merger that the shares of Ready Capital Common Stock issuable in connection with the Merger be approved for listing on the NYSE, subject to official notice of issuance.

Deregistration of Broadmark Capital Stock
After the Merger is completed, the Broadmark Common Stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act.
Litigation Related to the Merger
Beginning on March 29, 2023, four different complaints were filed in the United States District Court for the Southern District of New York captioned O’Dell v. Broadmark Realty Capital Inc., et al., Case No. 23-cv-02640, Wang v. Broadmark Realty Capital Inc., et al., Case No. 23-cv-02717, Kirkland v. Broadmark Realty Capital Inc., et al., Case No. 23-cv-02943, and Kirsteins v. Broadmark Reality Capital Inc., et al., Case No. 23-cv-03008. The complaints, each filed as an individual action by a purported stockholder of the Company, name Broadmark and its directors as defendants. The complaints generally allege that the defendants violated Sections 14(a) and 20(a) of the Exchange Act with respect to the Form S-4 originally filed with the SEC in connection with the Merger, and seek to enjoin the Merger, as well as damages, costs and attorneys’ and experts’ fees. On April 3, 2023, a purported stockholder of Ready Capital filed a complaint, captioned Whitehead v. Ready Capital Corporation, et al., Case No. 1:23-cv-02773, in the United States District Court for the Southern District of New York. The complaint, which is filed as an individual action, names Ready Capital and its directors as defendants and, like the other complaints, alleges violations of Section 14(a) and 20(a) of the Exchange Act. Ready Capital and Broadmark intend to vigorously defend each of these complaints. Broadmark has also received correspondence from law firms claiming to represent purported stockholders, either threatening litigation or making other demands relating to the Merger, including that additional disclosures be provided. Additional lawsuits arising out of or relating to the Merger Agreement or the Merger may be filed in the future.

THE MERGER AGREEMENT
The following is a summary of the material terms of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. The summary of the material terms of the Merger Agreement below and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. You are urged to read the Merger Agreement carefully and in its entirety because it, and not the description below or elsewhere in this joint proxy statement/prospectus, is the legal document that governs the Merger.
The Merger Agreement has been included in this joint proxy statement/prospectus to provide you with information regarding the terms of the Merger. It is not intended to provide you with any other factual or financial information about Ready Capital or Broadmark or any of their respective affiliates or businesses. Information about Ready Capital and Broadmark can be found elsewhere in this joint proxy statement/prospectus and in the other filings each of Ready Capital and Broadmark has made with the SEC, which are available without charge at http://www.sec.gov. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 204.
The Merger
The Merger Agreement provides for the merger of Broadmark with and into Merger Sub, a wholly owned subsidiary of Ready Capital. At the Effective Time, the separate corporate existence of Broadmark will cease and Merger Sub will continue as the surviving company as a subsidiary of Ready Capital.
Closing; Effective Time of the Merger
The Closing will take place at 9:00 a.m., New York, New York time, on a date that is two business days after satisfaction or (to the extent permitted by applicable law) waiver of the Closing conditions in the Merger Agreement (the “Closing Date”), which are described under “Conditions to Complete the Merger” beginning on page 129 (other than those conditions that by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable law) waived in accordance with the Merger Agreement on the Closing Date) by means of a virtual closing through the electronic exchange of signatures, or on another date or at another place as Ready Capital and Broadmark may agree in writing.
The Merger will become effective at the later of the time of filing of the certificate of merger with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) or the time of filing of the articles of merger with the State Department of Assessments and Taxation of Maryland (the “Maryland Department”) or at such later time as the parties may jointly agree and designate in such certificate or articles of merger.
Organizational Documents
At the Effective Time, the organizational documents of Merger Sub in effect immediately prior to the Effective Time will be the organizational documents of the surviving company.
Consideration for the Merger
Pursuant to the terms of the Merger Agreement:
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at the Effective Time each share of Broadmark Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Cancelled Shares) will be converted into the right to receive from Ready Capital a fixed number of shares of Ready Capital Common Stock equal to the Exchange Ratio. Cash will be paid in lieu of fractional shares of Ready Capital Common Stock that would have been received as a result of the Merger;

•
each Broadmark Performance RSU Award granted by Broadmark under the Broadmark Equity Plan will, as of immediately prior to the Effective Time, be cancelled in exchange for the right to receive a number of shares of Ready Capital Common Stock equal to the product of (i) the number of shares of Broadmark Common Stock subject to such Broadmark Performance RSU Award based on the achievement of the applicable performance metric measured as of immediately prior to the Effective Time and (ii) the Exchange Ratio;
•
at the Effective Time each Broadmark RSU Award that is not a Broadmark Performance RSU Award will be assumed by Ready Capital and converted into an award of restricted stock units with respect to a number of shares of Ready Capital Common Stock equal to the product of (i) the total number of shares of Broadmark Common Stock subject to such Broadmark RSU Award as of immediately prior to the Effective Time and (ii) the Exchange Ratio (rounded to the nearest whole share), on the same terms and conditions as were applicable to such Broadmark RSU Award as of immediately prior to the Effective Time; and

•
each holder of a Broadmark Warrant may exercise such Broadmark Warrant at any time prior to the Effective Time in exchange for Broadmark Common Stock, in accordance with, and subject to, the terms and conditions of the Broadmark Warrant Agreement. Following the Effective Time, each Broadmark Warrant that is outstanding as of the Effective Time shall remain outstanding and entitle each holder thereof to receive, upon the exercise of such Broadmark Warrant, a number of shares of Ready Capital Common Stock equal to the product of (i) the number of shares of Broadmark Common Stock that such holder would have been entitled to receive had such holder exercised such Broadmark Warrant immediately prior to the Effective Time and (ii) the Exchange Ratio.

No certificates or scrips representing fractional shares of Ready Capital Common Stock will be issued with respect to the Merger, and such fractional interests will not entitle the owner thereof to vote or to any other rights as a holder of such interests. Each holder of Broadmark Common Stock who would otherwise have been entitled to receive a fraction of a share of Ready Capital Common Stock will be entitled to receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Ready Capital Common Stock multiplied by the average of the daily volume weighted average prices of one share of Ready Capital Common Stock for the five consecutive trading days immediately prior to the date of the Closing as reported by Bloomberg L.P.
Tax Withholding
Payment of the Merger Consideration under the Merger Agreement is subject to applicable withholding requirements.
No Rights of Objection or Appraisal
Neither holders of Broadmark Common Stock nor any holders of Ready Capital Common Stock will be entitled to dissenters’ or appraisal rights in the Merger.
Exchange Procedures
Ready Capital has appointed its existing transfer agent, Computershare, to act as the exchange agent for the exchange of Broadmark Common Stock for the Merger Consideration.
Prior to the Effective Time, Ready Capital or Merger Sub will deposit or cause to be deposited with the exchange agent the number of shares of Ready Capital Common Stock issuable to the holders of Broadmark Common Stock. From time to time, Ready Capital will deposit with the exchange agent cash in an aggregate amount sufficient to pay any dividends or other distributions and any payments in lieu of fractional shares.
As soon as practicable after the Effective Time, but in no event more than two business days after the Closing Date, Ready Capital will instruct the exchange agent to mail or otherwise deliver a letter of transmittal to each holder of record of shares of Broadmark Common Stock. The letter of transmittal will advise the holder that delivery will be effected, and risk of loss and title to the shares of Broadmark Common Stock will pass, only upon proper delivery of such certificate (or affidavit of loss in lieu of the certificate) to the exchange agent, or in the case of uncertificated shares, upon adherence to the procedures set forth in the letter of transmittal, and will provide instructions for use in effecting the surrender of share certificates, or in the case of uncertificated shares, the surrender of such shares, in exchange for payment of the Merger Consideration.
Upon the delivery of a certificate (or affidavit of loss in lieu of the certificate) to the exchange agent, together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such certificate will receive the number of whole shares (which shares will be in uncertificated book-entry form) of Ready Capital Common Stock and a check in the amount equal to cash payable in lieu of fractional shares and any dividends and other distributions in respect of the Ready Capital Common Stock to be issued or paid (after giving effect to any required tax withholdings). Surrendered share certificates will be cancelled and no interest will be paid or accrue on the Merger Consideration.
For holders of uncertificated shares of Broadmark Common Stock, upon surrender of such uncertificated shares, together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, Ready Capital will cause the exchange agent to issue to each holder of uncertificated shares the applicable number of whole shares of Ready Capital Common Stock (which shares will be in uncertificated book-entry form) and a check in the amount equal to cash payable in lieu of fractional shares and any dividends and other distributions in respect of the Ready Capital Common Stock to be issued or paid (after giving effect to any required tax withholdings). No interest will be paid or accrued on the applicable Merger Consideration.
Ready Capital stockholders need not take any action with respect to their share certificates or book-entry shares.
Representations and Warranties
The Merger Agreement contains representations and warranties of each of the parties to the Merger Agreement to the other parties. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important confidential disclosures and qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement, including being qualified by disclosures not reflected in the Merger Agreement. Accordingly, neither Ready Capital stockholders nor Broadmark stockholders should rely on representations and warranties as characterizations of the actual state of facts or circumstances, and they should bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement, were negotiated for purposes of allocating contractual risk among the parties to the Merger Agreement rather than to establish matters as facts, and may be subject to contractual standards of materiality that are different from those generally applicable to equityholders. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in public disclosures by Ready Capital and Broadmark. This description of the representations and warranties is included to provide Ready Capital stockholders and Broadmark stockholders with information regarding the terms of the Merger Agreement.
In the Merger Agreement, Broadmark made representations and warranties relating to, among other things:
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due organization, valid existence, and where relevant, good standing, and power and authority of Broadmark and its subsidiaries to own, lease and, to the extent applicable, operate their respective properties and assets and to carry on their respective businesses as conducted as of the date of the Merger Agreement;

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capital structure and capitalization of Broadmark and its subsidiaries;

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matters relating to the payment of dividends authorized or declared by Broadmark and its subsidiaries;

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corporate power and authority to enter into the Merger Agreement and to perform Broadmark’s obligations thereunder, and subject to receipt of the Broadmark stockholder approval and the acceptance for record by the Delaware Secretary of State of the certificate of merger and the Maryland Department of the articles of merger, complete the Merger and the other transactions contemplated by the Merger Agreement;
•
enforceability of the Merger Agreement against Broadmark;

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approval by the Broadmark Board of the Merger Agreement and its recommendation to Broadmark stockholders;

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absence of conflicts with, or violations or contraventions of Broadmark’s organizational documents and any applicable laws, or violations, defaults or acceleration of any material obligation or loss of material benefit under certain contracts applicable to Broadmark or any of its subsidiaries;

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consents, approvals, or filings with governmental entities required in connection with executing and delivering the Merger Agreement or the consummation of the Merger;

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Broadmark’s SEC filings since December 31, 2020, financial statements, internal controls, SEC correspondence and accounting or auditing practices and the statements and documents contained therein;

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absence of any material adverse effect, as defined below under the “Material Adverse Effect” section, on Broadmark and certain other changes, developments and events since January 1, 2022 through the date of the Merger Agreement;

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Broadmark and its subsidiaries conducting their business in the ordinary course of business in all material respects since January 1, 2022 through the date of the Merger Agreement;

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liabilities affecting Broadmark and its subsidiaries;

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the accuracy of the information contained in this joint proxy statement/prospectus and supplied by Broadmark for inclusion or incorporation by reference in this joint proxy statement/prospectus or the registration statement on Form S-4 pursuant to which the shares of Ready Capital Common Stock to be issued under the Merger Agreement are registered;

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Broadmark’s and each Broadmark subsidiary’s compliance with applicable laws since December 31, 2021 and obtaining all necessary permits;

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Broadmark’s employee benefit plans and other labor and employment matters affecting Broadmark and its subsidiaries;

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tax matters affecting Broadmark and its subsidiaries;

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absence of certain proceedings, judgments or orders of any governmental entity or arbitrator against Broadmark or any of its subsidiaries;

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intellectual property matters affecting Broadmark and its subsidiaries;

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Broadmark’s and each Broadmark subsidiary’s loan portfolio;

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real property owned or leased by Broadmark and its subsidiaries;

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the material contracts of Broadmark and its subsidiaries, the enforceability of such material contracts on Broadmark and its subsidiaries (as applicable) and the absence of notice of any violations or defaults under, any such material contract;

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insurance policy matters affecting Broadmark and its subsidiaries;

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receipt by the Broadmark Board of an opinion from its financial advisor;

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absence of any undisclosed broker’s, finder’s or other similar fees;

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the Broadmark Board’s actions to render any applicable takeover statutes inapplicable to the Merger;

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certain matters relating to the 1940 Act; and

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absence and disclaimer of any other representations or warranties made by Broadmark.

In the Merger Agreement, Ready Capital and Merger Sub made representations and warranties relating to, among other things:
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due organization, valid existence, and where relevant, good standing and power and authority of Ready Capital and its subsidiaries, including Merger Sub, to own, lease and, to the extent applicable, operate their respective properties and assets and to carry on their respective businesses as conducted as of the date of the Merger Agreement;

•
capital structure and capitalization of Ready Capital, Merger Sub and Ready Capital’s other subsidiaries;

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matters relating to the payment of dividends authorized or declared by Ready Capital and Ready Capital’s subsidiaries;

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corporate power and authority to enter into the Merger Agreement and to perform Ready Capital’s obligations thereunder, and subject to receipt of Ready Capital stockholder approval of the Ready Capital Common Stock Issuance Proposal and the acceptance for record by the Delaware Secretary of State of the certificate of merger and the Maryland Department of the articles of merger, consummate the Merger and the other transactions contemplated by the Merger Agreement;

•
enforceability of the Merger Agreement against Ready Capital and Merger Sub;

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approval by the Ready Capital Board of the Merger Agreement and the Voting Agreement and its recommendation to Ready Capital stockholders;

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absence of conflicts with, or violations or contraventions of, Ready Capital’s and Merger Sub’s organizational documents an any applicable laws, or violations, defaults or acceleration of any material obligation or loss of material benefit under certain contracts applicable to Ready Capital or any its subsidiaries;

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consents, approvals, or filings with governmental entities required in connection with executing and delivering the Merger Agreement or the consummation of the Merger;

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Ready Capital’s SEC filings since December 31, 2020, financial statements, internal controls, SEC correspondence and accounting or auditing practices and the statements and documents contained therein;

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absence of any material adverse effect, as defined below under the “Material Adverse Effect” section, on Ready Capital and certain other changes, developments and events since January 1, 2022 through the date of the Merger Agreement;

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Ready Capital and its subsidiaries conducting their business in the ordinary course of business in all material respects since January 1, 2022 through the date of the Merger Agreement;

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liabilities affecting Ready Capital and its subsidiaries;

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the accuracy of the information contained in this joint proxy statement/prospectus and supplied by Ready Capital for inclusion or incorporation by reference in this joint proxy statement/prospectus or the registration statement on Form S-4 pursuant to which the shares of Ready Capital Common Stock to be issued under the Merger Agreement are registered;

•
Ready Capital’s, Merger Sub’s and each other Ready Capital subsidiary’s compliance with applicable laws since December 31, 2021 and obtaining all necessary permits;

•
Ready Capital’s employee benefit plans and other employment matters affecting Ready Capital and its subsidiaries;

•
tax matters affecting Ready Capital and its subsidiaries;

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absence of certain proceedings, judgments or orders of any governmental entity or arbitrator against Ready Capital or any of its subsidiaries by or before any governmental authority;

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intellectual property matters affecting Ready Capital and its subsidiaries;

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the material contracts of Ready Capital and its subsidiaries, the enforceability of such material contracts against Ready Capital and any Ready Capital subsidiary party to such contract and the absence of notice of any violations or defaults under, any such material contract;

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insurance policy matters affecting Ready Capital and its subsidiaries;

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receipt by the Ready Capital Board of an opinion from Ready Capital’s financial advisor;

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absence of any undisclosed broker’s, finder’s or other similar fees;

•
the Ready Capital Board’s actions to render any takeover statutes inapplicable to the Merger or the Voting Agreement;

•
certain matters relating to the 1940 Act;

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the ownership of Broadmark equity, or any right to acquire such ownership of equity by Ready Capital and its affiliates and associates;

•
ownership and prior activities of Merger Sub; and

•
absence and disclaimer of any other representations or warranties made by Ready Capital or Merger Sub.

The representations and warranties of all the parties to the Merger Agreement will expire upon the Effective Time.
Material Adverse Effect
Many of the representations of the parties to the Merger Agreement are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a material adverse effect). For the purposes of the Merger Agreement, “material adverse effect” means any fact, occurrence, state of fact, effect, change, event or development that, individually or in the aggregate, materially adversely effects the condition (financial or otherwise), business or results of operations of Ready Capital or Broadmark, as applicable, and their respective subsidiaries, taken as a whole except that no effect (by itself or when aggregated or taken together with any and all other effects) directly or indirectly resulting from, arising out of, attributable to or related to any of the following shall be deemed to be or constitute or shall be taken into account when determining whether a material adverse effect has occurred:
•
general economic conditions (or changes in such conditions) or conditions in the global economy generally;

•
conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (i) changes in interest rates and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

•
conditions (or changes in such conditions) in any industry or industries in which Ready Capital or Broadmark (as applicable) operates (including changes in general market prices and regulatory changes affecting the industry);

•
political conditions (or changes in such conditions) or acts of war, sabotage, terrorism, acts of God, epidemics, pandemics or disease outbreaks (including COVID-19 and any actions or events resulting therefrom) (including any escalation or general worsening of any such acts of war, sabotage, terrorism, acts of God, epidemics, pandemics or disease outbreaks (including COVID-19 and any COVID-19 measures or other actions or events resulting therefrom));

•
earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, other natural disasters or other weather conditions;

•
changes in law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof);

•
the announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated thereby;

•
any actions taken or failure to take action, in each case, at the written request of another party to the Merger Agreement;

•
compliance with the terms of, or the taking of any action expressly permitted or required by, the Merger Agreement;

•
any changes in Ready Capital’s or Broadmark’s (as applicable) stock price, dividends or the trading volume of Ready Capital Common Stock or Broadmark Common Stock (as applicable), or any failure by Ready Capital on Broadmark (as applicable) to meet any analysts’ estimates or expectations of Ready Capital’s or Broadmark’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Ready Capital or Broadmark (as applicable) or any of their respective subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a material adverse effect); and

•
any proceedings made or brought by any of the current or former stockholders of Ready Capital or Broadmark (as applicable) (on their own behalf or on behalf of Ready Capital or Broadmark) against Broadmark, Ready Capital, Merger Sub or any of their directors or officers, arising out of the Merger or in connection with any other transactions contemplated by the Merger Agreement.

The effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the first through fifth bullet points above will be taken into account when determining whether a material adverse effect has occurred or may, would or could occur solely to the extent they disproportionately adversely affect the applicable party and its subsidiaries, taken as a whole, as compared to other participants that conduct business in the regions in the world and in the industries in which the applicable party and its subsidiaries conduct business.
Conduct of Business by Broadmark Pending the Merger
Under the Merger Agreement, Broadmark has agreed that, except (a) as disclosed in Broadmark’s disclosure letter, (b) as permitted or required by the Merger Agreement, (c) as may be required by applicable law or (d) as otherwise consented to by Ready Capital in writing (which consent will not be unreasonably withheld, delayed or conditioned), between the date of the Merger Agreement and the earlier to occur of the Effective Time and the date, if any, on which the Merger Agreement is terminated (the “Interim Period”), it (i) will maintain its status as a REIT and (ii) will use commercially reasonable efforts to conduct its business in all material respects in the ordinary course and preserve substantially intact its present business organization and existing key business relationships.
Broadmark has also agreed that, except (a) as disclosed in Broadmark’s disclosure letter, (b) as permitted or required by the Merger Agreement, (c) as may be required by applicable law or (d) as otherwise consented to by Ready Capital in writing (which consent will not be unreasonably withheld, delayed or conditioned), during the Interim Period, Broadmark will not, and will not permit any Broadmark subsidiary to, among other things:
•
declare, set aside or pay any dividends on or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding shares of capital stock of, or other equity interests in, Broadmark or any Broadmark subsidiary, except for:

•
regular monthly dividends payable in respect of shares of Broadmark Common Stock consistent with past practice at a rate not to exceed $0.035 per share;

•
dividends or other distributions to Broadmark by any directly or indirectly wholly owned subsidiary of Broadmark;

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any dividends or other distributions necessary for Broadmark to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax or excise tax under the Code; or

•
any dividend to the extent declared and paid in accordance with the Merger Agreement;

•
split, combine or reclassify any capital stock of or other equity interests in, Broadmark or any Broadmark subsidiary (other than for transactions by a wholly owned subsidiary of Broadmark);

•
purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Broadmark or any Broadmark subsidiary that is not wholly-owned, except as required by the organizational documents of Broadmark or any of its subsidiaries, any Broadmark benefit plan, any Broadmark Warrant or the terms of any other capital stock or equity interest of Broadmark or any Broadmark subsidiary, in each case, existing as of the date of the Merger Agreement;

•
offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Broadmark or any of its subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests other than (i) the issuance or delivery of Broadmark Common Stock upon the vesting or lapse of any restrictions on awards granted under the Broadmark Equity Plan and outstanding on the date of the Merger Agreement, (ii) issuances of Broadmark Common Stock upon exercise of any Broadmark Warrant outstanding on the date hereof, (iii) shares of capital stock issued as a dividend made in accordance with the Merger Agreement, and (iv) issuances of Broadmark Common Stock at a net price per share (after giving effect to underwriter discounts and offering and sale expenses) not less than Broadmark’s tangible book value per share as reported in its most recent annual report on Form 10-K or quarterly report on Form 10-Q as of the date of such issuance;

•
amend the organizational documents of Broadmark, or amend the organizational documents of any Broadmark subsidiary in a manner that would reasonably be expected to adversely impact Ready Capital or prevent or delay the consummation of the Merger, or waive for any person, or exempt any person from, or establish or increase any “excepted holder limit” for any person with respect to any of the restrictions on transfer and ownership of shares of stock of Broadmark set forth in Broadmark’s organizational documents;

•
merge, consolidate, combine or amalgamate with any person other than another wholly owned subsidiary of Broadmark, or acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any assets or any business or any corporation, partnership, association or other business organization or division thereof, in each case other than (i) transactions between Broadmark and a wholly-owned Broadmark subsidiary or between or among wholly-owned Broadmark subsidiaries and (ii) after consultation with Ready Capital, acquisitions for which the consideration constitutes fair market value therefor and does not exceed $10,000,000 individually or $20,000,000 in the aggregate;

•
sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any material portion of its assets, other than sales, leases or dispositions of assets (i) pursuant to an agreement of Broadmark or its subsidiaries in effect on the date of the Merger Agreement or (ii) after consultation with Ready Capital, that involve consideration that does not exceed $10,000,000 individually or $25,000,000 in the aggregate and will result in net proceeds to Broadmark that are not less than, in the case of any loan, the unpaid principal balance thereof, less any Accounting Standards Update (ASU) 2016-13 reserves therefor, in each case as of December 31, 2022, and in the case of any Broadmark owned real property, the carrying value thereof as of December 31, 2022;

•
adopt a plan of complete or partial liquidation or dissolution of Broadmark or any of its subsidiaries, other than such transactions among Broadmark and any wholly owned Broadmark subsidiary or between or among wholly owned Broadmark subsidiaries;

•
change in any material respect Broadmark’s material accounting principles, practices or methods in a manner that would materially affect the consolidated assets, liabilities or results of operations of Broadmark or any Broadmark subsidiary, except as required by GAAP or applicable law;

•
subject to certain exceptions as specified in the Merger Agreement, make or change any material tax election, adopt or change any material method of tax accounting, file any amended tax return if the filing of such amended tax return would result in a material increase in the taxes payable by Broadmark or any of its subsidiaries, settle or compromise any material liability for taxes or any tax audit or other proceeding relating to a material amount of taxes, enter into any closing or similar agreement with any tax authority, surrender any right to claim a material refund of taxes, or, agree to any extension or waiver of the statute of limitations with respect to a material amount of taxes;

•
subject to certain exceptions specified in the Merger Agreement, establish any material employee benefit plan which was not in existence prior to the date of the Merger Agreement, or materially amend any such plan in existence on the date of the Merger Agreement if such amendment would have the effect of materially enhancing or materially increasing any benefits thereunder, or grant any material increases in the compensation payable or to become payable to any of Broadmark’s directors, officers or employees or other individual service providers, other than in connection with annual merit based compensation increases in the ordinary course of business;

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subject to certain exceptions specified in the Merger Agreement, make any loans, advances or capital contributions to, or investments in, any person in excess of $5,000,000;

•
modify or amend in any material respect, or waive any material rights under, any Broadmark loan with a value in excess of $5,000,000;

•
subject to certain exceptions as specified in the Merger Agreement, enter into certain contracts, except in the ordinary course of business and as would not prevent or materially delay the consummation of the Merger, or modify, amend, terminate or assign, or waive or assign any rights under, certain contracts in any material respect, except in the ordinary course of business and which would not reasonably be expected to prevent or materially delay the consummation of the Merger;

•
settle or offer or propose to settle, any proceeding against Broadmark or any Broadmark subsidiary involving a payment of monetary damages or other transfer of value by Broadmark or any of its subsidiaries exceeding $500,000 individually, or $2,000,000 in the aggregate or that would include any admission of wrongdoing by Broadmark or any Broadmark subsidiary;

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take any action, or knowingly fail to take any action, which action or failure could reasonably be expected to cause Broadmark to fail to qualify as a REIT or any of its subsidiaries to cease to be treated as any of (i) a partnership or disregarded entity for U.S. federal income tax purposes or (ii) a “Qualified REIT Subsidiary” or a “Taxable REIT Subsidiary” as such terms are defined in the applicable provisions of the Code, as the case may be;

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make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $1,000,000 or, in the aggregate, are in excess of $2,000,000, other than in the ordinary course of business;

•
incur, create, assume, refinance, replace or prepay in any material respects the terms of any indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), provided that Broadmark may (i) incur indebtedness in the ordinary course under Broadmark’s existing revolving credit facility, (ii) incur indebtedness among it and the wholly owned Broadmark subsidiaries, (iii) guarantee indebtedness of the Broadmark subsidiaries, or (iv) enter into or incur any derivative financial instruments or arrangements for the purpose of fixing or hedging interest rate and not for speculative purposes;

•
enter into any new line of business;

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take any action, or fail to take any action, which action or failure would reasonably be expected to cause Broadmark or any of the Broadmark subsidiaries to be required to be registered as an investment company under the 1940 Act;

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other than with Broadmark subsidiaries, enter into any material transactions or contracts with any affiliates (other than directors or officers in their capacities as such) of Broadmark; or

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agree or enter into any arrangement or understanding to take any action with respect to any of the foregoing.

Broadmark has also agreed to (i) manage its loans and owned properties in all material respects in the ordinary course of business, and (ii) upon request (but not more often than once every two weeks) prior to Closing, participate in a call with Ready Capital to discuss the status of Broadmark’s loans and owned real properties and planned loan and property management activities.

Conduct of Business by Ready Capital Pending the Merger
Under the Merger Agreement, Ready Capital agreed that, except (a) as disclosed in Ready Capital’s disclosure letter, (b) as permitted or required by the Merger Agreement, (c) as may be required by applicable law or (d) as otherwise consented to by Broadmark in writing (which consent will not be unreasonably withheld, delayed or conditioned), during the Interim Period it (i) will maintain its status as a corporation taxed as a REIT and (ii) will use commercially reasonable efforts to conduct its business in all material respects in the ordinary course and preserve substantially intact its present business organization and existing business relationships, including its relationship with the Ready Capital Manager.
Ready Capital also agreed that, except (a) as disclosed in Ready Capital’s disclosure letter, (b) as permitted or required by the Merger Agreement, (c) as may be required by applicable law or (d) as otherwise consented to by Broadmark in writing (which consent will not be unreasonably withheld, delayed or conditioned), during the Interim Period, Ready Capital will not, and will not permit any Ready Capital subsidiary to, among other things:
•
declare, set aside or pay any dividends on or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding shares of capital stock of, or other equity interests in, Ready Capital or any of its subsidiaries, except for:

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regular quarterly dividends payable in respect of Ready Capital Common Stock consistent with past practice at a rate not to exceed $0.40 per share;

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regular quarterly dividends payable in respect of Ready Capital Preferred Stock consistent with past practice and the terms of such preferred stock;

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dividends or other distributions by any direct or indirect wholly owned subsidiary of Ready Capital or the Ready Capital Operating Partnership;

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in the ordinary course of business, distributions by the Ready Capital Operating Partnership;

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any dividends or other distributions necessary for Ready Capital or any of its subsidiaries that qualifies as a REIT to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax or excise tax under the Code or required under the organizational documents of Ready Capital or its subsidiaries; or

•
any dividend to the extent declared and paid in accordance with the Merger Agreement;

•
split, combine or reclassify any capital stock of or other equity interests in, Ready Capital or any Ready Capital subsidiary (other than for transactions by a wholly owned subsidiary of Ready Capital);

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subject to certain exceptions as specified in the Merger Agreement, purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Ready Capital or any Ready Capital subsidiary that are not wholly owned directly or indirectly by Ready Capital or the Ready Capital Operating Partnership;

•
offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Ready Capital or any of its subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) the issuance or delivery of Ready Capital Common Stock upon the vesting or lapse of any restrictions on any awards granted under the 2013 equity incentive plan of Ready Capital and outstanding as of the date of the Merger Agreement, (ii) the issuance of Ready Capital Common Stock upon conversion of Ready Capital’s Series C Preferred Stock or its outstanding convertible notes, (iii) the issuance of Ready Capital Common Stock in connection with permitted acquisitions, (iv) the issuance of Ready Capital Common Stock upon redemption of units in the Ready Capital Operating Partnership in accordance with the limited partnership agreement, (v) the issuance of non-convertible Ready Capital Preferred Stock in the ordinary course and (vi) the issuance of Ready Capital Common Stock at a net price per share (after giving effect to underwriter discounts and offering and sale expenses), or convertible Ready Capital Preferred Stock having a conversion price not less than Ready Capital’s tangible book value per share as reported in its most recent annual report on Form 10-K or quarterly report on Form 10-Q as of the date of such issuance;

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amend the organizational documents of Ready Capital, or amend the organizational documents of any Ready Capital subsidiary in a manner that would reasonably be expected to adversely impact Broadmark or its stockholders or prevent or delay the consummation of the Merger, or waive for any person, or exempt any person from, or establish or increase any “excepted holder limit” for any person with respect to any of the restrictions on transfer and ownership of shares of stock of Ready Capital set forth in Ready Capital’s organizational documents;

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(i) merge, consolidate, combine or amalgamate with any person other than another subsidiary of Ready Capital or (ii) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any assets or any business or any corporation, partnership, association or other business organization or division thereof, in each case, unless such action would not reasonably be expected to prevent or materially delay the consummation of the Merger and the aggregate consideration would be less than $300,000,000 individually and $400,000,000 in the aggregate;

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adopt a plan of complete or partial liquidation or dissolution of Ready Capital or any of its subsidiaries, other than such transactions among Ready Capital and any subsidiary of Ready Capital (other than Merger Sub) or between or among subsidiaries of Ready Capital (other than Merger Sub);

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change in any material respect its material accounting principles, practices or methods in a manner that would materially affect the consolidated assets, liabilities or results of operations of Ready Capital and its subsidiaries, except as required by GAAP or applicable law;

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subject to certain exceptions as specified in the Merger Agreement, make or change any material tax election, adopt or change any material method of tax accounting, file any amended tax return if the filing of such amended tax return would result in a material increase in the taxes payable by Ready Capital or any of its subsidiaries, settle or compromise any material liability for taxes or any tax audit or other proceeding relating to a material amount of taxes, enter into any closing or similar agreement with any tax authority, surrender any right to claim a material refund of taxes, or agree to any extension or waiver of the statute of limitations with respect to a material amount of taxes;

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subject to certain exceptions as specified in the Merger Agreement, establish any material employee benefit plan which was not in existence prior to the date of the Merger Agreement, or materially amend any such plan in existence on the date of the Merger Agreement if such amendment would have the effect of enhancing or increasing any benefits thereunder, or grant any material increase in the compensation payable or to become payable to any of Ready Capital’s directors or officers;

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make any loans, advances or capital contributions to, or investments in, any person except for (i) loans less than $150,000,000 individually and made in the ordinary course of business consistent with Ready Capital’s underwriting criteria in effect as of the date of the Merger Agreement, (ii) the funding of commitments in the ordinary course of business and accordance with the terms of any agreements in effect as of the date of the Merger Agreement or (iii) loans among Ready Capital and its subsidiaries or among the Ready Capital subsidiaries;

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subject to certain exceptions as specified in the Merger Agreement, enter into certain contracts, except as would not prevent or materially delay the consummation of the Merger, or modify, amend, terminate or assign, or waive or assign any rights under, certain contracts in any material respect in a manner which could reasonably be expected to prevent or materially delay the consummation of the Merger;

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except as reflected or reserved against on the balance sheet of Ready Capital and that would not reasonably be expected to restrict the operations of Ready Capital and its subsidiaries, settle or offer or propose to settle, any proceeding against Ready Capital or any Ready Capital subsidiary involving a payment of monetary damages or other transfer of value by Ready Capital or any of its subsidiaries exceeding $2,000,000 individually, or $5,000,000 in the aggregate or that would include any admission of wrongdoing by Ready Capital or any Ready Capital subsidiary;

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take any action, or knowingly fail to take any action, which action or failure could reasonably be expected to cause Ready Capital to fail to qualify as a REIT or any of its subsidiaries to cease to be treated as any of (i) a partnership or disregarded entity for U.S. federal income tax purposes or (ii) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of the Code, as the case may be;
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other than in the ordinary course of business, incur, create, assume, refinance, replace or prepay in any material respects the terms of any indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), provided that Ready Capital may (i) incur indebtedness in the ordinary course under Ready Capital’s existing credit, warehouse and repurchase facility, (ii) incur indebtedness among it and the Ready Capital subsidiaries, (iii) guarantee indebtedness of the Ready Capital subsidiaries or (iv) enter into or incur any derivative financial instruments or arrangements for the purpose of fixing or hedging interest rate and not for speculative purposes;

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enter into any new line of business that is material to the business of Ready Capital or the Ready Capital subsidiaries, taken as a whole;

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take any action, or fail to take any action, which action or failure would reasonably be expected to cause Ready Capital or any of the Ready Capital subsidiaries to be required to be registered as an investment company under the 1940 Act;

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other than with Ready Capital subsidiaries, enter into any material transactions or contracts with any affiliates (other than directors or officers in their capacities as such) of Ready Capital;

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increase the size of the Ready Capital board (other than as required by the Merger Agreement);

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modify, amend, terminate or assign or waive or assign any rights under, any management agreements Ready Capital or any of its subsidiaries have entered into with Ready Capital’s external manager; or

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agree or enter into any arrangement or understanding to take any action with respect to any of the foregoing.

Ready Capital also agreed to manage its investment portfolios in all material respects in the ordinary course.
Agreement to Use Reasonable Best Efforts
Subject to the terms and conditions of the Merger Agreement, each of Ready Capital, Merger Sub and Broadmark will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the Merger and the other transactions contemplated by the Merger Agreement, including:
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preparing and filing or otherwise providing, in consultation with the other parties to the Merger Agreement, and as promptly as practicable and advisable after the date of the Merger Agreement, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Merger or the other transactions contemplated by the Merger Agreement;

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taking all steps as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals; and

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giving any required notices to third parties, and causing each of their respective subsidiaries and affiliates to use, its reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the Merger.

Competing Proposals
Broadmark Competing Proposals
During the Interim Period, Broadmark will not, and will cause its subsidiaries and will instruct and use commercially reasonable efforts to cause its representatives not to, directly or indirectly:

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initiate, solicit or knowingly encourage the making of a Broadmark Competing Proposal (as defined below);

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engage in any discussions or negotiations with any person with respect to a Broadmark Competing Proposal made by such person or its representatives;

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furnish any non-public information regarding Broadmark or its subsidiaries, or access to the properties, assets or employees of Broadmark or its subsidiaries, to any person in connection with or in response to a Broadmark Competing Proposal;

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enter into any letter of intent or agreement in principle, or other agreement providing for a Broadmark Competing Proposal (other than a confidentiality agreement);

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withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Ready Capital, the recommendation that the Broadmark stockholders approve the Merger and the other transactions related to the Merger (the “Broadmark Board recommendation”) or publicly recommend the approval or adoption of, or publicly approve or adopt, any Broadmark Competing Proposal;

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fail to include the Broadmark Board recommendation in this joint proxy statement/prospectus or any amendment or supplement hereto; or

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fail to publicly reaffirm without qualification the Broadmark Board recommendation within ten business days after the written request of Ready Capital following a Broadmark Competing Proposal that has been publicly announced (or such fewer number of days as remain prior to the Broadmark stockholders meeting).

A “Broadmark Competing Proposal” (and the reciprocal definition for Ready Capital, a “Ready Capital Competing Proposal,” collectively with a Broadmark Competing Proposal, a “Competing Proposal”) refers to any proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Ready Capital or any of its subsidiaries) involving:
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any acquisition or purchase by any person or group, directly or indirectly, of more than 20% of any class of outstanding voting or equity securities of Broadmark, or any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning more than 20% of any class of outstanding voting or equity securities of Broadmark;

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any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving Broadmark and a person or group pursuant to which Broadmark stockholders immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction; or

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any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a person or group of more than 20% of the consolidated assets of Broadmark and its subsidiaries (measured by the fair market value thereof).

During the Interim Period, Broadmark will advise Ready Capital of the receipt by Broadmark of any Broadmark Competing Proposal made on or after the date of the Merger Agreement or any request for non-public information or data relating to Broadmark or any of its subsidiaries made by any person in connection with a Broadmark Competing Proposal or any request for discussions or negotiations with Broadmark or a representative of Broadmark relating to a Broadmark Competing Proposal (in each case within two business days thereof), and Broadmark will provide to Ready Capital (within such two business days’ time frame) either (i) a copy of any such Broadmark Competing Proposal made in writing provided to Broadmark or any of its subsidiaries or (ii) a written summary of the material terms of such Broadmark Competing Proposal. Broadmark will keep Ready Capital reasonably informed with respect to the status and material terms of any such Broadmark Competing Proposal and any material changes to the status of any such discussions or negotiations.
During the Interim Period, Broadmark will, and will cause its subsidiaries and instruct and use commercially reasonable efforts to cause its representatives to, immediately cease, and cause to be terminated, any discussion or negotiations with any person conducted prior to the date of the Merger Agreement by Broadmark or any of its subsidiaries or representatives with respect to a Broadmark Competing Proposal.

Ready Capital Competing Proposals
During the Interim Period, Ready Capital will not, and will cause its subsidiaries and will instruct and use commercially reasonable efforts to cause its representatives not to, directly or indirectly:
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initiate, solicit or knowingly encourage the making of a Ready Capital Competing Proposal (as defined above);

•
engage in any discussions or negotiations with any person with respect to a Ready Capital Competing Proposal made by such person;

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furnish any non-public information regarding Ready Capital or its subsidiaries, or access to the properties, assets or employees of Ready Capital or its subsidiaries, to any person in connection with or in response to a Ready Capital Competing Proposal;

•
enter into any letter of intent or agreement in principle, or other agreement providing for a Ready Capital Competing Proposal (other than a confidentiality agreement);

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withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Broadmark, the recommendation that the Ready Capital stockholders approve the Ready Capital Common Stock Issuance Proposal (the “Ready Capital Board recommendation”) or publicly recommend the approval or adoption of, or publicly approve or adopt, any Ready Capital Competing Proposal;

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fail to include the Ready Capital Board recommendation in this joint proxy statement/prospectus or any amendment or supplement hereto; or

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fail to publicly reaffirm without qualification the Ready Capital Board recommendation within ten business days after the written request of Broadmark following a Ready Capital Competing Proposal that has been publicly announced (or such fewer number of days as remain prior to the Ready Capital stockholders meeting).

During the Interim Period, Ready Capital will advise Broadmark of the receipt by Ready Capital of any Ready Capital Competing Proposal made on or after the date of the Merger Agreement or any request for non-public information or data relating to Ready Capital or any of its subsidiaries made by any person in connection with a Ready Capital Competing Proposal or any request for discussions or negotiations with Ready Capital or a representative of Ready Capital relating to a Ready Capital Competing Proposal (in each case within two business days thereof), and Ready Capital will provide to Broadmark (within such two business days’ time frame) either (i) a copy of any such Ready Capital Competing Proposal made in writing provided to Ready Capital or any of its subsidiaries or (ii) a written summary of the material terms of such Ready Capital Competing Proposal. Ready Capital will keep Broadmark reasonably informed with respect to the status and material terms of any such Ready Capital Competing Proposal and any material changes to the status of any such discussions or negotiations.
During the Interim Period, Ready Capital will, and will cause its subsidiaries and instruct and use commercially reasonable efforts to cause its representatives to, immediately cease, and cause to be terminated, any discussion or negotiations with any person conducted prior to the date of the Merger Agreement by Ready Capital or any of its subsidiaries or representatives with respect to a Ready Capital Competing Proposal.
Superior Proposals
Broadmark Superior Proposals
Broadmark, directly or indirectly through one or more of its representatives, may prior to the receipt of approval of the Broadmark Merger Proposal by holders of Broadmark Common Stock at the Broadmark special meeting, (a) engage in any discussions or negotiations with any person with respect to a Broadmark Competing Proposal or (b) furnish any non-public information regarding Broadmark or its subsidiaries, or access to the properties, assets or employees of Broadmark or its subsidiaries, to any person in connection with or in response to a Broadmark Competing Proposal, with any person who has made a written, bona fide Broadmark Competing Proposal that was not solicited at any time following the execution of the Merger Agreement; provided, however, that:
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no non-public information that is prohibited from being furnished under certain provisions of the Merger Agreement may be furnished until Broadmark receives an executed confidentiality agreement from such person containing limitations on the use and disclosure of non-public information furnished to such person by or on behalf of Broadmark that are no less favorable to Broadmark in the aggregate than the terms of the confidentiality agreement entered into between Ready Capital and Broadmark, as determined in good faith by the Broadmark Board after consultation with its outside legal counsel; provided, further, that such confidentiality agreement does not contain provisions that prohibit Broadmark from complying with the non-solicitation provisions of the Merger Agreement; and

•
prior to taking any such actions, the Broadmark Board thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Broadmark Competing Proposal is, or could reasonably be expected to lead to, a Broadmark Superior Proposal (as defined below).

A “Broadmark Superior Proposal” (and the reciprocal definition for Ready Capital, a “Ready Capital Superior Proposal,” collectively with a Broadmark Superior Proposal, a “Superior Proposal”) refers to a bona fide Broadmark Competing Proposal (with references to “20%” therein being deemed replaced with references to “50%” and references to “80%” therein being deemed to be replaced with references to 50%) by a third party, which the Broadmark Board determines in good faith after consultation with Broadmark’s outside legal and financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to Broadmark stockholders than the Merger.
Broadmark, directly or indirectly through one or more of its representatives, may prior to the receipt of approval of the Broadmark Merger Proposal by holders of Broadmark Common Stock at the Broadmark special meeting, in response to a written bona fide Broadmark Competing Proposal that did not result from a material breach of certain provisions of the Merger Agreement, if the Broadmark Board so chooses, cause Broadmark to effect a change in its Broadmark Board recommendation or to terminate the Merger Agreement, if prior to taking such action:
•
the Broadmark Board determines after consultation with its financial advisors and outside legal counsel that such Broadmark Competing Proposal is a Broadmark Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by Ready Capital in response to such Broadmark Competing Proposal); and

•
Broadmark will have given notice to Ready Capital that Broadmark has received such Broadmark Competing Proposal, specifying the material terms and conditions of such proposal, and, that Broadmark intends to take such action, and either (i) Ready Capital shall not have proposed revisions to the terms and conditions of the Merger Agreement prior to the earlier to occur of the scheduled time for the special meeting of Broadmark stockholders and the fourth business day after the date on which such notice is given to Ready Capital, or (ii) if Ready Capital within the period described in the foregoing clause (i) shall have proposed revisions to the terms and conditions of the Merger Agreement, the Broadmark Board, after consultation with its financial advisors and outside legal counsel, shall have determined in good faith that the Broadmark Competing Proposal remains a Broadmark Superior Proposal with respect to Ready Capital’s revised proposal; provided, however, that each time material modifications to the financial terms of a Broadmark Competing Proposal determined to be a Broadmark Superior Proposal are made, the time period set forth in the Merger Agreement prior to which Broadmark may effect a change in its Broadmark Board recommendation or terminate the Merger Agreement shall be extended for two business days after notification of such change to Ready Capital.

Broadmark may, at any time prior to the receipt of the Broadmark stockholder approval, seek clarification from any person who has made a Broadmark Competing Proposal that was not solicited at any time following the execution of the Merger Agreement solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Broadmark Board to make an informed determination.
Ready Capital Superior Proposals
Ready Capital, directly or indirectly through one or more of its representatives, may prior to the receipt of approval of the Ready Capital Common Stock Issuance Proposal by holders of Ready Capital Common Stock at the Ready Capital special meeting, (a) engage in any discussions or negotiations with any person with respect to a Ready Capital Competing Proposal or (b) furnish any non-public information regarding Ready Capital or its subsidiaries, or access to the properties, assets or employees of Ready Capital or its subsidiaries, to any person in connection with or in response to a Ready Capital Competing Proposal, with any person who has made a written, bona fide Ready Capital Competing Proposal that was not solicited at any time following the execution of the Merger Agreement; provided, however, that:
•
no non-public information that is prohibited from being furnished under certain provisions of the Merger Agreement may be furnished until Ready Capital receives an executed confidentiality agreement from such person containing limitations on the use and disclosure of non-public information furnished to such person by or on behalf of Ready Capital that are no less favorable to Ready Capital in the aggregate than the terms of the confidentiality agreement entered into between Ready Capital and Broadmark, as determined in good faith by the Ready Capital Board after consultation with its outside legal counsel; provided, further, that such confidentiality agreement does not contain provisions that prohibit Ready Capital from complying with the non-solicitation provisions of the Merger Agreement; and

•
prior to taking any such actions, the Ready Capital Board thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Ready Capital Competing Proposal is, or could reasonably be expected to lead to, a Ready Capital Superior Proposal (as defined below).

Ready Capital, directly or indirectly through one or more of its representatives, may prior to the receipt of approval of the Ready Capital Common Stock Issuance by holders of Ready Capital Common Stock at the Ready Capital special meeting, in response to a written bona fide Ready Capital Competing Proposal that did not result from a material breach of certain provisions of the Merger Agreement, if the Ready Capital Board so chooses, cause Ready Capital to effect a change in its Ready Capital Board recommendation if prior to taking such action:
•
the Ready Capital Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Ready Capital Competing Proposal is a Ready Capital Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by Broadmark in response to such Ready Capital Competing Proposal); and

•
Ready Capital will have given notice to Broadmark that Ready Capital has received such Ready Capital Competing Proposal, specifying the material terms and conditions of such proposal, and, that Ready Capital intends to take such action, and either (i) Broadmark shall not have proposed revisions to the terms and conditions of the Merger Agreement prior to the earlier to occur of the scheduled time for the special meeting of Ready Capital stockholders and the fourth business day after the date on which such notice is given to Broadmark, or (ii) if Broadmark within the period described in the foregoing clause (i) shall have proposed revisions to the terms and conditions of the Merger Agreement, the Ready Capital Board, after consultation with its financial advisors and outside legal counsel, shall have determined in good faith that the Ready Capital Competing Proposal remains a Ready Capital Superior Proposal with respect to Ready Capital’s revised proposal; provided, however, that each time material modifications to the financial terms of a Ready Capital Competing Proposal determined to be a Ready Capital Superior Proposal are made, the time period set forth in the Merger Agreement prior to which Ready Capital may effect a change in its Ready Capital Board recommendation or terminate the Merger Agreement shall be extended for two business days after notification of such change to Broadmark.

Ready Capital may, at any time prior to the receipt of the Ready Capital stockholder approval, seek clarification from any person who has made a Ready Capital Competing Proposal that was not solicited at any time following the execution of the Merger Agreement solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Ready Capital Board or any committee to make an informed determination.
Stockholder Meetings
The approval of the Broadmark Merger Proposal by the holders of Broadmark Common Stock is required to effect the Merger. Broadmark has agreed to take all action necessary in accordance with applicable laws and its organizational documents to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the approval by its stockholders of the Broadmark Merger Proposal, with such meeting to be held as promptly as reasonably practicable following the clearance of this joint proxy statement/prospectus by the SEC.
The approval of the Ready Capital Common Stock Issuance Proposal by the holders of Ready Capital Common Stock is required to issue the shares of Ready Capital Common Stock to the holders of Broadmark Common Stock in connection with the Merger. Ready Capital has agreed to take all action necessary in accordance with applicable laws and its organizational documents to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the approval by its stockholders of the Ready Capital Common Stock Issuance Proposal, with such meeting to be held as promptly as reasonably practicable following the clearance of this joint proxy statement/prospectus by the SEC.
Conditions to Complete the Merger
The respective obligation of each of Ready Capital, Merger Sub and Broadmark to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived jointly by the aforementioned parties, in whole or in part, to the extent permitted by applicable law:
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the Broadmark stockholder approval of the Broadmark Merger Proposal and the Ready Capital stockholder approval of the Ready Capital Common Stock Issuance Proposal have been obtained in accordance with applicable law, the rules and regulations of the NYSE and the organizational documents of Broadmark and Ready Capital, as applicable;

•
no governmental entity having jurisdiction over Ready Capital, Merger Sub or Broadmark has issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no law (or interpretation thereof by a governmental entity) will have been adopted that makes consummation of the Merger illegal or otherwise prohibited; and

•
this registration statement has been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of this registration statement will have been issued by the SEC and remain in effect and no proceeding to that effect will have been commenced.

The obligations of Ready Capital and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived exclusively by Ready Capital, in whole or in part, to the extent permitted by applicable law:
•
certain representations and warranties of Broadmark with respect to authority and material adverse effect being true and correct in all respects as of the date of Closing, as though made on and as of the date of Closing (except that representations and warranties that speak as of a specified date will have been true and correct in all respects only as of such date);

•
the representation and warranty of Broadmark with respect to capital structure being true and correct in all but de minimis respects as of the specific dates set forth in that representation and warranty;

•
all other representations and warranties of Broadmark set forth in Article IV of the Merger Agreement being true and correct as of the date of Closing, as though made on and as of the date of Closing

(except that representations and warranties that speak as of a specified date will have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to materiality or material adverse effect) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Broadmark;
•
Broadmark has performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under the Merger Agreement on or prior to the Effective Time;

•
since the date of the Merger Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Broadmark;

•
Ready Capital has received a certificate of Broadmark signed by the chief executive officer of Broadmark, dated as of the date of Closing, confirming that certain conditions in the Merger Agreement have been satisfied;

•
Ready Capital has received a written opinion of Bryan Cave Leighton Paisner LLP (or other counsel to Broadmark reasonably acceptable to Ready Capital), dated as of the date of Closing and in form and substance reasonably satisfactory to Ready Capital, to the effect that, commencing with Broadmark’s taxable year ended December 31, 2019, Broadmark has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Broadmark to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code, subject to customary exceptions, assumptions and qualifications; and

•
Ready Capital has received a written opinion of Alston, dated as of the date of Closing, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The obligation of Broadmark to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived exclusively by Broadmark, in whole or in part, to the extent permitted by applicable law:
•
certain representations and warranties of Ready Capital and Merger Sub with respect to capital structure, authority and material adverse effect being true and correct in all respects as of the date of Closing, as though made on and as of the date of Closing (except that representations and warranties that speak as of a specified date will have been true and correct in all respects only as of such date);

•
certain representation and warranty of Ready Capital and Merger Sub with respect to the capital structure of Ready Capital being true and correct in all but de minimis respects as of the specific date set forth therein;

•
all other representations and warranties of Ready Capital and Merger Sub set forth in Article V of the Merger Agreement being true and correct as of the date of Closing, as though made on and as of the date of Closing (except that representations and warranties that speak as of specified date will have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to materiality or material adverse effect) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Ready Capital;

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Ready Capital and Merger Sub each have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this the Merger Agreement at or prior to the Effective Time;

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since the date of the Merger Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Ready Capital;

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Broadmark has received a certificate of Ready Capital signed by an executive officer of Ready Capital, dated as of the date of Closing, confirming that certain conditions in the Merger Agreement have been satisfied;

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Broadmark has received a written opinion of Alston (or other counsel to Ready Capital reasonably acceptable to Broadmark), dated as of the date of Closing and in form and substance reasonably satisfactory to Broadmark, to the effect that, commencing with Ready Capital’s taxable year ended December 31, 2017, Ready Capital has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Ready Capital to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code, and that its past, current and intended future organization and operations will permit Ready Capital to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the Effective Time and thereafter, subject to customary exceptions, assumptions and qualifications;

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Broadmark has received a written opinion of Sidley, dated as of the date of Closing, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

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the shares of Ready Capital Common Stock to be issued in the Merger have been approved for listing on the NYSE, subject to official notice of issuance; and

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effective as of the Effective Time, Broadmark’s three designees to the Ready Capital Board have been appointed.

Termination of the Merger Agreement
The Merger Agreement may be terminated and the Merger and the other transactions contemplated in the Merger Agreement may be abandoned at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Broadmark stockholder approval or the Ready Capital stockholder approval has been obtained:
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by mutual written consent of Broadmark and Ready Capital;

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by either Broadmark or Ready Capital:

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if any governmental entity of competent jurisdiction has issued a final and non-appealable order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, or if there has been adopted prior to the Effective Time any law that permanently makes the consummation of the Merger illegal or otherwise permanently prohibited;

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if the Merger has not been consummated on or before 5:00 p.m. New York, New York time, on August 26, 2023; provided, however, that the right to terminate the Merger Agreement under this paragraph will not be available to any party whose breach of any representation, warranty, covenant or agreement contained in the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

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in the event of a breach by the other party of any covenant or other agreement contained in the Merger Agreement or if any representation and warranty of the other party contained in the Merger Agreement fails to be true and correct which (x) would give rise to the failure of certain conditions to Closing if it was continuing as of the date of Closing and (y) cannot be or has not been cured by a certain time; provided, however, that the terminating party is not then also in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement; or

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if Broadmark stockholder approval has not been obtained upon a vote held at a duly held Broadmark special meeting, or the Ready Capital stockholder approval has not been obtained upon a vote held at a duly held Ready Capital special meeting;

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by Ready Capital, prior to the time the Broadmark stockholder approval is obtained, if the Broadmark Board has effected a change of recommendation, whether or not in accordance with certain non-solicitation provisions; or

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by Broadmark:

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prior to the receipt of the Broadmark stockholder approval and if Broadmark has complied in all material respects with certain sections of the Merger Agreement in respect of such Broadmark Superior Proposal, the Broadmark Board determines to terminate the Merger Agreement in accordance with the non-solicitation provisions in connection with a Broadmark Superior Proposal and the Broadmark Board has approved and concurrently with such termination enters into a definitive agreement to implement such Broadmark Superior Proposal; provided, that Broadmark must concurrently pay Ready Capital the termination fee; or

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prior to the time the Ready Capital stockholder approval is obtained, if the Ready Capital Board has effected a change of recommendation, whether or not in accordance with certain non-solicitation provisions.

Termination Fees and Expenses
Except as described below, each party will pay its own expenses incident to preparing for, entering into and carrying out the Merger Agreement and the consummation of the Merger, whether or not the Merger will be consummated.
Termination Fee Payable by Broadmark
Broadmark will pay Ready Capital a termination fee of $15.760 million if:
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Broadmark terminates the Merger Agreement in order to enter into a definitive agreement with respect to a Broadmark Superior Proposal; or

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Ready Capital terminates the Merger Agreement because the Broadmark Board has effected a change of recommendation.

Broadmark will pay Ready Capital a termination fee of $15.760 million, less any Ready Capital expenses previously paid by Broadmark (as discussed below), if:
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(i) (A) Ready Capital or Broadmark terminates the Merger Agreement because the Merger has not been consummated by August 26, 2023 and Broadmark has not obtained stockholder approval for the Broadmark Merger Proposal but Ready Capital has obtained stockholder approval for the Ready Capital Common Stock Issuance Proposal or (B) Ready Capital terminates the Merger Agreement because Broadmark has committed a Terminable Breach, (ii) on or before the date of any such termination a Broadmark Competing Proposal has been communicated to the Broadmark Board and not rejected by the Broadmark Board, and (iii) within twelve months after the date of such termination, Broadmark or any of its subsidiaries enters into a definitive agreement with respect to any Broadmark Competing Proposal or consummates any Broadmark Competing Proposal; provided that Broadmark shall pay Ready Capital a termination fee of $15.760 million (less any Ready Capital expenses previously paid by Broadmark (as discussed below)) if Broadmark ultimately consummates a Broadmark Competing Proposal within twelve months after the date of termination with a person who made a Broadmark Competing Proposal that was communicated to and rejected by the Broadmark Board. For purposes of this paragraph, any reference in the definition of Broadmark Competing Proposal to “20%” or “80%” will be deemed to be a reference to “50%;” or

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(i) Ready Capital or Broadmark terminates the Merger Agreement because Broadmark failed to obtain stockholder approval for the Broadmark Merger Proposal after a vote held at the Broadmark special meeting, (ii) on or before the date of the Broadmark special meeting a Broadmark Competing Proposal has been publicly announced or publicly disclosed and not withdrawn or publicly rejected by the Broadmark Board prior to such date, and (iii) within twelve months after the date of such termination, Broadmark or any of its subsidiaries enters into a definitive agreement with respect to any Broadmark Competing Proposal or consummates any Broadmark Competing Proposal; provided that Broadmark shall pay Ready Capital a termination fee of $15.760 million (less any Ready Capital expenses previously paid by Broadmark (as discussed below)) if Broadmark ultimately consummates a Broadmark Competing Proposal within twelve months after the date of termination with a person who made a Broadmark Competing Proposal that was communicated to and rejected by the

Broadmark Board. For purposes of this paragraph, any reference in the definition of Broadmark Competing Proposal to “20%” or “80%” will be deemed to be a reference to “50%.”
Expense Amount Payable by Broadmark
Broadmark will pay to Ready Capital an expense amount equal to $5.0 million if (i) either Broadmark or Ready Capital terminates the Merger Agreement because the parties have not consummated the Merger by August 26, 2023 and Broadmark has not obtained stockholder approval for the Broadmark Merger Proposal (but Ready Capital has obtained stockholder approval for the Ready Capital Common Stock Issuance Proposal), (ii) either Broadmark or Ready Capital terminates the Merger Agreement because Broadmark failed to obtain stockholder approval for the Broadmark Merger Proposal after a vote held at the Broadmark special meeting, or (iii) Ready Capital terminates the Merger Agreement because Broadmark has committed a Terminable Breach.
In no event will Ready Capital be entitled to receive more than one payment of a termination fee or expense amount. In addition, if Ready Capital receives full payment of a termination fee, then Ready Capital will not be entitled to also receive a payment of an expense amount.
Termination Fee Payable by Ready Capital
Ready Capital will pay Broadmark a termination fee of $23.639 million if Broadmark terminates the Merger Agreement because the Ready Capital Board has effected a change of recommendation.
Ready Capital also will pay Broadmark a termination fee of $23.639 million, less any Broadmark expenses previously paid by Ready Capital (as discussed below), if:
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(i) (A) Broadmark or Ready Capital terminates the Merger Agreement because the Merger has not been consummated by August 26, 2023 and Ready Capital has not obtained stockholder approval for the Ready Capital Common Stock Issuance Proposal but Broadmark has obtained stockholder approval for the Broadmark Merger Proposal or (B) Broadmark terminates the Merger Agreement because Ready Capital has committed a Terminable Breach, (ii) on or before the date of any such termination a Ready Capital Competing Proposal has been communicated to the Ready Capital Board and not rejected by the Ready Capital Board, and (iii) within twelve months after the date of such termination, Ready Capital or any subsidiary of Ready Capital enters into a definitive agreement with respect to any Ready Capital Competing Proposal or consummates any Ready Capital Competing Proposal; provided that Ready Capital shall pay Broadmark a termination fee of $23.639 million (less any Broadmark expenses previously paid by Ready Capital (as discussed below)) if Ready Capital ultimately consummates a Ready Capital Competing Proposal within twelve months after the date of termination with a person who made a Ready Capital Competing Proposal that was communicated to and rejected by the Ready Capital Board. For purposes of this paragraph, any reference in the definition of Ready Capital Competing Proposal to “20%” or “80%” will be deemed to be a reference to “50%;” or

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(i) Ready Capital or Broadmark terminates the Merger Agreement because Ready Capital failed to obtain stockholder approval for the Ready Capital Common Stock Issuance Proposal after a vote held at the Ready Capital special meeting, (ii) on or before the date of the Ready Capital special meeting a Ready Capital Competing Proposal has been publicly announced or publicly disclosed and not withdrawn or publicly rejected by the Ready Capital Board prior to such date, and (iii) within twelve months after the date of such termination, Ready Capital or any of its subsidiaries enters into a definitive agreement with respect to any Ready Capital Competing Proposal or consummates any Ready Capital Competing Proposal; provided that Ready Capital shall pay Broadmark a termination fee of $23.639 million (less any Broadmark expenses previously paid by Ready Capital (as discussed below)) if Ready Capital ultimately consummates a Ready Capital Competing Proposal within twelve months after the date of termination with a person who made a Ready Capital Competing Proposal that was communicated to and rejected by the Ready Capital Board. For purposes of this paragraph, any reference in the definition of Broadmark Competing Proposal to “20%” or “80%” will be deemed to be a reference to “50%.”

Expense Amount Payable by Ready Capital
Ready Capital will pay to Broadmark an expense amount equal to $5.0 million if (i) either Broadmark or Ready Capital terminates the Merger Agreement because the parties have not consummated the Merger by August 26, 2023 and Ready Capital has not obtained stockholder approval for the Ready Capital Common Stock Issuance Proposal (but Broadmark has obtained stockholder approval for the Broadmark Merger Proposal), (ii) either Broadmark or Ready Capital terminates the Merger Agreement because Ready Capital failed to obtain stockholder approval for the Ready Capital Common Stock Issuance Proposal after a vote held at the Ready Capital special meeting or (iii) Broadmark terminates the Merger Agreement because Ready Capital has committed a Terminable Breach.
In no event will Broadmark be entitled to receive more than one payment of a termination fee or expense amount. In addition, if Broadmark receives full payment of a termination fee, then Broadmark will not be entitled to also receive a payment of an expense amount.
Directors of Ready Capital After the Merger
Prior to the Effective Time, Ready Capital will take all necessary corporate action so that upon and immediately after the Effective Time (i) the size of the Ready Capital Board is increased by three members (for a total of not more than twelve members) and (ii) the three individuals designated by Broadmark after consultation with Ready Capital and after considering in good faith any input Ready Capital may have with respect to which individuals to designate, collectively, the “Company Director Designees,” are appointed to the Ready Capital Board. In the event that any Company Director Designee is unable or unwilling to serve as a member of the Ready Capital Board, then a substitute who is a director of Broadmark may be designated by Broadmark.
Directors’ and Officers’ Indemnification and Insurance
The surviving company of the Merger will, and Ready Capital will cause the surviving company to, indemnify, defend and hold harmless each person who was, at or prior to the Effective Time, a director, officer or employee of Broadmark or any of its subsidiaries against and from all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with any threatened or actual proceeding based, in whole or in part, on or arising, in whole or in part, out of the fact that such person was a director, officer or employee of Broadmark or any of its subsidiaries.
On or prior to the date of the Closing, Broadmark must purchase six-year “tail” D&O insurance policies in an amount and scope at least as favorable as Broadmark’s current policies.
Amendment and Waiver
The Merger Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors at any time before or after receipt of the approval by the Broadmark stockholders of the Broadmark Merger Proposal or the approval by the Ready Capital stockholders of the Ready Capital Common Stock Issuance Proposal, but, after any such approval, no amendment will be made which by law would require the further approval by such stockholders without first obtaining such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of Broadmark, Ready Capital and Merger Sub.
At any time prior to the Effective Time, any party to the Merger Agreement may waive the other party’s compliance with certain provisions of the Merger Agreement, to the extent legally allowed and except as otherwise set forth in the Merger Agreement.
Specific Performance
Each of the parties to the Merger Agreement will be entitled to seek an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in addition to any and all other remedies at law or in equity to which each is entitled.

VOTING AGREEMENT
In connection with the Merger Agreement, on February 26, 2023, Waterfall Management, LLC, an affiliate of the Ready Capital Manager, solely in its capacity as the general partner of Sutherland REIT Holdings, LP, which owned 11,431,049 shares of Ready Capital Common Stock as of such date, entered into the Voting Agreement, pursuant to which, among other things and subject to certain exceptions, Waterfall Management, LLC agreed, solely in its capacity as the general partner of Sutherland REIT Holdings, LP, to vote or cause the holder of record on any applicable record date to vote all shares of Ready Capital Common Stock then owned and entitled to vote or act by written consent: (i) in favor of the Ready Capital Common Stock Issuance Proposal; (ii) against approval of any proposal made in opposition to, in competition with, or would result in a breach of, the Merger Agreement or the Merger, the Ready Capital Common Stock Issuance Proposal or any Ready Capital Competing Proposal; and (iii) against any of the following actions, proposals or agreements (other than those actions that relate to the Merger, the Ready Capital Common Stock Issuance Proposal and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, amalgamation, business combination, reorganization or recapitalization of or involving Ready Capital or any of its subsidiaries, (B) any sale, lease or transfer of all or substantially all of the assets of Ready Capital or any of its subsidiaries, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of Ready Capital or any of its subsidiaries, (D) any material change in the capitalization of Ready Capital or any of its subsidiaries, or the corporate structure, articles of incorporation or bylaws of Ready Capital or any of its subsidiaries or (E) any action, proposal or agreement that would reasonably be expected to (x) result in a breach of any covenant, representation or warranty of Ready Capital under the Merger Agreement or (y) prevent or materially delay or adversely affect in the good faith determination of Waterfall Management, LLC the consummation of the Merger or the Ready Capital Common Stock Issuance Proposal.
Waterfall Management, LLC’s obligations under the Voting Agreement are subject in all respects to its compliance with the terms of the Limited Partnership Agreement of Sutherland REIT Holdings, LP, dated as of November 26, 2013, by and among Waterfall Management, LLC and the limited partners of Sutherland REIT Holdings,
During the term of the Voting Agreement, Waterfall Management, LLC is not permitted to transfer (or cause or permit the transfer of) any of the shares of Ready Capital Common Stock held by Sutherland REIT Holdings, LP or any of Sutherland REIT Holdings, LP’s rights to acquire any equity securities or equity interests of Ready Capital, or enter into any contract (including any option, put, call or similar arrangement) that would prevent Waterfall Management, LLC from performing its obligations under the Voting Agreement, except with Broadmark’s prior written consent and in Broadmark’s sole discretion. Notwithstanding the foregoing, Waterfall Management, LLC may transfer its shares of Ready Capital Common Stock (which will continue to be subject to all of the restrictions, liabilities and rights under the Voting Agreement) to any of its affiliates without Broadmark’s prior written consent, provided that such transferee agrees in writing, reasonably satisfactory in form and substance to Broadmark, to be bound by the terms and conditions of the Voting Agreement.
The Voting Agreement terminates on the earlier of (i) a valid termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) the termination of the Voting Agreement by mutual written consent of the parties, (iv) the time that the Ready Capital Board has effected a change of recommendation, (v) the entry into or effectiveness of any amendment, modification or waiver of certain provisions of the Merger Agreement that increase the Exchange Ratio or (vi) February 26, 2024.
Waterfall Management, LLC, solely in its capacity as the general partner of Sutherland REIT Holdings, LP, retains at all times its right to vote its shares of Ready Capital Common Stock (or to direct how such shares will be voted) in its sole discretion and without any other limitation on any matters other than those already existing or as described above. A copy of the Voting Agreement is attached as Annex B to this joint proxy statement/prospectus. The foregoing summary of the Voting Agreement is subject to, and qualified in its entirety by reference to, the full text of the Voting Agreements attached as Annex B to this joint proxy statement/prospectus and incorporated herein by reference.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a summary of the material U.S. federal income tax consequences or considerations relating to (i) the Merger, (ii) the qualification and taxation of the Combined Company as a REIT, and (iii) the acquisition, holding and disposition of the Combined Company’s stock. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences or considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of the Combined Company, and the operation of the Combined Company’s subsidiaries and other lower-tier and affiliated entities, including the Ready Capital Operating Partnership, will, in each case, be in accordance with such entity’s applicable organizational documents. This summary does not discuss (i) the impact that U.S. federal non-income tax, U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary, (ii) the Medicare contribution tax on net investment income or (iii) the tax consequences to holders of convertible debt, options, warrants or similar rights to purchase or acquire Broadmark Common Stock. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:
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U.S. expatriates;

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persons who mark-to-market Broadmark Common Stock or Ready Capital Common Stock;

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subchapter S corporations;

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U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

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financial institutions;

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insurance companies;

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broker-dealers;

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RICs;

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REITs;

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trusts and estates;

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persons who hold Broadmark Common Stock or Ready Capital Common Stock on behalf of another person as nominees;

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stockholders who receive Broadmark Common Stock or Ready Capital Common Stock through the exercise of employee stock options or otherwise as compensation;

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persons holding Broadmark Common Stock or Ready Capital Common Stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

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persons subject to the alternative minimum tax provisions of the Code;

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persons holding their interest in Broadmark Common Stock or Ready Capital Common Stock through a partnership or similar pass-through entity;

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persons holding a 10% or more (by vote or value) beneficial interest in Broadmark Common Stock or Ready Capital Common Stock;

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tax-exempt organizations, except to the extent discussed below in “— Taxation of Tax-Exempt U.S. Stockholders”;

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stockholders subject to special tax accounting rules as a result of their use of “applicable financial statements” (within the meaning of Section 451(b)(3) of the Code); and

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non-U.S. stockholders (as defined below), except to the extent discussed below in “Material U.S. Federal Income Tax Consequences of the Merger — U.S. Federal Income Tax Consequences of the Merger if the Merger Qualifies as a Reorganization” and “The Combined Company — Taxation of Non-U.S. Stockholders.”

This summary assumes that stockholders hold their stock as capital assets, which generally means as property held for investment.
For purposes of this discussion, a “U.S. stockholder” is a beneficial owner of Broadmark Common Stock or Ready Capital Common Stock, as applicable, who, for U.S. federal income tax purposes, is:
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a citizen or resident of the United States;

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a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

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an estate that is subject to U.S. federal income tax on its income regardless of its source; or

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any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a United States person.

For purposes of this discussion, a “non-U.S. stockholder” is a beneficial owner of Broadmark Common Stock or Ready Capital Common Stock, as applicable, who is neither a U.S. stockholder nor an entity that is treated as a partnership for U.S. federal income tax purposes. A tax-exempt organization is a U.S. person who is exempt from U.S. federal income tax under Sections 401(a) or 501(a) of the Code.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Broadmark Common Stock (or, following the Merger, Ready Capital Common Stock), the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding Broadmark Common Stock or Ready Capital Common Stock should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the Merger and of the acquisition, ownership and disposition of Ready Capital Common Stock by the partnership.
THE PROVISIONS OF U.S. FEDERAL INCOME TAX LAW GOVERNING THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER, OF HOLDING AND DISPOSING OF READY CAPITAL COMMON STOCK OR READY CAPITAL PREFERRED STOCK, AND OF REITS GENERALLY ARE HIGHLY TECHNICAL AND COMPLEX AND DEPEND IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF SUCH COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER AND OF HOLDING READY CAPITAL COMMON STOCK OR READY CAPITAL PREFERRED STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF THE MERGER AND OF ACQUIRING, HOLDING, AND DISPOSING OF READY CAPITAL COMMON STOCK OR READY CAPITAL PREFERRED STOCK.
Material U.S. Federal Income Tax Consequences of the Merger
U.S. Federal Income Tax Consequences of the Merger if the Merger Qualifies as a Reorganization
It is a condition to the completion of the Merger that Sidley and Alston, respectively, each render an opinion to Broadmark and Ready Capital, respectively, to the effect that (i) the Merger will qualify as a reorganization under, and within the meaning of, Section 368(a) of the Code, and (ii) Broadmark, Ready Capital and Merger Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinions will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by Broadmark and Ready Capital regarding factual matters and covenants undertaken by Broadmark and Ready Capital. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the Merger could differ from those described in the tax opinions and in this discussion. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. No ruling from the IRS has been or is expected to be requested in connection with the Merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions.
Provided the Merger is treated as a reorganization within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the Merger will be as follows:
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Ready Capital and Broadmark will not recognize any gain or loss as a result of the Merger.

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A U.S. stockholder of Broadmark Common Stock will generally not recognize capital gain or loss for U.S. federal income tax purposes upon receipt of Ready Capital Common Stock in exchange for shares of Broadmark Common Stock in connection with the Merger, except with respect to cash received in lieu of fractional shares of Ready Capital Common Stock, as discussed below.

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A U.S. stockholder will have an aggregate tax basis in the Ready Capital Common Stock it receives in the Merger equal to the U.S. stockholder’s aggregate tax basis in its Broadmark Common Stock surrendered pursuant to the Merger, reduced by the portion of the U.S. stockholder’s tax basis in its Broadmark Common Stock surrendered in the Merger that is allocable to a fractional share of Ready Capital Common Stock. If a U.S. stockholder acquired any of its shares of Broadmark Common Stock at different prices and/or at different times, Treasury Regulations provide guidance on how such U.S. stockholder may allocate its tax basis to shares of Ready Capital Common Stock received in the Merger. U.S. stockholders that hold multiple blocks of Broadmark Common Stock should consult their tax advisors regarding the proper allocation of their basis among shares of Ready Capital Common Stock received in the Merger under these Treasury Regulations.

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The holding period of the shares of Ready Capital Common Stock received by a U.S. stockholder in connection with the Merger will include the holding period of the Broadmark Common Stock surrendered in connection with the Merger.

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Cash received by a U.S. stockholder in lieu of a fractional share of Ready Capital Common Stock in the Merger will be treated as if such fractional share had been issued in connection with the Merger and then redeemed by Ready Capital, and such U.S. stockholder generally will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the U.S. stockholder’s tax basis in such fractional share. Such capital gain or loss will be long-term capital gain or loss if the U.S. stockholder’s holding period in respect of such fractional share is greater than one year. Non-corporate U.S. stockholders are generally subject to tax on long-term capital gains at reduced rates under current law. The deductibility of capital losses is subject to limitations.

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A non-U.S. stockholder will be treated in the same manner as if such person were a U.S. stockholder, as described above, provided that any amounts that are treated pursuant to the discussion above as capital gain generally will not be subject to U.S. federal income tax or withholding tax, unless: (A) the gain is effectively connected with the non-U.S. stockholder’s conduct of a trade or business in the United States (and, if the non-U.S. holder is entitled to the benefits of an applicable income tax treaty with the United States with respect to that gain, that gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or (B) the non-U.S. stockholder is an individual who is present in the United States for 183 days or more during the taxable year in which the gain is recognized and certain other conditions are met. Any income or gain that is effectively connected with the non-U.S. stockholder’s conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If a non-U.S. holder is a corporation, its earnings and profits that are attributable to the effectively connected income (subject to certain adjustments) may be subject to an additional U.S. branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Any gain described in clause (B) above (net of certain U.S.-source losses) will be taxed at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). In addition, subject to certain exceptions, non-U.S. stockholders (other than certain qualified foreign pension funds) could incur tax under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) with respect to the Merger if shares of Broadmark Common Stock were “United States real property interests” (within the meaning of FIRPTA) (“USRPIs”) and such non-U.S. shareholder does not qualify for the “publicly traded exception” to the tax imposed under FIRPTA. Generally, shares of a “United States real property holding corporation” (as defined in the Code) (“USRPHC”) are USRPIs. If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a USRPHC. The “publicly traded exception” would apply to a holder of Broadmark Common Stock if (a) the Broadmark Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market; and (b) the selling non-U.S. stockholder has not held more than 10% (taking into account applicable constructive ownership rules) of Broadmark Common Stock at any time during the five-year period ending on the date of the Merger (or if shorter, such non-U.S. stockholder’s holding period of such stock). Non-U.S. stockholders of the Broadmark Common Stock should consult with their own tax advisors to determine whether the publicly traded exception could apply to them. We expect, but cannot provide any assurance, that the Broadmark Common Stock will be considered “publicly traded” at the time of the Merger. NON-U.S. STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE MERGER.
Certain Reporting Requirements
A U.S. stockholder of Broadmark Common Stock who receives Ready Capital Common Stock as a result of the Merger will be required to retain records pertaining to the Merger. Each holder of Broadmark Common Stock who is required to file a U.S. tax return and who is a “significant holder” that receives Ready Capital Common Stock in the Merger will be required to file a statement with the holder’s U.S. federal income tax return setting forth such holder’s basis in the Broadmark Common Stock surrendered and the fair market value of the Merger Consideration received in the Merger and certain other information. A significant holder is a Broadmark stockholder who, immediately before the Merger, owned at least 5% (by vote or value) of the outstanding stock of Broadmark or had a basis in Broadmark non-stock securities of at least $1,000,000. U.S. stockholders should consult their tax advisors as to whether they may be treated as a “significant holder.”
Backup Withholding
Certain U.S. stockholders of Broadmark Common Stock may be subject to backup withholding of U.S. federal income tax with respect to any cash received, including in lieu of fractional shares of Ready Capital Common Stock, pursuant to the Merger. Backup withholding generally will not apply, however, to a U.S. stockholder of Broadmark Common Stock that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax, and any amounts withheld will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, if any, provided that the holder timely furnishes the required information to the IRS.
Tax Liabilities and Attributes After the Merger
The Combined Company generally will take a carryover basis and holding period in the assets transferred in connection with the Merger. As the successor by merger, the Combined Company will generally be responsible for all of Broadmark’s liabilities (as well as continuing to be responsible for all of Ready Capital’s liabilities) including any unpaid taxes (and penalties and interest, if any), whether as a result of a failure by Broadmark or Ready Capital to distribute all of their taxable income in any tax period, including the short taxable period ending on the date of the Merger, or taxes that might otherwise be due and payable by Broadmark or Ready Capital. In addition to the Combined Company inheriting such tax liabilities, if Broadmark or Ready Capital has failed or fails to qualify as a REIT for any period prior to the Merger, the amount of Broadmark’s tax liabilities inherited by the Combined Company as a result of the Merger (or the liabilities of Ready Capital being retained) could be substantial. In addition, should Broadmark’s or Ready Capital’s disqualifying activities continue after the Merger, the Combined Company could fail to qualify as a REIT after the Merger. Even if the Combined Company retains its REIT qualification, if Broadmark or Ready Capital has not qualified as a REIT or loses its REIT qualification for a taxable year before the Merger or that includes the Merger and no relief is available, in addition to the exposure to increased income tax liabilities being inherited from Broadmark (or retained by Ready Capital), the Combined Company could face the following adverse income tax or other economic consequences, including consequences that could substantially reduce its cash available for distribution to its shareholders:
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If either Broadmark or Ready Capital does not qualify as a REIT at the time of the Merger, the Combined Company could be precluded, pursuant to rules governing “successor REITs”, from qualifying as a REIT until the fifth taxable year following the year for which the REIT qualification originally terminated, and, in such circumstances, the Combined Company would be treated as a regular corporation taxable under subchapter C of the Code in the interim.

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Any failure by Ready Capital and Broadmark before the Merger to qualify as a REIT could impair the Combined Company’s ability after the Merger to expand its business and raise capital, and could materially adversely affect the value of the Combined Company’s stock. The Combined Company, as the successor by merger to Broadmark, would generally inherit any corporate income tax liabilities of Broadmark, including penalties and interest;

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The Combined Company would be subject to tax on the built-in gain on each asset of Broadmark existing at the time of the Merger (or will continue to be liable for built-in gain in the assets of Ready Capital); and

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The Combined Company could be required to pay a special distribution and/or employ applicable deficiency dividend procedures (including penalties and interest payments to the IRS) to eliminate any earnings and profits accumulated by Broadmark or Ready Capital for taxable periods that they did not qualify as REITs.

Tax Opinion from Counsel Regarding REIT Qualification of Ready Capital
It is a condition to the obligation of Broadmark to complete the Merger that Broadmark receive an opinion of Alston (or other counsel reasonably satisfactory to Broadmark) to the effect that, commencing with Ready Capital’s taxable year ended December 31, 2017, Ready Capital has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Ready Capital to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code, and that its past, current and intended future organization and operations will permit it to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the Effective Time and thereafter. The opinion of Alston (or other counsel reasonably satisfactory to Broadmark) will be subject to customary exceptions, assumptions and qualifications and will be based on customary representations made by Ready Capital and the Ready Capital Operating Partnership regarding factual matters. This opinion will not be binding on the IRS or the courts. Qualification and taxation as a REIT depend upon the ability of Ready Capital to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to gross income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements and the ongoing importance of factual determinations, there can be no assurance that the actual operating results of Ready Capital will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.
The Combined Company intends to continue to operate in a manner to qualify as a REIT following the Merger, but there is no guarantee that it will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon the ability of the Combined Company to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to gross income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of the Combined Company, there can be no assurance that the actual operating results of the Combined Company will satisfy the requirements for taxation as a REIT under the Code for any particular tax year.

Tax Opinion from Counsel Regarding REIT Qualification of Broadmark
It is a condition to the obligation of Ready Capital to complete the Merger that Ready Capital receive an opinion of Bryan Cave Leighton Paisner LLP (or other counsel reasonably satisfactory to Ready Capital) to the effect that, commencing with Broadmark’s taxable year ended December 31, 2019, Broadmark has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Broadmark to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code. The opinion of Bryan Cave Leighton Paisner LLP (or other counsel reasonably acceptable to Ready Capital) will be subject to customary exceptions, assumptions and qualifications and will be based on representations made by Broadmark regarding factual matters.
This opinion will not be binding on the IRS or the courts. Qualification and taxation as a REIT depend upon the ability of Broadmark to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to gross income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements and the ongoing importance of factual determinations, there can be no assurance that the actual operating results of Broadmark will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.
The foregoing discussion of U.S. federal income tax consequences is for general information purposes only and is not intended to constitute a complete description of all tax consequences relating to the Merger. Tax matters are very complicated, and the tax consequences of the Merger to you will depend upon the facts of your particular situation. Because individual circumstances may differ, stockholders should consult their tax advisors regarding the applicability the rules discussed above and the particular tax effects of the Merger to their situation, including the application of state, local and foreign tax laws.
The Combined Company
In General
Ready Capital elected to be taxed as a REIT under the Code commencing with its taxable year ended December 31, 2011. Ready Capital believes that it has been organized and has operated in a manner that has enabled it to qualify as a REIT, and the Combined Company, also referred to in this section as Ready Capital, intends to continue to operate in a manner that will allow it to continue to qualify for taxation as a REIT under the Code.
As described above, in connection with the Merger, Alston will issue an opinion regarding the REIT qualification of Ready Capital. It must be emphasized that the opinion of Alston is based on various assumptions relating to Ready Capital’s organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this joint proxy statement/prospectus are completed in a timely fashion and that Ready Capital and Broadmark will at all times operate in accordance with the method of operation described in their organizational documents and this document. Additionally, the opinion of Alston will be conditioned upon factual representations and covenants made by Ready Capital’s management in a certificate of representations regarding Ready Capital’s organization, assets, present and future conduct of its business operations and other items regarding its ability to continue to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that Ready Capital will take no action that could adversely affect its qualification as a REIT. In addition, to the extent Ready Capital makes certain investments, such as investments in mortgage loan securitizations, the accuracy of such opinions will also depend on the accuracy of certain opinions rendered to Ready Capital in connection with such transactions. While Ready Capital believes it is organized and intends to continue to operate so that it will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in Ready Capital’s circumstances or applicable law, no assurance can be given by Alston or Ready Capital that Ready Capital will so qualify for any particular year. Alston will have no obligation to advise the Combined Company or the holders of Ready Capital Common Stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, or any court, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. Alston’s opinions will not foreclose the possibility that Ready Capital or the Combined Company may have to utilize one or more REIT savings provisions discussed below, which could require the payment of a deficiency dividend or an excise or penalty tax (which could be significant in amount) in order to maintain REIT qualification.
Qualification and taxation as a REIT depend on the Combined Company’s ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Alston. In addition, the Combined Company’s ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which it invests, which entities have not been reviewed by Alston. The Combined Company’s ability to qualify as a REIT also requires that it satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by the Combined Company or which serve as security for loans made by it. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of the Combined Company’s operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.
Taxation of REITs in General
As indicated above, qualification and taxation as a REIT depend on Ready Capital’s ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below, under “— Requirements for Qualification as a REIT.” While Ready Capital believes that it has been operated so as to qualify as a REIT, and the Combined Company will continue to operate so that it qualifies as a REIT, no assurance can be given that the IRS will not challenge Ready Capital’s qualification as a REIT or that Ready Capital will be able to continue to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify as a REIT.”
Provided that Ready Capital qualifies as a REIT, Ready Capital will generally be entitled to a deduction for dividends that it pays and, therefore, will not be subject to U.S. federal corporate income tax on Ready Capital’s net taxable income that is currently distributed to Ready Capital’s stockholders. This treatment substantially eliminates the “double taxation” with respect to distributed income at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT and distributed to its stockholders generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT. See “— Taxation of Taxable U.S. Stockholders.”
U.S. stockholders who are individuals are generally taxed on qualifying corporate dividends at a maximum rate of 20% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. stockholders from entities that are taxed as REITs are not eligible for the reduced qualified dividend rate. However, for taxable years beginning before January 1, 2026, non-corporate U.S. taxpayers may deduct up to 20% of certain qualified business income, including “qualified REIT dividends” (generally, dividends received by a REIT stockholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations. U.S. individual and certain other non-corporate U.S. stockholders may also be subject to an additional Medicare tax at a rate of 3.8%.
Even if Ready Capital qualifies for taxation as a REIT, however, Ready Capital will be subject to U.S. federal income taxation as follows:
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Ready Capital will be taxed at regular U.S. federal corporate income tax rates on any undistributed income, including undistributed net capital gains.

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Ready Capital and its TRSs may not use net operating losses generated beginning in 2021 to offset more than 80% of its or its TRSs’ taxable income (prior to the application of the dividends paid deduction). Net operating losses generated beginning in 2021 can be carried forward indefinitely but can no longer be carried back.

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If Ready Capital has net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “— Requirements for Qualification as a REIT — Prohibited Transactions” and “— Requirements for Qualification as a REIT — Foreclosure Property” below.

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If Ready Capital elects to treat property that Ready Capital acquires in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” Ready Capital may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) but the net income from the sale or operation of the property not qualifying for purposes of the REIT gross income tests discussed below would be subject to U.S. federal corporate income tax at the highest applicable rate.

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If Ready Capital derives “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., from a taxable mortgage pool or a residual interest in a REMIC), Ready Capital could be subject to U.S. federal income tax at the highest applicable corporate income tax rate to the extent that such income is allocable to specified types of tax-exempt stockholders known as “disqualified organizations” that are not subject to UBTI. Similar rules may apply if Ready Capital owns an equity interest in a taxable mortgage pool through a subsidiary REIT of the Ready Capital Operating Partnership. To the extent that Ready Capital owns a REMIC residual interest or a taxable mortgage pool through a TRS, Ready Capital will not be subject to this tax directly, but will indirectly bear such tax economically as the shareholder of such TRS. See “— Requirements for Qualification as a REIT — Excess Inclusion Income” below.

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If Ready Capital fails to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain Ready Capital’s qualification as a REIT because other requirements are met, Ready Capital will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which Ready Capital fails the 75% gross income test or (2) the amount by which Ready Capital fails the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect Ready Capital’s profitability.

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If Ready Capital fails to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% asset tests that does not exceed a statutory de minimis amount as described more fully below, but Ready Capital’s failure is due to reasonable cause and not due to willful neglect and Ready Capital nonetheless maintains Ready Capital’s REIT qualification because of specified cure provisions, Ready Capital will be required to pay a tax equal to the greater of $50,000 or the highest applicable corporate income tax rate multiplied by the net income generated by the non-qualifying assets during the period in which Ready Capital failed to satisfy the asset tests.

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If Ready Capital fails to satisfy any provision of the Code that would result in Ready Capital’s failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not due to willful neglect, Ready Capital may retain Ready Capital’s REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

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If Ready Capital fails to distribute during each calendar year at least the sum of (a) 85% of Ready Capital’s REIT ordinary income for such year, (b) 95% of Ready Capital’s REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods (the foregoing sum is referred to as the required distribution), Ready Capital will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts on which income tax is paid at the corporate level. Ready Capital has paid this excise tax with respect to certain taxable years.

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Ready Capital may be required to pay monetary penalties to the IRS in certain circumstances, including if Ready Capital fails to meet record-keeping requirements intended to monitor Ready Capital’s compliance with rules relating to the composition of Ready Capital’s stockholders, as described below in “— Requirements for Qualification as a REIT.”

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A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between Ready Capital and any TRSs Ready Capital may own if and to the extent that the IRS successfully adjusts the reported amounts of these items.

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If Ready Capital acquires appreciated assets from a C corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in Ready Capital’s hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, it will be subject to tax on such appreciation at the highest corporate income tax rate then applicable on any gain from the disposition of such assets to the extent of the excess of the fair market value of the assets on the date they were acquired by Ready Capital over the basis of such assets on such date if Ready Capital disposes of the assets during the 5-year period following their acquisition from the C corporation. The results described in this paragraph assume that the C corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by Ready Capital.

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Ready Capital may elect to retain and pay U.S. federal income tax on Ready Capital’s net long-term capital gain. In that case, a stockholder would include its proportionate share of Ready Capital’s undistributed long-term capital gain (to the extent Ready Capital makes a timely designation of such gain to the stockholder) in its income, and would be allowed a credit for its proportionate share of the tax that Ready Capital paid, and an adjustment would be made to increase the stockholder’s basis in Ready Capital Common Stock by the difference between (i) the amounts of capital gain that Ready Capital designated and that the shareholder included in their taxable income, minus (ii) the tax that Ready Capital paid with respect to that income.

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Ready Capital may have subsidiaries or own interests in other lower-tier entities that are domestic C corporations treated as TRSs, the earnings of which would be subject to U.S. federal corporate income tax.

In addition, Ready Capital may be subject to a variety of taxes other than U.S. federal income tax, including state, local and foreign income, franchise property and other taxes. Ready Capital could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification as a REIT
The Code defines a REIT as a corporation, trust or association:
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that is managed by one or more trustees or directors;

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the beneficial ownership of which is evidenced by transferable stock or by transferable certificates of beneficial interest;

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that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

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that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

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the beneficial ownership of which is held by 100 or more persons;

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in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified entities);

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that uses the calendar year for U.S. federal income tax purposes;

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that has no earnings and profits from any non-REIT taxable year at the close of any taxable year;

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that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked; and

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which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions.

The Code provides that the first through fourth conditions must be met during the entire taxable year, and that the fifth condition must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. The fifth and sixth conditions do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Ready Capital believes that Ready Capital has outstanding common stock with sufficient diversity of ownership to satisfy the requirements described in conditions (v) and (vi). In addition, the Ready Capital Charter provides restrictions regarding the ownership and transfer of Ready Capital’s stock, which are intended, among other purposes, to assist in satisfying the share ownership requirements described in the fifth and sixth conditions.
To monitor compliance with the share ownership requirements, Ready Capital is generally required to maintain records regarding the actual ownership of its stock. To do so, Ready Capital must demand written statements each year from the record stockholders of significant percentages of its stock, in which the record stockholders are to disclose the actual owners of the stock (i.e., the persons required to include in gross income the dividends paid by Ready Capital). A list of those persons failing or refusing to comply with this demand must be maintained as part of Ready Capital’s records. Failure by Ready Capital to comply with these record-keeping requirements could subject Ready Capital to monetary penalties. If Ready Capital satisfies these requirements and after exercising reasonable diligence would not have known that the sixth condition is not satisfied, it will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the stock and other information.
With respect to the seventh condition, Ready Capital has adopted December 31 as its taxable year end and thereby satisfies this requirement. With respect to the eighth condition, Ready Capital believes that it has not had any non-REIT earnings and profits.
Effect of Subsidiary Entities
Ownership of Partnership Interests
In the case of a REIT that is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, such as the Ready Capital Operating Partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, Ready Capital’s proportionate share of the assets and items of income of partnerships in which it owns an equity interest is treated as an asset and as an item of income of Ready Capital for purposes of applying the REIT requirements described below. Consequently, to the extent that Ready Capital directly or indirectly holds a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect Ready Capital’s ability to qualify as a REIT, even though Ready Capital may have no control or only limited influence over the partnership.
As discussed in greater detail in “— Tax Aspects of Investments in Partnerships” below, Ready Capital’s investment in a partnership involves special tax considerations. For example, it is possible that the IRS could treat a subsidiary partnership of Ready Capital as a corporation for U.S. federal income tax purposes. In this case, the subsidiary partnership would be subject to entity-level taxation and the character of Ready Capital’s assets and items of gross income would change, possibly causing Ready Capital to fail the requirements to qualify as a REIT. See “— Tax Aspects of Investments in Partnerships — Entity Classification” and “— Failure to Qualify as a REIT” below. In addition, special rules apply in the case of appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership. In general terms, these rules require that certain items of income, gain, loss and deduction associated with the contributed property be allocated to the contributing partner for U.S. federal income tax purposes. In certain circumstances, these rules could adversely affect Ready Capital. See “— Tax Aspects of Investments in Partnerships — Tax Allocations With Respect to Partnership Properties” below.
Disregarded Subsidiaries
If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the

REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly owned by a REIT, by other disregarded subsidiaries or by a combination of the two. Limited liability companies that are wholly owned by a single member that have not elected to be taxed as corporations for U.S. federal income tax purposes are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which Ready Capital holds an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”
In the event that a disregarded subsidiary ceases to be wholly owned (for example, if any equity interest in the subsidiary is acquired by a person other than Ready Capital or another disregarded subsidiary of Ready Capital), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect Ready Capital’s ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Gross Income Tests.”
Taxable REIT Subsidiaries
A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by Ready Capital and Ready Capital’s subsidiaries in the aggregate and Ready Capital’s ability to make distributions to Ready Capital’s stockholders.
Ready Capital has elected, together with each of its TRSs for certain of its subsidiaries to be treated as a TRS, and Ready Capital may make TRS elections with respect to certain other entities it may form in the future. Ready Capital holds a significant amount of Ready Capital’s assets in Ready Capital’s TRSs. As a result of ReadyCap Holdings’ SBLC license, ReadyCap Holdings’ ability to distribute cash and other assets is subject to significant limitations, and as a result, ReadyCap Holdings, a TRS, is required to hold certain assets that would be qualifying real estate assets for purposes of the REIT asset tests, would generate qualifying income for purposes of the 75% gross income tests, and would not be subject to corporate taxation if held by the Ready Capital Operating Partnership. In addition, Ready Capital intends that loans that Ready Capital originates or buys with an intention of selling in a manner that might expose Ready Capital to the 100% tax on “prohibited transactions” will be originated or sold by a TRS. Furthermore, loans that are to be modified may be held by a TRS on the date of their modification and for a period of time thereafter. Finally, some or all of the real estate properties that Ready Capital may from time to time acquire by foreclosure or other procedure will likely be held in one or more TRSs. The Code and the Treasury Regulations promulgated thereunder provide a specific exemption from U.S. federal income tax that applies to a non-U.S. corporation that restricts its activities in the U.S. to trading in stock and securities (or any activity closely related thereto) for its own account whether such trading (or such other activity) is conducted by such a non-U.S. corporation or its employees through a resident broker, commission agent, custodian or other agent. Certain U.S. stockholders of such a non-U.S. corporation are required to include in their income currently their proportionate share of the earnings of such a corporation, whether or not such earnings are distributed. Ready Capital may invest in certain non-U.S. corporations with which Ready Capital will jointly make a TRS election which will be organized as Cayman Islands companies and will either rely on such exemption or otherwise operate in a manner so that such non-U.S. corporations will not be subject to U.S. federal income tax on their net income. Therefore, despite such contemplated entities’ status as TRSs, such entities should generally not be subject to U.S. federal corporate income tax on their earnings. However, Ready Capital will likely be required to include in its income, on a current basis, the earnings of any such TRSs. This could affect Ready Capital’s ability to comply with the REIT income tests and distribution requirement. See “— Gross Income Tests” and “— Annual Distribution Requirements.”
A REIT is not treated as holding the assets of a TRS in which the REIT holds an interest or as receiving any income that the TRS earns. Rather, the stock issued by the TRS is an asset in the hands of the

REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the TRS. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such TRSs in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying fee or hedging income, or transactions subject to the penalty tax on “prohibited transactions” described below). If dividends are paid to Ready Capital by one or more TRSs Ready Capital may own, then a portion of the dividends that Ready Capital distributes to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “— Taxation of Taxable U.S. Stockholders” and “— Annual Distribution Requirements.”
Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, deductions for interest paid on any debt incurred by a TRS, including loans that are made by an affiliated REIT, may be limited to the sum of (i) the interest income of the TRS for the taxable year, and (ii) 30% of the adjusted taxable income of the TRS for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount). Since this limitation generally only applies to interest expense to the extent it exceeds a TRS’s interest income, the limitation may not have a significant impact on TRSs that primarily hold debt investments. In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or the TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Ready Capital intends to continue to scrutinize all of its transactions with any of its subsidiaries that are treated as TRSs in an effort to ensure that it will not become subject to this excise tax; however, Ready Capital cannot assure you that it will be successful in avoiding this excise tax.
Ready Capital intends to hold a significant amount of assets in its TRSs, subject to the limitation that securities in TRSs may not represent more than 20% of its assets. In general, Ready Capital intends that SBC loans that it originates or buys with an intention of selling in a manner that might expose it to a 100% tax on certain “prohibited transactions” will be originated or sold by a TRS. The TRS through which any such sales are made may be treated as a dealer for U.S. federal income tax purposes. As a dealer, the TRS would in general mark all the loans it holds, other than loans that are not held by primarily for sale to customers in the ordinary course of the TRS’s trade or business, on the last day of each taxable year to their market value, and would recognize ordinary income or loss on such loans with respect to such taxable year as if they had been sold for that value on that day. In addition, such TRS may elect to be subject to the mark-to-market regime described above in the event that the TRS is properly classified as a “trader” as opposed to a “dealer” for U.S. federal income tax purposes.
Taxable Mortgage Pools
An entity, or a portion of an entity, is classified as a taxable mortgage pool under the Code if:
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substantially all of its assets consist of debt obligations or interests in debt obligations;

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more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

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the entity has issued debt obligations that have two or more maturities; and

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the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under Treasury Regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool. Ready Capital may enter into transactions that could result in Ready Capital, the Ready Capital Operating Partnership or a portion of Ready Capital’s assets being treated as a “taxable mortgage pool” for U.S. federal income tax purposes, to the extent structured in a manner other than a REMIC. Specifically, Ready Capital may securitize SBC loans, residential or commercial loans that it acquires and certain securitizations may result in Ready Capital owning interests in a taxable mortgage pool. Ready Capital would be precluded from holding equity interests in such a securitization through the Ready Capital Operating Partnership at any time that the Ready Capital Operating Partnership is treated as a partnership for U.S. federal income tax purposes. Accordingly, Ready Capital would likely enter into such a transaction through a qualified REIT subsidiary of one of its subsidiary REITs or another subsidiary REIT of the Ready Capital Operating Partnership, and will be precluded from selling to outside investors equity interests in such a securitization or from selling any debt securities issued in connection with such a securitization that might be considered to be equity interests for U.S. federal income tax purposes.
A taxable mortgage pool generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. If a REIT, including a subsidiary REIT formed by the Ready Capital Operating Partnership, owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interests in the taxable mortgage pool, the taxable mortgage pool will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s stockholders. See “— Annual Distribution Requirements  —  Excess Inclusion Income.” If Ready Capital’s subsidiary REITs or any other subsidiary REIT of the Ready Capital Operating Partnership owns less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and would be subject to corporate income tax. In addition, this characterization would alter the REIT income and asset test calculations of such a subsidiary REIT and could adversely affect such REIT’s compliance with those requirements, which, in turn, could affect Ready Capital’s compliance with the REIT requirements. Ready Capital believes that its subsidiary REITs have held and will continue to hold all of the equity interests in the securitizations described above that is treated as a taxable mortgage pool, and does not expect that it, or any subsidiary REIT owned by the Ready Capital Operating Partnership, would form any subsidiary that would become a taxable mortgage pool, in which Ready Capital owns some, but less than all, of the ownership interests, and Ready Capital intends to monitor the structure of any taxable mortgage pools in which it has an interest to ensure that they will not adversely affect Ready Capital’s qualification as a REIT. However, no assurance can be provided that the IRS could not successfully challenge Ready Capital’s ownership of 100% of the equity in such taxable mortgage pool, which would adversely impact the ability of any of Ready Capital’s subsidiary REITs to qualify as a REIT and would adversely impact Ready Capital’s REIT qualification. In addition, the Ready Capital Operating Partnership currently holds interests in certain existing securitizations that were structured so as to not be treated as taxable mortgage pools. If the IRS were to successfully assert that any such securitization is a taxable mortgage pool, the assets held in the securitization would be subject to U.S. federal corporate income tax, and Ready Capital could fail to qualify as a REIT.
Subsidiary REITs
The Ready Capital Operating Partnership has established one or more subsidiary REITs, and may establish additional subsidiary REITs, to hold certain assets and conduct certain activities. Such subsidiary REITs are treated as separate entities for U.S. federal income tax purposes, and Ready Capital is not treated as owning the assets of such subsidiary REITs or recognizing the income recognized by such subsidiary REITs. Such subsidiary REITs are generally subject to U.S. federal income tax in the same manner as Ready Capital and are subject to the same gross income tests, asset tests and other REIT qualification requirements and considerations as are applicable to Ready Capital.
The stock of a subsidiary REIT is a qualifying asset to Ready Capital for the purpose of the 75% asset test so long as such subsidiary REIT continues to qualify as a REIT for U.S. federal income tax purposes. See “— Asset Tests.” Dividends received by the Ready Capital Operating Partnership from such subsidiary REIT will be qualifying income to Ready Capital for purposes of both the 75% and 95% gross income tests. See “— Gross Income Tests — Dividend Income.” Ready Capital may capitalize a subsidiary REIT with debt in addition to equity. Such debt (which is issued by non-publicly offered REITs) will generally not be a qualifying asset for purposes of the 75% asset test. See “— Asset Tests.” Interest paid to Ready Capital on such debt will generally be qualifying income for purposes of the 95% gross income test but not the 75% gross income test. See “— Gross Income Tests — Interest Income.”
Gross Income Tests
In order to maintain Ready Capital’s qualification as a REIT, Ready Capital must annually satisfy two gross income tests. First, at least 75% of Ready Capital’s gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging and foreign currency transactions, must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from and gains from the disposition of shares of other REITs, interest income derived from mortgage loans secured by real property (including certain types of MBS), and gains from the sale of real estate assets, (other than income or gains with respect to debt instruments issued by publicly offered REITs that are not otherwise secured by real property), as well as income from certain kinds of temporary investments.
Second, at least 95% of Ready Capital’s gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Ready Capital intends to monitor the amount of its non-qualifying income and manage its portfolio of assets to comply with the gross income tests, but Ready Capital cannot assure you that it will be successful in the effort.
For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any entity or arrangement treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary or other disregarded subsidiary.
Interest Income
Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation upon which interest is paid is secured by a mortgage on real property. If Ready Capital receives interest income with respect to a mortgage loan that is secured by both real property and personal property, and the value of the personal property securing the mortgage exceeds 15% of the value of all property securing the mortgage and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that Ready Capital acquired the mortgage loan, the interest income will be apportioned between the real property and the personal property, and Ready Capital’s income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. If a mortgage is secured by both real property and personal property and the value of the personal property does not exceed 15% of the aggregate value of the property securing the mortgage at the time Ready Capital acquires or commits to acquire the mortgage, the mortgage is treated as secured solely by real property for this purpose. Thus, there is no apportionment for purposes of the asset tests or the gross income tests if the fair market value of personal property securing the loan does not exceed 15% of the fair market value of all property securing the loan. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.
To the extent that a REIT is required to apportion its annual interest income to the real property security, the apportionment is based on a fraction, the numerator of which is the value of the real property securing the loan, determined when the REIT commits to acquire the loan, and the denominator of which is the highest “principal amount” of the loan during the year. In IRS Revenue Procedure 2014-51, the IRS interprets the “principal amount” of the loan to be the face amount of the loan, despite the Code requiring taxpayers holding a loan having market discount to treat any market discount (i.e., the difference between the purchase price of the loan and its face amount), as interest income for all most other purposes (other than certain withholding and information reporting purposes).

Thus, depending upon the value of the real property securing Ready Capital’s mortgage loans and their face amount, and the other sources of Ready Capital’s gross income generally, Ready Capital may fail to meet the 75% gross income test. In addition, although Ready Capital will endeavor to accurately determine the values of the real property securing its loans at the time it acquires or commit to acquire such loans, such values may not be susceptible to a precise determination and will be determined based on the information available to Ready Capital at such time. If the IRS were to successfully challenge Ready Capital’s valuations of such assets and such revaluations resulted in a higher portion of Ready Capital’s interest income being apportioned to property other than real property, Ready Capital could fail to meet the 75% gross income test. If Ready Capital does not meet this test, Ready Capital could potentially lose Ready Capital’s REIT qualification or be required to pay a penalty tax to the IRS. Furthermore, prior to 2016, the apportionment rules described above applied to any debt instrument that was secured by real and personal property if the principal amount of the loan exceeded the value of the real property securing the loan. As a result, prior to 2016, these apportionment rules applied to mortgage loans held by Ready Capital and its predecessors even if the personal property securing the loan did not exceed 15% of the total property securing the loan. Ready Capital and its successors have held significant mortgage loans that are secured by both real property and personal property. If the IRS were to successfully challenge the application of these rules, Ready Capital could fail to meet the 75% gross income test and potentially lose Ready Capital’s REIT qualification or be required to pay a penalty tax to the IRS. In addition, although Ready Capital will endeavor to accurately determine the values of the real property securing its loans at the time it acquires or commits to acquire such loans, such values may not be susceptible to a precise determination and will be determined based on the information available to Ready Capital at such time. If the IRS were to successfully challenge Ready Capital’s valuations of such assets and such revaluations resulted in a higher portion of Ready Capital’s interest income being apportioned to property other than real property, Ready Capital could fail to meet the 75% gross income test. If Ready Capital does not meet this test, Ready Capital could potentially lose its REIT qualification or be required to pay a penalty tax to the IRS.
In addition, if Ready Capital modifies any of its distressed debt investments by an agreement with the borrower, and if the modification is treated as a “significant modification” under the applicable Treasury Regulations, the modified debt will be considered to have been reissued to Ready Capital in a debt-for-debt exchange with the borrower. In that event, Ready Capital may generally be required to reapportion the interest income to the real property security based on the value of the real property at the time of the modification, which may have reduced considerably. In Revenue Procedure 2014-51, the IRS provided a safe harbor under which a REIT is not required to reapportion the interest income on a mortgage loan upon a modification of the loan if the modification was occasioned by a default or would result in a substantially reduced risk of default, and certain other requirements are met. Revenue Procedure 2014-51 may therefore allow Ready Capital to modify certain of its distressed debt investments without adversely affecting the qualification of interest income from such debt investments for purposes of the 75% gross income test. However, Ready Capital may enter into modifications of distressed debt investments that do not qualify for the safe harbor provided in Revenue Procedure 2014-51, which could adversely affect its ability to satisfy the 75% gross income test.
Ready Capital believes that substantially all of the interest, OID, and market discount income that it receives from debt instruments is qualifying income for purposes of the 95% gross income tests. However, a significant portion of the loans that Ready Capital holds have a loan amount in excess of the value of the real property securing the loan. As a result, if the value of personal property equals or exceeds 15% of the total fair market value and the apportionment rules apply, income from such loans is qualifying income for purposes of the 75% gross income test only to the extent of the ratio of the fair market value of the real property over the highest unpaid balance of the loan in the taxable year. In addition, Ready Capital holds certain assets, including unsecured loans, loans secured by assets other than real property, and loans issued by Ready Capital’s TRSs, and Ready Capital may acquire certain assets, including interests in MBS secured by assets other than real property, that do not generate qualifying income for purposes of the 75% gross income test. Accordingly, Ready Capital’s ability to invest in such assets is limited. Furthermore, although Ready Capital intends to monitor the income generated by these assets so as to satisfy the 75% gross income test, no assurance can be provided that Ready Capital will be successful in this regard. Accordingly, Ready Capital’s investment in such assets could cause Ready Capital to fail to satisfy the REIT gross income tests, which could cause Ready Capital to fail to qualify as a REIT.

Ready Capital has and may continue to invest in RMBS that are either pass-through certificates or CMOs. Ready Capital expects that such RMBS are treated either as interests in a grantor trust or as regular interests in a REMIC for U.S. federal income tax purposes and that substantially all of the interest income, OID and market discount from Ready Capital’s RMBS will be qualifying income for the 95% gross income test. In the case of RMBS treated as interests in grantor trusts, Ready Capital would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest, OID and market discount on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. In the case of RMBS treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of its interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holder of the related REMIC securities. In connection with the expanded HARP program, the IRS issued guidance providing that, among other things, if a REIT holds a regular or residual interest in an “eligible REMIC” that informs the REIT that at least 80% of the REMIC’s assets constitute real estate assets, then the REIT may treat 80% of the gross income received with respect to the interest in the REMIC as interest on an obligation secured by a mortgage on real property for the purpose of the 75% gross income test. For this purpose, a REMIC is an “eligible REMIC” if (i) the REMIC has received a guarantee from Fannie Mae or Freddie Mac that will allow the REMIC to make any principal and interest payments on its regular and residual interests and (ii) all of the REMIC’s mortgages and pass-through certificates are secured by interests in single-family dwellings. If Ready Capital was to acquire an interest in an eligible REMIC less than 95% of the assets of which constitute real estate assets, the IRS guidance described above may generally allow Ready Capital to treat 80% of the gross income derived from the interest as qualifying income for the purpose of the 75% gross income test. However, the remaining portion of such income would not generally be qualifying income for the purpose of the 75% gross income test, which could adversely affect Ready Capital’s ability to qualify as a REIT. Ready Capital expects that substantially all of its income from RMBS will be qualifying income for purposes of the REIT gross income tests.
Ready Capital believes that the interest, OID, and market discount income that it receives from its RMBS generally will be qualifying income for purposes of both the 75% and 95% gross income tests. However, to the extent that Ready Capital owns non-REMIC CMO obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that Ready Capital owns may exceed the value of the real property securing the loan. In that case, income from the loan will be qualifying income for purposes of the 95% gross income test, but the interest attributable to the amount of the loan that exceeds the value of the real property securing the loan will not be qualifying income for purposes of the 75% gross income test.
Ready Capital may purchase RMBS issued by government-sponsored enterprises (“Agency RMBS”) through to-be announced trades (“TBAs”) and may recognize income or gains from the disposition of those TBAs, through dollar roll transactions or otherwise. There is no direct authority with respect to the qualification of income or gains from dispositions of TBAs as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test. Consequently, Ready Capital’s ability to enter into dollar roll transactions and other dispositions of TBA could be limited. No assurance can be given that the IRS will treat such income as qualifying income. Ready Capital does not expect such income to adversely affect its ability to meet the 75% gross income test. In the event that such income were determined not to be qualifying for the 75% gross income test, Ready Capital could be subject to a penalty tax or Ready Capital could fail to qualify as a REIT if such income when added to any other non-qualifying income exceeded 25% of its gross income.
Ready Capital may also hold excess MSRs, which means the portion of an MSR that exceeds the arm’s length fee for services performed by the mortgage servicer. In certain private letter rulings, the IRS ruled that interest received by a REIT from excess MSRs meeting certain requirements will be considered interest on obligations secured by mortgages on real property for purposes of the 75% gross income test. A private letter ruling may be relied upon only by the taxpayer to whom it is issued, and the IRS may revoke a private letter ruling. Consistent with the analysis adopted by the IRS in that private letter ruling and based on advice of counsel, Ready Capital intends to treat such income from any excess MSRs Ready Capital acquires that meet the requirements provided in the private letter ruling as qualifying income for purposes of the 75% and 95% gross income tests. Notwithstanding the IRS’s determination in the private letter ruling described above, it is possible that the IRS could successfully assert that such income does not qualify for purposes of the 75% and/or 95% gross income tests, which, if such income together with other income Ready Capital earns that does not qualify for the 75% or 95% gross income test, as applicable, exceeded 25% or 5% of its gross income, could cause it to be subject to a penalty tax and could impact its ability to qualify as a REIT. See “— Gross Income Tests — Failure to Satisfy the Gross Income Tests” and “— Failure to Qualify as a REIT.” To the extent Ready Capital acquires MSRs other than excess MSRs, it expects that it would hold such MSRs in a TRS in order to avoid recognizing non-qualifying income for purposes of the REIT gross income tests.
Phantom Income
Due to the nature of the assets in which Ready Capital will invest, it may be required to recognize taxable income from certain of its assets in advance of its receipt of cash flow on or proceeds from disposition of such assets, hereafter referred to as “phantom income,” and it may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.
Ready Capital has acquired and may continue to acquire debt instruments, including SBC loans, mortgage loans, and MBS, in the secondary market for less than their face amount. The discount at which such debt instruments are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount will nevertheless generally be treated as “market discount” for U.S. federal income tax purposes. Ready Capital expects to accrue market discount on a constant yield to maturity of the debt instrument, based generally on the assumption that all future payments on the debt instrument will be made. Accrued market discount is reported as income when, and to the extent that, any payment of principal on the debt instrument is received, unless Ready Capital elects to include accrued market discount in incomes as it accrues. Principal payments on certain loans are made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument would ultimately be collected in full. If Ready Capital collects less on the debt instrument than its purchase price plus any market discount it had previously reported as income, it may not be able to benefit from any offsetting loss deductions in subsequent years. In certain cases, Ready Capital may be able to cease accruing interest income with respect to a debt instrument, to the extent there is reasonable doubt as to its ability to collect such interest income. However, if Ready Capital recognizes insufficient interest income, and the IRS were to successfully assert that Ready Capital did not accrue the appropriate amount of income with respect to such a debt instrument in a given taxable year, Ready Capital may be required to increase its taxable income with respect to such year, which could cause it to be required to pay a deficiency dividend or a tax on undistributed income, or fail to qualify as a REIT.
Some of the MBS and other debt instruments that Ready Capital purchases will likely have been issued with OID. Ready Capital will be required to accrue OID based on a constant yield method and income will accrue on the debt instruments based on the assumption that all future payments on such debt instruments will be made. If such debt instruments turn out not to be fully collectible, an offsetting loss will only become available in a later year when uncollectablity is provable. Moreover, such loss will likely be treated as a capital loss in the hands of the Ready Capital Operating Partnership, and the utility of that deduction would therefore depend on Ready Capital having capital gain in that later year or thereafter. In addition, Ready Capital may also acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury Regulations, the modified debt may be considered to have been reissued to Ready Capital at a gain in a debt-for-debt exchange with the borrower, with gain recognized by us to the extent that the principal amount of the modified debt exceeds Ready Capital’s cost of purchasing it prior to modification. To the extent that such modifications are made with respect to a debt instrument held by a TRS treated as a dealer for U.S. federal income tax purposes, such TRS would be required at the end of each taxable year, including the taxable year in which any such modification were made, to mark the modified debt obligation to its fair market value as if the debt obligation were sold. In that case, such TRS would recognize a loss at the end of the taxable year in which the modification were made to the extent the fair market value of such debt obligation were less than its principal amount after the modification. Ready Capital may also be required under the terms of the indebtedness that it incurs to use cash received from interest payments to make principal payment on that indebtedness, with the effect that it will recognize income but will not have a corresponding amount of cash available for distribution to its stockholders.
Ready Capital also may hold excess MSRs. Based on IRS guidance concerning the classification of MSRs, Ready Capital intends to treat such excess MSRs as ownership interests in the interest payments made on the underlying mortgage loans, akin to an “interest only” strip. Under this treatment, for purposes of determining the amount and timing of taxable income, each excess MSR is treated as a bond that was issued with OID on the date Ready Capital acquired such excess MSR. In general, Ready Capital is required to accrue OID based on the constant yield to maturity of each excess MSR, and to treat such OID as taxable income in accordance with the applicable U.S. federal income tax rules. The constant yield of an excess MSR is determined, and is taxed, based on a prepayment assumption regarding future payments due on the mortgage loans underlying the excess MSR. If the mortgage loans underlying an excess MSR prepay at a rate different than that under the prepayment assumption, Ready Capital’s recognition of OID will be either increased or decreased depending on the circumstances. Thus, in a particular taxable year, Ready Capital may be required to accrue an amount of income in respect of an excess MSR that exceeds the amount of cash collected in respect of that excess MSR. Furthermore, it is possible that, over the life of the investment in an excess MSR, the total amount Ready Capital pays for, and accrue with respect to, the excess MSR may exceed the total amount it collects on such excess MSR. No assurance can be given that Ready Capital will be entitled to a deduction for such excess, meaning that it may be required to recognize phantom income over the life of an excess MSR.
In addition to the rules described above, Ready Capital is generally required to include certain amounts in income no later than the time that the amounts are reflected on its financial statements, subject to an exception for MSRs and certain other exceptions. This rule could cause Ready Capital to be required to take income into account earlier than under the general tax principles otherwise discussed herein.
Due to each of these potential differences between income recognition or expense deduction and related cash receipts or disbursements, there is a significant risk that Ready Capital may have substantial taxable income in excess of cash available for distribution. In that event, Ready Capital may need to borrow funds or take other actions to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “— Annual Distribution Requirements.”
Dividend Income
Ready Capital may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions are generally classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends received by Ready Capital from a REIT will be qualifying income in Ready Capital’s hands for purposes of both the 95% and 75% gross income tests.
Income inclusions under Code rules relating to “controlled foreign corporations” and “passive foreign investment companies” with respect to certain equity investments in a foreign TRS or other non-U.S. corporation in which Ready Capital may hold an equity interest are technically neither dividends nor any of the other enumerated categories of income specified in the 95% gross income test for U.S. federal income tax purposes. In Revenue Procedure 2018-48, the IRS stated that such income inclusions will be treated as qualifying income for purposes of the 95% gross income test and that certain foreign currency gains related thereto would be disregarded in applying the 95% gross income test.
Hedging Transactions
Ready Capital may enter into hedging transactions with respect to one or more of Ready Capital’s assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, swaptions, financial futures, and options. Under the Code, any income that the Ready Capital generates from transactions intended to hedge its interest rate risks will generally be excluded from gross income for purposes of the 75% and 95% gross income tests if (i) the instrument (A) hedges interest rate risk or foreign currency exposure on liabilities used to carry or acquire real estate assets or (B) hedges risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests, or (C) hedges an instrument described in clause (A) or (B) for a period following the extinguishment of the liability or the disposition of the asset that was previously hedged by the hedged instrument, and (ii) such instrument is properly identified under applicable Treasury Regulations. Any income from other hedges would generally constitute non-qualifying income for purposes of both the 75% and 95% gross income tests. Ready Capital intends to structure any hedging transactions in a manner that does not jeopardize its qualification as a REIT, but there can be no assurance that Ready Capital will be successful in this regard.
Rents from Real Property
Rents that Ready Capital receives from leasing real property or interests therein qualify as “rents from real property” in satisfying the gross income tests described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under any particular lease, then the portion of the rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Code is subject to both legal and factual considerations and is therefore subject to different interpretations.
In addition, in order for rents received by Ready Capital to qualify as “rents from real property,” the rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property, if earned directly by Ready Capital. Moreover, for rents received to qualify as “rents from real property,” Ready Capital generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which Ready Capital derives no income or through a TRS. Ready Capital is permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, Ready Capital may directly or indirectly provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the related rent.
Rental income will qualify as rents from real property only to the extent that Ready Capital does not directly or constructively own, (i) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (ii) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant. Following the Merger, Ready Capital intends to monitor any rental income it receives in order to determine if the rent is treated as paid by an entity that is treated as related to Ready Capital for purposes of these rules. However, the attribution rules that apply for purposes of the above rules are complex. In order to determine whether Ready Capital is deemed to hold an interest in the tenant under these attribution rules, it may be required to rely on information that it obtains from its shareholders and other third parties regarding potential relationships that could cause it to be treated as owning an interest in such tenants. No assurance can be provided that Ready Capital will have access to all information necessary to make this determination, and as a result no assurance can be provided that the rental income Ready Capital receives will not be treated as related party received from related parties under these rules, which could adversely impact Ready Capital’s ability to qualify as a REIT.

Failure to Satisfy the Gross Income Tests
Ready Capital intends to monitor its sources of income, including any non-qualifying income it receives, so as to ensure its compliance with the gross income tests. Ready Capital cannot assure you, however, that it will be able to satisfy the gross income tests. If Ready Capital fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for the year if it is entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if Ready Capital’s failure to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, Ready Capital sets forth a description of each item of its gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury Regulations. It is not possible to state whether Ready Capital would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving Ready Capital, Ready Capital will not qualify as a REIT. As discussed above under “— Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which Ready Capital fails to satisfy the particular gross income test.
Asset Tests
Ready Capital, at the close of each calendar quarter, must also satisfy multiple tests relating to the nature of its assets.
First, at least 75% of the value of Ready Capital’s total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. Government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, “real estate assets” include interests in real property, such as land, buildings, leasehold interests in real property, personal property leased with real property if rents attributable to the personal property do not exceed 15% of total rents, stock of other corporations that qualify as REITs, interests in mortgages in real property or on interests in real property, debt instruments issued by publicly offered REITs, interests in obligations secured by both real property and personal property if the fair market value of the personal property does not exceed 15% of the total fair market value of all property securing such mortgage, and certain kinds of MBS and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below. Second, the value of any one issuer’s securities owned by Ready Capital may not exceed 5% of the value of Ready Capital’s gross assets. Third, Ready Capital may not own more than 10% of any one issuer’s outstanding securities, as measured by either (a) voting power (the “10% voting test”) or (b) value (the “10% value test”). Fourth, the aggregate value of all securities of TRSs held by Ready Capital may not exceed 20% of the value of Ready Capital’s gross assets. Fifth, not more than 25% of the value of Ready Capital’s gross assets is represented by nonqualified publicly offered REIT debt instruments.
The 5% and 10% asset tests do not apply to stock and securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (i) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (ii) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% gross income test; and (iii) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.
For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if Ready Capital, and any of Ready Capital’s “controlled taxable REIT subsidiaries” as defined in the Code, hold any securities of the corporate or partnership issuer which (A) are not straight debt or other excluded securities (prior to the application of this rule), and (B) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, Ready Capital’s interest as a partner in the partnership).
After initially meeting the asset tests at the close of any quarter, Ready Capital will not lose its qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If Ready Capital fails to satisfy the asset tests because Ready Capital acquires assets during a quarter, it can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If Ready Capital fails the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, it may dispose of sufficient assets (generally within six months after the last day of the quarter in which the identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of its assets at the end of the relevant quarter or $10 million. If Ready Capital fails any of the other asset tests or its failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, it is permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps, including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which the identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 21%) of the net income generated by the non-qualifying assets during the period in which Ready Capital failed to satisfy the asset test.
Ready Capital believes that the majority of the SBC loans and MBS that Ready Capital intends to own generally are qualifying assets for purposes of the 75% asset test. However, certain of the assets that Ready Capital holds or intends to hold, including debt instruments secured by non-real estate assets, unsecured debt, debt securities issued by C corporations or other fixed-income securities that are not secured by mortgages on real property or on interests in real property, or non-real estate ABS or other debt instruments secured by mortgage loans (rather than by real property), will generally not be qualifying assets for purposes of the 75% asset test.
A real estate mortgage loan that Ready Capital owns generally will be treated as a real estate asset for purposes of the 75% asset test if, on the date that Ready Capital acquires or originates the mortgage loan, the value of the real property securing the loan (which, beginning in 2016, includes for these purposes personal property securing the loan if such personal property does not exceed 15% of the total fair market value of all of the property securing such loan) is equal to or greater than the principal amount of the loan or the loan either is secured only by real property or in the case of a loan secured by real and personal property, the value of the personal property securing the loan does not exceed 15% of the value of all property securing the loan. In the event that Ready Capital invests in a mortgage loan that is secured by both real property and personal property the value of which is more than 15% of the value of all property securing the loan (and, beginning in 2016, the fair market value of the other property securing the loan exceeds 15% of the total fair market value of all of the property securing such loan), Revenue Procedure 2014-51, may apply to determine what portion of the mortgage loan will be treated as a real estate asset for purposes of the 75% asset test. Pursuant to Revenue Procedure 2014-51, the IRS has announced that it will not challenge a REIT’s treatment of a loan as a real estate asset if the REIT treats the loan as a real estate asset in an amount equal to the lesser of (1) the value of the loan or (2) the greater of (i) the current value of the real property securing the loan or (ii) the value of the real property securing the loan at the relevant testing date (generally, the date the REIT commits to make the loan or to purchase the loan, as the case may be). This safe harbor, if it applied to Ready Capital, would help Ready Capital comply with the REIT asset tests following the acquisition of distressed debt if the value of the real property securing the loan were to subsequently decline.
In addition, if Ready Capital modifies any of its distressed debt investments by an agreement with the borrower, and if the modification is treated as a “significant modification” under the applicable Treasury regulations, the modified debt may be considered to have been reissued to Ready Capital in a debt-for-debt exchange with the borrower. In that event, Ready Capital may generally be required to redetermine the portion of the loan that is treated as a real estate asset for purposes of the REIT asset tests. In the Revenue Procedures described above, the IRS has provided a safe harbor under which a REIT is not required to redetermine the value of real property securing a mortgage loan for purposes of the REIT asset tests in the event of a significant modification of the loan if the modification meets certain requirements. See “— Gross

Income Tests — Interest Income.” However, Ready Capital may enter into modifications of distressed debt investments that do not qualify for the safe harbor provided in the Revenue Procedures described above, which could adversely affect Ready Capital’s ability to satisfy the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that Ready Capital’s interests in mortgage loans cause a violation of the REIT asset tests.
A significant portion of Ready Capital’s assets may be held from time to time in TRSs. While Ready Capital intends to manage Ready Capital’s affairs so as to satisfy the 20% TRS limitation described above, there can be no assurance that Ready Capital will be able to do so in all market circumstances. In order to satisfy this TRS limitation, Ready Capital has been required to and may in the future be required to acquire assets that Ready Capital otherwise would not acquire, liquidate or restructure assets that Ready Capital holds through any of Ready Capital’s TRSs, or otherwise engage in transactions that Ready Capital would not otherwise undertake absent the requirements for REIT qualifications. Each of these actions could reduce the distributions available to Ready Capital’s stockholders. In addition, Ready Capital and its subsidiary REITs have made loans to Ready Capital’s TRSs that meet the requirements to be treated as qualifying investments of new capital, which is generally treated as a real estate asset under the Code. Because such loans are treated as real estate assets for purposes of the REIT requirements, Ready Capital does not treat these loans as TRS securities for purposes of the TRS asset limitation, which is consistent with private rulings issues by the IRS. However, no assurance can be provided that the IRS may not successfully assert that such loans should be treated as securities of Ready Capital’s or its subsidiary REITs’ TRSs, which could adversely impact Ready Capital’s qualification as a REIT. In addition, ReadyCap Holdings, LLC, a TRS of Ready Capital, has issued notes with respect to which Ready Capital has provided certain financial guarantees and other credit support. Ready Capital believes that, notwithstanding the credit support that it has provided with respect to these note issuances, these note issuances should be treated as borrowings of ReadyCap Holdings, LLC for U.S. federal income tax purposes. However, if the IRS were to successfully assert that these note issuances should be characterized as note issuances by Ready Capital, rather than ReadyCap Holdings, LLC, Ready Capital could fail to satisfy the 20% TRS limitation. Moreover, no assurance can be provided that Ready Capital will be able to successfully manage its asset composition in a manner that causes it to satisfy this TRS limitation each quarter, and Ready Capital’s failure to satisfy this limitation could result in its failure to qualify as a REIT.
Ready Capital’s TRSs may need to make dividend distributions to Ready Capital at times when it may not be preferable to do so in order to satisfy the requirement that securities issued by TRSs do not exceed 20% of the value of Ready Capital’s assets. Ready Capital may, in turn, distribute all or a portion of such dividends to its stockholders at times when it might not otherwise wish to declare and pay such dividends. See “— Annual Distribution Requirements.” Distributions from a TRS will generally not constitute qualifying income for purposes of the 75% gross income test. As a result, it is possible that Ready Capital may wish to cause a TRS to distribute a dividend in order to reduce the value of its TRS securities below 20% of its assets, but be unable to do so without violating the 75% gross income test. In addition, because the 75% gross income test in an annual test and the amount of distributions of a TRS that are treated as dividends for U.S. federal income tax purposes depends on the earnings and profit of such TRS throughout the taxable year, it is not always possible for Ready Capital to precisely determine how a distribution from a TRS will impact its compliance with the 75% gross income test for the year. Although there are other measures Ready Capital can take in such circumstances in order to remain in compliance with the requirements for qualification as a REIT, there can be no assurance that Ready Capital will be able to comply with both of these tests in all market conditions.
Ready Capital believes that its holdings of loans and other securities will be structured in a manner that will comply with the foregoing REIT asset requirements and it intends to monitor compliance on an ongoing basis. There can be no assurance, however, that Ready Capital will be successful in this effort. In this regard, to determine compliance with these requirements, Ready Capital will need to estimate the value of its assets. Ready Capital may not obtain independent appraisals to support its conclusions concerning the values of its assets, and the values of some of its assets may not be susceptible to a precise determination and are subject to change in the future. Although Ready Capital will be prudent in making estimates as to the value of its assets, there can be no assurance that the IRS will not disagree with the determinations and assert that a different value is applicable, in which case Ready Capital might not satisfy the 75% asset test and the other asset tests and could fail to qualify as a REIT. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that Ready Capital’s interests in subsidiaries or in the securities of other issuers cause a violation of the REIT asset tests. Moreover, regulations recently proposed by the Treasury ad IRS may affect the debt characterizations of Ready Capital’s intercompany obligations.
Treatment of Specific Investments and Transactions
REMICs
The Code provides that a regular or a residual interest in a REMIC is generally treated as a real estate asset for the purposes of the REIT asset tests, and any amount includible in Ready Capital’s gross income with respect to such an interest is generally treated as interest on an obligation secured by a mortgage on real property for the purposes of the REIT gross income tests. If, however, less than 95% of the assets of a REMIC in which Ready Capital holds an interest consist of real estate assets (determined as if Ready Capital held such assets), Ready Capital will be treated as holding its proportionate share of the assets of the REMIC for the purpose of the REIT asset tests and receiving directly its proportionate share of the income of the REMIC for the purpose of determining the amount of income from the REMIC that is treated as interest on an obligation secured by a mortgage on real property. In connection with the expanded HARP program, the IRS issued guidance providing that, among other things, if a REIT holds a regular interest in an “eligible REMIC,” or a residual interest in an “eligible REMIC” that informs the REIT that at least 80% of the REMIC’s assets constitute real estate assets, then (i) the REIT may treat 80% of the value of the interest in the REMIC as a real estate asset for the purpose of the REIT asset tests and (ii) the REIT may treat 80% of the gross income received with respect to the interest in the REMIC as interest on an obligation secured by a mortgage on real property for the purpose of the 75% gross income test. For this purpose, a REMIC is an “eligible REMIC” if (i) the REMIC has received a guarantee from Fannie Mae or Freddie Mac that will allow the REMIC to make any principal and interest payments on its regular and residual interests and (ii) all of the REMIC’s mortgages and pass-through certificates are secured by interests in single-family dwellings. If Ready Capital were to acquire an interest in an eligible REMIC less than 95% of the assets of which constitute real estate assets, the IRS guidance described above may generally allow Ready Capital to treat 80% of its interest in such a REMIC as a qualifying real estate asset for the purpose of the REIT asset tests and 80% of the gross income derived from the interest as qualifying income for the purpose of the 75% gross income test. Although the portion of the income from such a REMIC interest that does not qualify for the 75% gross income test would likely be qualifying income for the purpose of the 95% gross income test, the remaining 20% of the REMIC interest generally would not qualify as a real estate asset, which could adversely affect Ready Capital’s ability to satisfy the REIT asset tests. Accordingly, owning such a REMIC interest could adversely affect Ready Capital’s ability to qualify as a REIT.
Repurchase Transactions
Ready Capital may enter into repurchase agreements under which it will nominally sell certain of its assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. Ready Capital believes that it will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any such repurchase agreement and the repurchase agreement will be treated as a secured lending transaction notwithstanding that it may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that Ready Capital did not own the assets during the term of the repurchase agreement, in which case it could fail to qualify as a REIT.
TBAs
Ready Capital may have exposure to Agency RMBS through TBAs. As with any forward purchase contract, the value of the underlying Agency RMBS may decrease between the contract date and the settlement date, which may result in the recognition of income, gain or loss. The law is unclear regarding whether TBAs are qualifying assets for the 75% asset test and whether income or gains from the dispositions of TBAs, through “dollar roll” transactions or otherwise, constitute qualifying income for purposes of the 75% gross income test. Accordingly, Ready Capital’s ability to purchase Agency MBS through TBAs or to dispose of TBAs through these transactions or otherwise, could be limited. Ready Capital does not expect TBAs to adversely affect its ability to meet the REIT gross income and assets tests. No assurance can be given that the IRS would treat TBAs as qualifying assets or treat income and gains from the disposition of TBAs as qualifying income for these purposes, and, therefore, Ready Capital’s ability to invest in such assets could be limited.
Annual Distribution Requirements
In order to qualify as a REIT, Ready Capital is required to distribute dividends, other than capital gain dividends, to Ready Capital’s stockholders in an amount at least equal to:
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the sum of:

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90% of Ready Capital’s “REIT taxable income” (computed without regard to the deduction for dividends paid and Ready Capital’s net capital gains); and

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90% of the net income (after tax), if any, from foreclosure property (as described below); minus

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the sum of specified items of non-cash income that exceeds a percentage of Ready Capital’s income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid during January of the following year. Such distributions are treated as both paid by Ready Capital and received by each stockholder on December 31 of the year in which they are declared. In addition, at Ready Capital’s election, a distribution for a taxable year may be declared before Ready Capital timely files its tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to Ready Capital’s stockholders in the year in which paid, even though the distributions relate to Ready Capital’s prior taxable year for purposes of the 90% distribution requirement.
To the extent that Ready Capital distributes at least 90%, but less than 100%, of Ready Capital’s “REIT taxable income,” as adjusted, Ready Capital will be subject to tax at ordinary corporate income tax rates on the retained portion. In addition, Ready Capital may elect to retain, rather than distribute, Ready Capital’s net long-term capital gains and pay tax on such gains. In this case, Ready Capital could elect to have its stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit or refund, as the case may be, for their proportionate share of the tax paid by Ready Capital. Ready Capital’s stockholders would then increase the adjusted basis of their stock in Ready Capital by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.
If Ready Capital fails to distribute during each calendar year at least the sum of:
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85% of Ready Capital’s REIT ordinary income for such year;

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95% of Ready Capital’s REIT capital gain net income for such year; and

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any undistributed taxable income from prior periods.

Ready Capital will be subject to a 4% excise tax on the excess of such required distribution over the sum of (i) the amounts actually distributed (taking into account excess distributions from prior periods) and (ii) the amounts of income retained on which Ready Capital has paid corporate income tax. Ready Capital may be subject to the 4% excise tax for certain taxable years.
In addition, if Ready Capital was to recognize “built-in gain” (as defined below) on the disposition of any assets acquired from a C corporation in a transaction in which Ready Capital’s basis in the assets was determined by reference to the C corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization or contribution), Ready Capital would be required to distribute at least 90% of the built-in gain net of the tax it would pay on such gain. See “— Tax on Built-In Gains” below.

It is possible that Ready Capital, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (i) the actual receipt of cash, including receipt of distributions from Ready Capital’s subsidiaries and (ii) the inclusion of items in income by Ready Capital for U.S. federal income tax purposes prior to the receipt of such income in cash. For example, Ready Capital may acquire debt instruments or notes whose face value may exceed its issue price as determined for U.S. federal income tax purposes, market discount bonds such that Ready Capital will be required to include in its income a portion of the income each year that such instrument is held before Ready Capital receives any corresponding cash. Similarly, if Ready Capital engages in modifications of distressed debt investments that are treated as “significant modifications,” the modified debt may be considered to have been reissued to Ready Capital at a gain in a debt-for-debt exchange with the borrower for U.S. federal income tax purposes, which could cause Ready Capital to recognize gain without any corresponding receipt of cash. In addition, subject to certain exceptions, Ready Capital generally is required to include certain amounts in income no later than the time that the amounts are reflected on its financial statements, which could cause it to be required to take income into account earlier than under general tax principles. See “— Gross Income Tests — Phantom Income” above. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, use cash reserves, liquidate non-cash assets at rates or times that we regard as unfavorable or pay dividends in the form of taxable stock dividends. In the case of a taxable stock dividend, stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources including sales of Ready Capital Common Stock. Both a taxable stock distribution and sale of common stock resulting from such distribution could adversely affect the value of Ready Capital Common Stock.
Under certain circumstances, it is possible that the IRS could assert that Ready Capital’s net income for a taxable year was greater than Ready Capital believed it to be. If the IRS were successful in asserting such an adjustment, the adjustment could cause Ready Capital to fail to satisfy the distribution requirements for such taxable year if Ready Capital’s distributions with respect to such taxable year were not sufficient after taking into account the increase in its net income. In such event, Ready Capital may be able to rectify such failure to meet the distribution requirements by paying “deficiency dividends” to stockholders in a later year, which may be included in its deduction for dividends paid for the year that was subject to the adjustment. In this case, Ready Capital may be able to avoid losing its qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, Ready Capital would be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.
Tax on Built-In Gains
If Ready Capital acquires appreciated assets from a subchapter C corporation in a transaction in which the adjusted tax basis of the assets in Ready Capital’s hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, and if Ready Capital subsequently disposes of any such assets during the five-year period following the acquisition of the assets from the C corporation, Ready Capital will be subject to tax at the highest corporate income tax rates on any gain from such assets to the extent of the excess of the fair market value of the assets on the date that they were acquired by Ready Capital over the basis of such assets on such date, which Ready Capital refers to as built-in gains. Similarly, to the extent that any C corporation holds an interest in an entity treated as a partnership for U.S. federal income tax purposes (either directly or through one or more other entities treated as partnerships for U.S. federal income tax purposes) and Ready Capital acquires appreciated assets from such partnership in a transaction in which the adjusted tax basis of the assets in Ready Capital’s hands is determined by reference to the adjusted tax basis of the assets in the hands of the partnership, the underlying C corporation’s proportionate share of such assets will be treated as contributed by a C corporation and therefore will be subject to the tax on built-in gains. However, the built-in gains tax will not apply if the C corporation elects to be subject to an immediate tax when the asset is acquired by Ready Capital.
Recordkeeping Requirements
Ready Capital is required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist Ready Capital in determining the actual ownership of its outstanding stock and maintaining its qualifications as a REIT.

Excess Inclusion Income
If Ready Capital, the Ready Capital Operating Partnership, Ready Capital’s subsidiary REITs, or any other subsidiary REIT owned by the Ready Capital Operating Partnership, acquires a residual interest in a REMIC, Ready Capital may realize excess inclusion income. In addition, if Ready Capital, the Ready Capital Operating Partnership, Ready Capital’s subsidiary REITs, or another subsidiary REIT owned by the Ready Capital Operating Partnership is deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by Ready Capital, such arrangement will be treated as a taxable mortgage pool for U.S. federal income tax purposes. See “— Effect of Subsidiary Entities — Taxable Mortgage Pools.” Ready Capital may securitize SBC loans that Ready Capital acquires and certain securitizations may result in Ready Capital owning interests in a taxable mortgage pool. Ready Capital would be precluded from holding equity interests in such a securitization through the Ready Capital Operating Partnership. Accordingly, Ready Capital would likely form such securitizations as qualified REIT subsidiaries of a subsidiary REIT of the Ready Capital Operating Partnership, and will be precluded from selling to outside investors equity interests in such securitizations or from selling any debt securities issued in connection with such securitizations that might be considered to be equity interests for U.S. federal income tax purposes. Ready Capital is taxed at the highest corporate income tax rate on a portion of the income, referred to as “excess inclusion income,” arising from a taxable mortgage pool that is allocable to the percentage of Ready Capital’s shares held in record name by “disqualified organizations,” which are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from tax on UBTI. To the extent that common stock owned by “disqualified organizations” is held in record name by a broker/dealer or other nominee, the broker/dealer or other nominee would be liable for the corporate level tax on the portion of Ready Capital’s excess inclusion income allocable to the common stock held by the broker/dealer or other nominee on behalf of the “disqualified organizations.” Disqualified organizations may own Ready Capital’s stock. Because this tax would be imposed on Ready Capital, all of Ready Capital’s investors, including investors that are not disqualified organizations, will bear a portion of the tax cost associated with the classification of Ready Capital or a portion of Ready Capital’s assets as a taxable mortgage pool. A RIC or other pass-through entity owning Ready Capital Common Stock in record name will be subject to tax at the highest corporate income tax rate on any excess inclusion income allocated to their owners that are disqualified organizations. Ready Capital has engaged in certain securitization transactions that are treated as taxable mortgage pools for U.S. federal income tax purposes. Although Ready Capital believes that such transactions are structured in a manner so that they should not cause any portion of the distributions in Ready Capital’s shares to be treated as excess inclusion income, no assurance can be provided that the IRS would not assert a contrary position.
In addition, if Ready Capital realizes excess inclusion income and allocate it to stockholders, this income cannot be offset by net operating losses of Ready Capital’s stockholders. If the stockholder is a tax-exempt entity and not a disqualified organization, then this income is fully taxable as UBTI under Section 512 of the Code. If the stockholder is a foreign person, it would be subject to U.S. federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty. If the stockholder is a REIT, a RIC, common trust fund or other pass-through entity, the stockholder’s allocable share of Ready Capital’s excess inclusion income could be considered excess inclusion income of such entity. Accordingly, such investors should be aware that a significant portion of Ready Capital’s income may be considered excess inclusion income. Finally, if a subsidiary REIT of the Ready Capital Operating Partnership through which Ready Capital holds taxable mortgage pool securitizations were to fail to qualify as a REIT, Ready Capital’s taxable mortgage pool securitizations will be treated as separate taxable corporations for U.S. federal income tax purposes that could not be included in any consolidated corporate tax return.
Prohibited Transactions
Net income Ready Capital derives from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers, in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. Ready Capital intends to conduct its operations so that any asset owned by Ready Capital or Ready Capital’s pass-through subsidiaries that is held as inventory or primarily for sale to customers in the ordinary course of business will qualify for certain safe harbor provisions that prevent the application of this prohibited transaction tax. However, no assurance can be provided that such safe harbor provisions will apply. In addition, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. If Ready Capital was to sell a mortgage loan to a third party, depending on the circumstances of the sale, it is possible that the sale could be treated as a prohibited transaction. As a result, no assurance can be given that any securities or loans that Ready Capital may dispose of will not be treated as property held for sale to customers. The Code provides certain safe harbors under which disposition of assets are not treated as prohibited transactions. However, there can be no assurance that any disposition of Ready Capital’s assets would comply with these safe-harbor provisions. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.
Foreclosure Property
Foreclosure property is real property and any personal property incident to such real property:
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that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property;

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for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated; and

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for which such REIT makes a proper election to treat the property as foreclosure property.

REITs generally are subject to tax at the highest U.S. federal corporate income tax rate on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. Ready Capital does not anticipate that Ready Capital will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if Ready Capital does receive any such income, Ready Capital intends to elect to treat the related property as foreclosure property. Property is not eligible for the election to be treated as foreclosure property if the loan with respect to which the default occurs or is imminent is acquired by a REIT with an intent to foreclose, or when the REIT knows or has reason to know that default would occur. Ready Capital may acquire distressed debt instruments. If Ready Capital acquires a distressed debt instrument when it knows or have reason to know that a default may occur, it likely would not be permitted to make a foreclosure property election with such property.
Tax Aspects of Investments in Partnerships
In General
Ready Capital holds investments through entities that are classified as partnerships for U.S. federal income tax purposes, including the Ready Capital Operating Partnership and potentially equity interests in lower-tier partnerships. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. Ready Capital will include in its income its proportionate share of these partnership items for purposes of the various REIT income tests, based on its capital interest in such partnership. Moreover, for purposes of the REIT asset tests, Ready Capital will include its proportionate share of assets held by subsidiary partnerships, based on its capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of Ready Capital’s interest in partnership assets will be based on Ready Capital’s proportionate interest in any securities issued by the partnership excluding, for these purposes, securities excluded under the Code). Consequently, to the extent that Ready Capital holds an equity interest in a partnership, the partnership’s assets and operations may affect Ready Capital’s ability to qualify as a REIT, even though Ready Capital may have no control, or only limited influence, over the partnership.
Entity Classification
The investment by Ready Capital in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of Ready Capital’s subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, could be subject to an entity-level tax on its income.
Pursuant to Section 7704 of the Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for U.S. federal income tax purposes if it is a “publicly traded partnership” and it does not receive at least 90% of its gross income from certain specified sources of “qualifying income” within the meaning of that section. A “publicly traded partnership” is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a “secondary market or the substantial equivalent thereof.” Although operating partnership units of the Ready Capital Operating Partnership are not traded on an established securities market, there is a significant risk that the right of a holder of such partnership units to redeem the units for Ready Capital Common Stock could cause the operating partnership units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury Regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership. Although the Ready Capital Operating Partnership expects to qualify for one of these safe harbors in all taxable years, Ready Capital cannot provide any assurance that surviving partnership will, in each of its taxable years, qualify for one of these safe harbors.
If the Ready Capital Operating Partnership were taxable as a corporation, the character of Ready Capital’s assets and items of Ready Capital’s gross income would change and could preclude Ready Capital from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “— Requirements for Qualification as a REIT,” “— Asset Tests” and “— Gross Income Tests” above, and in turn could prevent Ready Capital from qualifying as a REIT. See “Failure to Qualify as a REIT,” below, for a discussion of the effect of Ready Capital’s failure to meet these tests for a taxable year. In addition, any change in the status of any of Ready Capital’s subsidiary partnerships for tax purposes might be treated as a taxable event, in which case Ready Capital could have taxable income that is subject to the REIT distribution requirements without receiving any cash.
Tax Allocations With Respect to Partnership Properties
The partnership agreement of the Ready Capital Operating Partnership generally provides that, after allocations to the holder of the Class A Special Unit, items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each holder. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partnership with respect to such item. The partnership’s allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated under such section. Under Section 704(b), income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value (or the book value) of the contributed property and the adjusted tax basis of such property at the time of the contribution (or a book-tax difference). Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners.
The partnership agreement requires that allocations with respect to any property contributed to the Ready Capital Operating Partnership in exchange for partnership units in a tax-deferred transaction be made in a manner consistent with Section 704(c) of the Code. As a result, any gain recognized on the sale of any such properties would generally be allocated to the partner who contributed the property to the Ready Capital Operating Partnership to the extent of the book-tax difference at the time of such contribution. As a result, in the event that any such properties are sold, the partner who contributed such assets to the Ready Capital Operating Partnership or, in certain cases, a successor to such partner, which may include Ready Capital, could be allocated gain in excess of its corresponding book gain (or taxable loss that is less than such person’s corresponding economic or book loss), with a corresponding benefit to the partners who did not contribute such assets to the Ready Capital Operating Partnership. These provisions will also apply to revaluations of the Ready Capital Operating Partnership’s assets in connection with the Ready Capital Operating Partnership’s issuance of additional Ready Capital Operating Partnership units. The application of Section 704(c) of the Code to a partnership such as the Ready Capital Operating Partnership that holds numerous loan securities can be complex and may require the adoption of certain conventions or methods that could be subject to challenge by the IRS. If any taxable income or loss of the Ready Capital Operating Partnership were subject to reallocation, such a reallocation could adversely impact Ready Capital’s ability to qualify as a REIT or require Ready Capital to pay a deficiency dividend in order to maintain its qualification as a REIT.
Failure to Qualify as a REIT
In the event that Ready Capital violates a provision of the Code that would result in its failure to qualify as a REIT, it may nevertheless continue to qualify as a REIT. Specified relief provisions will be available to Ready Capital to avoid such disqualification if:
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the violation is due to reasonable cause and not due to willful neglect;

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Ready Capital pays a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT; and

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the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available).

This cure provision reduces the instances that could lead to Ready Capital’s disqualification as a REIT for violations due to reasonable cause. If Ready Capital fails to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Code apply, Ready Capital will be subject to tax on its taxable income at regular corporate income tax rates. Distributions to Ready Capital’s stockholders in any year in which Ready Capital is not a REIT will not be deductible by Ready Capital, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to Ready Capital’s stockholders will generally be taxable in the case of U.S. stockholders who are individuals at a maximum rate of 20%, and dividends in the hands of Ready Capital’s corporate U.S. stockholders may be eligible for the dividends received deduction. Unless Ready Capital is entitled to relief under specific statutory provisions, Ready Capital will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. Additionally, certain exemptions from U.S. taxation provided to Ready Capital’s non-U.S. shareholders may not be available if Ready Capital fails to qualify as a REIT. It is not possible to state whether, in all circumstances, Ready Capital will be entitled to statutory relief.
Taxation of Taxable U.S. Stockholders
This section summarizes the taxation of U.S. stockholders who hold Ready Capital Common Stock that are not tax-exempt organizations. If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Ready Capital Common Stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding Ready Capital Common Stock should consult its own tax advisor regarding the U.S.

federal income tax consequences to the partner of the acquisition, ownership and disposition of Ready Capital Common Stock by the partnership.
Distributions
Provided that Ready Capital qualifies as a REIT, distributions made to Ready Capital’s taxable U.S. stockholders out of its current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to Ready Capital Common Stock constitutes a dividend for U.S. federal income tax purposes, Ready Capital’s earnings and profits will be allocated first to distributions with respect to Ready Capital’s preferred stock, if any, and then to Ready Capital Common Stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations. As discussed above, if Ready Capital realizes excess inclusion income and allocate it to a taxable U.S. stockholder, this income cannot be offset by net operating losses of such stockholder.
However, for taxable years beginning before January 1, 2026, pursuant to Section 199A of the Code, non-corporate U.S. taxpayers may deduct up to 20% of certain qualified business income, including “qualified REIT dividends” (generally, dividends received by a REIT stockholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations, resulting in an effective maximum U.S. federal income tax rate of 29.6% on such income. In order for a dividend paid by a REIT to be eligible to be treated as a “qualified REIT dividend,” the U.S. stockholder must meet two holding period-related requirements. First, the U.S. stockholder must hold the REIT stock for a minimum of 46 days during the 91-day period that begins 45 days before the date on which the REIT stock becomes ex-dividend with respect to the dividend. Second, the qualifying portion of the REIT dividend is reduced to the extent that the U.S. stockholder is under an obligation (whether pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. In addition, recently finalized Treasury regulations provide that shareholders of RICs are also entitled to the 20% deduction with respect to certain “Section 199A dividends” that are attributable to qualified REIT dividends received by such RICs.
In addition, distributions from Ready Capital that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed Ready Capital’s actual net capital gain for the taxable year, without regard to the period for which the U.S. stockholder has held Ready Capital Common Stock. To the extent that Ready Capital elects under the applicable provisions of the Code to retain Ready Capital’s net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, Ready Capital’s undistributed capital gains as well as a corresponding credit or refund, as the case may be, for taxes paid by Ready Capital on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in Ready Capital Common Stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by Ready Capital. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at reduced maximum U.S. federal income tax rates of 20% in the case of U.S. stockholders who are individuals, and 21% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.
Distributions from Ready Capital in excess of its current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of those shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. See also “— Medicare Tax on Unearned Income” below. In addition, any dividend declared by Ready Capital in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by Ready Capital and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by Ready Capital before the end of January of the following calendar year.

With respect to U.S. stockholders who are taxed at the rates applicable to individuals, Ready Capital may elect to designate a portion of Ready Capital’s distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of Ready Capital’s distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:
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the qualified dividend income received by Ready Capital during such taxable year from non-REIT C corporations (including any TRS in which Ready Capital may own an interest);

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the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by Ready Capital with respect to such undistributed REIT taxable income; and

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the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by Ready Capital with respect to such built-in gain.

Generally, dividends that Ready Capital receives will be treated as qualified dividend income for purposes of the first bullet above if the dividends are received from a domestic C corporation (other than a REIT or a RIC), any TRS of Ready Capital, or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met.
To the extent that Ready Capital has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “— Taxation of the Combined Company — In General” and “— Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by Ready Capital, which are generally subject to tax in the hands of U.S. stockholders to the extent that Ready Capital has current or accumulated earnings and profits.
Dispositions of Ready Capital Common Stock
In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of Ready Capital Common Stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the Ready Capital Common Stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gain and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of Ready Capital Common Stock will be subject to a maximum U.S. federal income tax rate of 20%, if Ready Capital Common Stock is held for more than 12 months, and will be taxed at ordinary income tax rates. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 21%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”
Stockholders are advised to consult with their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of Ready Capital Common Stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of Ready Capital Common Stock by a U.S. stockholder who has held the stock for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from Ready Capital that were required to be treated by the U.S. stockholder as long-term capital gain.
Passive Activity Losses and Investment Interest Limitations
Distributions made by Ready Capital and gain arising from the sale or exchange by a U.S. stockholder of Ready Capital Common Stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to Ready Capital Common Stock. Distributions made by Ready Capital, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.
Medicare Tax on Unearned Income
Certain U.S. stockholders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of Ready Capital Common Stock. The temporary 20% deduction currently allowed by Section 199A of the Code, with respect to ordinary REIT dividends received by non-corporate taxpayers, is allowed only for Chapter 1 of the Code and thus is not allowed as a deduction allocable to such dividends for purposes of determining the amount of net investment income subject to the 3.8% Medicare tax, which is imposed under Section 2A of the Code.
Taxation of Tax-Exempt U.S. Stockholders
U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that regular distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that:
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a tax-exempt U.S. stockholder has not held Ready Capital Common Stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder);

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Ready Capital Common Stock is not otherwise used in an unrelated trade or business; and

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Ready Capital does not hold an asset that gives rise to excess inclusion income (see “— Requirements for Qualification as a REIT — Annual Distribution Requirements — Excess Inclusion Income”),

distributions from its and income from the sale of its common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder. As previously noted, Ready Capital may engage in transactions that would result in a portion of Ready Capital’s dividend income being considered “excess inclusion income” and, accordingly, it is possible that a portion of Ready Capital’s dividends received by a tax-exempt stockholder may be treated as UBTI.
Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, and supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9) and (c)(17) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from Ready Capital as UBTI.
In certain circumstances, a pension trust that (i) is described in Section 401(a) of the Code, (ii) is tax exempt under Section 501(a) of the Code, and (iii) owns more than 10% of Ready Capital’s stock could be required to treat a percentage of the dividends from Ready Capital as UBTI if Ready Capital is a “pension-held REIT.” Ready Capital will not be a pension-held REIT unless (i) either (a) one pension trust owns more than 25% of the value of Ready Capital’s stock, or (b) a group of pension trusts, each individually holding more than 10% of the value of Ready Capital’s stock, collectively owns more than 50% of such stock; and (ii) Ready Capital would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts. Certain restrictions relating to the ownership and transfer of Ready Capital’s stock should generally prevent a tax-exempt entity from owning more than 10% of the value of Ready Capital’s stock, or Ready Capital from becoming a pension-held REIT.
Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state and local tax consequences of owning Ready Capital Common Stock.
Taxation of Non-U.S. Stockholders
The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of Ready Capital Common Stock applicable to non-U.S. stockholders of Ready Capital Common Stock. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation of non-U.S. stockholders. In addition, except where otherwise specified, this discussion assumes that:
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a non-U.S. stockholder will not have held more than 10% of Ready Capital Common Stock (taking into account applicable constructive ownership rules) at any time during the five-year period ending on the date on which such stockholder disposes of Ready Capital Common Stock or receives distributions from Ready Capital;

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Ready Capital Common Stock is and will continue to be “regularly traded” on an established securities market located in the United States within the meaning of FIRPTA although there can be no assurance that this will continue to be the case; and

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a non-U.S. stockholder is not a “qualified shareholder”, as defined in Section 897(k)(3)(A) of the Code, which describes certain partnerships and other collective investment vehicles that satisfy various recordkeeping, administrative and other requirements.

A non-U.S. stockholder, and in particular a non-U.S. stockholder who is a “qualified shareholder” within the meaning of FIRPTA, should consult its tax advisor concerning the tax consequences of sales of Ready Capital Common Stock and the receipt of dividends and other distributions from Ready Capital.
General
For most non-U.S. persons, an investment in a REIT that invests principally in mortgage loans and mortgage-backed securities is not the most tax-efficient way to invest in such assets. That is because receiving distributions of income derived from such assets in the form of REIT dividends subjects most non-U.S. persons to withholding taxes that direct investment in those asset classes, and the direct receipt of interest and principal payments with respect to them, would not. The principal exceptions are foreign sovereigns and their agencies and instrumentalities, which may be exempt from withholding taxes on certain REIT dividends under the Code, and certain foreign pension funds or similar entities able to claim an exemption from withholding taxes on REIT dividends under the Code, such as “qualified foreign pension funds,” as described below, or the terms of a bilateral tax treaty between their country of residence and the United States.
Ordinary Dividends
Subject to the discussion below under “— Capital Gain Dividends”, dividends received by non-U.S. stockholders payable out of Ready Capital’s earnings and profits which are not attributable to gains from dispositions of USRPIs or designated as capital gains dividends and are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. As previously noted, Ready Capital may engage in transactions that could result in a portion of Ready Capital’s dividends being considered excess inclusion income, and accordingly, a portion of Ready Capital’s dividend income may not be eligible for exemption from the 30% withholding rate or a reduced treaty rate. In the case of a taxable stock dividend with respect to which any withholding tax is imposed on a non-U.S. stockholder, Ready Capital may have to withhold or dispose of part of the shares otherwise distributable in such dividend and use such withheld shares or the proceeds of such disposition to satisfy the withholding tax imposed.
In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of Ready Capital Common Stock. In cases where the dividend income from a non-U.S. stockholder’s investment in Ready Capital Common Stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.
Non-Dividend Distributions
Unless (i) Ready Capital Common Stock constitutes a USRPI under FIRPTA, or (ii) either (A) the non-U.S. stockholder’s investment in Ready Capital Common Stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (B) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by Ready Capital which are not dividends out of Ready Capital’s earnings and profits will not be subject to U.S. federal income tax. Because Ready Capital’s stock is expected to be regularly traded, its common stock will not constitute USRPI with respect to a stockholder unless such stockholder holds more than 10% of Ready Capital’s stock. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of Ready Capital’s current and accumulated earnings and profits.
If Ready Capital Common Stock constitutes a USRPI, as described below under “— Dispositions of Ready Capital Common Stock,” distributions by Ready Capital in excess of the sum of Ready Capital’s earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in Ready Capital Common Stock will be taxed under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (such as, an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 15% of the amount by which the distribution exceeds the stockholder’s share of Ready Capital’s earnings and profits. Because Ready Capital Common Stock is expected to be regularly traded on an established securities market in the United States, non-dividend distributions by Ready Capital to a holder are generally not subject to FIRPTA unless such holder holds more than 10% of Ready Capital Common Stock, taking into account certain attribution rules. Non-U.S. stockholders that are treated as “qualified foreign pension funds” are exempt from federal income and withholding tax under FIRPTA on such distributions by Ready Capital.
Capital Gain Dividends
Under FIRPTA, a distribution made by Ready Capital to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by Ready Capital directly or through pass-through subsidiaries, or USRPI capital gains, will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, Ready Capital will be required to withhold tax equal to 21% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) branch profits tax in the hands of a non-U.S. stockholder that is a corporation. The 21% withholding tax will not apply to any capital gain dividend (i) with respect to any class of Ready Capital’s stock which is regularly traded on an established securities market located in the U.S. if the non-U.S. stockholder did not own more than 10% of such class of stock at any time during the one year period ending on the date of such dividend or (ii) received by certain non-U.S. publicly traded investment vehicles. Instead any capital gain dividend received by such a stockholder will be treated as a distribution subject to the rules discussed above under “— Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. Ready Capital expects that Ready Capital Common Stock will continue to be regularly traded on an established securities market in the United States following the Merger, although no assurance can be provided in this regard. In addition, non-U.S. stockholders that are treated as “qualified foreign pension funds” are exempt from income and withholding tax under FIRPTA on distributions from Ready Capital to the extent attributable to USRPI capital gains.
A distribution is not a USRPI capital gain if Ready Capital held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (i) the non-U.S. stockholder’s investment in Ready Capital Common Stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (ii) the non-U.S. stockholder is a non-resident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year).
Dispositions of Ready Capital Common Stock
Unless Ready Capital Common Stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. Ready Capital Common Stock will not be treated as a USRPI if less than 50% of Ready Capital’s assets throughout a prescribed testing period (measured by the assets fair market values) consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor and applying certain rules that exclude certain assets from this calculation. No assurance can be provided that 50% or more of Ready Capital’s assets will not consist of interests in real property located in the United States for purposes of this test. Moreover, it is possible that 50% or more of Ready Capital’s assets may consist of USRPIs for purposes of this test following the Merger.
Even if Ready Capital Common Stock otherwise would be a USRPI under the foregoing test, Ready Capital’s shares of common stock will not constitute a USRPI if Ready Capital is a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity is, among others, a REIT in which, at all times during a specified testing period (generally the lesser of the five year period ending on the date of disposition of the REIT’s shares of common stock or the period of the REIT’s existence), less than 50% in value of its outstanding shares of common stock is held directly or indirectly by non-U.S. stockholders.
The following rules simplify such determination:
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In the case of a publicly traded REIT, a person holding less than 5% of a publicly traded class of stock at all times during the testing period is treated as a United States person unless the REIT has actual knowledge that such person is not a US person.

•
In the case of REIT stock held by a publicly traded REIT or certain publicly traded or open-ended RICs, the REIT or RIC will be treated as a United States person if the REIT or RIC is domestically controlled and will be treated as a non- United States person otherwise.

•
In the case of REIT stock held by a REIT or RIC not described in the previous rule, the REIT or RIC is treated as a United States person or a non- United States person on a look-through basis.

Ready Capital may be a domestically controlled REIT, in which case the sale of Ready Capital Common Stock would not be subject to taxation under FIRPTA. However, because Ready Capital Common Stock is expected to be widely held, Ready Capital cannot assure investors that Ready Capital has been or will be a domestically controlled REIT.
Even if Ready Capital does not qualify as a domestically controlled REIT, and Ready Capital Common Stock is treated as USRPI, a non-U.S. stockholder’s sale of Ready Capital Common Stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (i) Ready Capital Common Stock is “regularly traded,” as defined by the applicable Treasury Regulation, on an established securities market, and (ii) the selling non-U.S. stockholder owned, actually or constructively, 10% or less of Ready Capital’s outstanding stock of that class at all times during a specified testing period. Ready Capital expects that Ready Capital Common Stock will continue to be regularly traded on an established securities market in the United States following the Merger, although no assurance can provided in this regard. In addition, even if Ready Capital does not qualify as a domestically controlled REIT and Ready Capital Common Stock is not regularly traded on an established securities market, non-U.S. stockholders that are treated as “qualified foreign pension funds” are exempt from tax under FIRPTA on the sale of Ready Capital Common Stock.
If gain on the sale of Ready Capital Common Stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 15% of the purchase price and remit such amount to the IRS.
Gain from the sale of Ready Capital Common Stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. stockholder in two cases: (i) if the non-U.S. stockholder’s investment in Ready Capital Common Stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (ii) if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gain.
Backup Withholding and Information Reporting
Ready Capital will report to its U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, Ready Capital may be required to withhold a portion of capital gain distributions to any U.S. stockholder who fails to certify its non-foreign status.
Ready Capital must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such stockholder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.
Payment of the proceeds of a sale of Ready Capital Common Stock within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the stockholder otherwise establishes an exemption. Payment of the proceeds of a sale of Ready Capital Common Stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
FATCA
Under provisions in the Code commonly referred to as FATCA, withholding at a rate of 30% is required on dividends in respect of shares of Ready Capital Common Stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury (unless alternative procedures apply pursuant to an applicable intergovernmental agreement between the United States and the relevant foreign government) to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons. Accordingly, the entity through which shares of Ready Capital Common Stock are held will affect the determination of whether such withholding is required. Similarly, withholding at a rate of 30% is required on dividends in respect of shares of Ready Capital Common Stock held by an investor that is a passive, non-financial, non-U.S. entity, unless such entity either (i) certifies to us that such entity does not have any “substantial U.S. owners” or (ii) provides certain information regarding the entity’s “substantial U.S. owners,” which Ready Capital will in turn provide to the Secretary of the Treasury. While withholding under FATCA also would have applied to payments of gross proceeds from the sale or other disposition of stock after December 31, 2018, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Tax Shelter Regulations
In certain circumstances, a holder of common stock who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction (or a reportable transaction) in accordance with recently issued regulations governing tax shelters and other potentially tax-motivated transactions (or the Tax Shelter Regulations). Holders should consult their tax advisors concerning any possible disclosure obligation under the Tax Shelter Regulations with respect to the disposition of common stock.
State, Local and Foreign Taxes
Ready Capital and Ready Capital’s stockholders may be subject to state, local or foreign taxation in various jurisdictions, including jurisdictions in which Ready Capital transacts business or owns property. The state, local or foreign tax treatment of Ready Capital and Ready Capital’s stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by Ready Capital would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in Ready Capital Common Stock.
Legislative or Other Actions Affecting REITs
The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to Ready Capital and its stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in shares of Ready Capital’s common stock.
Ready Capital cannot predict whether, when or to what extent new U.S. federal tax laws, regulations, interpretations or rulings will be issued, nor is the long-term impact of proposed tax reforms (including future reforms that may be part of any enacted tax reform) on the mortgage industry clear.

COMPARATIVE SHARE PRICES
Ready Capital Common Stock is listed for trading on the NYSE under the symbol “RC”. Broadmark Common Stock is listed for trading on the NYSE under the symbol “BRMK”. The following table presents trading information for Ready Capital Common Stock and Broadmark Common Stock as of February 24, 2023, the last trading day before public announcement of the Merger, and April 17, 2023, the latest practicable trading day before the date of this joint proxy statement/prospectus. For illustrative purposes, the following table also provides the estimated implied value of the consideration proposed for each share of Broadmark Common Stock as of the same two dates. This implied value was calculated by multiplying the per share price of each share of Ready Capital Common Stock by an assumed Exchange Ratio of 0.47233.
	Ready Capital Common Stock			Broadmark Common Stock			Implied Per Share Value of Consideration for Broadmark Common Stock
Date	High	Low	Close	High	Low	Close	High	Low	Close
February 24, 2023	$12.62	$12.39	$12.50	$4.26	$4.15	$4.19	$5.96	$5.85	$5.90
April 17, 2023	$10.36	$9.96	$10.31	$4.81	$4.62	$4.80	$4.89	$4.70	$4.87
Holders of Ready Capital Common Stock and Broadmark Common Stock are encouraged to obtain current market quotations for Ready Capital Common Stock and Broadmark Common Stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference herein. No assurance can be given concerning the market price of Ready Capital Common Stock before or after the effective date of the Merger. For additional information, see the section entitled “Where You Can Find More Information and Incorporation by Reference” beginning on page 204.

UNAUDITED COMPARATIVE PER SHARE INFORMATION
The following table sets forth for the year ended December 31, 2022 selected per share information for Ready Capital Common Stock on a historical and pro forma combined basis and for Broadmark Common Stock on a historical and pro forma equivalent basis. The historical information in the table below is derived from audited financial statements. You should read the table below together with the historical consolidated financial statements and related notes thereto of Ready Capital and Broadmark contained in Ready Capital’s Annual Report on Form 10-K for the year ended December 31, 2022, and Broadmark’s Annual Report on Form 10-K for the year ended December 31, 2022, each of which is incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 204.
The unaudited pro forma combined amounts and the unaudited pro forma combined equivalent amounts were calculated using the methodologies described in the section titled “Unaudited Pro Forma Condensed Combined Financial Information,” and are subject to all the assumptions, adjustments and limitations described thereunder. The unaudited pro forma data and equivalent per share information give effect to the Merger as if it had been effective December 31, 2022, in the case of book value data, and as if it occurred on January 1, 2022, in the case of earnings per share and dividend data. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the actual financial position and operating results would have been had the Merger occurred on such dates, nor do they purport to represent Ready Capital’s future financial position or operating results.
	Ready Capital Historical	Broadmark Historical	Pro Forma Combined
Earnings (loss) Per Common Share
Basic: For the year ended December 31, 2022	$1.73	$(0.88)	$2.62
Diluted: For the year ended December 31, 2022	$1.66	$(0.88)	$2.47
Book Value per Common Share
December 31, 2022	$15.20	$7.05	$14.92
Dividends per share of common stock(1)
For the year ended December 31, 2022	$1.66	$0.77	$—

(1)
Pro forma dividends per share of common stock are not presented as the dividend policy for the Combined Company will be determined by the Ready Capital Board following the completion of the Merger.

DESCRIPTION OF READY CAPITAL STOCK
The following is a brief summary of the material terms of the Ready Capital Common Stock registered pursuant to Section 12 of the Exchange Act as of the Ready Capital Record Date. This summary description is not meant to be complete. The particular terms of each security are subject to and qualified in their entirety by reference to Maryland law and the Ready Capital Charter and the Ready Capital Bylaws.
Description of Capital Stock
The Ready Capital Charter provides that it may issue up to 500,000,000 shares of common stock and 50,000,000 shares of preferred stock, of which (i) 140 shares have been designated as 12.5% Series A Cumulative Non-Voting Preferred Stock (“Series A Preferred Stock”), (ii) 1,919,378 shares have been designated as 8.625% Series B Cumulative Preferred Stock (“Series B Preferred Stock”), (iii) 779,743 shares have been designated as Series C Preferred Stock, (iv) 2,010,278 shares have been designated as 7.625% Series D Cumulative Redeemable Preferred Stock (“Series D Preferred Stock”), and (v) 4,600,000 shares have been designated as Series E Preferred Stock. The Ready Capital Charter authorizes the Ready Capital Board to amend the Ready Capital Charter to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series without stockholder approval. Under Maryland law, the Ready Capital stockholders are not generally liable for its debts or obligations.
As of the Ready Capital Record Date, there were (i) 110,745,658 shares of Ready Capital Common Stock outstanding, (ii) no shares of Series A Preferred Stock outstanding, (iii) no shares of Series B Preferred Stock outstanding, (iv) 334,678 shares of Series C Preferred Stock outstanding, (v) no shares of Series D Preferred Stock outstanding and (vi) 4,600,000 shares of Series E Preferred Stock outstanding.
Ready Capital Common Stock
Subject to the preferential rights, if any, of holders of any other class or series of Ready Capital stock and to the provisions of the Ready Capital Charter regarding the restrictions on the ownership and transfer of Ready Capital stock, holders of outstanding shares of Ready Capital Common Stock are entitled to receive dividends on such shares of common stock out of assets legally available therefor if, as and when authorized by the Ready Capital Board and declared by Ready Capital, and the holders of outstanding shares of Ready Capital Common Stock are entitled to share ratably in the assets legally available for distribution to the Ready Capital stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all of its known debts and liabilities.
The outstanding shares of Ready Capital Common Stock were issued by Ready Capital and do not represent any interest in or obligation of the Ready Capital Manager or any of its affiliates.
Holders of Ready Capital Common Stock have no preference, conversion, exchange, redemption or sinking fund rights, have no preemptive rights to subscribe for any securities of Ready Capital and have no appraisal rights unless the Ready Capital Board determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which Ready Capital stockholders would otherwise be entitled to exercise appraisal rights. Subject to the provisions of the Ready Capital Charter regarding the restrictions relating to the ownership and transfer of Ready Capital stock, and to the rights of any outstanding shares of Ready Capital Preferred Stock, shares of Ready Capital Common Stock will have equal dividend, liquidation and other rights.
Subject to the provisions of the Ready Capital Charter regarding the restrictions on ownership and transfer of stock and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of Ready Capital Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of shares of Ready Capital Common Stock will possess the exclusive voting power. A plurality of the votes cast in the election of directors is sufficient to elect a director and there is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Ready Capital Common Stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Under the Maryland General Corporation Law (the “MGCL”), a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with, or convert into, another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. The Ready Capital Charter provides that these actions (other than amendments to the provisions of the Ready Capital Charter related to the vote required to remove a director and the restrictions relating to the ownership and transfer of stock and the vote required to amend these provisions, which must be declared advisable by the Ready Capital Board and approved by at least two-thirds of all of the votes entitled to be cast on the amendment) must be approved by a majority of all of the votes entitled to be cast on the matter.
Power to Reclassify Unissued Shares of Stock
The Ready Capital Charter authorizes the Ready Capital Board to classify and reclassify any unissued shares of Ready Capital Common Stock or Ready Capital Preferred Stock into other classes or series of stock, including one or more classes or series of stock that have priority with respect to voting rights or dividends or upon liquidation over the Ready Capital Common Stock, and authorizes Ready Capital to issue the newly-classified shares.
Prior to issuance of shares of each class or series, the Ready Capital Board is required by Maryland law and by the Ready Capital Charter to set, subject to the express terms of any class or series of its stock outstanding at the time, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. The Ready Capital Board may take these actions without common stockholder approval unless common stockholder approval is required by the rules of any stock exchange or automated quotation system on which the Ready Capital securities may be listed or traded. Therefore, the Ready Capital Board could authorize the issuance of shares of Ready Capital Common Stock or Ready Capital Preferred Stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of Ready Capital Common Stock or otherwise be in the best interest of its stockholders.
Power to Increase or Decrease Authorized Shares of Stock and Issue Additional Shares of Ready Capital Common and Ready Capital Preferred Stock
Ready Capital believes that the power of the Ready Capital Board to approve amendments to the Ready Capital Charter without common stockholder approval, to increase or decrease the number of authorized shares of stock, to authorize the issuance of additional authorized but unissued shares of Ready Capital Common Stock or Ready Capital Preferred Stock and to classify or reclassify unissued shares of Ready Capital Common Stock or Ready Capital Preferred Stock and thereafter to authorize the issuance of such classified or reclassified shares of stock will provide Ready Capital with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional shares of Ready Capital Common Stock, will be available for issuance without further action by the Ready Capital stockholders, unless such approval is required by the rules of any stock exchange or automated quotation system on which Ready Capital securities may be listed or traded. Although the Ready Capital Board does not intend to do so, it could authorize the issuance of a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of Ready Capital Common Stock or otherwise be in the best interest of the Ready Capital stockholders.
Restrictions on Ownership and Transfer
In order for Ready Capital to qualify as a REIT under the Code, shares of its stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which Ready Capital made an election to be taxed as a REIT) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of Ready Capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which Ready Capital makes an election to be taxed as a REIT).
To assist Ready Capital in complying with such limitations on the concentration of ownership, among other purposes, the Ready Capital Charter provides that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of Ready Capital Common Stock (or the common share ownership limit), or 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of all classes and series of Ready Capital’s capital stock (or the aggregate share ownership limit). Ready Capital refers to the common share ownership limit and the aggregate share ownership limit collectively as the “ownership limit.” A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as described below, is referred to as a “purported transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of shares of Ready Capital stock.
The constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of Ready Capital Common Stock, or 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of all classes and series of Ready Capital capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of Ready Capital stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of the ownership limit.
The Ready Capital Board may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, prospectively or retroactively, waive the ownership limit or establish a different limit on ownership, or excepted holder limit, for a particular stockholder if the stockholder’s ownership in excess of the ownership limit would not result in Ready Capital being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise would result in Ready Capital failing to qualify as a REIT. As a condition of its waiver, the Ready Capital Board may, but is not required to, require an opinion of counsel or the IRS ruling satisfactory to the Ready Capital Board with respect to its qualification as a REIT.
In connection with granting a waiver of the ownership limit or creating an excepted holder limit or at any other time, the Ready Capital Board may from time to time increase or decrease the ownership limit for all other persons and entities unless, after giving effect to such increase, five or fewer individuals could beneficially own in the aggregate, more than 49.9% in value of the shares then outstanding or Ready Capital would be “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or Ready Capital would otherwise fail to qualify as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership of Ready Capital Common Stock or stock of all classes and series, as applicable, is in excess of such decreased ownership limit until such time as such person’s or entity’s percentage ownership of Ready Capital Common Stock or stock of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of shares of Ready Capital Common Stock or stock of any other class or series, as applicable, in excess of such percentage ownership of Ready Capital Common Stock or stock of all classes and series will be in violation of the ownership limit.
The Ready Capital Charter further prohibits:
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any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of Ready Capital stock that would result in Ready Capital being closely held under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause Ready Capital to fail to qualify as a REIT; and

•
any person from transferring shares of Ready Capital stock if such transfer would result in shares of Ready Capital stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of Ready Capital stock that will or may violate the ownership limit or any of the foregoing restrictions relating to transferability and ownership must immediately give written notice to Ready Capital or, in the case of a proposed or attempted transaction, give at least 15 days’ prior written notice and provide Ready Capital with such other information as Ready Capital may request in order to determine the effect of such transfer on its qualification as a REIT. The foregoing provisions on transferability and ownership will not apply if the Ready Capital Board determines that it is no longer in Ready Capital’s best interests to attempt to qualify, or to continue to qualify, as a REIT.
If any transfer of shares of Ready Capital stock would result in shares of Ready Capital stock being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of Ready Capital stock or any other event would otherwise result in any person violating the ownership limit or an excepted holder limit established by the Ready Capital Board or in Ready Capital being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause Ready Capital to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by Ready Capital and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported transferee, prior to Ready Capital’s discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary by the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or excepted holder limit or Ready Capital being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then the Ready Capital Charter provides that the transfer of the shares will be null and void and the purported transferee will acquire no rights in such shares.
Shares of stock transferred to the trustee of the charitable trust are deemed offered for sale to Ready Capital, or its designee, at a price per share equal to the lesser of (1) the price paid by the purported transferee for the shares (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (2) the market price on the date Ready Capital, or its designee, accepts such offer. Ready Capital may reduce the amount payable to the purported transferee by the amount of dividends and other distributions which have been paid to the purported transferee and are owed by the purported transferee to the trustee. Ready Capital has the right to accept such offer until the trustee of the charitable trust has sold the shares of Ready Capital stock held in the trust pursuant to the clauses discussed below. Upon a sale to Ready Capital, the interest of the charitable beneficiary in the shares sold terminates, the trustee of the charitable trust must distribute the net proceeds of the sale to the purported transferee and any dividends or other distributions held by the trustee with respect to such shares of stock will be paid to the charitable beneficiary.
If Ready Capital does not buy the shares, the trustee must, within 20 days of receiving notice from Ready Capital of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit or the other restrictions relating to the ownership and transfer of Ready Capital stock. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the purported transferee an amount equal to the lesser of (1) the price paid by the purported transferee for the shares (or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in the trust, the market price of the shares on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. Any net sales proceeds in excess of the amount payable to the purported transferee will be immediately paid to the beneficiary of the trust, together with any dividends or other distributions thereon. In addition, if, prior to discovery by Ready Capital that shares of stock have been transferred to a trust, such shares of stock are sold by a purported transferee, then such shares will be deemed to have been sold on behalf of the trust and to the extent that the purported transferee received an amount for such shares that exceeds the amount that such purported transferee was entitled to receive, such excess amount will be paid to the trustee upon demand. The purported transferee has no rights in the shares held by the trustee.

The trustee of the charitable trust will be designated by Ready Capital and will be unaffiliated with Ready Capital and with any purported transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary of the trust, all dividends and other distributions paid by Ready Capital with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the beneficiary of the trust. Any dividend or other distribution paid prior to Rady Capital’s discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee.
Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:
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to rescind as void any vote cast by a purported transferee prior to Ready Capital’s discovery that the shares have been transferred to the trust; and

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to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if Ready Capital has already taken irreversible corporate action, then the trustee may not rescind and recast the vote.
In addition, if the Ready Capital Board determines in good faith that a proposed transfer or other event has taken place that would violate the restrictions relating to the ownership and transfer of Ready Capital stock or that a person intends or has attempted to acquire beneficial or constructive ownership of stock in violation of such restrictions (whether or not such violation is intended), the Ready Capital Board will take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including causing Ready Capital to redeem the shares of stock, refusing to give effect to the transfer on its books or instituting proceedings to enjoin the transfer.
Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of Ready Capital stock, within 30 days after the end of each taxable year, must give Ready Capital written notice, stating the stockholder’s name and address, the number of shares of each class and series of Ready Capital stock that the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide Ready Capital with such additional information as Ready Capital may request in order to determine the effect, if any, of the stockholder’s beneficial ownership on its qualification as a REIT and to ensure compliance with the ownership limit. In addition, each stockholder must provide Ready Capital with such information as Ready Capital may request in good faith in order to determine its qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
Any certificates representing shares of Ready Capital stock will bear a legend referring to the restrictions described above.
These restrictions relating to ownership and transfer will not apply if the Ready Capital Board determines that it is no longer in Ready Capital’s best interests to continue to qualify as a REIT.
These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for Ready Capital Common Stock or otherwise be in the best interest of Ready Capital stockholders.
Transfer Agent and Registrar
Computershare Trust Company, N.A. acts as Ready Capital’s transfer agent and registrar for shares of Ready Capital Common Stock and operating partnership units.
The Ready Capital Board
The Ready Capital Charter and Ready Capital Bylaws provide that the number of directors Ready Capital has may be established only by the Ready Capital Board but may not be less than the minimum number required by the MGCL (which is one) and not more than 15. Pursuant to the Ready Capital Charter,

Ready Capital has elected to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the Ready Capital Board. Accordingly, except as may be provided by the Ready Capital Board in setting the terms of any class or series of Ready Capital Preferred Stock, any vacancy on the Ready Capital Board may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.
Removal of Directors
The Ready Capital Charter provides that, subject to any rights of holders of one or more classes or series of Ready Capital Preferred Stock to elect or remove one or more directors, a director may be removed with or without cause but only by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of the Ready Capital Board to fill vacancies on the Board, precludes stockholders from (i) removing incumbent directors except upon a substantial affirmative vote and (ii) filling the vacancies created by such removal with their own nominees.
Business Combinations
Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The Ready Capital Board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by it.
These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, the Ready Capital Board has by resolution exempted business combinations (i) between Ready Capital and its affiliates and (ii) between Ready Capital and any other person, provided that such business combination is first approved by the Ready Capital Board (including a majority of directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between Ready Capital and any person described above. As a result, any person described above may be able to enter into business combinations with Ready Capital that may not be in the best interest of the Ready Capital stockholders, without compliance by Ready Capital with the supermajority vote requirements and other provisions of the statute.
If the Ready Capital Board opted back in to the business combination statute or failed to first approve a business combination, the business combination statute may discourage others from trying to acquire control of Ready Capital and increase the difficulty of consummating any offer.

Control Share Acquisitions
The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to such shares except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast by holders entitled to vote generally in the election of directors, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third; (B) one-third or more but less than a majority; or (C) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the Ready Capital Board to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders is held at which the voting rights of such shares are considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (b) acquisitions approved or exempted by the charter or bylaws of the corporation.
The Ready Capital Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of its stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:
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a classified board;

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a two-thirds vote requirement for removing a director;

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a requirement that the number of directors be fixed only by vote of the directors;

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a requirement that a vacancy on the board be filled only by the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and

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a majority requirement for the calling of a stockholder requested special meeting of stockholders.

Pursuant to the Ready Capital Charter and Ready Capital Bylaws, Ready Capital has elected to be subject to the provision of Subtitle 8 that requires that vacancies on the Ready Capital Board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in the Ready Capital Charter and Ready Capital Bylaws unrelated to Subtitle 8, Ready Capital already (i) requires the affirmative vote of holders of shares entitled to cast at least two-thirds of all of the votes entitled to be cast generally in the election of directors for the removal of any director from the Ready Capital Board, with or without cause, (ii) vests in the Ready Capital Board the exclusive power to fix the number of directorships and (iii) requires, unless called by the chairman of the Ready Capital Board, the chief executive officer and president or the Ready Capital Board, the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such a meeting to call a special meeting of stockholders. Ready Capital currently does not have a classified board.
Meetings of Stockholders
Pursuant to the Ready Capital Bylaws, a meeting of its stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time set by the Ready Capital Board. The chairman of the Ready Capital Board, its chief executive officer and president or the Ready Capital Board may call a special meeting of the stockholders. Subject to the provisions of the Ready Capital Bylaws, a special meeting of its stockholders to act on any matter that may properly be brought before a meeting of the stockholders will also be called by its secretary upon the written request of the stockholders entitled to cast at least a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by the Ready Capital Bylaws. The secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and mailing or delivering the notice of meeting (including the proxy materials), and the requesting stockholder must pay such estimated cost before the secretary is required to prepare and deliver the notice of the special meeting.
Amendment to the Ready Capital Bylaws
The Ready Capital Board has the exclusive power to adopt, alter or repeal any provision of its bylaws and to make new bylaws.
Advance Notice of Director Nominations and New Business
The Ready Capital Bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the Ready Capital Board and the proposal of other business to be considered by stockholders may be made only (i) pursuant to the notice of the meeting, (ii) by or at the direction of the Ready Capital Board or (iii) by a stockholder who is a stockholder of record both at the time of giving advance notice required by the Ready Capital Bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in the Ready Capital Bylaws.
With respect to special meetings of stockholders, only the business specified in the notice of meeting may be brought before the meeting. Nominations of individuals for election to the Ready Capital Board may be made only (i) by or at the direction of the Ready Capital Board or (ii) provided that the meeting has been called for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving advance notice required by the Ready Capital Bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of such nominee and who has complied with the advance notice provisions set forth in the Ready Capital Bylaws.
Anti-takeover Effect of Certain Provisions of Maryland Law and of the Ready Capital Charter and Ready Capital Bylaws
The Ready Capital Charter and Ready Capital Bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of Ready Capital Common Stock or otherwise be in the best interests of Ready Capital stockholders, including business combination provisions, supermajority vote requirements and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if Ready Capital was to opt in to the classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.
Exclusive Forum
The Ready Capital Bylaws provide that, unless Ready Capital consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, is the sole and exclusive forum for (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim of breach of any duty owed by any of its directors or officers or other employees to Ready Capital or to its stockholders, (iii) any action asserting a claim against Ready Capital or any of its directors or officers or other employees arising pursuant to any provision of the MGCL or the Ready Capital Charter or Ready Capital Bylaws, or (iv) any action asserting a claim against Ready Capital or any of its directors or officers or other employees that is governed by the internal affairs doctrine.
Indemnification and Limitation of Directors’ and Officers’ Liability
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Ready Capital Charter contains such a provision which eliminates the liability of its directors and officers to the maximum extent permitted by Maryland law.
The MGCL requires (unless the Ready Capital Charter provides otherwise, which it does not) indemnification of a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits indemnification of present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:
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the act or omission of the director or officer was material to the matter giving rise to the proceeding and was either (1) committed in bad faith or (2) the result of active and deliberate dishonesty;

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the director or officer actually received an improper personal benefit in money, property or services; or

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in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, Ready Capital may not indemnify a director or officer in a suit by it or in its right in which the director or officer was adjudged liable to it or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case, a court orders indemnification and then only for expenses.
In addition, the MGCL permits Ready Capital to advance reasonable expenses to a director or officer upon its receipt of:
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a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by Ready Capital; and

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a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Ready Capital Charter authorizes it to obligate it, and the Ready Capital Bylaws obligate it, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
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any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

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any individual who, while a director or officer of Ready Capital and at its request, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

The Ready Capital Charter and Ready Capital Bylaws also permit Ready Capital to indemnify and advance expenses to any person who served a predecessor of Ready Capital in any of the capacities described above and any employee or agent of Ready Capital or a predecessor of Ready Capital.
Ready Capital has entered into indemnification agreements with each of its directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.
REIT Qualification
The Ready Capital Charter provides that the Ready Capital Board may revoke or otherwise terminate its REIT election, without approval of its stockholders, if it determines that it is no longer in Ready Capital’s best interests to continue to qualify as a REIT.

COMPARISON OF RIGHTS OF READY CAPITAL STOCKHOLDERS AND BROADMARK STOCKHOLDERS
Both Ready Capital and Broadmark are incorporated under Maryland law. The rights of Ready Capital stockholders are governed by the MGCL, the Ready Capital Charter and the Ready Capital Bylaws. The rights of Broadmark stockholders are governed by the MGCL, the Broadmark Charter and the Broadmark Bylaws. Upon consummation of the Merger, the rights of the Broadmark stockholders who receive Ready Capital Common Stock will be governed by the MGCL, the Ready Capital Charter and the Ready Capital Bylaws.
The following is a summary of the material differences, as of the date of this joint proxy statement/prospectus, between the rights of Ready Capital stockholders and the rights of Broadmark stockholders under the governing documents of Ready Capital and Broadmark and the above-described laws which govern Ready Capital and Broadmark, respectively. The following summary is qualified in its entirety by reference to the relevant provisions of the (i) MGCL, (ii) Ready Capital Charter, (iii) Broadmark Charter, (iv) Ready Capital Bylaws and (v) Broadmark Bylaws.
This section does not include a complete description of all differences between the rights of Ready Capital stockholders and Broadmark stockholders, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Maryland law, as well as the governing documents of each of Ready Capital and Broadmark, each as amended, restated, supplemented or otherwise modified from time to time, copies of which are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” beginning on page 204.
	Rights of Ready Capital Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Broadmark stockholders
Authorized Capital Stock
Ready Capital is authorized to issue 550,000,000 shares of stock, consisting of (i) 500,000,000 shares of Ready Capital Common Stock, $0.0001 par value per share, and (ii) 50,000,000 shares of Ready Capital Preferred Stock, of which (1) 140 shares are classified and designated as Series A Preferred Stock, (2) 779,743 shares are classified and designated as Series C Preferred Stock and (3) 4,600,000 shares are classified and designated as Series E Preferred Stock.
As of April 17, 2023, there were (i) 110,745,658 shares of Ready Capital Common Stock outstanding, (ii) no shares of Series A Preferred Stock outstanding, (iii) 334,678 shares of Series C Preferred Stock outstanding and (iv) 4,600,000 shares of Series E Preferred Stock outstanding.

Broadmark is authorized to issue 600,000,000 shares of stock, consisting of (i) 500,000,000 shares of common stock, $0.001 par value per share, and (ii) 100,000,000 shares of preferred stock, $0.001 par value per share (“Broadmark Preferred Stock”).
As of April 17, 2023, there were (i) 131,750,308 shares of Broadmark Common Stock outstanding and (ii) no shares of Broadmark Preferred Stock outstanding.

	Rights of Ready Capital Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Broadmark stockholders
As of April 17, 2023, 1,593,983 operating partnership units, which are redeemable for cash or, at Ready Capital’s option, on a one for-one basis for shares of Ready Capital Common Stock, were held by outside limited partners.
Size of Board
The Ready Capital Bylaws and the Ready Capital Charter provide that the number of directors may be established only by the Ready Capital Board and may not be less than the minimum number required by the MGCL (which is one) and not more than 15. The number of directors may be increased or decreased by a majority of the Ready Capital Board.
The Ready Capital Board currently consists of nine (9) directors.

The Broadmark Bylaws and the Broadmark Charter provide that the number of directors may be established only by the Broadmark Board and may not be less than the minimum number required by the MGCL (which is one) and not more than 15. The number of directors may be increased or decreased by a majority of the Broadmark Board.
The Broadmark Board currently consists of seven (7) directors.

Election of Directors	The Ready Capital Bylaws provide that a plurality of all votes cast at a meeting of stockholders duly called at which a quorum is present is sufficient to elect a director.	The Broadmark Bylaws provide that the affirmative vote of a majority of the total votes cast for and against a nominee for director at a meeting of stockholders duly called and at which a quorum is present is sufficient to elect a director. However, a plurality of votes cast at a meeting of stockholders duly called and at which a quorum is present is required to elect a director when the number of nominees is greater than the number of directors to be elected at the meeting.
Removal of Directors	The Ready Capital Charter provides that, subject to any rights of holders of one or more classes or series of Ready Capital Preferred Stock to elect or remove one or more directors, a director may be removed with or without cause, but only by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors.	The Broadmark Charter provides that, subject to the rights of holders of one or more classes or series of Broadmark Preferred Stock to elect or remove one or more directors, a director may be removed, but only for “cause” (as such term is defined in the Broadmark Charter), and then only by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors.

	Rights of Ready Capital Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Broadmark stockholders
Amendment of Charter	Except for amendments to the provisions of the Ready Capital Charter relating to the vote required to remove a director, the restrictions relating to the ownership and transfer of Ready Capital shares of stock and amendments to the vote required to amend such provisions (each of which requires the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter) and amendments requiring the approval only of the Ready Capital Board, the Ready Capital Charter generally may be amended only if declared advisable by the Ready Capital Board and approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.	Except for amendments to the provisions of the Broadmark Charter relating to the vote required to remove a director and amendments to the vote required to amend such provision (each of which requires the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter) and amendments requiring the approval only of the Broadmark Board, the Broadmark Charter generally may be amended only if declared advisable by the Broadmark Board and approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.
Amendment of Bylaws	The Ready Capital Board has the exclusive power to adopt, alter or repeal any provision of the Ready Capital Bylaws and to make new bylaws.
Broadmark stockholders may amend or repeal the Broadmark Bylaws, or adopt new bylaws, by the vote or written consent of holders of a majority of the outstanding shares entitled to vote. However, any provision of the Broadmark Bylaws requiring a vote of greater than a majority may be amended, repealed or modified only by a vote satisfying such higher voting requirements.
The Broadmark Board may amend or repeal the Broadmark Bylaws, or adopt new bylaws, subject to the right of the Broadmark stockholders noted above. However, the Broadmark Board may adopt an amendment of a bylaw changing the authorized number of directors only within the limits specified in the Broadmark Charter or the Broadmark Bylaws (which provide that the number of directors may not be less than the minimum number required by the MGCL (which is one) and not more than 15).

	Rights of Ready Capital Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Broadmark stockholders
Limitations on Compensation to Management Company	None in the Ready Capital Charter or Ready Capital Bylaws.	Not applicable.
Maryland Business Combination Act	As permitted by the MGCL, the Ready Capital Board has by resolution exempted business combinations (i) between Ready Capital and its affiliates and (ii) between Ready Capital and any other person, provided that such business combination is first approved by the Ready Capital Board (including a majority of Ready Capital’s directors who are not affiliates or associates of such person). However, the Ready Capital Board may repeal or modify this resolution at any time.	As permitted by the MGCL, the Broadmark Board has adopted a resolution exempting (i) the Merger and (ii) any business combination between Broadmark and any person who becomes an “interested stockholder” (as defined in the MGCL) of Broadmark as a result of the Merger or the Merger Agreement from the provisions of the Maryland Business Combination Act; provided, however, that such exemptions shall no longer apply in the event that the Merger Agreement is terminated; and provided, further, that the resolution may be altered, amended or repealed by the Broadmark Board, in whole or in part, at any time before the consummation of such business combination.
Approval of Extraordinary Transactions	Under the MGCL, a Maryland corporation generally cannot merge, convert, sell all or substantially all of its assets or engage in a statutory share exchange, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter.	Under the MGCL, a Maryland corporation generally cannot merge, convert, sell all or substantially all of its assets or engage in a statutory share exchange, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter.

	Rights of Ready Capital Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Broadmark stockholders
	The Ready Capital Charter provides that these actions (other than amendments to the provisions of the Ready Capital Charter related to the vote required to remove a director, the restrictions relating to the ownership and transfer of Ready Capital stock and the vote required to amend such provisions) must be declared advisable by the Ready Capital Board and approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.	The Broadmark Charter provides that these actions (other than amendments to the provisions of the Broadmark Charter related to the vote required to remove a director and the vote required to amend such provision) must be declared advisable by the Broadmark Board and approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.
Ownership and Transfer Restrictions
Except with regard to persons who are exempted by the Ready Capital Charter or Ready Capital Board, the Ready Capital Charter restricts ownership of more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of Ready Capital Common Stock or 9.8% by value or number of shares, whichever is more restrictive, of Ready Capital capital stock.
In addition, no person may beneficially or constructively own shares of Ready Capital capital stock to the extent such ownership would result in Ready Capital being “closely held” within the meaning of Section 856(h) of the Code or otherwise failing to qualify as a REIT. Any transfer of shares that would result in Ready Capital capital stock being held by less than 100 persons will be void.
The Ready Capital Charter also provides that if any transfer of Ready Capital capital stock would result in a person beneficially or constructively owning shares of Ready Capital capital stock in violation of such restrictions, such shares will be automatically transferred to a charitable trust or voided.

Except with regard to persons who are exempted by the Broadmark Charter or Broadmark Board, the Broadmark Charter restricts ownership of more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of Broadmark capital stock.
In addition, no person may beneficially or constructively own shares of Broadmark capital stock to the extent such ownership would result in Broadmark being “closely held” within the meaning of Section 856(h) of the Code or otherwise failing to qualify as a REIT. Any transfer of shares that would result in Broadmark capital stock being held by less than 100 persons will be void.
The Broadmark Charter also provides that if any transfer of Broadmark capital stock would result in a person beneficially or constructively owning shares of Broadmark capital stock in violation of such restrictions, such shares will be automatically transferred to a charitable trust or voided.

	Rights of Ready Capital Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Broadmark stockholders
Limitation of Liability and Indemnification of Directors and Officers
The Ready Capital Charter contains a provision which eliminates the liability of its directors and officers to Ready Capital or its stockholders for money damages to the maximum extent permitted by Maryland law.
The Ready Capital Charter gives Ready Capital the power, and the Ready Capital Bylaws obligate Ready Capital, to indemnify its present or former directors and officers, whether serving Ready Capital or at its request any other entity, including the advancement of reasonable expenses, to the maximum extent permitted by Maryland Law. The Ready Capital Charter and the Ready Capital Bylaws permit Ready Capital to indemnify and advance expenses to an individual who served a predecessor of Ready Capital in any of the capacities described above and to any employee or agent of Ready Capital or a predecessor of Ready Capital.

The Broadmark Charter contains a provision which eliminates the liability of its directors and officers to Broadmark or its stockholders for money damages to the maximum extent permitted by Maryland law.
The Broadmark Charter obligates Broadmark to indemnify its present or former directors and officers, whether serving Broadmark or at its request any other entity, including the advancement of reasonable expenses, to the maximum extent permitted by Maryland Law. The Broadmark Charter permits Broadmark to indemnify and advance expenses to an individual who served a predecessor of Broadmark in any of the capacities described above and to any employee or agent of Broadmark or a predecessor of Broadmark.

Proxy Access	None in the Ready Capital Charter or Ready Capital Bylaws.	The Broadmark Bylaws permit a holder of Broadmark Common Stock, or a group of up to 20 holders of Broadmark Common Stock, owning at least 3% of Broadmark’s outstanding common stock continuously for at least the previous three years to nominate and include in Broadmark’s proxy materials director nominees constituting up to the greater of (i) two directors or (ii) 20% of the number of directors in office and subject to election by the Broadmark common stockholders at Broadmark’s upcoming annual meeting of Broadmark common stockholders, provided that the nominating Broadmark common stockholder(s) and the director nominee(s) satisfy certain requirements specified in the Broadmark Bylaws.

	Rights of Ready Capital Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Broadmark stockholders
Subtitle 8	None in the Ready Capital Charter or Ready Capital Bylaws.	The Broadmark Charter has opted out of the provision of the Maryland Unsolicited Takeover Act that, absent such charter provision, would have permitted the Broadmark Board to unilaterally divide itself into classes without approval from the Broadmark stockholders (commonly referred to as a “classified board”). By opting out of this provision the Broadmark Board cannot elect to become a classified board in the future without approval of a majority of the votes cast on the matter by Broadmark stockholders entitled to vote generally in the election of directors.

DESCRIPTION OF POLICIES OF READY CAPITAL
The following is a discussion of Ready Capital’s investment policies and its policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of the Ready Capital Board without stockholder approval. No assurance can be given that Ready Capital’s investment objectives will be attained. Since Ready Capital entered into the Merger Agreement, its ability to pursue and implement certain of the objectives and policies described below have been constrained by the restrictions contained in the covenants of the Merger Agreement. See “The Merger Agreement — Conduct of Business by Ready Capital Pending the Merger” beginning on page 122.
Investment Strategy
Ready Capital’s investment strategy is to opportunistically expand its market presence in its acquisition and origination segments and further grow its SBC securitization capabilities which serve as a source of attractively priced, match-term financing. Capitalizing on its experience in underwriting and managing commercial real estate loans, Ready Capital has grown its SBC and SBA origination and acquisition capabilities and selectively complimented its SBC strategy with residential agency mortgage originations. As such, Ready Capital has become a full-service real estate finance platform and Ready Capital believes that the breadth of its business allows for adaptation to changing market conditions and the deployment of capital in asset classes with the most attractive risk-adjusted returns.
Ready Capital’s acquisition strategy complements its origination strategy by increasing its market intelligence in potential origination geographies, providing additional data to support its underwriting criteria and offering securitization market insight for various product offerings. The proprietary database on the causes of borrower default, loss severity and market information that it developed from its SBC loan acquisition experience has served as the basis for the development of its SBC and SBA loan origination programs. Additionally, Ready Capital’s origination strategy complements its acquisition strategy by providing additional captive refinancing options for its borrowers and further data to support its investment analysis while increasing its market presence with potential sellers of SBC assets.
Financing Strategy
Ready Capital uses prudent leverage to increase potential returns to its stockholders. Ready Capital finances the loans it originates primarily through securitization transactions, as well as through other borrowings.
The Ready Capital Manager’s extensive experience in securitization strategies across asset classes has enabled Ready Capital to complete several securitizations of SBC loan and SBA 7(a) loan assets since January 2011. Non-performing SBC ABS involve liquidating trusts with liquidation proceeds used to repay senior debt. Performing SBC ABS involve longer-duration trusts with principal and interest collections allocated to senior debt and losses on liquidated loans to equity and subordinate tranches. Ready Capital’s strategy is to continue to finance its assets through the securitization market, which will allow it to continue to match fund the SBC loans pledged as collateral to secure these securitizations on a long-term non-recourse basis.
Ready Capital anticipates using other borrowings as part of its financing strategy, including re-securitizations, repurchase agreements, warehouse facilities, bank credit facilities (including term loans and revolving facilities) and equity and debt issuances.
As of December 31, 2022, Ready Capital’s committed and outstanding financing arrangements included:
•
Thirteen committed credit facilities and thirteen master repurchase agreements to finance its SBC, SBA and residential mortgage loans with $5.6 billion of borrowings outstanding;

•
$4.9 billion of securitized debt obligations outstanding from $8.1 billion ABS that financed its whole loan acquisitions and SBC originations;

•
master repurchase agreements with thirteen counterparties to fund its acquisition of MBS and SBC loans with $4.1 billion of borrowings outstanding;

•
$350.0 million in principal amount of 4.50% senior secured notes due 2026 to originate or acquire its target assets and for general corporate purposes;

•
$115.0 million in principal amount of 7.00% convertible senior notes due 2023 to originate or acquire its target assets and for general corporate purposes;

•
$110.0 million in principal amount of 5.50% senior unsecured notes due 2028 to originate or acquire its target assets and for general corporate purposes;

•
$104.6 million in principal amount of 6.20% senior unsecured notes due 2026 to originate or acquire its target assets and for general corporate purposes;

•
$206.3 million in principal amount of 5.75% senior unsecured notes due 2026 to originate or acquire its target assets and for general corporate purposes;

•
$120.0 million in principal amount of 6.125% senior unsecured notes due 2025 to originate or acquire its target assets and for general corporate purposes; and

•
$100.0 million in principal amount of 7.375% senior unsecured notes due 2027 to originate or acquire its target assets and for general corporate purposes.

Ready Capital’s financing agreements require the company to maintain a debt-to-equity leverage ratio at certain levels. The amount of leverage Ready Capital may employ for particular assets will depend upon the availability of particular types of financing and the Ready Capital Manager’s assessment of the credit, liquidity, price volatility and other risks of those assets and financing counterparties. Ready Capital currently targets a total debt-to-equity leverage ratio between 4:1 to 5:1 and a recourse debt-to-equity leverage ratio between 1.5:1 to 2.5:1. Ready Capital believes that these target leverage ratios are conservative for these asset classes and exemplify the conservative levels of borrowings it intends to use over time. Ready Capital intends to use leverage for the primary purpose of financing its portfolio and not for the purpose of speculating on changes in interest rates. Ready Capital may, however, be limited or restricted in the amount of leverage it may employ by the terms and provisions of any financing or other agreements that it may enter into in the future, and it may be subject to margin calls as a result of its financing activity. At December 31, 2022, Ready Capital had a recourse leverage ratio of 1.5x consisting of 0.8x on warehouse credit facilities and borrowings under repurchase agreements, excluding agency, 0.6x on corporate debt and 0.1x on agency secured borrowings.
Hedging Strategy
Subject to maintaining its qualification as a REIT, Ready Capital may use derivative financial instruments (or hedging instruments), including interest rate swap agreements, interest rate cap agreements, options on interest rate swaps, or swaptions, financial futures, structured credit indices, and options in an effort to hedge the interest rate and credit spread risk associated with the financing of its portfolio. Specifically, Ready Capital attempts to hedge its exposure to potential interest rate mismatches between the interest it earns on its assets and its borrowing costs caused by fluctuations in short-term interest rates, and it intends to hedge its SBC loan originations from the date the interest rate is locked until the loan is included in a securitization. Ready Capital also uses derivative instruments to limit its exposure to changes in currency rates in respect of certain investments denominated in foreign currencies.
Ready Capital also uses hedging instruments in connection with its residential mortgage loan origination platform in an attempt to offset some of the impact of prepayments on its loans. In particular, Ready Capitals uses MBS forward sales contracts to manage the interest rate price risk associated with the interest rate lock commitments it makes with potential borrowers. In utilizing leverage and interest rate hedges, Ready Capital’s objectives include, where desirable, locking in, on a long-term basis, a spread between the yield on its assets and the cost of its financing in an effort to improve returns to its stockholders. Ready Capital will undertake to hedge its originated loan inventory pending securitization with respect to changes in securitization liability cost resulting from both changes in benchmark treasuries and credit spreads. Hedges are periodically re-balanced to match expected duration of the securitization and are closed at securitization issuance with the resulting gain or loss allocated to the retained basis in the securitization with the objective of protecting the yield for the aforementioned changes in securitization liabilities.
Issuance of Additional Securities
If the Ready Capital Board determines that obtaining additional capital would be advantageous to it, Ready Capital may, at any time without stockholder approval and on terms and for such consideration as it deems appropriate, issue shares of common stock or preferred stock, debt or other equity securities, in exchange for cash, stock, real estate assets or other property, or retain earnings (subject to provisions of the Code concerning distribution requirements and taxability of undistributed REIT taxable income). Ready Capital may issue preferred shares from time to time, in one or more classes or series, as authorized by the Ready Capital Board without the need for stockholder approval. Ready Capital has not adopted a specific policy governing the issuance of senior securities.
Reporting Policies
Ready Capital makes available to its stockholders audited annual financial statements and annual reports. Ready Capital is subject to the information reporting requirements of the Exchange Act, pursuant to which it files periodic reports, proxy statements and other information, including audited financial statements, with the SEC.
Changes in Strategies and Policies
The strategies and policies may be amended or waived at the discretion of the Ready Capital Board without a vote of the Ready Capital stockholders. Ready Capital has no present intention to modify any of these objectives and policies, and it is anticipated that any modification would occur only if business and economic factors affecting Ready Capital make its stated strategies and policies unworkable or imprudent.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS OF READY CAPITAL
The following table sets forth information as of April 17, 2023, unless otherwise noted, regarding the beneficial ownership of Ready Capital Common Stock by (i) each person known to Ready Capital to be the beneficial owner of 5% or more of the outstanding Ready Capital Common Stock (ii) Ready Capital’s named executive officers, (iii) Ready Capital’s directors and (iv) all of Ready Capital’s directors and executive officers as a group. Beneficial ownership includes any shares over which the beneficial owner has sole or shared voting or investment power and also any shares that the beneficial owner has the right to acquire within 60 days of such date through the exercise of options or other rights. The percentages below are based on 111,676,111 shares of Ready Capital Common Stock outstanding as of April 17, 2023, which includes 930,453 shares of restricted Ready Capital Common Stock, unless otherwise specified.
Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of its principal executive office, 1251 Avenue of the Americas, 50th Floor, New York, NY, 10020.
Names and Business Address	Number of Shares of Ready Capital Common Stock Beneficially Owned**	% of All Shares of Ready Capital Common Stock***
Thomas E. Capasse	494,374(1)	*
Jack J. Ross	402,522(2)	*
Andrew Ahlborn	45,150(3)	*
Gary T. Taylor	50,422(4)	*
Adam Zausmer	34,110(5)	*
Frank Filipps	44,687(6)	*
Meredith Marshall	9,544(7)	*
Dominique Mielle	37,572(8)	*
Gilbert E. Nathan	60,406(9)	*
Andrea Petro	10,050	*
J. Mitchell Reese	81,721(10)	*
Todd Sinai	47,073(11)	*
All directors and executive officers as a group (12 persons)	1,317,631	1.18%
5% or Greater Beneficial Owner
Sutherland REIT Holdings, LP	11,431,049(12)	10.24%
Blackrock, Inc.	15,664,431(13)	14.03%
The Vanguard Group, Inc.	6,624,579(14)	5.93%

*
Denotes less than 1%.

**
For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of Ready Capital Common Stock with respect to which person has sole or shared voting power or investment power.

***
For purposes of computing the percentage ownerships in the table below, as of April 17, 2023, Ready Capital had 111,676,111 shares of Ready Capital Common Stock outstanding, which includes 930,453 shares of restricted Ready Capital Common Stock. The total number of shares of Ready Capital Common Stock outstanding used in calculating these percentages assumes that none of the unvested Restricted Stock Units (“RSUs”) granted under the 2013 Ready Capital Corporation Equity Incentive Plan (the “2013 Equity Incentive Plan”) and held by other persons are converted into shares of Ready Capital Common Stock.

(1)
Includes (i) 26,623 shares of Ready Capital Common Stock owned through Edward J. Capasse Revocable Trust, (ii) 91,994 shares of Ready Capital Common Stock out of the 305,124 and 8,869 total shares of Ready Capital Common Stock held by the Ready Capital Manager (including through its ownership of Sutherland REIT Holdings, LP (the “Partnership”)) and Waterfall Management, LLC (collectively with the Ready Capital Manager, the “Waterfall Entities”), respectively, based on Mr. Capasse’s percentage ownership in the Waterfall Entities; Mr. Capasse disclaims beneficial ownership of the shares held by the Waterfall Entities, except to the extent of his economic interest therein and (iii) 65,832 shares of Ready Capital Common Stock issuable upon conversion of Ready Capital’s Series E Preferred Stock based on the conversion rate of 3.2916 shares of the Ready Capital Common Stock per share of Series E Preferred Stock (or the “Share Cap”). Waterfall Management, LLC, an affiliate of the Ready Capital Manager, serves as the general partner of the Partnership and may be deemed to be the beneficial owner of the shares of Ready Capital Common Stock that are held by the Partnership. In addition, Mr. Capasse is a principal of the Ready Capital Manager and may be deemed to share voting and investment power over the shares of Ready Capital Common Stock held by the Partnership. However, Waterfall Management, LLC does not have an economic interest in these shares and expects to distribute such shares to the beneficial owners of the Partnership upon their request in accordance with the Partnership’s partnership agreement. Accordingly, Waterfall Management, LLC disclaims beneficial ownership of the shares of Ready Capital Common Stock held by the Partnership and Mr. Capasse disclaims beneficial ownership of such shares of Ready Capital Common Stock, except to the extent of his economic interest in the Partnership.

(2)
Includes (i) 155,264 shares of Ready Capital Common Stock owned through the Robin J. Ross 2009 Trust; Mr. Ross does not serve as the trustee for the trust, his wife is the trustee and sole beneficiary of the trust and the trustee of the trust has sole voting and investment power with respect to the securities held by the trust, (ii) 155,264 shares of Ready Capital Common Stock owned through Mr. Jack J. Ross and Mrs. Robin J. Ross JTWROS, a joint tenant account of Mr. Ross and his wife, and (iii) 91,994 shares of Ready Capital Common Stock out of the 305,124 and 8,869 total shares of Ready Capital Common Stock held by the Ready Capital Manager (including through its ownership of the Partnership) and Waterfall Management, LLC, respectively, based on Mr. Ross’s percentage ownership in the Waterfall Entities; Mr. Ross disclaims beneficial ownership of the shares held by the Waterfall Entities, except to the extent of his economic interest therein. Waterfall Management, LLC, an affiliate of the Ready Capital Manager, serves as the general partner of the Partnership and may be deemed to be the beneficial owner of the shares of Ready Capital Common Stock that are held by the Partnership. In addition, Mr. Ross is a principal of the Ready Capital Manager and may be deemed to share voting and investment power over the shares of Ready Capital Common Stock held by the Partnership. However, Waterfall Management, LLC does not have an economic interest in these shares and expects to distribute such shares to the beneficial owners of the Partnership upon their request in accordance with the Partnership’s partnership agreement. Accordingly, Waterfall Management, LLC disclaims beneficial ownership of the shares of Ready Capital Common Stock held by the Partnership and Mr. Ross disclaims beneficial ownership of such shares of Ready Capital Common Stock, except to the extent of his economic interest in the Partnership.

(3)
Excludes 30,817 shares of Ready Capital Common Stock issuable upon the vesting of unvested RSUs.

(4)
Excludes 30,817 shares of Ready Capital Common Stock issuable upon the vesting of unvested RSUs.

(5)
Excludes 30,817 shares of Ready Capital Common Stock issuable upon the vesting of unvested RSUs.

(6)
Excludes 6,645 shares of Ready Capital Common Stock issuable upon the vesting of unvested RSUs.

(7)
Includes 6,645 shares of restricted Ready Capital Common Stock granted to Mr. Marshall under the 2013 Equity Incentive Plan which will vest in three equal installments on June 30, 2023, September 30, 2023 and December 31, 2023.

(8)
Includes 8,229 shares of Ready Capital Common Stock issuable upon conversion of the Series E Preferred Stock based on the Share Cap. Does not include 6,645 shares of Ready Capital Common Stock issuable upon the vesting of unvested RSUs.

(9)
Includes (i) 3,299.6 shares of Ready Capital Common Stock issuable upon conversion of Ready Capital’s 7.00% Convertible Senior Notes due 2023 (the “Convertible Senior Notes”) based on the conversion rate of 1.6498 shares of the Ready Capital Common Stock per $25.00 principal amount of the Convertible Senior Notes and (ii) 6,645 shares of restricted Ready Capital Common Stock granted to Mr. Nathan under the 2013 Equity Incentive Plan which will vest in equal installments of one-third on June 30, 2023, September 30, 2023 and December 31, 2023.

(10)
The shares are held through the J. Mitchell Reese Jr. Trust, UA 5/5/1999; Mr. Reese serves as the trustee and sole beneficiary of the trust and has sole voting and investment power with respect to the securities held by the trust. Excludes 6,645 shares of Ready Capital Common Stock issuable upon the vesting of unvested RSUs.

(11)
Excludes 6,645 shares of Ready Capital Common Stock issuable upon the vesting of unvested RSUs.

(12)
Waterfall Management, LLC, an affiliate of the Ready Capital Manager, serves as the general partner of the Partnership and may be deemed to be the beneficial owner of the shares of Ready Capital Common Stock that are held by the Partnership. However, Waterfall Management, LLC does not have an economic interest in certain of these shares and expects to distribute such shares to the beneficial owners of the Partnership upon their request in accordance with the Partnership’s partnership agreement. Accordingly, Waterfall Management, LLC disclaims beneficial ownership of the shares of Ready Capital Common Stock held by the Partnership. In addition, each of Thomas Capasse and Jack Ross is a principal or manager director of the Ready Capital Manager, and may be deemed to share voting and investment power over the shares of Ready Capital Common Stock held by the Partnership. Each of such individuals disclaims beneficial ownership of such shares of Ready Capital Common Stock, except to the extent of his economic interest therein. The inclusion of these shares of Ready Capital Common Stock shall not be deemed an admission of beneficial ownership of the reported securities for purposes of Section 16 or for any other purposes.

(13)
Based on information provided in a Schedule 13G filed on January 23, 2023, Blackrock, Inc. reported sole voting power with respect to 15,471,149 shares of Ready Capital Common Stock beneficially owned by it and sole dispositive power with respect to 15,664,431 shares of Ready Capital Common Stock beneficially owned by it. The Schedule 13G reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G. The percent of Ready Capital Common Stock beneficially owned does not include the impact of any Ready Capital Common Stock issued or equity-based awards granted since the date of the Schedule 13G. Blackrock, Inc.’s address is 55 East 52nd Street, New York, New York 10055.

(14)
Based on information provided in a Schedule 13G filed on February 9, 2023, The Vanguard Group, Inc (“Vanguard Group”). reported sole dispositive power with respect to 6,482,035 shares of Ready Capital Common Stock beneficially owned by it, shared voting power with respect to 58,894 shares of Ready Capital Common Stock beneficially owned by it and shared dispositive power with respect to 142,544 shares of Ready Capital Common Stock beneficially owned by it. The Schedule 13G reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G. The percent of Ready Capital Common Stock beneficially owned does not include the impact of any Ready Capital Common Stock issued or equity-based awards granted since the date of the Schedule 13G. The Vanguard Group, Inc.’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS OF BROADMARK
The following table sets forth information as of April 17, 2023, unless otherwise noted, regarding the beneficial ownership of Broadmark Common Stock by (i) each person known to Broadmark to be the beneficial owner of 5% or more of the outstanding Broadmark Common Stock (ii) Broadmark’s named executive officers, (iii) Broadmark’s directors and (iv) all of Broadmark’s directors and executive officers as a group. Beneficial ownership includes any shares over which the beneficial owner has sole or shared voting or investment power and also any shares that the beneficial owner has the right to acquire within 60 days of such date through the exercise of options or other rights. The percentages below are based on 131,750,308 shares of Broadmark Common Stock outstanding as of April 17, 2023.
Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of its principal executive office, 1420 Fifth Avenue, Suite 2000, Seattle, Washington 98101.
Names and Business Address	Number of Shares of Broadmark Common Stock Beneficially Owned	% of All Shares of Broadmark Common Stock
Jeffrey Pyatt(1)	2,620,246	2.0%
Stephen G. Haggerty(2)	852,089	*
Daniel J. Hirsch(3)	193,741	*
Norma J. Lawrence	26,177	*
Kevin M. Luebbers(4)	123,741	*
David A. Karp	26,177	*
Pinkie D. Mayfield	—	*
Jonathan Hermes	—	*
Nevin Boparai	40,533	*
Brian Ward(5)	31,925	*
Daniel Hirsty	13,150	*
All current directors and executive officers as a group (9 individuals)(6)	3,882,704	2.9%
5% or Greater Beneficial Owner
Vanguard Group Inc.(7)	12,452,881	9.5%
BlackRock, Inc.(8)	11,006,157	8.4%

*
Less than 1%.

(1)
Includes 13,337 shares of Broadmark Common Stock held jointly by Mr. Pyatt and his wife, and 2,487,623 shares of Broadmark Common Stock held by Pyatt Lending Company, LLC. Mr. Pyatt and his spouse are the beneficial owners of the shares held by Pyatt Lending Company, LLC, as they share voting and dispositive power over such shares.

(2)
The reported amount includes 209,521 shares of Broadmark Common Stock issuable upon the exercise of Broadmark Warrants to acquire one share of Broadmark Common Stock at an exercise price of $11.50 per share (the “Company Private Placement Warrants”) and 5,654 shares of Broadmark Common Stock owned by Mr. Haggerty’s children.

(3)
The reported amount includes 259 shares of Broadmark Common Stock issuable upon the exercise of Company Private Placement Warrants.

(4)
The reported amount includes 259 shares of Broadmark Common Stock issuable upon the exercise of Company Private Placement Warrants.

(5)
The number of shares of Broadmark Common Stock owned is as of June 14, 2022, as reported on the last Form 4 filed by Mr. Ward.

(6)
The reported amount includes 210,039 shares of Broadmark Common Stock issuable upon the exercise of Company Private Placement Warrants.

(7)
Based solely on Amendment No. 3 to Schedule 13G filed with the SEC on February 9, 2023 by Vanguard Group. Vanguard Group reported aggregate beneficial ownership of 12,452,881 shares of Broadmark Common Stock, with shared voting power over 85,590 shares of Broadmark Common Stock, sole dispositive power over 12,255,472 shares of Broadmark Common Stock, and shared dispositive power over 197,409 shares of Broadmark Common Stock. Vanguard Group’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(8)
Based solely on Amendment No. 2 to Schedule 13G filed with the SEC on February 3, 2023 by BlackRock, Inc. BlackRock, Inc. reported aggregate beneficial ownership of 11,006,157 shares of Broadmark Common Stock, with sole voting power over 10,744,081 shares of Broadmark Common Stock and sole dispositive power over 11,006,157 shares of Broadmark Common Stock. BlackRock, Inc.’s address is 55 East 52nd Street, New York, NY 10055.

EXPERTS
Ready Capital
The financial statements of Ready Capital Corporation as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, incorporated by reference in this joint proxy statement/prospectus, and the effectiveness of Ready Capital Corporation’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
Broadmark
The consolidated financial statements of Broadmark Realty Capital Inc. as of December 31, 2022 and 2021 and for each of the three-years in the period ended December 31, 2022, incorporated in this joint proxy statement/prospectus by reference from the Annual Report on Form 10-K for the year ended December 31, 2022 and the effectiveness of internal control over financial reporting, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

LEGAL MATTERS
The validity of the shares of Ready Capital Common Stock to be issued in the Merger will be passed upon by Alston. It is a condition to the Merger that Ready Capital and Broadmark receive opinions from Bryan Cave Leighton Paisner LLP (or other counsel reasonably satisfactory to Ready Capital) and Alston (or other counsel reasonably satisfactory to Broadmark), respectively, concerning the qualification of Broadmark and Ready Capital, respectively, as a REIT under the Code.

STOCKHOLDER PROPOSALS
2023 Ready Capital Annual Meeting of Stockholders
If the Merger is completed, the Broadmark stockholders will become stockholders of Ready Capital. Ready Capital’s first regularly scheduled annual meeting of stockholders following the completion of the Merger will occur in 2023. A date has not been set for Ready Capital’s 2023 annual meeting of stockholders. Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, to be considered for inclusion in Ready Capital’s proxy materials for the 2023 annual meeting of stockholders must have been received at Ready Capital’s principal executive offices, 1251 Avenue of the Americas, 50th Floor, New York, New York 10020, no later than December 30, 2022.
In addition, any Ready Capital stockholder who wishes to propose a nominee to the Ready Capital Board or propose any other business to be considered by the stockholders (other than a stockholder proposal included in Ready Capital’s proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 11 of the Ready Capital Bylaws, which are on file with the SEC and may be obtained by any stockholder who sends a written request to such effect to Investor Relations, Ready Capital Corporation, 1251 Avenue of the Americas, 50th Floor, New York, New York 10020. These notice provisions require that nominations of persons for election to the Ready Capital Board and the proposal of business to be considered by the stockholders for the 2023 annual meeting of stockholders must have been received no earlier than November 30, 2022 and no later than 5:00 p.m. Eastern Time on December 30, 2022. Ready Capital stockholders who intend to solicit proxies in reliance on the SEC’s universal proxy rule for nominations for election to the Ready Capital Board submitted under the advance notice requirements of the Ready Capital Bylaws will also have to comply with the additional requirements of the SEC’s Rule 14a-19(b) no later than April 24, 2023, including providing a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of Ready Capital’s shares entitled to vote on the election of directors in support of director nominees other than Ready Capital’s nominees.
Notwithstanding those deadlines, if Ready Capital’s 2023 annual meeting of shareholders is delayed by more than 30 days from the first anniversary of the date of the 2022 annual meeting (which was held on June 23, 2022), any proposal governed by Rule 14a-8 must be received by Ready Capital a reasonable time before Ready Capital begins to print and send its proxy materials and any other proposal or nomination must, as required by the Ready Capital Bylaws, be received in Ready Capital’s executive office no earlier than 150 days and no later than the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. Stockholders must also comply with the additional requirements of Rule 14a-19(b) under the Exchange Act no later than the later of 60 calendar days prior to the date of the 2023 annual meeting or the 10th calendar day following the day on which public announcement of the date of the 2023 annual meeting is first made.
2023 Broadmark Annual Meeting of Stockholders
Broadmark will not hold an annual meeting of Broadmark stockholders in 2023 if the Merger is completed. However, if the Merger Agreement is terminated for any reason, Broadmark expects to hold its annual meeting of stockholders in 2023 (the “2023 Broadmark Annual Meeting”). A date has not been set for the 2023 Broadmark Annual Meeting.
Proposals received from Broadmark stockholders in accordance with Rule 14a-8 under the Exchange Act are eligible for consideration for inclusion in the proxy statement for the 2023 Broadmark Annual Meeting if they were received by the Corporate Secretary, in writing addressed to Broadmark’s principal executive office, on or before December 28, 2022.
If a Broadmark stockholder wishes to present a proposal at the 2023 Broadmark Annual Meeting (outside of Rule 14a-8) or to nominate one or more directors without seeking access to Broadmark’s proxy materials, the Broadmark stockholder must give timely advance written notice to Broadmark prior to the deadline for such meeting determined in accordance with the Broadmark Bylaws. The Broadmark Bylaws include certain information requirements to be included in the notice. In general, the Broadmark Bylaws provide such notice should be addressed to Broadmark’s Corporate Secretary and be delivered to Broadmark’s principal executive office neither fewer than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting of Broadmark stockholders; provided, however, that if an annual meeting of Broadmark stockholders is called for a date that is not within 30 days before or after the anniversary date of the preceding annual meeting, then, in order to be timely, a stockholder’s notice must be delivered no earlier than the 150th day prior to the date of such annual meeting and the later of (a) the 120th day prior to the date of such annual meeting, as originally convened, and (b) the tenth day following the day on which public announcement of the date of such meeting is first made. For purposes of the 2023 Broadmark Annual Meeting, such notice must have been delivered no later than December 29, 2022 and no earlier than November 29, 2022.
Additionally, pursuant to the proxy access provisions of the Broadmark Bylaws adopted in March 2022, a holder (or a group of not more than 20 holders) of at least 3% of outstanding Broadmark Common Stock continuously for at least three years is entitled to nominate and include in the Broadmark proxy materials director nominees constituting up to the greater of two individuals or 20% of the Broadmark Board, provided that the nominating holder(s) and the nominee(s) satisfy the requirements specified in the Broadmark Bylaws, including by providing the Corporate Secretary with advance notice of the nomination not less than 120 days nor more than 150 days prior to the anniversary date of the date of the proxy statement for the 2022 annual meeting of Broadmark stockholders.
In addition to satisfying the foregoing requirements under the Broadmark Bylaws, to comply with the universal proxy rules adopted by the SEC (once effective), stockholders who intend to solicit proxies in support of director nominees other than Broadmark’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 10, 2023, including providing a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of Broadmark’s shares entitled to vote on the election of directors in support of director nominees other than Broadmark’s nominees.
In each case, whether seeking access to Broadmark’s proxy materials or not, the Broadmark Bylaws set out specific requirements that such stockholders and written notices must satisfy. Any Broadmark stockholder filing a written notice of nomination for a director (whether pursuant to Broadmark’s proxy access Bylaw provision or not) must describe various matters regarding the nominee and the stockholder and the underlying beneficial owner, if any, including, among other things, such information as name, address, occupation, shares, rights to acquire shares and other derivative securities or short interest held, and any relevant understandings or arrangements between the stockholder and beneficial owner, if any. Any Broadmark stockholder filing a notice to bring other business before a stockholder meeting must include in such notice similar information, as well as, among other things, the text of the proposal or business and the reasons therefor, and other specified matters.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE
Broadmark and Ready Capital each file annual, quarterly and current reports, proxy statements and other information with the SEC. Broadmark’s and Ready Capital’s SEC filings are available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. You also may obtain free copies of the documents filed with the SEC by Broadmark and Ready Capital by going to Broadmark’s and Ready Capital’s websites at www.broadwork.com and www.readycapital.com, respectively. Broadmark’s and Ready Capital’s website addresses are provided as an inactive textual reference only. The information provided on Broadmark’s and Ready Capital’s websites is not part of this joint proxy statement/prospectus, and is not incorporated by reference into this joint proxy statement/prospectus.
Ready Capital has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Ready Capital Common Stock to be issued to Broadmark stockholders in the Merger. The registration statement, including the exhibits and schedules thereto, contains additional information about Ready Capital Common Stock. The rules and regulations of the SEC allow Ready Capital and Broadmark to omit certain information included in the registration statement from this joint proxy statement/prospectus.
The SEC allows Ready Capital to “incorporate by reference” into this joint proxy statement/prospectus the information it files with the SEC, which means Ready Capital can disclose important information to you by referring you to those documents. Information incorporated by reference is deemed to be part of this joint proxy statement/prospectus. Later information filed with the SEC will update and supersede this information.
This joint proxy statement/prospectus incorporates by reference the Ready Capital documents listed below (other than any portions of the documents not deemed to be filed), all of which have been previously filed by Ready Capital with the SEC:
•
Annual Report on Form 10-K for the year ended December 31, 2022;

•
Current Report on Form 8-K filed with the SEC on February 28, 2023; and

•
Those portions of Ready Capital’s definitive proxy statement on Schedule 14A, filed with the SEC on April 29, 2022, that were incorporated by reference into Ready Capital’s Annual Report on Form 10-K for the year ended December 31, 2021.

Ready Capital also incorporates by reference into this joint proxy statement/prospectus additional documents that it may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the dates of the Ready Capital special meeting; provided, however, that it is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K, except as otherwise specified in the documents containing such information.
This joint proxy statement/prospectus incorporates by reference the Broadmark documents listed below (other than any portions of the documents not deemed to be filed), all of which have been previously filed by Broadmark with the SEC:
•
Annual Report on Form 10-K for the year ended December 31, 2022;

•
Current Reports on Form 8-K filed with the SEC on February 27, 2023 (Item 8.01 only) and February 28, 2023; and

•
Those portions of Broadmark’s definitive proxy statement on Schedule 14A, filed with the SEC on April 28, 2022, that were incorporated by reference into Broadmark’s Annual Report on Form 10-K for the year ended December 31, 2021.

Broadmark also incorporates by reference into this joint proxy statement/prospectus additional documents that it may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the dates of the Broadmark special meeting; provided, however, that it is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K, except as otherwise specified in the documents containing such information.

Ready Capital and Broadmark will each provide free copies of its reports, proxy statements and other information, including this joint proxy statement/prospectus, filed with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by Ready Capital with the SEC will be available free of charge on Ready Capital’s website at www.readycapital.com or by contacting Ready Capital Investor Relations at InvestorRelations@readycapital.com or at (212) 257-4666. The information contained on Ready Capital’s website is not part of this joint proxy statement/prospectus. The reference to Ready Capital’s website is intended to be an inactive textual reference only. Copies of documents filed by Broadmark with the SEC will be available free of charge on Broadmark’s website at www.broadmark.com or by contacting Broadmark Investor Relations at InvestorRelations@broadmark.com or at (206) 971-0800. The information contained on Broadmark’s website is not part of this joint proxy statement/prospectus. The reference to Broadmark’s website is intended to be an inactive textual reference only.
If you would like to request copies of this joint proxy statement/prospectus and any documents that are incorporated by reference into this joint proxy statement/prospectus, please do so by May 17, 2023 in order to receive them before the Ready Capital special meeting and the Broadmark special meeting.
No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [•], 2023, and you should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than that date (or, in the case of documents incorporated by reference, their respective dates). Neither the mailing of this joint proxy statement/prospectus to Ready Capital stockholders or Broadmark stockholders nor the Ready Capital Common Stock Issuance to Broadmark stockholders in the Merger pursuant to the Merger Agreement will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or to any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in or incorporated by reference into this joint proxy statement/prospectus regarding Ready Capital has been provided by Ready Capital and information contained in or incorporated by reference into this joint proxy statement/prospectus regarding Broadmark has been provided by Broadmark. Ready Capital and Broadmark have both contributed to the information relating to the Merger contained in this joint proxy statement/prospectus.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.
Ready Capital and Broadmark and some brokers may be householding proxy materials by delivering proxy materials to multiple stockholders who request a copy and share an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or Ready Capital or Broadmark that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or, if you are a stockholder of record of Ready Capital or stockholder of record of Broadmark, notify either Ready Capital’s investor relations department at 1251 Avenue of the Americas, 50th Floor, New York, New York 10020, Tel. (212) 257-4666 or Broadmark’s investor relations department at 1420 Fifth Avenue, Suite 2000, Seattle, Washington 98101, Tel. (206) 971-0800, as applicable. Ready Capital stockholders or Broadmark stockholders who share a single address, but receive multiple copies of Ready Capital’s or Broadmark’s, as applicable, proxy statement, may request that in the future they receive a single copy by notifying Ready Capital or Broadmark, as applicable, at the telephone and address set forth in the preceding sentences. In addition, Ready Capital or Broadmark, as applicable, will promptly deliver, upon written or oral request made to the address or telephone number above, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information depicts the accounting for the Merger required by U.S. Generally Accepted Accounting Principles or U.S. GAAP. Upon completion of the Merger, Broadmark will be merged with and into Merger Sub, with Merger Sub continuing as the surviving company. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. After the Merger, the Combined Company of Ready Capital and Broadmark will retain the name “Ready Capital Corporation” and its shares will continue to trade on the New York Stock Exchange under the symbol “RC”.
The unaudited pro forma condensed combined balance sheet depicts the accounting for the Merger under U.S. GAAP (“pro forma balance sheet transaction accounting adjustments”) based on the historical balance sheets of Ready Capital and Broadmark as of December 31, 2022. The Ready Capital and Broadmark balance sheet information was derived from their audited balance sheets at December 31, 2022, that were included in their Annual Reports on Form 10-K for the year then ended, which were filed with the SEC on February 28, 2023 and March 1, 2023, respectively.
The unaudited pro forma condensed combined statements of income are presented for the year ended December 31, 2022 based on the most recently completed fiscal years of Ready Capital and Broadmark and depicts the effects of the pro forma balance sheet transaction accounting adjustments assuming those adjustments were made on January 1, 2022. The historical results of Ready Capital were derived from its audited consolidated statement of income for the year ended December 31, 2022, that was included in its Annual Report on Form 10-K for the year then ended, filed on February 28, 2023. The historical results of Broadmark were derived from its audited consolidated statement of operations for the year ended December 31, 2022, that was included in its Annual Report on Form 10-K for the year then ended, filed on March 1, 2023.
The unaudited pro forma financial statements may not be indicative of the results of operations that would have occurred if the events reflected therein had been in effect on the dates indicated or the results which may be obtained in the future. In preparing the unaudited pro forma condensed combined financial information, no adjustments have been made to reflect the potential operating synergies and administrative cost savings or the costs of integration activities that could result from the combination of Ready Capital and Broadmark.
The following unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and has been adjusted to reflect certain reclassifications in order to conform to Ready Capital’s financial statement presentation. The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting for business combinations pursuant to ASC 805, Business Combinations, with Ready Capital considered the acquirer for accounting purposes. The statements are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had Ready Capital and Broadmark been combined during the specified periods. The following unaudited pro forma condensed combined financial information, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with, the historical financial statements referred to above and other information relating to Ready Capital and Broadmark contained in or incorporated by reference into this joint proxy statement/prospectus.
ADDITIONALLY, THE VALUE OF THE MERGER CONSIDERATION TO BE GIVEN BY READY CAPITAL TO COMPLETE THE MERGER WILL BE DETERMINED AT THE COMPLETION OF THE MERGER. ACCORDINGLY, THE PRO FORMA ALLOCATION OF TOTAL CONSIDERATION TRANSFERRED AND ADJUSTMENTS ARE PRELIMINARY AND ARE SUBJECT TO FURTHER ADJUSTMENTS AS ADDITIONAL INFORMATION BECOMES AVAILABLE AND AS ADDITIONAL ANALYSES ARE PERFORMED. UPON COMPLETION OF THE MERGER, FINAL VALUATIONS WILL BE PERFORMED. INCREASES OR DECREASES IN THE FAIR VALUE OF RELEVANT BALANCE SHEET AMOUNTS WILL RESULT IN ADJUSTMENTS TO THE BALANCE SHEET AND/OR STATEMENTS OF INCOME UNTIL THE ALLOCATION OF TOTAL CONSIDERATION TRANSFERRED IS FINALIZED AND THOSE ADJUSTMENTS MAY BE MATERIAL.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2022
(In Thousands)	Ready Capital (Accounting Acquirer)	Broadmark (Accounting Acquiree)	Broadmark Financial Statement Adjustments (B)		Transaction Accounting Adjustments		Pro Forma Combined
Assets
Cash and cash equivalents	$163,041	$54,964	$—		$(10,000)	C1	$208,005
Restricted cash	55,927	—	—		—		55,927
Loans, net	3,576,310	881,950	—		—		4,458,260
Loans, held for sale, at fair value	258,377	—	—		—		258,377
Paycheck Protection Program loans	186,985	—	—		—		186,985
Mortgage backed securities, at fair value	32,041	—	—		—		32,041
Loans eligible for repurchase from Ginnie Mae	66,193	—	—		—		66,193
Investment in unconsolidated joint ventures	118,641	—	—		—		118,641
Investments held to maturity	3,306	—	—		—		3,306
Purchased future receivables, net	8,246	—	—		—		8,246
Derivative instruments	12,963	—	—		—		12,963
Servicing rights	279,320	—	—		—		279,320
Real estate owned, held for sale	117,098	24,516	63,382	c	(13,417)	C2	191,579
Other assets	189,769	6,311	20,384	a,b	(2,100)	C3	214,364
Assets of consolidated VIEs	6,552,760	—			—		6,552,760
Interest and fees receivable, net	—	14,775	(14,775)	a	—		—
Investment in real property held for use, net	—	63,382	(63,382)	c	—		—
Right-of-use assets	—	5,609	(5,609)	b	—		—
Total Assets	$11,620,977	$1,051,507	$—		$(25,517)		$12,646,967
Liabilities
Secured borrowings	2,846,293	—	—		—		2,846,293
Paycheck Protection Program Liquidity Facility (PPPLF) borrowings	201,011	—	—		—		201,011
Securitized debt obligations of consolidated VIEs, net	4,903,350	—	—		—		4,903,350
Convertible notes, net	114,397	—	—		—		114,397
Senior secured notes, net	343,355	—	—		—		343,355
Corporate debt, net	662,665	—	97,789	d	—		760,454
Guaranteed loan financing	264,889	—	—		—		264,889
Contingent consideration	28,500	—	—		—		28,500
Liabilities for loans eligible for repurchase from Ginnie Mae	66,193	—	—		—		66,193
Derivative instruments	1,586	—	—		—		1,586
Dividends payable	47,177	4,654	—		—		51,831
Loan participations sold	54,641	—	—		—		54,641
Due to third parties	11,805	—	—		—		11,805
Accounts payable and other accrued liabilities	176,520	13,489	7,522	e	1,377	C5	198,908
Lease liabilities	—	7,522	(7,522)	e	—		—
Senior unsecured notes, net	—	97,789	(97,789)	d	—		—
Total Liabilities	$9,722,382	$123,454	$—		$1,377		$9,847,213
Preferred stock Series C, liquidation preference $25.00 per share	8,361	—	—		—		8,361
Stockholders’ Equity
Ready Capital Preferred Stock Series E, liquidation preference $25.00 per share	111,378	—	—		—		111,378
Ready Capital Common Stock	11	—	—		6	C14	17
Broadmark Common Stock	—	131	—		(131)	C13	—
Ready Capital Additional paid-in capital	1,684,074	—	—		638,223	C14	2,322,297
Broadmark Additional paid-in capital	—	1,215,229	—		(1,215,229)	C13	—
Ready Capital Retained earnings (deficit)	4,994	—	—		259,192	C1, C4	264,186
Broadmark Retained earnings (deficit)	—	(287,307)	—		287,307	C13	—
Ready Capital Accumulated other comprehensive income (loss)	(9,369)	—	—		—		(9,369)
Total Ready Capital Corporation equity	1,791,088	928,053	—		(30,632)		2,688,509
Non-controlling interests	99,146	—	—		3,738	C1,C4	102,884
Total Stockholders’ Equity	1,890,234	928,053	—		(26,894)		2,791,393
Total Liabilities, Redeemable Preferred Stock and Stockholders’ Equity	11,620,977	1,051,507	—		(25,517)		12,646,967
Common shares outstanding	110,523,641	131,645,145	—		62,229,457		172,753,098
Book value per common share	15.20	7.05	—		—		14.92

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2022
(In Thousands, except share data)	Ready Capital (Accounting Acquirer)	Broadmark (Accounting Acquiree)	Broadmark Financial Statement Adjustments (B)		Transaction Accounting Adjustments		Pro Forma Combined
Interest income	671,170	83,410	—		—		754,580
Interest expense	(400,774)	(8,638)	—		1,705	C7	(407,707)
Net interest income before provision for loan losses	270,396	74,772	—		1,705		346,873
Recovery of (provision for) loan losses	(34,442)	(38,266)	—		—		(72,708)
Net interest income after recovery of (provision for) loan losses	235,954	36,506	—		1,705		274,165
Non-interest income
Residential mortgage banking activities	23,973	—	—		—		23,973
Net realized gain on financial instruments and real estate owned	53,764	—	984	k	(13,417)	C2	41,331
Net unrealized gain (loss) on financial instruments	67,952	—	1,813	l	—		69,765
Servicing income	45,925	—	—		—		45,925
Income on purchased future receivables, net	5,490	—	—		—		5,490
Income (loss) on unconsolidated joint ventures	11,661	—	—		—		11,661
Other income	50,756	—	25,467	f,g	—		76,223
Fee income	—	22,668	(22,668)	f	—		—
Real property revenue from operations	—	2,799	(2,799)	g	—		—
Bargain purchase gain	—	—	—		272,930	C10	272,930
Total non-interest income	259,521	25,467	2,797		259,513		547,298
Non-interest expense
Employee compensation and benefits	(99,226)	(16,935)	—		(1,168)	C11	(117,329)
Allocated employee compensation and benefits from related party	(9,549)	—	—		—		(9,549)
Variable expenses on residential mortgage banking activities	(4,340)	—	—		—		(4,340)
Professional fees	(18,093)	—	(3,369)	i	—		(21,462)
Management fees – related party	(19,295)	—	—		(8,884)	C6	(28,179)
Incentive fees – related party	(3,105)	—	—		—		(3,105)
Loan servicing expense	(40,036)	—	—		—		(40,036)
Transaction related expenses	(13,633)	—	—		(11,377)	C1,C5	(25,010)
Other operating expenses	(55,302)	—	(23,892)	h,i,j	678	C9	(78,516)
General and administrative	—	(13,300)	13,300	i	—		—
Real property operating expenses and depreciation	—	(6,365)	6,365	h	—		—
Goodwill impairment	—	(136,965)	—		136,965	C8	—
Change in fair value of warrant liabilities	—	1,813	(1,813)	l	—		—
Gain on sale of real property	—	984	(984)	k	—		—
Impairment on real property	—	(7,596)	7,596	j	—		—
Total non-interest expense	(262,579)	(178,364)	(2,797)		116,214		(327,526)
Income before provision for income taxes	232,896	(116,391)	—		377,432	C12	493,937
Income tax provision	(29,733)	—	—		—		(29,733)
Net income	203,163	(116,391)	—		377,432		464,204
Less: Dividends on preferred stock	7,996	—	—		—		7,996
Less: Net income attributable to non-controlling interest	8,900	—	—		3,590	C1,C4 – C6	12,490
Net income attributable to Ready Capital Corporation	186,267	(116,391)	—		373,842		443,718
Earnings per common share – basic	1.73	(0.88)	—		—		2.62
Earnings per common share – diluted	1.66	(0.88)	—		—		2.47
Weighted-average shares outstanding
Basic	106,878,139	132,841,196	—		62,229,457		169,107,596
Diluted	117,193,958	132,841,196	—		62,229,457		179,423,415

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(A)
Basis of Presentation

Under the terms of the Merger Agreement, in connection with the Merger, each outstanding share of Broadmark Common Stock will be converted into the right to receive a fixed number of shares of Ready Capital Common Stock based on an assumed Exchange Ratio of 0.47233.
The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation of the total consideration transferred to identifiable net assets acquired with the excess of the fair value of net assets acquired over the estimated total consideration transferred allocated to bargain purchase gain in equity. The valuation of the shares to be issued will be based on the trading price of Ready Capital Common Stock at the Effective Time. Any changes to the initial estimates of the fair value of the assets and liabilities, which may be material, will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to the bargain purchase gain or goodwill.
Calculation of Preliminary Estimated Bargain Purchase Gain (in thousands, except share and per share data)
Net asset value of Broadmark	$928,053
Fair value adjustment(1)	$(37,807)
Fair value of net assets acquired	$890,246
Estimated Ready Capital Common Stock to be issued(2)	62,229,623
Estimated fair value of Ready Capital Common Stock(3)	$9.92
Estimated total consideration transferred based on fair value of Ready Capital Common Stock to be issued	$617,318
Bargain purchase gain	$272,928

(1)
Relates to fair value adjustments to the assets and liabilities to be acquired, which are primarily comprised of a $13.4 million impairment to Real estate owned, held for sale and $22.3 million in transaction costs to be paid by Ready Capital and Broadmark.

(2)
Calculated based on outstanding shares of Broadmark as of March 21, 2023.

(3)
Represents the share price of Ready Capital as of March 21, 2023.

Bargain purchase gain represents the excess of the fair value of the net assets and liabilities acquired over the fair value of consideration transferred. Alternatively, if the total consideration transferred exceeds the fair value of the underlying net assets acquired and liabilities assumed, the transaction could result in goodwill. This determination of goodwill or bargain purchase gain is preliminary and is subject to change when the evaluation is complete.
(B)
Accounting Presentation and Policies

Financial Statement Reclassifications
The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Ready Capital. Certain balances from the consolidated financial statements of Broadmark were reclassified to conform the presentation to that of Ready Capital.
The following Balance Sheet reclassifications have been made from Broadmark’s balance sheet information derived from its balance sheet at December 31, 2022, which was included in its Annual Report on Form 10-K for the year then ended, filed with the SEC on March 1, 2023:
Assets:
a)
Reclassified Interest and fees receivable, net to Other assets.

b)
Reclassified Right-of-use assets to Other assets.

c)
Reclassified Investment in real property held for use, net to Real estate owned, held for sale.

Liabilities:
d)
Reclassified Senior unsecured notes, net to Corporate debt, net.

e)
Reclassed Lease liabilities to Accounts payable and other accrued liabilities.

The following Statement of Income reclassifications have been made from Broadmark’s income statement information derived from its unaudited statement of operations for the year ended December 31, 2022, which was included in its Annual Report on Form 10-K for the year then ended, filed with the SEC on March 1, 2023:
f)
Reclassified Fee income to Other income.

g)
Reclassified Real property revenue from operations to Other income.

h)
Reclassified Real property operating expenses and depreciation to Other operating expenses.

i)
Reclassified General and administrative to Other operating expenses and Professional fees.

j)
Reclassified Impairment on real property to Other operating expenses.

k)
Reclassified Gain on sale of real property to Net realized gain on financial instruments and real estate owned.

l)
Reclassified Change in fair value of warrant liabilities to Net unrealized gain (loss) on financial instruments.

(C)
Pro Forma Merger Adjustments

The unaudited pro forma combined balance sheet as of December 31, 2022, reflects the following adjustments:
C1)
Adjustment relates to the recognition and payment of estimated one-time merger obligations and estimated $10.0 million of transaction costs related to the Merger paid by Ready Capital, the accounting acquirer, allocated $9.9 million to common stockholders and $0.1 million to non-controlling interest holders.

C2)
Adjustment relates to a $13.4 million impairment on Investment in real property held for use, net which was reclassified into Real estate owned, held for sale to measure the acquired assets at fair value.

C3)
Adjustment relates to the elimination of $2.1 million deferred financing costs associated with the execution of a revolving credit facility and an at-the-market equity offering program as there are no credit facilities to be assumed by Ready Capital upon completion of the Merger.

C4)
Adjustment relates to bargain purchase gain allocated to common stockholders and to non-controlling interest holders. Allocation to non-controlling interest holders is calculated based on the number of operating partnership units of the Ready Capital Operating Partnership as of December 31, 2022.

C5)
Adjustment relates to a $1.4 million accrual of the golden parachute compensation which will be paid by Ready Capital subsequent to the Merger.

C13)
Adjustment relates to the elimination of Broadmark’s capital balances including Broadmark Common Stock, additional paid-in capital and historical retained deficits.

C14)
Adjustment relates to the issuance of Ready Capital Common Stock and additional paid-in capital.

The unaudited pro forma condensed combined statement of income as of December 31, 2022, reflects the following adjustments:
C1)
Adjustment relates to the recognition and payment of estimated one-time merger obligations and estimated $10.0 million of transaction costs related to the Merger paid by Ready Capital, the accounting acquirer, allocated $9.9 million to common stockholders and $0.1 million to non-controlling interest holders.

C2)
Adjustment relates to a $13.4 million impairment on Investment in real property held for use, net which was reclassified into Real estate owned, held for sale to measure the acquired assets at fair value.

C4)
Adjustment relates to bargain purchase gain allocated to common stockholders and to non-controlling interest holders. Allocation to non-controlling interest holders is calculated based on the number of operating partnership units of the Ready Capital Operating Partnership as of December 31, 2022.

C5)
Adjustment relates to $1.4 million accrual of the Golden Parachute Compensation which will be paid by Ready Capital subsequent to the Merger.

C6)
Adjustment relates to the impact of the management fees under the Ready Capital Management Agreement, among Ready Capital, certain of Ready Capital’s subsidiaries and the Ready Capital Manager. Pursuant to the terms of the Ready Capital Management Agreement, the Ready Capital Manager is paid a management fee calculated and payable quarterly in arrears equal to 1.5% per annum of Ready Capital’s stockholders’ equity (as defined in the Ready Capital Management Agreement) up to $500 million and 1.00% per annum of stockholders’ equity in excess of $500 million.

C7)
Adjustment relates to a $1.7 million reversal of amortization of deferred financing costs associated with the execution of a revolving credit facility and an at-the-market equity offering program for the period ended December 31, 2022 as there are no credit facilities to be assumed by Ready Capital upon completion of the Merger.

C8)
Adjustment relates to reversal of $137 million of goodwill impairment relating to Broadmark lending business as the combined company would not have goodwill on its balance sheet as of January 1, 2022.

C9)
Adjustment relates to reversal of $0.7 million of depreciation expenses on real property held for use due to the accounting reclassification of Real property held for use, net to Real estate owned, held for sale.

C10)
Adjustment relates to bargain purchase gain from the Merger.

C11)
Adjustment relates to additional compensation expenses for Broadmark RSU Awards which will be assumed by Ready Capital upon the Merger.

C12)
Transaction accounting adjustments are not expected to have any tax provision impact as all activities will occur under subsidiaries of Ready Capital.

The table below shows a range of total consideration transferred and corresponding bargain purchase gain based on hypothetical per share prices of Ready Capital Common Stock:
(in thousands, other than per share data)	20% Decrease	10% Decrease	Current Share Price	10% Increase	20% Increase
Price per share of Ready Capital Common Stock	$7.94	$8.93	$9.92	$10.91	$11.90
Total consideration transferred	$493,853	$555,585	$617,316	$679,048	$740,779
Bargain purchase gain	$396,393	$334,661	$272,930	$211,198	$149,467

The total consideration transferred are calculated based on 62,229,623 shares of Ready Capital Common Stock to be issued after giving effect to the Exchange Ratio described above. Each 10% increase (decrease) in the per share price of Ready Capital Common Stock will result in a $61.7 million increase (decrease) in the total consideration transferred, substantially all of which is expected to be recorded as a decrease (increase) in the amount of the bargain purchase gain or goodwill recorded in the transaction.

Annex A
Execution Version
AGREEMENT AND PLAN OF MERGER
among
READY CAPITAL CORPORATION,
RCC MERGER SUB, LLC
and
BROADMARK REALTY CAPITAL INC.
Dated as of February 26, 2023

A-i

A-ii

Annex A
Certain Definitions

Exhibit A
Voting Agreement

Exhibit B
Company Tax Representation Letter

Exhibit C
Parent Tax Representation Letter

Exhibit D
Form of Parent and Merger Sub Reorganization Opinion

Exhibit E
Form of Company Reorganization Opinion

A-iii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of February 26, 2023 (this “Agreement”), by and among Ready Capital Corporation, a Maryland corporation (“Parent”), RCC Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), and Broadmark Realty Capital Inc., a Maryland corporation (the “Company”).
WHEREAS, each of the Company and Parent is a real estate investment trust within the meaning, and under the provisions, of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes (“REIT”);
WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby (collectively, the “Transactions”), including the merger of the Company with and into Merger Sub (the “Merger”), are advisable and in the best interests of the Company, (ii) authorized and approved this Agreement and declared the Merger advisable, (iii) directed that the Merger be submitted to the holders of Company Common Stock for consideration at the Company Stockholders Meeting, and (iv) resolved to recommend that the Company Stockholders approve the Merger (such recommendation made in this clause (iv), the “Company Board Recommendation”);
WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously (i) determined that this Agreement and the issuance of the shares of Parent Common Stock pursuant to this Agreement (the “Parent Stock Issuance”), are advisable and in the best interests of Parent, (ii) authorized and approved this Agreement and the Parent Stock Issuance, (iii) directed that the Parent Stock Issuance be submitted to the holders of Parent Common Stock for consideration at the Parent Stockholders Meeting, and (iv) resolved to recommend that the holders of Parent Common Stock approve the Parent Stock Issuance (such recommendation made in this clause (iv), the “Parent Board Recommendation”);
WHEREAS, in its capacity as the sole member of Merger Sub, Parent has, by written consent, (i) determined that this Agreement and the Transactions, including the Merger, are advisable and in the best interests of Merger Sub, (ii) authorized and approved this Agreement and declared that the Transactions, including the Merger, are advisable, and (iii) approved this Agreement and the Transactions, including the Merger, and has taken all actions required to be taken by the sole member of Merger Sub for the adoption, approval and due execution of this Agreement by Merger Sub and the consummation by Merger Sub of the Transactions, including the Merger;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Waterfall Management, LLC is entering into a voting agreement with the Company, substantially in the form of Exhibit A;
WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the Parent Stock Issuance and also prescribe various terms of and conditions to the Merger and the Parent Stock Issuance; and
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement constitute and be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.1   Certain Definitions.   As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this agreement.
1.2   Terms Defined Elsewhere.   As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:

Affiliate	A-1
Agreement	Preamble
Articles of Merger	2.2(a)
beneficial ownership	A-1
beneficially owning	A-1
Book-Entry Shares	3.2(b)(i)
Business Day	A-1
Cancelled Shares	3.1(b)(iii)
Certificate of Merger	2.2(a)
Certificates	3.2(b)(i)
Chosen Courts	9.7(b)
Closing	2.2(a)
Closing Date	2.2(a)
Code	Recitals
Company	Preamble
Company Additional Dividend Amount	6.18(a)
Company Affiliate	9.10(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Capital Stock	A-2
Company Change of Recommendation	6.3(b)
Company Common Stock	3.1(b)(i)
Company Competing Proposal	A-1
Company Contracts	4.17(b)
Company Director Designee	2.6
Company Disclosure Letter	Article IV
Company Equity Awards	3.3(b)
Company Equity Plan	A-1
Company Expenses	A-1
Company Intellectual Property	A-1
Company Loan Documentation	4.15(a)
Company Loan Files	4.15(a)
Company Loans	4.15(a)
Company Material Adverse Effect	4.1(a)
Company Owned Properties	4.16
Company Performance RSU	3.3(a)
Company Permits	4.9
Company Preferred Stock	A-1
Company Real Property	4.16
Company RSU Award	3.3(b)
Company SEC Documents	4.5(a)
Company Stockholder Approval	A-2
Company Stockholders Meeting	4.4
Company Superior Proposal	A-2

Company Tax Representation Letter	6.17(a)
Company Termination Fee	A-2
Company Warrant Agreement	A-2
Company Warrants	A-2
Confidentiality Agreement	6.7(b)
Consent	A-2
Continuing Employee	6.22(a)
control	A-2
Convertible Notes	5.2(a)
COVID-19	A-2
COVID-19 Measures	A-2
Creditors’ Rights	4.3(a)
D&O Insurance	6.9(d)
Delaware Secretary of State	2.2(a)
DLLCA	2.1
Effective Time	2.2(a)
Employee Benefit Plan	A-3
Employment Matters	4.11(a)
End Date	8.1(b)(ii)
ERISA	A-3
ERISA Affiliate	A-3
Exchange Act	A-3
Exchange Agent	3.2(a)
Exchange Fund	3.2(a)
Exchange Ratio	A-3
GAAP	4.5(b)
Governmental Entity	A-3
group	A-3
Indebtedness	A-3
Indemnified Liabilities	6.9(a)
Indemnified Persons	6.9(a)
Intellectual Property	A-4
Intended Tax Treatment	2.7
Investment Company Act	A-4
IRS	A-4
Joint Proxy Statement	4.4
knowledge	A-4
Law	A-4
Letter of Transmittal	3.2(b)(i)
Lien	A-4
Maryland Department	2.2(a)
Material Adverse Effect	A-4
Material Company Insurance Policies	4.18
Material Parent Insurance Policies	5.16

Merger	Recitals
Merger Consideration	3.1(b)(i)
Merger Filings	2.2(a)
Merger Sub	Preamble
MGCL	2.1
Minimum Distribution Dividend	A-6
NYSE	A-6
Organizational Documents	A-6
other party	A-6
Parent	Preamble
Parent Additional Dividend Amount	6.18(b)
Parent Affiliate	9.10(b)
Parent Board	Recitals
Parent Board Recommendation	Recitals
Parent Capital Stock	A-6
Parent Change of Recommendation	6.4(b)
Parent Common Stock	A-6
Parent Competing Proposal	A-6
Parent Contract	5.15(a)
Parent Disclosure Letter	Article V
Parent Equity Plan	5.2(a)
Parent Expenses	A-6
Parent Intellectual Property	A-7
Parent Material Adverse Effect	5.1
Parent Permits	5.9
Parent Plan	5.10(a)
Parent Preferred Stock	A-7
Parent SEC Documents	5.5(a)
Parent Series C Preferred Stock	A-9
Parent Stock Issuance	Recitals
Parent Stockholder Approval	A-7
Parent Stockholder Meeting	A-7
Parent Superior Proposal	A-7
Parent Tax Representation Letter	6.17(b)
Parent Termination Fee	A-7
parties	A-7
party	A-9
Permitted Lien	A-7
Person	A-8
Prior Company Bidders	6.3(a)
Proceeding	A-8
Qualified REIT Subsidiary	4.1(b)
Qualifying Income	8.3(k)(i)
Registration Statement	4.8

REIT	Recitals
Representatives	A-8
SEC	A-8
Securities Act	A-8
Sexual Misconduct Allegation	4.11(e)
Subsidiary	A-8
Surviving Company	2.1
Takeover Law	A-8
Tax	A-8
Tax Returns	A-9
Taxable REIT Subsidiary	4.1(b)
Taxes	A-8
Taxing Authority	A-9
Terminable Breach	8.1(b)(iii)
Transaction Agreements	A-9
Transaction Litigation	6.10
Transactions	Recitals
Transfer Taxes	A-9
Treasury Regulations	A-9
Voting Debt	A-9
WARN Act	4.11(f)
Willful and Material Breach	A-9
ARTICLE II
THE MERGER
2.1   The Merger.   Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Company will be merged with and into Merger Sub in accordance with the provisions of the Delaware Limited Liability Company Act (the “DLLCA”) and the Maryland General Corporation Law (the “MGCL”). As a result of the Merger, the separate existence of the Company shall cease and Merger Sub shall continue its existence under the Laws of the State of Delaware as the surviving limited liability company of the Merger (in such capacity, Merger Sub is sometimes referred to herein as the “Surviving Company”).
2.2   Closing.
(a)   The closing of the Merger (the “Closing”), shall take place at 9:00 a.m., New York, New York time, on a date that is two (2) Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) by means of a virtual closing through the electronic exchange of signatures, or such other date and place as Parent and the Company may agree to in writing. For purposes of this Agreement “Closing Date” shall mean the date on which the Closing occurs.
(b)   On the Closing Date, upon the terms and subject to the conditions of this Agreement, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Certificate of Merger”) and filing with the State Department of Assessments and Taxation of Maryland (the “Maryland Department”) articles of merger (the “Articles of Merger”, and, together with the Certificate of

Merger, the “Merger Filings”) in connection with the Merger, each in such form as is required by, and executed in accordance with, the DLLCA and the MGCL, respectively, and the parties shall make all other filings or recordings required under the DLLCA and the MGCL in connection with the Merger. The Merger shall become effective at the later of the time of filing of the Certificate of Merger with the Delaware Secretary of State or the time of filing of the Articles of Merger with the Maryland Department, or at such later time as may be designated jointly by Parent and the Company and specified in the Merger Filings (such date and time the Merger becomes effective, the “Effective Time”).
2.3   Effect of the Merger.   At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the MGCL, including Section 3-114 thereof, and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.
2.4   Organizational Documents.   At the Effective Time, and as part of the Merger, the certificate of formation of Merger Sub in effect immediately prior to the Effective Time shall continue in full force and effect as the certificate of formation of the Surviving Company, until thereafter amended, in accordance with its terms and applicable Law. In addition, at the Effective Time, the limited liability company agreement of Merger Sub in effect immediately prior to the Effective Time shall remain in full force and effect as the limited liability company agreement of the Surviving Company, until thereafter amended in accordance with its terms and applicable Law.
2.5   Managers and Officers of the Surviving Company.   From and after the Effective Time, the manager or managers and officers of Merger Sub immediately prior to the Effective Time shall be the manager or managers and officers of the Surviving Company, and such manager or managers and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Company.
2.6   Directors of Parent.   No later than ten (10) Business Days prior to the Closing Date and after consultation with Parent and considering in good faith any input Parent may have with respect to which individuals to designate, the Company shall designate three (3) individuals to serve as directors of Parent (each, a “Company Director Designee”). Each Company Director Designee must (a) at the time of such designation, be a director of the Company, (b) have provided a fully completed directors’ questionnaire to Parent prior to such appointment (the form of which was delivered by Parent to the Company prior to the date hereof), (c) satisfy the director qualification standards set forth in the Corporate Governance Guidelines of Parent as in effect on the date hereof, (d) meet the qualifications of an “independent director” of Parent under the rules of the NYSE, and (e) provide to Parent the information required by Article II, Section 11 of Parent’s Amended and Restated Bylaws regarding such Company Director Designee. In the event that any proposed Company Director Designee does not satisfy any of the foregoing requirements or any Company Director Designee is unable or unwilling to serve on the Parent Board prior to the Effective Time, then a substitute shall be designated by the Company no later than the fifth (5th) Business Day prior to the Closing Date, which substitute member, if such substitute member satisfies the foregoing requirements, shall be deemed to be a Company Director Designee for purposes of this Agreement. Prior to the Effective Time, Parent shall take all necessary corporate action so that upon and immediately after the Effective Time, (i) the size of the Parent Board is increased by three (3) members (for a total of not more than twelve (12) members), and (ii) each of the Company Director Designees shall be elected or appointed, as applicable, to the Parent Board to fill the vacancies on the Parent Board created by such increase to serve (A) in the event the Closing occurs prior to the 2023 annual meeting of the stockholders of Parent (the “Parent Stockholders”), until the 2023 annual meeting of Parent Stockholders, at which time such Company Director Designees shall be nominated at the 2023 annual meeting of Parent Stockholders to serve until the 2024 annual meeting of Parent Stockholders, and (B) in the event the Closing occurs following the 2023 annual meeting of Parent Stockholders, until the 2024 annual meeting of Parent Stockholders, in each case until their successors are elected and qualified. The provisions of this Section 2.6 are intended to be for the benefit of, and shall be enforceable by, each Company Director Designee. The obligations of Parent and the Surviving Company under this Section 2.6 shall not be terminated or modified in such a manner as to adversely affect the rights of any Company Director Designee unless (x) such termination or modification is required by applicable Law or (y) such Company Director Designee has consented in writing to such termination or modification (it being expressly agreed that each Company Director Designee shall be a third-party beneficiary of this Section 2.6).
2.7   Tax Consequences.   It is intended that, for U.S. federal income tax purposes, (a) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and (b) this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g) (clauses (a) and (b), collectively, the “Intended Tax Treatment”). Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), the parties to this Agreement shall file all U.S. federal, state and local Tax Returns in a manner consistent with the Intended Tax Treatment, and no party shall take a position inconsistent with such treatment.
ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY
AND MERGER SUB; EXCHANGE
3.1   Effect of the Merger on Capital Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any holder of any securities of Parent, Merger Sub or the Company:
(a)   Membership Interests of Merger Sub.   All of the membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as membership interests of the Surviving Company.
(b)   Capital Stock of the Company.
(i)   Subject to the other provisions of this Article III, each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares, as defined below), shall be converted into the right to receive from Parent that number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Merger Consideration”).
(ii)   All such shares of Company Common Stock, when so converted pursuant to Section 3.1(b)(i), shall automatically be cancelled and cease to exist. Each holder of a share of Company Common Stock that was outstanding immediately prior to the Effective Time (other than Cancelled Shares) shall cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration, (B) any dividends or other distributions in accordance with Section 3.2(g) and (C) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.2(h), in each case, to be issued or paid in consideration therefor upon the surrender of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.4.
(iii)   All shares of Company Common Stock held by Parent or Merger Sub or by any Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and no consideration shall be delivered or deliverable in exchange therefor (collectively, the “Cancelled Shares”).
(c)   Adjustment to Merger Consideration.   The Merger Consideration shall be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), subdivision, reorganization, reclassification, recapitalization, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock or Parent Common Stock outstanding after the date hereof and prior to the Effective

Time. Nothing in this Section 3.1(c) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.
3.2   Payment for Securities; Exchange.
(a)   Exchange Agent; Exchange Fund.   Prior to the Effective Time, Parent or Merger Sub shall enter into an agreement with the Company’s transfer agent to act as agent for the holders of Company Common Stock in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration and cash sufficient to pay cash in lieu of fractional shares pursuant to Section 3.2(h) and any dividends or other distributions pursuant to Section 3.2(g), to which such holders shall become entitled pursuant to this Article III. On or prior to the Closing Date and prior to the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for issuance in accordance with this Article III through the Exchange Agent, the number of shares of Parent Common Stock issuable to the holders of Company Common Stock outstanding immediately prior to the Effective Time pursuant to Section 3.1. Parent agrees to deposit with the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.2(g) and to make any cash payments in lieu of fractional shares pursuant to Section 3.2(h). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for shares of Company Common Stock pursuant to this Agreement out of the Exchange Fund (as hereinafter defined). Except as contemplated by this Section 3.2(a) and Sections 3.2(g) and 3.2(h), the Exchange Fund shall not be used for any other purpose. Any shares of Parent Common Stock deposited with the Exchange Agent (including any cash deposited to pay for fractional shares in accordance with Section 3.2(h) and any dividends or other distributions in accordance with Section 3.2(g)) shall hereinafter be referred to as the “Exchange Fund.” The Surviving Company shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration and cash in lieu of fractional shares. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund.
(b)   Exchange Procedures.
(i)   As soon as practicable after the Effective Time, but in no event more than two (2) Business Days after the Closing Date, Parent shall instruct the Exchange Agent to mail or otherwise deliver to each record holder, as of immediately prior to the Effective Time, of (A) a certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”) or (B) shares of Company Common Stock represented by book-entry (“Book-Entry Shares”), in each case, which shares were converted pursuant to Section 3.1 into the right to receive the Merger Consideration at the Effective Time, (x) a letter of transmittal (“Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing and (y) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration set forth in Section 3.1.
(ii)   Upon surrender to the Exchange Agent of Certificates or Book-Entry Shares, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor (A) the shares of Parent Common Stock comprising the Merger Consideration pursuant to the provisions of this Article III (which shares of Parent Common Stock shall be in uncertificated book-entry form) and (B) a check in the amount equal to cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.2(h) and dividends and other distributions pursuant to Section 3.2(g). No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person other than the record holder of such shares of Company Common Stock, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of the Surviving Company that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 3.2(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of such shares of Company Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.2(h) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(g).
(c)   Termination of Rights.   All Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.2(h) and any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.2(g), in each case paid upon the surrender of and in exchange for shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. At the Effective Time, the stock transfer books of the Surviving Company shall be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company for any reason, they shall be cancelled and exchanged for the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares evidencing Cancelled Shares), any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.2(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.2(g), without any interest thereon.
(d)   Termination of Exchange Fund.   Any portion of the Exchange Fund that remains undistributed to the former Company Stockholders on the 365th day after the Closing Date shall be delivered to the Surviving Company upon demand, and any former Company Stockholders who have not theretofore received the Merger Consideration to which they are entitled under this Article III, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.2(h) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 3.2(g), in each case without interest thereon, shall thereafter look only to the Surviving Company and Parent for payment of their claim for such amounts.
(e)   No Liability.   None of the Surviving Company, Parent or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which the Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.
(f)   Lost, Stolen, or Destroyed Certificates.   If any Certificate (other than a Certificate evidencing Cancelled Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Company, the posting by such Person of a bond in such reasonable amount, pursuant to the policies and procedures of the transfer agent for Parent, as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.2(h) and any dividends or other distributions with respect to Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.2(g).
(g)   Distributions with Respect to Parent Common Stock.   No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares with respect to the whole shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificates or Book-Entry Shares and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder, in each case until such holder shall surrender such Certificates or Book-Entry Shares in accordance with this Section 3.2. Following surrender of any such Certificates or Book-Entry Shares, there shall be paid to such holder of whole shares of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all whole shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock were issued and outstanding as of the Effective Time.
(h)   No Fractional Shares of Parent Common Stock.   No certificates or scrip or shares representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the average of the daily volume weighted average prices of one share of Parent Common Stock for the five (5) consecutive trading days immediately prior to the Closing Date as reported by Bloomberg, L.P. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder), the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.
(i)   Withholding Taxes.   Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from (A) the consideration to be paid by Parent or the Exchange Agent hereunder and (B) any other amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of state, local or foreign Tax Law; provided, however, except with respect to payments in the nature of compensation to be made to employees or former employees on behalf of the Company, the applicable payor shall use commercially reasonable efforts to provide the Company with a written notice of the intention to withhold at least ten (10) Business Days prior to any such withholding, along with reasonable details regarding the provisions of Law that require such deduction or withholding and use reasonable best efforts to minimize any such withholdings or deductions (including by accepting any properly completed and duly executed documentation that is provided to the payor). Any such amounts so deducted or withheld shall be paid over to the relevant Taxing Authority in accordance with applicable Law by the Exchange Agent, the Surviving Company or Parent, as the case may be, and such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(j)   Dissenters’ Rights.   No dissenters’ or appraisal rights shall be available with respect to the Merger or the other Transactions.
3.3   Treatment of Company Equity Awards.
(a)   Each award of performance restricted stock units, whether vested or unvested, payable in whole or in part in shares of Company Common Stock, or the value of which is determined with reference to shares of Company Common Stock, that was granted pursuant to the Company Equity Plan, and is outstanding immediately prior to the Effective Time (each a “Company Performance RSU Award”), shall be cancelled as of immediately prior to the Effective Time, with the holder thereof becoming entitled to receive a number of shares of Parent Common Stock, equal to the product of (i) the number of shares of Company Common Stock subject to such Company Performance RSU Award based on the achievement of the applicable performance metric measured as of immediately prior to the Effective Time and (ii) the Exchange Ratio.
(b)   At the Effective Time, each award of restricted stock units that is not a Company Performance RSU Award, whether vested or unvested, payable in whole or in part in shares of Company Common Stock, or the value of which is determined with reference to shares of Company Common Stock, that was granted pursuant to the Company Equity Plan, and is outstanding immediately prior to the Effective Time (each a “Company RSU Award” and, together with the Company Performance RSU Awards, the “Company Equity Awards”), shall be assumed by Parent and converted into an award of restricted stock units (each, a “Parent RSU Award”) with respect to a number of shares of Parent Common Stock, equal to the product of (i) the total number of shares of Company Common Stock subject to such Company RSU Award as of immediately prior to the Effective Time and (ii) the Exchange Ratio (rounded to the nearest whole share), on the same terms and conditions as were applicable to such Company RSU Award as of immediately prior to the Effective Time.
(c)   For purposes of this Section 3.3, the Company Equity Awards may be net settled in respect of applicable withholding Taxes, if any.
(d)   Notwithstanding anything herein to the contrary, with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code, payment of the Merger Consideration will be made at the earliest time permitted under the Company Equity Plan that will not trigger a Tax or penalty under Section 409A of the Code.
(e)   The Company shall terminate the Company Equity Plan prior to or as of the Effective Time.
(f)   At or prior to the Effective Time, the Company and the Company Board (or a committee thereof), Parent and the Parent Board (or a committee thereof), as applicable, shall adopt resolutions providing, and take any other actions reasonably required, that the Equity Awards will be treated as set forth in this Section 3.3, in each case, subject to and in accordance with the terms of the Company Equity Plan, the Parent Equity Plan and applicable Law, including Section 409A of the Code. The Company shall use reasonable best efforts to ensure that, from and after the Effective Time, neither Parent nor the Surviving Company shall be required to deliver shares of Parent Common Stock or other capital stock of Parent to any Person pursuant to or in settlement of Company Equity Awards other than as provided in this Section 3.3.
3.4   Treatment of Company Warrants.
(a)   Each holder of a Company Warrant may exercise such warrant at any time prior to the Effective Time in exchange for Company Common Stock, in accordance with, and subject to, the terms and conditions of the Company Warrant Agreement.
(b)   Following the Effective Time, each Company Warrant that is outstanding as of the Effective Time shall remain outstanding and entitle each holder thereof to receive, upon the exercise of such Company Warrant, the kind and amount of Merger Consideration that such holder would have been entitled to receive had such holder exercised such Company Warrant immediately prior to the Effective Time. Without limiting the foregoing, from and after the Effective Time, (i) references to the Company in the Company Warrant Agreement shall mean and refer to Parent, (ii) each Company Warrant may be exercised solely for Parent Common Stock, (iii) the number of shares of Parent Common Stock subject to each Company Warrant shall be equal to the product of the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share purchase price under each Company Warrant shall be adjusted by dividing the per share purchase price under such Company Warrant as of immediately prior to the Effective Time by the Exchange Ratio and rounding down to the nearest cent. Except as expressly provided in this Section 3.4, each Company Warrant shall continue to have, and be subject to, substantially the same terms and conditions set forth in the Company Warrant Agreement immediately prior to the Effective Time. The parties agree to take all such action as may be necessary to implement the provisions of this Section 3.4.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on or prior to the date of this Agreement (the “Company Disclosure Letter”) and except as disclosed in the Company SEC Documents filed as of the date of this Agreement (including all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward looking in nature and provided that the Company SEC Documents do not qualify the representations and warranties in Section 4.2), the Company represents and warrants to Parent and Merger Sub as follows:
4.1   Organization, Standing and Power.
(a)   Each of the Company and its Subsidiaries is, as applicable, a corporation, partnership or limited liability company duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as now being conducted, other than, in each case, where the failure to be so organized, validly existing, in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (a “Company Material Adverse Effect”). Each of the Company and its Subsidiaries is duly qualified or licensed to do business and, where relevant, is in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification, licensing or good standing necessary, other than where the failure to so qualify, be licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Organizational Documents.
(b)   Section 4.1(b) of the Company Disclosure Letter sets forth an accurate and complete list of each Subsidiary of the Company, including a list of each Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”), a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”), or a REIT, together with (i) the jurisdiction of incorporation or organization, as the case may be, of such Subsidiary, (ii) the type and percentage of interest held, directly or indirectly, by the Company in such Subsidiary, (iii) the amount of its authorized capital stock or other equity interests, and (iv) the amount of its outstanding capital stock or other equity interests.
4.2   Capital Structure.
(a)   As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 500,000,000 shares of Company Common Stock and (ii) 100,000,000 shares of Company Preferred Stock. At the close of business on February 22, 2023: (A) 131,749,957 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued and outstanding; (C) 15,604,192 shares of Company Common Stock were reserved for issuance upon exercise of Company Warrants; (D) 912,678 shares of Company Common Stock were subject to outstanding Company RSU Awards granted under the Company Equity Plan; and (E) 195,965 shares of Company Common Stock were subject to outstanding Company Performance RSU Awards granted under the Company Equity Plan. Set forth in Section 4.2(a) of the Company Disclosure Letter is a listing of, (x) with respect to each Company RSU Award outstanding, the number of shares of Company Common Stock issuable upon vesting of such Company RSU Award, the vesting date or dates thereof, the name of the holder thereof, and the grant and termination dates thereof, (y) with respect to each Company Performance RSU Award outstanding, the number of shares of Company Common Stock issuable upon vesting of such Company RSU Award, the performance thresholds for vesting thereof and other vesting terms, the name of the holder thereof, and the grant and termination dates thereof, and (z) with respect to each Company Warrant outstanding, the number of shares of Company Common Stock for which such Company Warrant may be exercised, the exercise price thereof, and the issuance and termination dates thereof.
(b)   All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights and have been issued and granted in compliance in all material respects with applicable state and federal securities Laws, the MGCL and the Organizational Documents of the Company. The Company owns, of record and beneficially, directly or indirectly, all of the issued and outstanding shares of capital stock of, or other equity interests in, the Subsidiaries of the Company, free and clear of all Liens, other than Permitted Liens. As of the close of business on February 22, 2023, except as set forth in this Section 4.2, there are no outstanding: (i) shares of Company Capital Stock, (ii) Voting Debt, (iii) securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock or Voting Debt, (iv) contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or capital stock, membership interests, partnership interests, joint venture interests or other equity interests of any Subsidiary of the Company, or (v) subscriptions, options, warrants, calls, puts, rights of first refusal or other rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound, in any case, obligating the Company or any Subsidiary of the Company to (A) issue, deliver, transfer, sell, purchase, redeem or acquire, or cause to be issued, delivered, transferred, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock, any Voting Debt or other voting securities of the Company or (B) grant, extend or enter into any such subscription, option, warrant, call, put, right of first refusal or other similar right, commitment or agreement. Except as set forth in the Organizational Documents of the Company, there are no stockholder agreements, voting trusts or other agreements to which the Company is a party or by which it is bound relating to the voting of any shares of the Company Capital Stock.
(c)   The Company has not exempted any Person from the share ownership limits set forth in the Organizational Documents of the Company or established or increased an “excepted holder limit,” which exemption or “excepted holder limit” remains in effect.
(d)   All dividends or other distributions on the shares of Company Capital Stock and any material dividends or other distributions on any securities of any Subsidiary of the Company which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been declared and are not yet due and payable). As of the date of this Agreement, there are no declared and unpaid dividends with respect to any shares of Company Capital Stock and there are no declared and unpaid material dividends with respect to any securities of any Subsidiary of the Company.
4.3   Authority; No Violations; Approvals.
(a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, subject, with respect to consummation of the Merger, to clauses (i) through (iii) below. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, including the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to (i) receipt of the Company Stockholder Approval, (ii) the filing of the Articles of Merger with, and acceptance for record by, the Maryland Department, and (iii) the filing of the Certificate of Merger with, and acceptance for record by, the Delaware Secretary of State. This Agreement has been duly executed and delivered by the

Company and, assuming the due and valid execution of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, “Creditors’ Rights”). The Company Board, at a meeting duly called and held, has unanimously (A) determined that this Agreement and the Transactions, including the Merger, are advisable and in the best interests of the Company, (B) authorized and approved this Agreement and declared that the Merger advisable, (C) directed that the Merger be submitted to the holders of Company Common Stock for consideration at the Company Stockholders Meeting, and (D) resolved to make the Company Board Recommendation. As of the date hereof, none of the foregoing actions by the Company Board have been rescinded or withdrawn or modified in any way. The Company Stockholder Approval is the only vote of the holders of any class or series of Company Capital Stock that is necessary to approve the Merger.
(b)   The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, with or without notice or lapse of time, or both, (i) assuming that the Company Stockholder Approval is obtained, contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Company, (ii) result in a violation of, or default under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any Company Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made and the Company Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the ability of the Company and its Subsidiaries to consummate the Transactions before the End Date.
4.4   Consents.   No Consent from any Governmental Entity is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (a) the filing with the SEC of (i) a joint proxy statement in preliminary and definitive form (including any amendments or supplements, the “Joint Proxy Statement”) relating to the meeting of the stockholders of the Company (the “Company Stockholders”) to consider the approval of the Merger (including any postponement, adjournment or recess thereof, the “Company Stockholders Meeting”) and the Parent Stockholders Meeting, and (ii) such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (b) the filing of the Articles of Merger and any other required filings with, and the acceptance for record by, the Maryland Department pursuant to the MGCL; (c) the filing of Certificate of Merger and any other required filings with, and the acceptance for record by, the Delaware Secretary of State pursuant to the DLLCA; (d) such filings as may be required under the rules and regulations of the NYSE; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (f) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the ability of the Company and its Subsidiaries to consummate the Transactions before the End Date.
4.5   SEC Documents; Financial Statements; Internal Controls and Procedures.
(a)   Since December 31, 2020, the Company has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, as amended, collectively, the “Company SEC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, each of the Company SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)   The consolidated audited and unaudited interim financial statements of the Company included or incorporated by reference in the Company SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position, results of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to absence of notes and normal year-end adjustments). The Company has not, since December 31, 2021, changed its accounting principles, practices or methods in a manner that would materially affect the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by GAAP or applicable Law. To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review and the Company does not have outstanding and unresolved comments from the SEC with respect to any of the Company SEC Documents.
(c)   Other than any off-balance sheet arrangements disclosed in the Company SEC Documents filed or furnished prior to the date hereof, neither the Company nor any Subsidiary of the Company is a party to, or has any contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.
(d)   The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From January 1, 2022 to the date of this Agreement, the Company’s auditors and the Company Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting, and, in each case, neither the Company nor any of its Representatives has failed to disclose such information to the Company’s auditors or the Company Board.
4.6   Absence of Certain Changes or Events.
(a)   From January 1, 2022, through the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
(b)   From January 1, 2022, through the date of this Agreement, except for events giving rise to, and the actions taken in connection with, this Agreement, the Company and each of its Subsidiaries have conducted their business in the ordinary course of business in all material respects and have not taken any of the actions set forth in Section 6.1(b)(i) or 6.1(b)(xvii).
4.7   No Undisclosed Material Liabilities.   There are no liabilities of the Company or any of its Subsidiaries of any type, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities reflected or reserved against on the consolidated balance sheet of the Company dated as of December 31, 2021 (including the notes thereto) contained in the Company SEC Documents filed or furnished prior to the date hereof; (b) liabilities incurred in the ordinary course of business subsequent to December 31, 2021; (c) liabilities incurred in connection with the preparation, negotiation and consummation of the Transactions; (d) liabilities incurred as permitted under Section 6.1(b)(x); and (e) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.8   Information Supplied.   None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent pursuant to which shares of Parent Common Stock issuable in the Merger will be registered with the SEC (including any amendments or supplements, the “Registration Statement”) shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement shall, at the date it is first mailed to the Company Stockholders and to Parent Stockholders and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made therein based on information (i) supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein or (ii) not supplied by or on behalf of the Company and not obtained from or incorporated by reference to the Company’s filings with the SEC.
4.9   Company Permits; Compliance with Applicable Law.   The Company and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”), except where the failure to so hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the ability of the Company and its Subsidiaries to consummate the Transactions before the End Date. Neither the Company nor any Subsidiary of the Company is in violation or breach of, or default under, any Company Permit, nor has the Company or any Subsidiary of the Company received any claim or notice indicating that the Company or any Subsidiary of the Company is currently not in compliance with the terms of any Company Permits, except where the failure to be in compliance with the terms of any Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the ability of the Company and its Subsidiaries to consummate the Transactions before the End Date. The businesses of the Company and its Subsidiaries are not currently being conducted, and at no time since December 31, 2021, have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the ability of the Company and its Subsidiaries to consummate the Transactions before the End Date. Notwithstanding anything to the contrary in this Section 4.9, the provisions of this Section 4.9 shall not apply to matters addressed in Sections 4.10, 4.11 and 4.12.
4.10   Compensation; Benefits.
(a)   Section 4.10(a) of the Company Disclosure Letter sets forth a list of each material Company Plan. For purposes of this Agreement, “Company Plan” means each Employee Benefit Plan sponsored, maintained, or contributed to by the Company or any of its Subsidiaries or with respect to which the

Company or any of its Subsidiaries could reasonably be expected to have any liability or that provide any benefits to any individual providing services to the Company or any of its Subsidiaries. True, correct and complete copies of each of the following have been furnished or made available to Parent or its Representatives with respect to each material Company Plan: (i) all governing plan documents (including amendments), (ii) all trust agreements or other funding arrangements (including insurance contracts), (iii) the most recent IRS determination or opinion letter, (iv) the most recent summary plan descriptions, (v) annual reports or returns, audited or unaudited financial statements, and actuarial valuations for the most recent three (3) years, and (vi) non-discrimination testing data and reports for the two most recently completed plan years.
(b)   Each Company Plan has been established, funded and administered in material compliance with its terms and all applicable Laws. There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Company Plans. All Company Plans that are intended to be subject to Code Section 401(a) have received a favorable determination letter from the Internal Revenue Service or are maintained pursuant to a pre-approved plan where the Company is entitled to rely on a favorable opinion letter from the Internal Revenue Service. Except as could not, either individually or in the aggregate, reasonably be expected to result in material liability to the Company or any of its Subsidiaries, all contributions to, and payments from, each Company Plan have been timely made.
(c)   Neither the Company nor any of its ERISA Affiliates has at any time sponsored, contributed to, or been obligated under Title I or Title IV of ERISA to contribute to a “defined benefit plan” (as defined in ERISA Section 3(35)). Neither the Company nor any of its ERISA Affiliates has ever had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). No Company Plan is a “multiple employer plan” (meaning a plan sponsored by two or more unrelated employers) or a “multiple employer welfare arrangement” (as defined in ERISA Section 3(40)). The Company has no liability under Title IV of ERISA or Code Section 412 either directly or through its ERISA Affiliates. Neither the Company nor any of its ERISA Affiliates has maintained in the past nor currently maintains an Employee Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I of ERISA or Code Section 4980B or their successors or other applicable Law. The Company has complied in all material respects with the continuation coverage requirements of Section 1001 of COBRA, and ERISA Sections 601 through 608.
(d)   Except as otherwise provided for in this Agreement, neither the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the Transactions (individually or in conjunction with any other event) will (i) entitle any current or former service provider to the Company or any of its Subsidiaries to retention or other bonuses, parachute payments, non-competition payments, or any other compensatory payment, (ii) entitle any current or former service provider to the Company or any of its Subsidiaries to unemployment compensation, severance pay or any increase in severance pay upon any termination of employment, (iii) result in any breach or violation of, or default under, any of the Company Plans, (iv) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount of compensation due to any individual service provider to the Company or any of its Subsidiaries, or (v) give rise to any payment or benefit that would not be deductible in whole or in part by reason of Section 280G of the Code.
(e)   Each Company Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award, is in compliance in all material respects with Section 409A of the Code, and no payment or award that has been made to any participant under a Company Plan is subject to the interest and penalties specified in Section 409A(a)(1)(B) of the Code. Neither the Company nor any of its Subsidiaries (i) has any obligation to reimburse or indemnify any participant in a Company Plan for any of the interest or penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future, or (ii) has been required to report to any Governmental Entity any correction or Taxes due as a result of a failure to comply with Section 409A of the Code.

(f)   No Company Plan provides for the gross-up or reimbursement of any Taxes imposed by Section 4999 of the Code or otherwise, and neither the Company nor any of its Subsidiaries has any obligation to reimburse or indemnify any party for such Taxes.
4.11   Labor and Employment Matters.
(a)   Each of the Company and its Subsidiaries is, and during the past three (3) years has been, in compliance, in all material respects, with all applicable Laws governing the employment of labor, including all such Laws relating to: discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; occupational safety and health; plant closings; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; background checks and other consumer reports regarding employees and applicants; employment practices; affirmative action and other employment-related obligations on federal contractors and sub-contractors; classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; and workers’ compensation (collectively, “Employment Matters”). The Company has made available to Parent all current material written personnel policies, rules and procedures applicable to employees that have been adopted by the Company or any of its Subsidiaries.
(b)   The Company has made available to Parent a true, correct and complete listing, as of the date specified therein, of the name of each individual employed by the Company or any of its Subsidiaries, together with such employee’s position or function; annual base salary or wage; status as “exempt” or “nonexempt” for employment classification purposes; accrued leave as of the date specified therein; any incentive or bonus arrangements with respect to such employee; and any severance potentially payable to such employee upon termination of employment. The Company has made available to Parent a true, correct and complete listing, as of the date specified therein, of the name of each individual engaged by the Company or any of its Subsidiaries as an independent contractor, together with such individual’s compensation arrangement and whether such individual has entered into a written agreement regarding his or her contractor engagement. Neither the Company nor any of its Subsidiaries is a party to any employment contract or independent contractor contract with any of its directors, officers, employees, or independent contractors with respect to such person’s employment or engagement with the Company or any of its Subsidiaries. The employment of each employee of the Company and its Subsidiaries and the engagement of each independent contractor is terminable at will by the Company or Subsidiary, as applicable, without any penalty, liability, severance obligation incurred by the Company or any of its Subsidiaries. Each employee of the Company or any of its Subsidiaries is a United States citizen or has a current and valid work visa or otherwise has the lawful right to work in the United States.
(c)   Neither the Company nor any of its Subsidiaries is or has been during the past three (3) years (i) a party to, or bound by, any collective bargaining agreement or other contract with a labor union, works council or labor organization or (ii) subject to a material labor dispute, strike or work stoppage. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, threatened involving employees of the Company or any of its Subsidiaries.
(d)   There are no pending or, to the Company’s knowledge, threatened, and in the past three (3) years there have been no, material Proceedings by or before any Governmental Entity relating to any Employment Matters relating to or involving the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to any Employment Matters.
(e)   In the last three (3) years, (i) to the Company’s knowledge, no allegations of sexual harassment, sexual assault, sexual misconduct, gender discrimination or similar behavior (a “Sexual Misconduct Allegation”) have been made against any employee or independent contractor of the Company or any of its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any contract or provision similar to any of the foregoing, relating directly to any Sexual Misconduct Allegation.

(f)   In the last four (4) years, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the federal Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)), or (ii) a “mass layoff” (as defined in the WARN Act), and neither the Company nor any of its Subsidiaries has engaged in layoffs or employment terminations sufficient in number to trigger application of any applicable state, local and foreign Law related to plant closings, relocations, mass layoffs and employment losses.
(g)   Neither the Company nor any Subsidiary of the Company is a party to any contract or subcontract with the United States government or any department or agency thereof that, individually or in the aggregate, trigger any obligations under Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans’ Readjustment Assistance Act, and no customers are using the products or services of the Company or any Subsidiary of the Company to perform services or provide goods for the United States government or any department or agency thereof, or have included any reference to federal contracting, subcontracting or supplying, or otherwise referenced Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans’ Readjustment Assistance Act, in any contract with the Company or any Subsidiary of the Company.
(h)   To the knowledge of the Company, (i) no employee or independent contractor of the Company or any of its Subsidiaries is in violation of any material term of any employment contract, consulting contract, non-disclosure agreement, non-competition agreement, non-solicitation agreement, proprietary information agreement or any other agreement relating to confidential or proprietary information, intellectual property, competition, or related matters; and (ii) the continued employment by the Company and its Subsidiaries of their respective employees, and the performance of the contracts with the Company and its Subsidiaries by their respective independent contractors, will not result in any such material violation. Neither the Company nor any of its Subsidiaries has received any written notice alleging that any such material violation has occurred within the past three(3) years.
4.12   Taxes.
(a)   The Company and each of its Subsidiaries has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Taxing Authority all income and all other material Tax Returns required to be filed by them, taking into account any extensions of time properly obtained within which to file such Tax Returns, and all such Tax Returns were and are correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all material amounts of Taxes required to be paid by them, other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP.
(b)   The Company (i) for its taxable years commencing with its taxable year that ended on December 31, 2019, and through and including its taxable year that ended on December 31, 2022 has been subject to U.S. federal taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2023 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate (including with regard to the REIT distribution requirements in the taxable year that includes and/or end on the Closing Date) through the Effective Time in such a manner as to qualify as a REIT for its taxable year that will end with the consummation of the Merger; and (iv) to its knowledge, is not subject to any pending challenges by, and has not received any written threats from, the IRS or any other Governmental Entity with respect to its qualification as a REIT.
(c)   Each of the Company’s Subsidiaries has been, since the later of its acquisition or formation, and continues to be treated for U.S. federal and state income Tax purposes as (i) a partnership or a disregarded entity (and not as a corporation or an association or publicly traded partnership taxable as a corporation), (ii) a Qualified REIT Subsidiary or (iii) a Taxable REIT Subsidiary.
(d)   Neither the Company nor any of its Subsidiaries have a material amount of “net unrealized built-in gain” within the meaning of Section 1374(d)(1) of the Code.

(e)   (i) There are no audits, investigations by any Governmental Entity or other Proceedings pending or, to the knowledge of the Company, threatened in writing with regard to any material Taxes or Tax Returns of the Company or any of its Subsidiaries; (ii) no material deficiency for Taxes of the Company or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened in writing, by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open Tax year (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course); (iv) neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(f)   Since the Company’s formation, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code. No event has occurred, and, to the knowledge of the Company, no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon the Company or any of its Subsidiaries.
(g)   The Company and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(h)   There are no material Tax Liens upon any property or assets of the Company or any of its Subsidiaries except for Permitted Liens.
(i)   No request for a ruling, relief or advice in respect of material Taxes or material Tax Returns of the Company or any of its Subsidiaries is currently pending with any Governmental Entity and neither the Company nor any of its Subsidiaries has requested, received or is subject to any written ruling of a Taxing Authority or has entered into any written agreement with a Taxing Authority.
(j)   There are no Tax allocation, protection or sharing agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries, and after the Closing Date neither the Company nor any of its Subsidiaries shall be bound by any such Tax allocation or protection agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than (i) agreements the principal subject matter of which does not relate to Taxes and (ii) any such agreements or arrangements solely between or among the Company or its Subsidiaries.
(k)   Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any material liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise by operation of Law, except, in each case, for any such group in which the members include only the Company or its Subsidiaries.
(l)   Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
(m)   Neither the Company nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(n)   Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(o)   Neither the Company nor any of its Subsidiaries is aware of any fact or circumstance, or has taken or agreed to take any action not contemplated by this Agreement, that could reasonably be expected to prevent, impair or impede the Merger from qualifying for the Intended Tax Treatment.
4.13   Litigation.   Except as would not reasonably be expected to have, individually or in the aggregate, (a) a Company Material Adverse Effect or (b) a material adverse effect on the ability of the Company and its Subsidiaries to consummate the Transactions before the End Date, there is no (i) Proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties, rights or assets or (ii) judgment, decree or injunction, or material ruling or order, in each case, of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries; provided, however, that with respect to clause (b), this representation and warranty speaks only with respect to such Proceedings that are pending as of the date hereof and judgments, decrees or injunctions that are outstanding as of the date hereof.
4.14   Intellectual Property.   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company or the Subsidiaries of the Company own or are licensed or otherwise possess valid rights to use all Company Intellectual Property used in the conduct the business of the Company and its Subsidiaries as it is currently conducted, (b) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (c) there are no pending or, to the knowledge of the Company, threatened claims with respect to any of the Company Intellectual Property rights owned by the Company or any Subsidiary of the Company and (d) to the knowledge of the Company, no Person is currently infringing or misappropriating Company Intellectual Property. The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of the Company and its Subsidiaries as presently conducted, except where failure to do so would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.15   Loan Portfolio.
(a)   As of the date hereof, the Company and its Subsidiaries are the sole legal and beneficial owners of each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) reflected in the latest financial statements included in the Company SEC Documents filed prior to the date hereof as being owned by the Company or a Subsidiary of the Company or made or acquired after the date thereof (except such loans as may have been sold or otherwise disposed of since the date thereof) (collectively, “Company Loans”) and are the sole legal owners or beneficiaries of or under any related notes, deeds of trust, mortgages, security agreements, guaranties, indemnities, financing statements, assignments, endorsement, bonds, letters of credit, accounts, insurance contracts and policies, escrow documents, participation agreements (if applicable), and all other documents evidencing or securing the Company Loans (collectively, the “Company Loan Documentation”) and all related loan files, servicing files, credit reports, Tax Returns, appraisals, and all other documents relating to the Company Loans (collectively, with the Company Loan Documentation, the “Company Loan Files”), in each case, free and clear of any Liens, except for Permitted Liens. The Company has made available to Parent all Company Loan Files as of the date hereof, all of which are complete, accurate and current in all material respects. No Company Loans have been waived, impaired, amended, modified, superseded, extended, satisfied, canceled, rescinded, or subordinated in any material respect, other than in the ordinary course of business.
(b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, each Company Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to Creditors’ Rights.
(c)   At the time of the origination of each Company Loan, the origination, due diligence and underwriting performed by or on behalf of the Company and its Subsidiaries in connection with each Company Loan complied in all material respects with the terms, conditions and requirements of the Company’s origination, due diligence, underwriting procedures, guidelines and standards. Each outstanding Company Loan is and has been administered and, where applicable, serviced, and the relevant Company Loan Files are being maintained, in all material respects in accordance with the relevant Company Loan Documentation, all applicable federal, state and local Laws, and industry-accepted practices.
(d)   Except as would not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect, the Company Loan Documentation for each Company Loan contains provisions that render the rights and remedies of the holder thereof adequate for the practical realization against any mortgaged property or other collateral of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to Creditors’ Rights. Neither the Company nor any of its Subsidiaries has (i) received any written notice asserting any offset, defense (including the defense of usury), claim (including claims of lender liability), counterclaim or right to rescission with respect to any Company Loan or Company Loan Documentation, or (ii) has knowledge of (A) any uncured material monetary default in excess of thirty (30) days or event of acceleration existing under any Company Loan, (B) any uncured material non-monetary default, breach, violation or event of acceleration existing beyond the applicable grace or cure period under any Company Loan, (C) any condition or event such that, with the passage of time and/or giving of notice and/or the expiration of any grace or cure period, would constitute a material monetary default, material non-monetary default, breach, violation or event of acceleration under any Company Loan, or (D) any material breach of any Company Loan by the Company or any of its Subsidiaries. As of the date of origination and to the Company’s knowledge as of the date hereof, neither any mortgaged property underlying any Company Loan, nor any portion thereof, is the subject of, and no borrower or guarantor under a Company Loan is a debtor in state or federal bankruptcy, insolvency or similar Proceeding. The allowance for current expected credit losses as reflected in the Company SEC Documents as of each quarter ended after December 31, 2021, was in the reasonable opinion of the Company’s management adequate to meet all reasonably anticipated credit losses (including losses on unfunded construction holdbacks).
4.16   Real Property.   Except as would not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect, (a) the Company or a Subsidiary of the Company has good and marketable title to the real property reflected in the latest financial statements included in the Company SEC Documents filed prior to the date hereof as being owned by the Company or a Subsidiary of the Company or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof) (the “Company Owned Properties”), free and clear of all Liens, except Permitted Liens, and (b) is the lessee of all leasehold estates reflected in the latest financial statements included in such the Company SEC Documents filed prior to the date hereof or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s knowledge, the lessor. There are no pending or, to the knowledge of the Company, threatened material condemnation Proceedings against any of the Company Real Property.
4.17   Material Contracts.
(a)   Section 4.17 of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of (but not including any Company Plan):
(i)   other than contracts providing for the acquisition, origination, purchase, sale or divestiture of loans, mortgage backed securities, mortgage servicing rights, debt securities and other financial instruments owned or entered into by the Company or any of its Subsidiaries in the ordinary course of business and other than this Agreement, each contract that involves a pending or contemplated merger, business combination, acquisition, purchase, sale or divestiture that requires the Company or any of its Subsidiaries to dispose of or acquire assets or properties with a fair market value in excess of $25,000,000;
(ii)   each contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Subsidiary of the Company or any of their respective Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any businesses, securities or assets (other than provisions requiring notice of or consent to assignment by any counterparty thereto);
(iii)   each contract relating to outstanding Indebtedness (or commitments or guarantees in respect thereof) of the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $20,000,000, other than agreements solely between or among the Company and its wholly owned Subsidiaries;
(iv)   each contract that involves or constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a forward, swap or other hedging transaction of any type, whether or not entered into for bona fide hedging purposes;
(v)   each contract pursuant to which the Company or any of its Subsidiaries leases any Company Real Property;
(vi)   each employment contract to which the Company or a Subsidiary of the Company is a party, other than at-will arrangements that can be terminated at any time without material liability to the Company or any of its Subsidiaries;
(vii)   each contract pursuant to which the Company or any Subsidiary of the Company may be obligated to issue or repurchase any Company Capital Stock or any capital stock or other equity interests in any Subsidiary of the Company (including the Company Warrants);
(viii)   each contract containing any non-compete, exclusivity or similar type of provision that materially restricts the ability of the Company or any of its Subsidiaries (including Parent and its Subsidiaries following consummation of the Transactions) to engage in any line of business, conduct business in any geographic area, or compete with any Person;
(ix)   each partnership, joint venture, limited liability company or strategic alliance agreement to which the Company or any Subsidiary of the Company is a party (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries);
(x)   each contract between or among the Company or any Subsidiary of the Company, on the one hand, and any officer, director or Affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any of its Subsidiaries or any of their respective “associates” or “immediate family members” (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand;
(xi)   each contract that obligates the Company or any of its Subsidiaries to indemnity any past or present directors, officers, or employees of the Company or any of its Subsidiaries;
(xii)   each vendor, supplier or third party consulting or similar contract not otherwise described in this Section 4.17(a) that (A) cannot be voluntarily terminated pursuant to its terms within sixty (60) days after the Effective Time and (B) under which it is reasonably expected the Company or any of its Subsidiaries will be required to pay fees, expenses or other costs in excess of $2,000,000 following the Effective Time; and
(xiii)   each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) not otherwise described in this Section 4.17(a) with respect to the Company or any Subsidiary of the Company, other than a Company Plan.
(b)   Collectively, the contracts set forth in Section 4.17(a), together with all Company Loan Documentation, are herein referred to as the “Company Contracts.” Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the ability of the Company and its Subsidiaries to consummate the Transactions before the End Date, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the ability of the Company and its Subsidiaries to consummate the Transactions before the End Date, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder. Complete and accurate copies of each Company Contract in effect as of the date hereof (including all amendments and modifications) have been furnished to or otherwise made available to Parent.
4.18   Insurance.   To the knowledge of the Company, all current, material insurance policies of the Company and its Subsidiaries (collectively, the “Material Company Insurance Policies”) are in full force and effect. All premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid. No written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy.
4.19   Opinion of Financial Advisor.   The Company Board has received an opinion from J.P. Morgan Securities LLC addressed to the Company Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of such opinion, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Company Common Stock (a copy of which opinion has been (or within two (2) Business Days after the date hereof will be) delivered to Parent for information purposes only).
4.20   Brokers.   Except for the fees and expenses payable to J.P. Morgan Securities LLC, which shall be paid by the Company, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
4.21   State Takeover Laws.   The Company Board has taken all action necessary to render inapplicable to the Merger and the other Transactions: (a) the provisions of Subtitle 6 of Title 3 of the MGCL, (b) the provisions of Subtitle 7 of Title 3 of the MGCL and (c) to the extent applicable to the Company, any other Takeover Law. Neither the Company nor any of its affiliates or associates (each as defined in the Maryland Business Combination Act) is the beneficial owner (as defined in the Maryland Business Combination Act), directly or indirectly, of, nor at any time during the last two (2) years has been the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of Parent.
4.22   Investment Company Act.   Neither the Company nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.
4.23   No Additional Representations.
(a)   Except for the representations and warranties made in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective properties, assets or businesses; or (ii) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent or Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.

(b)   Notwithstanding anything in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties or statements relating to Parent or its Subsidiaries (including Merger Sub) whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article V, the Parent Disclosure Letter or in any other document or certificate delivered by Parent or Merger Sub or their respective Affiliates or Representatives in connection herewith, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its Affiliates or Representatives. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Affiliates or Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the disclosure letter delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”) and except as disclosed in the Parent SEC Documents filed as of the date of this Agreement (including all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward looking in nature and provided that the Parent SEC Documents do not qualify the representations and warranties in Section 5.2), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
5.1   Organization, Standing and Power.
(a)   Each of Parent and its Subsidiaries (including Merger Sub) is, as applicable, a corporation, partnership or limited liability company duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as now being conducted, other than, in each case, where the failure to be so organized, validly existing, in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”). Each of Parent and its Subsidiaries is duly qualified or licensed to do business and, where relevant, is in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification, licensing or good standing necessary, other than where the failure to so qualify, be licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and Merger Sub each has heretofore made available to the Company complete and correct copies of its Organizational Documents.
(b)   Section 5.1(b) of the Parent Disclosure Letter sets forth an accurate and complete list of each Subsidiary of Parent as of the date hereof, with (i) the jurisdiction of incorporation or organization, as the case may be, of such Subsidiary, and (ii) the percentage of interest held, directly or indirectly, by Parent in such Subsidiary.
5.2   Capital Structure.
(a)   As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 500,000,000 shares of Parent Common Stock and (ii) 50,000,000 shares of Parent Preferred Stock. At the close of business on February 22, 2023: (A) 110,732,368 shares of Parent Common Stock were issued and outstanding; (B) 334,678 shares of Parent Series C Preferred Stock were issued and outstanding and 4,600,000 shares of Parent Series E Preferred Stock were issued and outstanding; (C) 3,374,114 shares of Parent Common Stock were reserved for issuance pursuant to the 2013 equity incentive plan of Parent (the “Parent Equity Plan”); and (D) 7,589,080 shares of Parent Common Stock were reserved for issuance in connection with the conversion of Parent’s 7.00% convertible senior notes due 2023 (the “Convertible Notes”). At the close of business on February 22, 2023: (1) the conversion rate for the Parent Series C Preferred Stock equaled 1.2368 shares of Parent Common Stock per $25.00 liquidation preference of the Parent Series C Preferred Stock; and (2) the conversion rate for the Convertible Notes equaled 1.6498 shares of Parent Common Stock per $25.00 principal amount of the Convertible Notes. There have not been any events that have or will result in an adjustment to the conversion rate on the Convertible Notes or the Parent Series C Preferred Stock.
(b)   All outstanding shares of Parent Capital Stock have been, and all shares of Parent Common Stock to be issued in connection with the Merger, when so issued in accordance with the terms of this Agreement, are or will be, as applicable, (i) duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights and (ii) issued and granted in compliance in all material respects with applicable state and federal securities Laws, the MGCL and the Organizational Documents of Parent. The issued and outstanding shares of capital stock of, or other equity interests in, the Subsidiaries of Parent that are owned, of record and beneficially, directly or indirectly, by Parent are so owned free and clear of all Liens, other than Permitted Liens.
(c)   As of the close of business on February 22, 2023, except as set forth in this Section 5.2, and except for changes since February 22, 2023, resulting from the exercise of stock options outstanding at such date (and the issuance of shares thereunder), or stock grants or other awards granted in accordance with Section 6.2(b)(ii), there are no outstanding: (i) shares of Parent Capital Stock, (ii) Voting Debt, (iii) securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of Parent Capital Stock or Voting Debt, (iv) contractual obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any shares of Parent Capital Stock or capital stock, membership interests, partnership interests, joint venture interests or other equity interests of any Subsidiary of Parent, or (v) subscriptions, options, warrants, calls, puts, rights of first refusal or other rights (including preemptive rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound, in any case, obligating Parent or any Subsidiary of Parent to (A) issue, deliver, transfer, sell, purchase, redeem or acquire, or cause to be issued, delivered, transferred, sold, purchased, redeemed or acquired, additional shares of Parent Capital Stock, any Voting Debt or other voting securities of Parent or (B) grant, extend or enter into any such subscription, option, warrant, call, put, right of first refusal or other similar right, commitment or agreement. There are no stockholder agreements, voting trusts or other agreements to which Parent is a party or by which it is bound relating to the voting of any shares of Parent Capital Stock.
(d)   As of the date of this Agreement, all of the outstanding limited liability company interests of Merger Sub are validly issued and fully paid and are wholly owned by Parent.
(e)   All dividends or other distributions on the shares of Parent Capital Stock and any material dividends or other distributions on any securities of any Subsidiary of Parent which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been declared and are not yet due and payable). As of the date hereof, Parent has paid all dividends on the issued and outstanding Parent Preferred Stock with respect to prior quarterly periods during which such stock has been outstanding such that there are no dividends that have cumulated on the Parent Preferred Stock as of the date hereof for prior quarters.
5.3   Authority; No Violations; Approvals.
(a)   Each of Parent and Merger Sub has all requisite organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions, including the consummation of the Merger, have been duly authorized by all necessary organizational action on the part of each of Parent (subject to obtaining the Parent Stockholder Approval) and Merger Sub, subject, with respect to consummation of the Merger, to (i) receipt of the Parent Stockholder Approval, (ii) the filing of the Articles of Merger with, and acceptance for record by, the Maryland Department, and (iii) the filing of the Certificate of Merger with, and acceptance for record by, the Delaware Secretary of State. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due and valid execution of this Agreement by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to Creditors’ Rights. The Parent Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement, the Voting Agreement and the Transactions, including the Parent Stock Issuance, are advisable and in the best interests of Parent, (ii) authorized and approved this Agreement, the Voting Agreement and the Transactions, including the Parent Stock Issuance, (iii) directed that the Parent Stock Issuance be submitted to the holders of Parent Common Stock for its consideration at the Parent Stockholders Meeting, and (iv) resolved to make the Parent Board Recommendation. The sole member of Merger Sub has (A) (1) determined that this Agreement and the Transactions, including the Merger, are in the best interests of Merger Sub and (2) authorized and approved this Agreement and declared that the Transactions, including the Merger, are advisable, and (B) executed a written consent pursuant to which it has authorized, adopted and approved this Agreement and the Transactions, including the Merger. As of the date hereof, none of the foregoing actions by the Parent Board or the sole member of Merger Sub have been rescinded or withdrawn or modified in any way. The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent Capital Stock necessary to approve the Parent Stock Issuance and the Transactions, including the Merger.
(b)   The execution and delivery of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of either Parent or Merger Sub, (ii) result in a violation of, or default under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of any Parent Contract to which Parent or any of its Subsidiaries is a party or by which Parent or Merger Sub or any of their respective Subsidiaries or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 5.4 are duly and timely obtained or made and the Parent Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or a material adverse effect on the ability of Parent and its Subsidiaries to consummate the Transactions before the End Date.
5.4   Consents.   No Consent from any Governmental Entity, is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, except for: (a) the filing with the SEC of (i) the Joint Proxy Statement and the Registration Statement and (ii) such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (b) the filing of the Certificate of Merger and any other required filings with, and the acceptance for record by, the Delaware Secretary of State pursuant to the DLLCA; (c) the filing of the Articles of Merger and any other required filings with, and the acceptance for record by, the Maryland Department pursuant to the MGCL; (d) filings as may be required under the rules and regulations of the NYSE; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (f) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or a material adverse effect on the ability of Parent and its Subsidiaries to consummate the Transactions before the End Date.
5.5   SEC Documents; Financial Statements; Internal Controls and Procedures.
(a)   Since December 31, 2020, Parent has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, as amended, collectively, the “Parent SEC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, each of the

Parent SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)   The consolidated audited and unaudited interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP, applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position, results of operations, stockholders’ equity and cash flows of Parent and its Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to absence of notes and normal year-end adjustments). Parent has not, since December 31, 2021, changed its accounting principles, practices or methods in a manner that would materially affect the consolidated assets, liabilities or results of operations of Parent and its Subsidiaries, except as required by GAAP or applicable Law. To the knowledge of Parent, as of the date hereof, none of the Parent SEC Documents is the subject of ongoing SEC review and Parent does not have outstanding and unresolved comments from the SEC with respect to any of the Parent SEC Documents.
(c)   Other than any off-balance sheet arrangements disclosed in the Parent SEC Documents filed or furnished prior to the date hereof, neither Parent nor any Subsidiary of Parent is a party to, or has any contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.
(d)   Parent has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From January 1, 2022 to the date of this Agreement, Parent’s auditors and the Parent Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting, and, in each case, neither Parent nor any of its Affiliates or Representatives has failed to disclose such information to Parent’s auditors or the Parent Board.
5.6   Absence of Certain Changes or Events.
(a)   From January 1, 2022, through the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.
(b)   From January 1, 2022, through the date of this Agreement, except as for events giving rise to, and actions taken in connection with, this Agreement, Parent and each of its Subsidiaries have conducted their business in the ordinary course of business in all material respects.
5.7   No Undisclosed Material Liabilities.   There are no liabilities of Parent or any of its Subsidiaries of any type, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities reflected or reserved against on the consolidated balance sheet of Parent dated as of December 31,

2021 (including the notes thereto) contained in the Parent SEC Documents filed or furnished prior to the date hereof; (b) liabilities incurred in the ordinary course of business subsequent to December 31, 2021; (c) liabilities incurred in connection with the preparation, negotiation and consummation of the Transactions; (d) liabilities incurred in compliance with Section 6.2; and (e) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
5.8   Information Supplied.   None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement shall, at the date it is first mailed to the Company Stockholders and to Parent Stockholders and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by Parent with respect to statements made therein based on information (i) supplied by the Company specifically for inclusion or incorporation by reference therein or (ii) not supplied by or on behalf of Parent and not obtained from or incorporated by reference to Parent’s filings with the SEC.
5.9   Parent Permits; Compliance with Applicable Laws.   Parent and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Parent Permits”), except where the failure to so hold would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or a material adverse effect on the ability of Parent and its Subsidiaries to consummate the Transactions before the End Date. Neither Parent nor any Subsidiary of Parent is in violation or breach of, or default under, any Parent Permit, nor has Parent or any Subsidiary of Parent received any claim or notice indicating that Parent or any Subsidiary of Parent is currently not in compliance with the terms of any Parent Permits, except where the failure to be in compliance with the terms of any Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or a material adverse effect on the ability of Parent and its Subsidiaries to consummate the Transactions before the End Date. The businesses of Parent and its Subsidiaries are not currently being conducted, and at no time since December 31, 2021, have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or a material adverse effect on the ability of Parent and its Subsidiaries to consummate the Transactions before the End Date. As of the date of this Agreement, to the knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or a material adverse effect on the ability of Parent and its Subsidiaries to consummate the Transactions before the End Date. Notwithstanding anything to the contrary in this Section 5.9, the provisions of this Section 5.9 shall not apply to matters addressed in Sections 5.10 and 5.11.
5.10   Compensation; Benefits.
(a)   For purposes of this Agreement, “Parent Plan” means each Employee Benefit Plan sponsored, maintained or contributed to by Parent or any of its Subsidiaries or with respect to which Parent or any of its Subsidiaries could reasonably be expected to have any liability or that provides benefits to any individual performing services to Parent or any of its Subsidiaries.
(b)   Each Parent Plan has been established, funded and administered in compliance with its terms and all applicable Laws, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no material unfunded benefit obligations that have not been properly accrued for in Parent’s financial statements or disclosed in the notes thereto in accordance with GAAP.

(c)   There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Parent, threatened against, or with respect to, any of the Parent Plans, except for such pending actions, suits or claims that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(d)   Neither Parent nor any of its ERISA Affiliates has at any time sponsored, contributed to, or been obligated under Title I or Title IV of ERISA to contribute to a “defined benefit plan” (as defined in ERISA Section 3(35)). Neither Parent nor any of its ERISA Affiliates has ever had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). No Parent Plan is a “multiple employer plan” (meaning a plan sponsored by two or more unrelated employers) or a “multiple employer welfare arrangement” (as defined in ERISA Section 3(40)). Neither Parent nor any of its ERISA Affiliates has maintained in the past nor currently maintains an Employee Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I or ERISA or Code Section 4980B or their successors or other applicable Law. Parent has complied in all material respects with the continuation coverage requirements of Section 1001 of COBRA, and ERISA Sections 601 through 608, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
5.11   Taxes.
(a)   Parent and each of its Subsidiaries has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Taxing Authority all income and all other material Tax Returns required to be filed by them, taking into account any extensions of time properly obtained within which to file such Tax Returns, and all such Tax Returns were and are correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all material amounts of Taxes required to be paid by them, other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP.
(b)   Parent (i) for its taxable years commencing with its taxable year that ended on December 31, 2011 and through and including its taxable year ended December 31, 2022 has been subject to taxation as a REIT and has to its knowledge satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2023 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that ends on December 31, 2023; and (iv) to its knowledge is not subject to any pending challenges by, and has not received any written threats from, the IRS or any other Governmental Entity with respect to its qualification as a REIT.
(c)   Each of Parent’s Subsidiaries has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income Tax purposes as (i) a partnership or a disregarded entity (and not as a corporation or an association or publicly traded partnership taxable as a corporation), (ii) a Qualified REIT Subsidiary, (iii) a Taxable REIT Subsidiary, or (iv) a REIT. Merger Sub has at all times been treated as disregarded as separate from Parent for U.S. federal income tax purposes.
(d)   Neither Parent nor any of its Subsidiaries holds any asset the disposition of which would be subject to (or to rules similar to) Section 337(d) or Section 1374 of the Code or the Treasury Regulations, nor has it disposed of any such asset during its current taxable year.
(e)   (i) There are no audits, investigations by any Governmental Entity or other Proceedings pending or, to the knowledge of Parent, threatened in writing with regard to any material Taxes or Tax Returns of Parent or any of its Subsidiaries; (ii) no material deficiency for Taxes of Parent or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of Parent, threatened in writing, by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse

Effect; (iii) neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open Tax year (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course); (iv) neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any income or other material Tax Return that remains unfiled; and (v) neither Parent nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(f)   Since Parent’s formation, neither Parent nor any of its Subsidiaries has incurred any material liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code. No event has occurred, and, to the knowledge of Parent, no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon Parent or any of its Subsidiaries.
(g)   Parent and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(h)   There are no material Tax Liens upon any property or assets of Parent or any of its Subsidiaries except for Permitted Liens.
(i)   No request for a ruling, relief or advice in respect of material Taxes or material Tax Returns of Parent or any of its Subsidiaries is currently pending with any Governmental Entity and neither Parent nor any of its Subsidiaries has entered into any written agreement with a Taxing Authority with respect to any Taxes that is still in effect.
(j)   There are no Tax allocation, protection or sharing agreements or similar arrangements with respect to or involving Parent or any of its Subsidiaries, and after the Closing Date neither Parent nor any of its Subsidiaries shall be bound by any such Tax allocation or protection agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than (i) agreements the principal subject matter of which does not relate to Taxes and (ii) any such agreements or arrangements solely between or among Parent or its Subsidiaries.
(k)   Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any material liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise by operation of Law, except, in each case, for any such group in which the members include only Parent or its Subsidiaries.
(l)   Neither Parent nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
(m)   Neither Parent nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
(n)   Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(o)   Neither Parent nor any of its Subsidiaries is aware of any fact or circumstance, or has taken or agreed to take any action not contemplated by this Agreement, that could reasonably be expected to prevent, impair or impede the Merger from qualifying for the Intended Tax Treatment.

5.12   Litigation.   Except as would not reasonably be expected to have, individually or in the aggregate, (a) a Parent Material Adverse Effect or (b) a material adverse effect on the ability of Parent and its Subsidiaries to consummate the Transactions before the End Date, there is no (i) Proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties, rights or assets or (ii) judgment, decree or injunction, or material ruling or order, in each case, of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries; provided, however, that with respect to clause (b), this representation and warranty speaks only with respect to such Proceedings that are pending as of the date hereof and judgments, decrees or injunctions that are outstanding as of the date hereof.
5.13   Labor and Employment.
(a)   Each of Parent and its Subsidiaries is, and during the past three (3) years has been, in compliance, in all material respects, with all applicable Laws governing the employment of labor, including all such Laws relating to any Employment Matters.
(b)   To the knowledge of Parent, no employee or individual independent contractor of Parent or any of its Subsidiaries intends to resign, retire or discontinue such person’s relationship with Parent or any of its Subsidiaries as a result of the transactions contemplated hereby.
(c)   Neither Parent nor any of its Subsidiaries is or has been during the past three (3) years (i) a party to, or bound by, any collective bargaining agreement or other contract with a labor union, works council or labor organization or (ii) subject to a material labor dispute, strike or work stoppage. To the knowledge of Parent, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the knowledge of Parent, threatened involving employees of Parent or any of its Subsidiaries.
(d)   There are no pending or, to Parent’s knowledge, threatened, and in the past three (3) years there have been no, material Proceedings by or before any Governmental Entity relating to any Employment Matters relating to or involving Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to any Employment Matters.
(e)   In the last three (3) years, (i) to Parent’s knowledge, no Sexual Misconduct Allegations have been made against any employee or independent contractor of Parent or any of its Subsidiaries, and (ii) neither Parent nor any of its Subsidiaries has entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any contract or provision similar to any of the foregoing, relating directly to any Sexual Misconduct Allegation.
(f)   In the last four (4) years, neither Parent nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act), or (ii) a “mass layoff” (as defined in the WARN Act), and neither Parent nor any of its Subsidiaries has engaged in layoffs or employment terminations sufficient in number to trigger application of any applicable state, local and foreign Law related to plant closings, relocations, mass layoffs and employment losses.
(g)   Neither Parent nor any Subsidiary of Parent is a party to any contract or subcontract with the United States government or any department or agency thereof that, individually or in the aggregate, trigger any obligations under Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans’ Readjustment Assistance Act, and no customers are using the products or services of Parent or any of its Subsidiaries to perform services or provide goods for the United States government or any department or agency thereof, or have included any reference to federal contracting, subcontracting or supplying, or otherwise referenced Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans’ Readjustment Assistance Act, in any contract with Parent or any Subsidiary of Parent.
(h)   To the knowledge of Parent, (i) no employee or independent contractor of Parent or any of its Subsidiaries is in violation of any material term of any employment contract, consulting contract, non-disclosure agreement, non-competition agreement, non-solicitation agreement, proprietary information agreement or any other agreement relating to confidential or proprietary information, intellectual property, competition, or related matters; and (ii) the continued employment by Parent and its Subsidiaries of their respective employees, and the performance of the contracts with Parent and its Subsidiaries by their respective independent contractors, will not result in any such material violation. Neither Parent nor any of its Subsidiaries has received any written notice alleging that any such material violation has occurred within the past three (3) years.
5.14   Intellectual Property.   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) Parent or the Subsidiaries of Parent own or are licensed or otherwise possess valid rights to use all Parent Intellectual Property used in the conduct the business of Parent and its Subsidiaries as it is currently conducted, (b) to the knowledge of Parent, the conduct of the business of Parent and its Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (c) there are no pending or, to the knowledge of Parent, threatened claims with respect to any of the Parent Intellectual Property rights owned by Parent or any Subsidiary of Parent, and (d) to the knowledge of Parent, no Person is currently infringing or misappropriating Parent Intellectual Property. Parent and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of Parent and its Subsidiaries as presently conducted, except where failure to do so would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
5.15   Material Contracts.
(a)   For purposes of this Agreement, “Parent Contracts” means the following contracts in existence as of the date of this Agreement:
(i)   other than contracts providing for the acquisition, origination, purchase, sale or divestiture of loans, mortgage backed securities, mortgage servicing rights, debt securities and other financial instruments owned or entered into by Parent or any Subsidiary of Parent in the ordinary course of business, each contract that involves a pending or contemplated merger, business combination, acquisition, purchase, sale or divestiture that requires Parent or any of its Subsidiaries to dispose of or acquire assets or properties with a fair market value in excess of $25,000,000;
(ii)   each contract that grants any right of first refusal or right of first offer or that limits the ability of Parent, any Subsidiary of Parent or any of their respective Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any businesses, securities or assets (other than provisions requiring notice of or consent to assignment by any counterparty thereto);
(iii)   each contract relating to outstanding Indebtedness (or commitments or guarantees in respect thereof) of Parent or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $20,000,000, other than agreements solely between or among Parent and its wholly owned Subsidiaries;
(iv) each contract that involves or constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a forward, swap or other hedging transaction of any type, whether or not entered into for bona fide hedging purposes;
(v)   each employment contract to which Parent or a Subsidiary of Parent is a party, other than at-will arrangements that can be terminated at any time without material liability to Parent or any of its Subsidiaries;
(vi) each contract pursuant to which Parent or any Subsidiary of Parent may be obligated to issue or repurchase any Parent Capital Stock or any capital stock or other equity interests in any Subsidiary of Parent, and a listing of each such contract shall be set forth in Section 5.15(a)(vi) of the Parent Disclosure Letter;
(vii)   each partnership, joint venture, limited liability company or strategic alliance agreement to which Parent or any Subsidiary of Parent is a party (other than any such agreement solely between or among Parent and its wholly owned Subsidiaries);
(viii)   each contract between or among Parent or any Subsidiary of Parent, on the one hand, and any officer, director or Affiliate (other than a Subsidiary of Parent) of Parent or any of its

Subsidiaries or any of their respective “associates” or “immediate family members” (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) or Waterfall Asset Management, LLC or any of its Affiliates, on the other hand, and a listing of each such contract with Waterfall Asset Management, LLC or any of its Affiliates shall be set forth in Section 5.15(a)(viii) of the Parent Disclosure Letter; and
(ix)   each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) not otherwise described in this Section 5.15(a) with respect to Parent or any Subsidiary of Parent, other than a Parent Plan.
(b)   Except as had not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or a material adverse effect on the ability of Parent and its Subsidiaries to consummate the Transactions before the End Date, each Parent Contract is legal, valid, binding and enforceable in accordance with its terms on Parent and each of its Subsidiaries that is a party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as had not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or a material adverse effect on the ability of Parent and its Subsidiaries to consummate the Transactions before the End Date, neither Parent nor any of its Subsidiaries is in breach or default under any Parent Contract nor, to the knowledge of Parent, is any other party to any such Parent Contract in breach or default thereunder. Complete and accurate copies of each Parent Contract in effect as of the date hereof (including all amendments and modifications) have been furnished to or otherwise made available to the Company.
5.16   Insurance.   To the knowledge of Parent, all current, material insurance policies of Parent and its Subsidiaries (collectively, the “Material Parent Insurance Policies”) are in full force and effect. All premiums payable under the Material Parent Insurance Policies prior to the date of this Agreement have been duly paid. No written notice of cancellation or termination has been received with respect to any Material Parent Insurance Policy.
5.17   Opinion of Financial Advisor.   The Parent Board has received an opinion from Wells Fargo Securities, LLC addressed to the Parent Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, the Exchange Ratio is fair, from a financial point of view, to Parent (a copy of which opinion has been (or within two (2) Business Days after the date hereof will be) delivered to the Company for information purposes only).
5.18   Brokers.   Except for the fees and expenses payable to Wells Fargo Securities, LLC, which shall be paid by Parent, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.
5.19   State Takeover Laws.   The Parent Board has taken all action necessary to render inapplicable to the Merger, the Voting Agreement and the other Transactions: (a) the provisions of Subtitle 6 of Title 3 of the MGCL, (b) the provisions of Subtitle 7 of Title 3 of the MGCL and (c) to the extent applicable to Parent, any other Takeover Law. Neither Parent nor any of its affiliates or associates (each as defined in the Maryland Business Combination Act) is the beneficial owner (as defined in the Maryland Business Combination Act), directly or indirectly, of, nor at any time during the last two (2) years has been the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the Company. No other Takeover Laws are applicable to this Agreement, the Voting Agreement, the Merger or the other Transactions.
5.20   Investment Company Act.   Neither Parent nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.
5.21   Ownership of Company Capital Stock.   Neither Parent nor any Subsidiary of Parent nor any of their respective affiliates or associates (as defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, or has the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or the right to vote pursuant to any agreement, arrangement or understanding, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company and neither Parent nor any of its Subsidiaries has any rights to acquire any shares of Company Common Stock except pursuant to this Agreement. Neither Parent nor any its Subsidiaries is an affiliate or associate (as defined in Rule 12b-2 of the Exchange Act) of the Company. Neither Parent nor any of its Subsidiaries has at any time been an assignee or has otherwise succeeded to the beneficial ownership of any shares of Company Common Stock during the last two (2) years.
5.22   Business Conduct.   Merger Sub was formed on December 27, 2022. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.
5.23   No Additional Representations.
(a)   Except for the representations and warranties made in this Article V, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective properties, assets or businesses; or (ii) except for the representations and warranties made by Parent in this Article V, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions.
(b)   Notwithstanding anything in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that none of the Company or any other Person has made or is making, and each of Parent and Merger Sub expressly disclaims reliance upon, any representations, warranties or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV, the Company Disclosure Letter or in any other document or certificate delivered by the Company or its Affiliates or Representatives in connection herewith, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company or its Subsidiaries furnished or made available to Parent or any of its Affiliates or Representatives. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Affiliates or Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).
ARTICLE VI
COVENANTS AND AGREEMENTS
6.1   Conduct of Company Business Pending the Merger.
(a)   Except as (i) set forth in Section 6.1(a) of the Company Disclosure Letter, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law, or (iv) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, (A) the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (1) conduct its businesses in all material respects in the ordinary course of business and (2) preserve substantially intact its present business organization and preserve its existing relationships with its key business relationships and (B) the Company shall maintain its status as a REIT; provided, however, that no action by the Company or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.1(b).
(b)   Except (i) as set forth in Section 6.1(b) of the Company Disclosure Letter, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law, or (iv) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned (it being understood and agreed that, with respect to Sections 6.1(b)(iv), 6.1(b)(v), 6.1(b)(xi) and 6.1(b)(xv), such consent shall be deemed to have been given unless Parent shall have provided affirmative denial within one (1) Business Day of the Company’s request)), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, the Company shall not, and shall not permit any of its Subsidiaries to:
(i)   (A) declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, the Company or any of its Subsidiaries, except for (1) regular monthly dividends payable in respect of the Company Common Stock consistent with past practice at a rate not to exceed $0.035 per share; (2) dividends or other distributions to the Company by any directly or indirectly wholly owned Subsidiary of the Company; (3) without duplication of the amounts described in clauses (1) and (2), any dividends or other distributions necessary for the Company or its Subsidiaries (as applicable) to maintain its status as a REIT under the Code and avoid the imposition of corporate level income Tax under Section 857 of the Code or excise Tax under Section 4981 of the Code (including the Minimum Distribution Dividend); or (4) any dividend to the extent declared and paid in accordance with Section 6.17; (B) split, combine or reclassify any capital stock of, or other equity interests in, the Company or any of its Subsidiaries (other than for transactions by a wholly owned Subsidiary of the Company); or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company or any Subsidiary of the Company that is not wholly-owned, except as required by the Organizational Documents of the Company or any Subsidiary of the Company, any Company Plan, any Company Warrant or the terms of any other capital stock or equity interest of the Company or any Subsidiary, in each case, existing as of the date hereof (or granted following the date of this Agreement in accordance with the terms of this Agreement);
(ii)   offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance or delivery of Company Common Stock upon the vesting or lapse of any restrictions on any Company Equity Award granted under the Company Equity Plan and outstanding on the date hereof; (B) the issuance of Company Common Stock upon exercise of any Company Warrants outstanding on the date hereof; (C) shares of Company Common Stock or capital stock or other ownership interests of any Subsidiary of the Company issued as a dividend made in accordance with Section 6.1(b)(i); and (D) issuances of Company Common Stock at a net price per share (after giving effect to underwriter discounts and offering and sale expenses) not less than the Company’s tangible book value per share as reported in the Company’s most recent annual report on Form 10-K or quarterly report on Form 10-Q as of the date of such issuance;
(iii)   (A) amend the Company’s Organizational Documents, (B) amend the Organizational Documents of any of the Company’s Subsidiaries in a manner that would reasonably be expected to adversely impact Parent or prevent or delay the consummation of the Transactions or (C) waive for any Person, or exempt any Person from, or establish or increase any “excepted holder limit” for any Person with respect to, any of the restrictions on transfer and ownership of shares of stock of the Company set forth in the Company’s Organizational Documents;
(iv)   (A) merge, consolidate, combine or amalgamate with any Person other than another wholly owned Subsidiary of the Company or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any assets or any business or any corporation, partnership, association or other business organization or division thereof, in each case other than (1) transactions between the Company and a wholly owned Subsidiary of the Company or between or among wholly owned Subsidiaries of the Company, and (2) after consultation with Parent, acquisitions for which the consideration constitutes fair market value therefor and does not exceed $10,000,000 individually or $20,000,000 in the aggregate;
(v)   sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any material portion of its assets, other than sales, leases or dispositions of assets that (A) are pursuant to an agreement of the Company or any of its Subsidiaries in effect on the date of this Agreement or (B) after consultation with Parent, do not involve consideration in excess of $10,000,000 individually or $25,000,000 in the aggregate and will result in net proceeds to the Company that are not less than, in the case of any loan, the unpaid principal balance thereof, less any Accounting Standards Update (ASU) 2016-13 reserves therefor, in each case as of December 31, 2022, and in the case of any Company Owned Property, the carrying value thereof as of December 31, 2022;
(vi)   adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries, other than such transactions among the Company and any wholly owned Subsidiary of the Company or between or among wholly owned Subsidiaries of the Company;
(vii)   change in any material respect its material accounting principles, practices or methods in a manner that would materially affect the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by GAAP or applicable Law;
(viii)   except (A) in the ordinary course of business, (B) if required by Law or (C) if and to the extent necessary (1) to preserve the Company’s qualification as a REIT under the Code or (2) to qualify or preserve the status of any Subsidiary of the Company as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, make or change any material Tax election, adopt or change any material method of Tax accounting, file any amended Tax Return if the filing of such amended Tax Return would result in a material increase in the Taxes payable by the Company or any of its Subsidiaries, settle or compromise any material liability for Taxes or any Tax audit or other Proceeding relating to a material amount of Taxes, enter into any closing or similar agreement with any Taxing Authority, surrender any right to claim a material refund of Taxes, or agree to any extension or waiver of the statute of limitations with respect to a material amount of Taxes;
(ix)   (A) establish any new material Company Plan or materially amend any material Company Plan in existence on the date of this Agreement if such amendment would have the effect of materially enhancing or materially increasing any benefits thereunder; or (B) grant any material increase in the compensation payable or to become payable to any of its directors, officers, employees or other individual service providers, other than in connection with annual merit-based compensation increases in the ordinary course of business; provided, however, that no action will be a violation of this Section 6.1(b)(ix) if it is (1) taken pursuant to Section 3.3 or as permitted under Section 6.1(b)(ii), (2) taken in order to comply with applicable Law, or (3) required by, and taken pursuant to, a Company Plan in existence on the date of this Agreement;
(x)   make any loans, advances or capital contributions to, or investments in, any other Person in excess of $5,000,000, except for (A) after consultation with Parent, loans made in the ordinary course of business consistent with the Company’s underwriting criteria in effect as of the date hereof, (B) funding of commitments in the ordinary course of business and accordance with the terms of any agreements in effect as of the date hereof, or (C) loans among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;
(xi)   modify or amend in any material respect, or waive any material rights under, any Company Loan with a value in excess of $5,000,000, it being acknowledged and agreed that (A) an extension of maturity of less than six (6) months will not be deemed to be material and

(B)(1) a change in the lien priority with respect to the collateral, (2) a decrease in the rate of a Company Loan, (3) a removal of a personal guarantee from a Company Loan, (4) a release of a Company Loan’s collateral, (5) a foreclosure or (6) a release or waiver of any material fees (other than default interest) associated with a Company Loan will each be deemed to be material for purposes of this clause (xi);
(xii)   enter into any contract that would be a Company Contract, except in the ordinary course of business and as would not prevent or materially delay the consummation of the Transactions, or modify, amend, terminate or assign, or waive or assign any rights under, any Company Contract (or any contract that, if existing as of the date hereof, would be a Company Contract) in any material respect, except in the ordinary course of business and which would not reasonably be expected to prevent or materially delay the consummation of the Transactions, except for (A) entry into any agreements in connection with the making of loans as and to the extent permitted by Section 6.1(b)(x); and (B) any termination or renewal in accordance with the terms of any existing Company Contract that occurs automatically without any action (other than notice of renewal) by Company or any Subsidiary of the Company;
(xiii)   settle, or offer or propose to settle, any Proceeding against the Company or any of its Subsidiaries (excluding Transaction Litigation, settlement of which shall be governed by Section 6.10) that would result in the payment of monetary damages or other transfer of value by the Company or any of its Subsidiaries of any amount exceeding $500,000 individually or $2,000,000 in the aggregate, or that would include any admission of wrongdoing by the Company or any of its Subsidiaries;
(xiv)   take any action, or knowingly fail to take any action, which action or failure could reasonably be expected to cause the Company to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xv)   other than in the ordinary course of business, make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $1,000,000 or, in the aggregate, are in excess of $2,000,000;
(xvi)   incur, create, assume, refinance, replace or prepay in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise); provided, however, that the foregoing shall not restrict (A) Indebtedness incurred in the ordinary course of business under the Company’s existing revolving credit facility, (B) the incurrence of any Indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (C) guarantees by the Company of Indebtedness of its Subsidiaries or guarantees by the Subsidiaries of the Company of Indebtedness of the Company or any other Subsidiaries of the Company, which Indebtedness is incurred in compliance with the immediately preceding clause (B), or (D) any derivative financial instruments or arrangements entered into or incurred by the Company or any of its Subsidiaries for the purpose of fixing or hedging interest rate and not for speculative purposes;
(xvii)   enter into any new line of business;
(xviii)   take any action, or fail to take any action, which action or failure would reasonably be expected to cause the Company or any of the Subsidiaries of the Company to be required to be registered as an investment company under the Investment Company Act;
(xix)   other than with Subsidiaries of the Company, enter into any material transactions or contracts with any Affiliates (other than directors or officers in their capacities as such) of the Company; or
(xx)   agree or enter into any arrangement or understanding to take any action that is prohibited by this Section 6.1(b).

(c)   The Company shall (i) manage the Company Loans and the Company Owned Properties in all material respects in the ordinary course of business; and (ii) upon request from time to time (but not more often than once every two (2) weeks) prior to the Closing, participate in a call with Parent to discuss the status of the Company Loans and the Company Owned Properties and planned loan and property management activities, including (x) any planned dispositions of any Company Loans or Company Owned Properties, (y) any proposed material modification or amendment to, or waiver of any material rights under, any Company Loan, and (z) any plan to initiate any foreclosure, enforcement, recovery or similar Proceedings relating to any Company Loans.
(d)   Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company or any of its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of the Company, upon advice of counsel, is reasonably necessary for the Company to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, (ii) avoid incurring entity-level income or excise Taxes under the Code or applicable state or local Law, including making dividend or other distribution payments to the Company Stockholders in accordance with this Agreement or otherwise, or (iii) avoid being required to register as an investment company under the Investment Company Act; provided, that prior to taking any action under this paragraph, the Company shall provide Parent with reasonable advance notice of any proposed action and shall in good faith discuss such proposed action with Parent.
6.2   Conduct of Parent Business Pending the Merger.
(a)   Except as (i) set forth in Section 6.2(a) of the Parent Disclosure Letter, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law, or (iv) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Parent covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, (A) Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (1) conduct its businesses in all material respects in the ordinary course of business and (2) preserve substantially intact its present business organization and preserve its existing relationships with its key service providers (including Parent’s external manager) and business relationships and (B) Parent shall maintain its status as a REIT; provided, however, that no action by Parent or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.2(b).
(b)   Except (i) as set forth in Section 6.2(b) of the Parent Disclosure Letter, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law, or (iv) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned (it being understood and agreed that, with respect to Section 6.2(b)(iv), such consent shall be deemed to have been given unless the Company shall have provided affirmative denial within one (1) Business Day of Parent’s request)), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall not, and shall not permit any of its Subsidiaries to:
(i)   (A) declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, Parent or any of its Subsidiaries, except for (1) regular quarterly dividends payable in respect of the Parent Common Stock consistent with past practice at a rate not to exceed $0.40 per share; (2) regular quarterly dividends payable in respect of the Parent Preferred Stock consistent with past practice and the terms of such Parent Preferred Stock; (3) dividends or other distributions by any direct or indirect wholly-owned Subsidiary of Parent or Parent’s operating partnership, Sutherland Partners, L.P.; (4) in the ordinary course of business, distributions by Sutherland Partners, L.P.; (5) without duplication of the amounts described in clauses (1) through (4), dividends or other distributions necessary for Parent or its Subsidiaries (as applicable) to maintain its status as a REIT under the Code and avoid the imposition of corporate level income Tax under Section 857 of the Code or excise Tax under Section 4981 of the Code (including the Minimum Distribution Dividend) or required under the Organizational Documents of Parent or such Subsidiary; or (6) any dividend to the extent declared and paid in accordance with Section 6.17;

(B) split, combine or reclassify any capital stock of, or other equity interests in, Parent or any of its Subsidiaries (other than for transactions by a wholly owned Subsidiary of the Company); or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries that are not wholly-owned directly or indirectly by Parent or Sutherland Partners, L.P., except as required by the terms of any capital stock or equity interest of Parent or any Subsidiary of Parent or as contemplated by any Parent Plan, in each case, existing as of the date hereof (or granted following the date of this Agreement in accordance with the terms of this Agreement);
(ii)   offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance or delivery of Parent Common Stock upon the vesting or lapse of any restrictions on any awards granted under the Parent Equity Plan and outstanding on the date hereof; (B) the issuance of Parent Common Stock upon conversion of Parent’s Series C Preferred Stock pursuant to the applicable Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Preferred Stock, or the Convertible Notes pursuant to Amendment No. 1 to the First Supplemental Indenture to the applicable Indenture; (C) the issuance of Parent Common Stock in connection with any acquisition permitted by Section 6.2(b)(iv); (D) the issuance of Parent Common Stock upon redemption of units in Sutherland Partners, L.P. in accordance with the terms of the Third Amended and Restated Agreement of Limited Partnership of Sutherland Partners, L.P., as in effect on the date hereof; (E) the issuance of non-convertible Parent Preferred Stock in the ordinary course of business; and (F) the issuance of Parent Common Stock at a net price per share (after giving effect to underwriter discounts and offering and sale expenses), or convertible Parent Preferred Stock having a conversion price, not less than Parent’s tangible book value per share as reported in Parent’s most recent annual report on Form 10-K or quarterly report on Form 10-Q as of the date of such issuance;
(iii)   (A) amend Parent’s Organizational Documents, (B) amend the Organizational Documents of any of Parent’s Subsidiaries in a manner that would reasonably be expected to adversely impact the Company or its stockholders or prevent or delay the consummation of the Transactions or (C) waive for any Person, or exempt any Person from, or establish or increase any “excepted holder limit” for any Person with respect to, any of the restrictions on transfer and ownership of shares of stock of Parent set forth in Parent’s Organizational Documents;
(iv)   (A) merge, consolidate, combine or amalgamate with any Person other than another Subsidiary of Parent or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any assets or any business or any corporation, partnership, association or other business organization or division thereof, in each case, unless (1) such action would not reasonably be expected to prevent or materially delay the consummation of the Transactions and (2) the aggregate consideration would be less than $300,000,000 individually and $400,000,000 in the aggregate;
(v)   adopt a plan of complete or partial liquidation or dissolution of Parent or any of its Subsidiaries, other than such transactions among Parent and any Subsidiary of Parent (other than Merger Sub) or between or among Subsidiaries of Parent (other than Merger Sub);
(vi)   change in any material respect their material accounting principles, practices or methods in a manner that would materially affect the consolidated assets, liabilities or results of operations of Parent and its Subsidiaries, except as required by GAAP or applicable Law;
(vii)   except (A) in the ordinary course of business, (B) if required by Law or (C) if and to the extent necessary (1) to preserve Parent or any of its Subsidiaries’ qualification as a REIT under the Code or (2) to qualify or preserve the status of any Subsidiary of Parent as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, make or change any material Tax election, adopt or change any material method of Tax accounting, file any amended Tax Return if the filing of such amended Tax Return would result in a material increase in the Taxes payable by Parent or any of its Subsidiaries, settle or compromise any material liability for Taxes or any Tax audit or other Proceeding relating to a material amount of Taxes, enter into any closing or similar agreement with any Taxing Authority, surrender any right to claim a material refund of Taxes, or agree to any extension or waiver of the statute of limitations with respect to a material amount of Taxes;
(viii)   (A) except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, establish any new material Parent Plan or materially amend any material Parent Plan in existence on the date of this Agreement if such amendment would have the effect of enhancing or increasing any benefits thereunder; or (B) grant any material increase in the compensation payable or to become payable to any of its directors or officers;provided, however, that no action will be a violation of this Section 6.2(b)(viii) if it is (1) permitted under Section 6.2(b)(ii), (2) taken in order to comply with applicable Law, or (3) required by, and taken pursuant to, a Parent Plan in existence on the date of this Agreement;
(ix)   make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans, the value of which does not exceed $150,000,000 individually, made in the ordinary course of business consistent with Parent’s underwriting criteria in effect as of the date hereof, (B) funding of commitments in the ordinary course of business and accordance with the terms of any agreements in effect as of the date hereof or (C) loans among Parent and its Subsidiaries or among Parent’s Subsidiaries;
(x)   enter into any contract that would be a Parent Contract, except as would not prevent or materially delay the consummation of the Transactions, or modify, amend, terminate or assign, or waive or assign any rights under, any Parent Contract (or any contract that, if existing as of the date hereof, would be a Parent Contract) in any material respect, which could reasonably be expected to prevent or materially delay the consummation of the Transactions, except for (A) entry into any agreements in connection with the making of loans as and to the extent permitted by Section 6.2(b)(ix); and (B) any termination or renewal in accordance with the terms of any existing Parent Contract that occurs automatically without any action (other than notice of renewal) by Parent or any Subsidiary of Parent;
(xi)   other than the settlement of any Proceeding reflected or reserved against on the balance sheet of Parent (or in the notes thereto) and that would not reasonably be expected to restrict the operations of Parent and its Subsidiaries, settle or offer or propose to settle, any Proceeding against Parent or any of its Subsidiaries (excluding any Transaction Litigation, settlement of which shall be governed by Section 6.10) that would result in the payment of monetary damages or other transfer of value by Parent or any of its Subsidiaries of any amount exceeding $2,000,000 individually, or $5,000,000 in the aggregate or involving that would result in any admission of wrongdoing by Parent or any of its Subsidiaries
(xii)   take any action, or knowingly fail to take any action, which action or failure could reasonably be expected to cause Parent to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xiii)   other than in the ordinary course of business, incur, create, assume, refinance, replace or prepay in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise); provided, however, that the foregoing shall not restrict (A) Indebtedness incurred in the ordinary course of business under Parent’s existing credit, warehouse and repurchase facilities, (B) the incurrence of any Indebtedness among Parent and its Subsidiaries or among Parent’s Subsidiaries, (C) guarantees by Parent of Indebtedness of its Subsidiaries or guarantees by the Subsidiaries of Parent of Indebtedness of Parent or any other Subsidiaries of Parent, which Indebtedness is incurred in compliance with the immediately preceding clause (B) or (D) any derivative financial instruments or arrangements entered into or incurred by Parent or any of its Subsidiaries for the purpose of fixing or hedging interest rate and not for speculative purposes;
(xiv)   enter into any new line of business that is material to the business of Parent and its Subsidiaries, taken as a whole;
(xv)   take any action, or fail to take any action, which action or failure would reasonably be expected to cause Parent or any of its Subsidiaries to be required to be registered as an investment company under the Investment Company Act;
(xvi)   other than with Subsidiaries of Parent, enter into any material transactions or contracts with any Affiliates (other than directors or officers in their capacities as such) of Parent;
(xvii)   except in accordance with Section 2.6, increase the size of the Parent Board;
(xviii)   modify, amend, terminate or assign, or waive or assign any rights under, any management agreements Parent or any of its Subsidiaries have entered into with Parent’s external manager, Waterfall Asset Management, LLC; or
(xix)   agree or enter into any arrangement or understanding to take any action that is prohibited by this Section 6.2(b).
(c)   From the date hereof until the Closing Date, Parent shall manage its investment portfolios in all material respects in the ordinary course of business.
(d)   Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent or its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of Parent, upon advice of counsel, is reasonably necessary for Parent to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, (ii) avoid incurring entity-level income or excise Taxes under the Code or applicable state or local Law, or (iii) avoid being required to register as an investment company under the Investment Company Act; provided, that prior to taking any action under this paragraph, Parent shall provide the Company with reasonable advance notice of any proposed action and shall in good faith discuss such proposed action with the Company.
6.3   No Solicitation by the Company.
(a)   From and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, the Company will, and will cause its Subsidiaries and instruct and use commercially reasonable efforts to cause its Representatives to immediately cease, and cause to be terminated, any discussion or negotiations with any Person conducted heretofore by the Company or any of its Subsidiaries or Representatives with respect to a Company Competing Proposal (any such Persons and their Affiliates and Representatives being referred to as “Prior Company Bidders”). The Company will promptly request that each Prior Company Bidder in possession of nonpublic information that was furnished by or on behalf of the Company or any Subsidiary of the Company in connection with its consideration of any potential Company Competing Proposal return or destroy all such nonpublic information heretofore furnished to such Prior Company Bidder and immediately terminate all physical and electronic data room access previously granted to any such Prior Company Bidder. The Company shall not, and shall not permit any of its Subsidiaries to, terminate, waive, amend or modify any provision of any standstill agreement entered into by the Company or any of its Subsidiaries in respect of or in contemplation of a Company Competing Proposal.
(b)   Except as otherwise permitted by this Section 6.3, from and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company will not, and will cause its Subsidiaries and will instruct and use commercially reasonable efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage the making of a Company Competing Proposal, (ii) engage in any discussions or negotiations with any Person with respect to a Company Competing Proposal made by such Person or its Representatives (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 6.3(b) (such as answering unsolicited phone calls and informing Persons of the provisions of this Section 6.3(b)) will not be deemed to “solicit,” “encourage” or “engage” for purposes of, or otherwise constitute a violation of, this Section 6.3(b)), (iii) furnish any non-public information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in connection with or in response to a Company Competing Proposal, (iv) enter into any binding or nonbinding letter of intent or agreement in principle, or other agreement providing for a Company Competing Proposal (other than a confidentiality agreement as provided in Section 6.3(d)(ii)), (v) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, any Company Competing Proposal, (vi) fail to include the Company Board Recommendation in the Joint Proxy Statement or any amendment or supplement thereto, or (vii) fail publicly to reaffirm without qualification the Company Board Recommendation within ten (10) Business Days after the written request of Parent following a Company Competing Proposal that has been publicly announced (or such fewer number of days as remain prior to the Company Stockholders Meeting, as it may be adjourned or postponed) (the taking of any action described in clauses (v), (vi) or (vii) of this Section 6.3(b) being referred to as a “Company Change of Recommendation”).
(c)   From and after the date of this Agreement, the Company shall advise Parent of the receipt by the Company of any Company Competing Proposal made on or after the date of this Agreement or any request for non-public information or data relating to the Company or any of its Subsidiaries made by any Person in connection with a Company Competing Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to a Company Competing Proposal (in each case within two (2) Business Days thereof), and the Company shall provide to Parent (within such two (2) Business Day time frame) either (i) a copy of any such Company Competing Proposal made in writing provided to the Company or any of its Subsidiaries or (ii) a written summary of the material terms of such Company Competing Proposal, if not made in writing. The Company shall keep Parent reasonably informed on a reasonably current basis with respect to the status and material terms of any such Company Competing Proposal and any material changes to the status of any such discussions or negotiations.
(d)   Notwithstanding anything in this Agreement to the contrary, the Company, directly or indirectly through one or more of its Representatives, may:
(i)   make such disclosures as the Company Board determines in good faith are necessary to comply with Rule 14e-2(a), Item 1012(a) of Regulation M-A and Rule 14d-9 promulgated under the Exchange Act or other applicable securities laws; provided, however, that neither the Company nor the Company Board shall, except as expressly permitted by Section 6.3(d)(iii), effect a Company Change of Recommendation in any disclosure document or communication filed or publicly issued or made in conjunction with the compliance with such requirements;
(ii)   prior to the receipt of the Company Stockholder Approval, engage in the activities prohibited by Sections 6.3(b)(ii) and 6.3(b)(iii) with any Person if (A) the Company receives a written, bona fide Company Competing Proposal from such Person and (B) such Company Competing Proposal did not result from a material breach of the non-solicitation obligations set forth in Section 6.3(b); provided, however, that (1) no non-public information that is prohibited from being furnished pursuant to Section 6.3(b) may be furnished until the Company receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of nonpublic information furnished to such Person by or on behalf of the Company that are no less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement, as determined by the Company Board in good faith after consultation with its outside legal counsel; provided, further, that such confidentiality agreement does not contain provisions that prohibit the Company from complying with the provisions of this Section 6.3, and (2) prior to taking any such actions, the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Competing Proposal is, or could reasonably be expected to lead to, a Company Superior Proposal;

(iii)   prior to the receipt of the Company Stockholder Approval, in response to a bona fide written Company Competing Proposal from a third party that did not result from a material breach of the non-solicitation obligations set forth in Section 6.3(b), if the Company Board so chooses, cause the Company to effect a Company Change of Recommendation or terminate this Agreement pursuant to Section 8.1(d)(ii), if prior to taking such action (A) the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Company Competing Proposal is a Company Superior Proposal, and (B) the Company shall have given notice to Parent that the Company has received such proposal in accordance with Section 6.3(c), specifying the material terms and conditions of such proposal, and, that the Company intends to take such action, and either (1) Parent shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Company Stockholders Meeting and the fourth (4th) Business Day after the date on which such notice is given to Parent, or (2) if Parent within the period described in the foregoing clause (1) shall have proposed revisions to the terms and conditions of this Agreement, the Company Board, after consultation with its financial advisors and outside legal counsel, shall have determined in good faith that the Company Competing Proposal remains a Company Superior Proposal with respect to Parent’s revised proposal; provided, however, that each time material modifications to the financial terms of a Company Competing Proposal determined to be a Company Superior Proposal are made, the time period set forth in this clause (B) prior to which the Company may effect a Company Change of Recommendation or terminate this Agreement shall be extended for two (2) Business Days after notification of such change to Parent; and
(iv)   prior to receipt of the Company Stockholder Approval, seek clarification from (but not engage in negotiations with or provide non-public information to) any Person that has made a Company Competing Proposal that did not result from a material breach of the non-solicitation obligations set forth in Section 6.3(b) solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Company Board to make an informed determination under Section 6.3(d)(ii).
6.4   No Solicitation by Parent.
(a)   From and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, Parent will, and will cause its Subsidiaries and instruct and use commercially reasonable efforts to cause its Representatives to immediately cease, and cause to be terminated, any discussion or negotiations with any Person conducted heretofore by Parent or any of its Subsidiaries or Representatives with respect to a Parent Competing Proposal.
(b)   Except as otherwise permitted by this Section 6.4, from and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, Parent will not, and will cause its Subsidiaries and will instruct and use commercially reasonable efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage the making of a Parent Competing Proposal, (ii) engage in any discussions or negotiations with any Person with respect to a Parent Competing Proposal made by such Person or its Representatives (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 6.4(b) (such as answering unsolicited phone calls and informing Persons of the provisions of this Section 6.4(b)) will not be deemed to “solicit,” “encourage” or “engage” for purposes of, or otherwise constitute a violation of, this Section 6.4(b)), (iii) furnish any non-public information regarding Parent or its Subsidiaries, or access to the properties, assets or employees of Parent or its Subsidiaries, to any Person in connection with or in response to a Parent Competing Proposal, (iv) enter into any binding or nonbinding letter of intent or agreement in principle, or other agreement providing for a Parent Competing Proposal (other than a confidentiality agreement as provided in Section 6.4(d)(ii)), (v) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Company, the Parent Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, any Parent Competing Proposal, (vi) fail to include the Parent Board Recommendation in the Joint Proxy Statement or any amendment or supplement thereto, or (vii) fail publicly to reaffirm without qualification the Parent Board Recommendation within ten (10) Business Days after the written request of the Company following a Parent Competing Proposal that has been publicly announced (or such fewer number of days as remain prior to the Parent Stockholders Meeting, as it may be adjourned or postponed) (the taking of any action described in clauses (v), (vi) or (vii) of this Section 6.4(b) being referred to as a “Parent Change of Recommendation”).
(c)   From and after the date of this Agreement, Parent shall advise the Company of the receipt by Parent of any Parent Competing Proposal made on or after the date of this Agreement or any request for non-public information or data relating to Parent or any of its Subsidiaries made by any Person in connection with a Parent Competing Proposal or any request for discussions or negotiations with Parent or a Representative of Parent relating to a Parent Competing Proposal (in each case within two (2) Business Days thereof), and Parent shall provide to the Company (within such two (2) Business Day time frame) either (i) a copy of any such Parent Competing Proposal made in writing provided to Parent or any of its Subsidiaries or (ii) a written summary of the material terms of such Parent Competing Proposal, if not made in writing. Parent shall keep the Company reasonably informed on a reasonably current basis with respect to the status and material terms of any such Parent Competing Proposal and any material changes to the status of any such discussions or negotiations.
(d)   Notwithstanding anything in this Agreement to the contrary, Parent, directly or indirectly through one or more of its Representatives, may:
(i)   make such disclosures as the Parent Board determines in good faith are necessary to comply with Rule 14e-2(a), Item 1012(a) of Regulation M-A and Rule 14d-9 promulgated under the Exchange Act or other applicable securities laws; provided, however, that neither Parent nor the Parent Board shall, except as expressly permitted by Section 6.4(d)(iii), effect a Parent Change of Recommendation in any disclosure document or communication filed or publicly issued or made in conjunction with the compliance with such requirements;
(ii)   prior to the receipt of the Parent Stockholder Approval, engage in the activities prohibited by Sections 6.4(b)(ii) and 6.4(b)(iii) with any Person if (A) Parent receives a written, bona fide Parent Competing Proposal from such Person and (B) such Parent Competing Proposal did not result from a material breach of the non-solicitation obligations set forth in Section 6.4(b); provided, however, that (1) no non-public information that is prohibited from being furnished pursuant to Section 6.4(b) may be furnished until Parent receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of nonpublic information furnished to such Person by or on behalf of Parent that are no less favorable to Parent in the aggregate than the terms of the Confidentiality Agreement, as determined by the Parent Board in good faith after consultation with its outside legal counsel; provided, further, that such confidentiality agreement does not contain provisions that prohibit Parent from complying with the provisions of this Section 6.4, and (2) prior to taking any such actions, the Parent Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Parent Competing Proposal is, or could reasonably be expected to lead to, a Parent Superior Proposal;
(iii)   prior to the receipt of the Parent Stockholder Approval, in response to a bona fide written Parent Competing Proposal from a third party that did not result from a material breach of the non-solicitation obligations set forth in this Section 6.4(b), if the Parent Board so chooses, cause Parent to effect a Parent Change of Recommendation if prior to taking such action (A) the Parent Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Parent Competing Proposal is a Parent Superior Proposal, and (B) Parent shall have given notice to the Company that Parent has received such proposal in accordance with Section 6.4(c), specifying the material terms and conditions of such proposal, and, that Parent intends to take such action, and either (1) the Company shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Parent Stockholders Meeting and the fourth (4th) Business Day after the date on which such notice is given to the Company, or (2) if the Company within the period described in the foregoing clause (1) shall have proposed revisions to the terms and conditions of this Agreement, the Parent Board, after consultation with its financial advisors and outside legal counsel, shall have determined in good faith that the Parent Competing Proposal remains a Parent Superior Proposal with respect to the Company’s revised proposal; provided, however, that each time material modifications to the financial terms of a Parent Competing Proposal determined to be a Parent Superior Proposal are made, the time period set forth in this clause (B) prior to which Parent may effect a Parent Change of Recommendation shall be extended for two (2) Business Days after notification of such change to the Company; and
(iv)   prior to the receipt of the Parent Stockholder Approval, seek clarification from (but not engage in negotiations with or provide non-public information to) any Person that has made a Parent Competing Proposal that did not result from a material breach of the non-solicitation obligations set forth in this Section 6.4(b) solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Parent Board to make an informed determination under Section 6.4(d)(ii).
6.5   Preparation of Joint Proxy Statement and Registration Statement.
(a)   Parent will promptly furnish to the Company such data and information relating to it, its Subsidiaries (including Merger Sub) and the holders of Parent Capital Stock, as the Company may reasonably request for the purpose of including such data and information in the Joint Proxy Statement and any amendments or supplements thereto used by the Company to obtain the Company Stockholder Approval. The Company will promptly furnish to Parent such data and information relating to it, its Subsidiaries and the holders of Company Capital Stock, as Parent may reasonably request for the purpose of including such data and information in the Registration Statement (including the Joint Proxy Statement) and any amendments or supplements thereto.
(b)   Promptly following the date hereof, the Company and Parent shall cooperate in preparing and shall cause to be filed with the SEC a mutually acceptable Joint Proxy Statement relating to the matters to be submitted to the holders of Company Common Stock at the Company Stockholders Meeting and to the holders of Parent Common Stock at the Parent Stockholders Meeting, and Parent shall prepare and file with the SEC the Registration Statement (of which the Joint Proxy Statement will be a part). The Company and Parent shall each use commercially reasonable efforts to cause the Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent and the Company shall each use its commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and Parent shall use commercially reasonable efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of the Company and Parent will advise the other promptly after it receives any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information. Each of the Company and Parent shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent will (i) provide the other with an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) include in such document or response all comments reasonably proposed by the other, and (iii) not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that with respect to documents filed by a party that are incorporated by reference in the Joint Proxy Statement or Registration Statement, this right of approval shall apply only with respect to information relating to the other party, its Subsidiaries and its Affiliates, their business, financial condition or results of operations or the Transactions; provided, further, that the Company, in connection with any Company Change of Recommendation, and Parent, in connection with any Parent Change of Recommendation, may amend or supplement the Joint Proxy Statement (including by incorporation by reference) and make other filings with the SEC, to effect such Company Change of Recommendation or Parent Change of Recommendation, as applicable.

(c)   Parent and the Company shall make all necessary filings with respect to the Merger and the Transactions under the Securities Act, Exchange Act and applicable blue-sky Laws and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offer or sale in any jurisdiction. Each of the Company and Parent will use commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.
(d)   If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Stockholders and the Parent Stockholders.
6.6   Stockholders Meetings.
(a)   The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC. Except as permitted by Section 6.3, the Company shall, through the Company Board, recommend to the Company Stockholders that they vote in favor of the approval of the Merger at the Company Stockholders Meeting and the Company Board shall solicit from the Company Stockholders proxies in favor of the approval of the Merger, and the Joint Proxy Statement shall include a statement to the effect that the Company Board has resolved to make the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the Company Stockholders or (B) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to establish a quorum at such Company Stockholders Meeting and (ii) may adjourn or postpone the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval; provided, however, that unless otherwise agreed to by the parties or otherwise required by Law, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than thirty (30) days after the date for which the meeting was previously scheduled (it being understood that such Company Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A), (i)(B) or (i)(C) exist, and such Company Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided, further, that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the End Date. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Stockholders Meeting to a date no later than the second Business Day after the expiration of any of the periods contemplated by Section 6.3(d)(iii)(B). If requested by Parent, the Company shall promptly provide to Parent all voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representative. Unless this Agreement has been terminated in accordance with Article VIII, the Company’s obligations to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.6(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Company Superior Proposal or Company Competing Proposal, or by any Company Change of Recommendation.

(b)   Parent shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Parent to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Parent Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC. Except as permitted by Section 6.4, Parent shall, through the Parent Board, recommend to the Parent Stockholders that they vote in favor of the Parent Stock Issuance at the Parent Stockholders Meeting and the Parent Board shall solicit from the Parent Stockholders proxies in favor of the approval of the Parent Stock Issuance, and the Joint Proxy Statement shall include a statement to the effect that the Parent Board has resolved to make the Parent Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Parent (i) shall be required to adjourn or postpone the Parent Stockholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the Parent Stockholders or (B) if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to establish a quorum at such Parent Stockholders Meeting and (ii) may adjourn or postpone the Parent Stockholders Meeting if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to obtain the Parent Stockholder Approval; provided, however, that unless otherwise agreed to by the parties or otherwise required by Law, the Parent Stockholders Meeting shall not be adjourned or postponed to a date that is more than thirty (30) days after the date for which the meeting was previously scheduled (it being understood that such Parent Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A), (i)(B) or (i)(C) exist, and such Parent Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided, further, that the Parent Stockholders Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the End Date. Notwithstanding the foregoing, Parent may adjourn or postpone the Parent Stockholders Meeting to a date no later than the second Business Day after the expiration of any of the periods contemplated by Section 6.4(d)(iii)(B). If requested by the Company, Parent shall promptly provide to the Company all voting tabulation reports relating to the Parent Stockholders Meeting that have been prepared by Parent or Parent’s transfer agent, proxy solicitor or other Representative. Unless this Agreement has been terminated in accordance with Article VIII, Parent’s obligations to call, give notice of, convene and hold the Parent Stockholders Meeting in accordance with this Section 6.6(b) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Parent Superior Proposal or Parent Competing Proposal, or by any Parent Change of Recommendation.
6.7   Access to Information.
(a)   Each party shall, and shall cause each of its Subsidiaries to, afford to the other party and its Representatives at the requesting party’s sole expense, during the period prior to the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, reasonable access, during normal business hours and upon reasonable prior notice, to the officers, any other employees, and offices of such party and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the other party and its Representatives such information concerning its and its Subsidiaries’ business, properties, contracts, records and personnel as such other party may reasonably request, including information about the Company’s financing, hedging activities, portfolio risk and portfolio activities. Each of the Company and Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the other party that may result from the requests for access, data and information hereunder. Notwithstanding the foregoing provisions of this Section 6.7(a), each party shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to the other party or any of its Representatives to the extent that (i) such information is subject to an attorney/client privilege, the attorney work product doctrine or other legal privilege or (ii) such access or the furnishing of such information is prohibited by applicable Law or an existing contract or agreement or a contract or agreement entered into after the date of this Agreement in the ordinary course of business. Each party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.7(a) for any purpose unrelated to the consummation of the Transactions.

(b)   The confidentiality agreement dated as of December 16, 2022, between Parent and the Company (the “Confidentiality Agreement”) shall, subject to Section 9.2, survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder. All information provided to any party or its Representatives pursuant to or in connection with this Agreement is deemed to be “Proprietary Information” as defined under the Confidentiality Agreement.
6.8   Reasonable Best Efforts.
(a)   Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other Transactions as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other Transactions and (ii) taking all steps as may be necessary, subject to the limitations in this Section 6.8, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.
(b)   In connection with and without limiting the foregoing, each of the parties shall give any required notices to third parties, and each of the parties shall use, and cause each of their respective Subsidiaries and Affiliates to use, its reasonable best efforts to obtain any third-party Consents that are necessary, proper or advisable to consummate the Merger. Each of the parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required filings or submissions with any Governmental Entity and will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Entity with respect to this Agreement, in each case as permitted under applicable Law. To the extent reasonably practicable, the parties and their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, none of the parties shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Entity.
(c)   In connection with obtaining any Consent from any Person with respect to the Merger, neither the Company nor any Subsidiary of the Company shall pay or commit to pay to any Person whose Consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person without the prior written consent of Parent. The parties shall cooperate to obtain such Consents. Parent shall, or shall cause one of its Subsidiaries (including the Surviving Company) to either repay, refinance or assume any Indebtedness of the Company or Parent or any of their respective Subsidiaries that is outstanding immediately prior to the Effective Time so that the Transactions do not result in a default under any such Indebtedness.
6.9   Indemnification; Directors’ and Officers’ Insurance.
(a)   Without limiting any other rights that any Indemnified Person (as defined below) may have pursuant to the Company’s Organizational Documents, any employment agreement or any indemnification agreement in effect on the date hereof or otherwise (which agreements shall be assumed by Parent and the Surviving Company), from and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (the “Indemnified Persons”) against and from all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director, officer or employee of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case, to the extent any such Indemnified Person would be entitled to be so indemnified by the Company or its Subsidiaries on the date hereof pursuant to agreements or arrangements in place, including indemnification agreements, organizational documents or otherwise.
(b)   Parent and the Surviving Company shall not amend, repeal or otherwise modify any provision in the Organizational Documents of the Surviving Company or its Subsidiaries in any manner that would affect adversely the rights thereunder or under the Organizational Documents of the Surviving Company or any of its Subsidiaries of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by applicable Law. Parent shall, and shall cause the Surviving Company and its Subsidiaries to, fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of its Subsidiaries and any of its directors, officers or employees existing on the date of this Agreement.
(c)   Parent and the Surviving Company shall indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 6.9(a), relating to the enforcement of such Indemnified Person’s rights under this Section 6.9 or under any charter, bylaw or contract in the event such Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder.
(d)   On or prior to the Closing Date, the Company shall put in place, and fully prepay immediately prior to the Effective Time, “tail” insurance policies (collectively, the “D&O Insurance”) with a claims period of at least six (6) years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance, fiduciary liability insurance and employment practices liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time.
(e)   The provisions of this Section 6.9(i) will survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Persons) to the extent of such indemnified or insured party’s interest herein, and his or her heirs and estates, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
(f)   In the event that Parent or the Surviving Company, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or the surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.9. Parent and the Surviving Company shall not sell, transfer, distribute or otherwise dispose of any of their assets or the assets of any Subsidiary in a manner that would reasonably be expected to render Parent or the Surviving Company unable to satisfy their obligations under this Section 6.9.
6.10   Transaction Litigation.   In the event any Proceeding is commenced or, to any party’s knowledge, threatened by any Person purporting to be, or to represent, a Company Stockholder or Parent Stockholder or any Governmental Entity against, such party or any of its Representatives or Affiliates or otherwise relating to, involving or affecting such party or any of its Representatives or Affiliates, in each case, in connection with, arising from or otherwise relating to the Transactions or any other transaction or matter contemplated by this Agreement (“Transaction Litigation”), the parties agree to cooperate and use their reasonable best efforts to defend against and respond thereto. Each party shall give the other party a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation and shall consider in good faith the other party’s advice with respect to such Transaction Litigation; provided, that neither the Company nor Parent shall settle or agree to settle any Transaction Litigation without the prior written consent of the other party hereto (such consent not to be unreasonably withheld, delayed or qualified).
6.11   Public Announcements.   The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the parties. From and after the date hereof, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective controlled Affiliates or Subsidiaries, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), unless (a) such party determines, after consultation with outside counsel, that it is required by applicable Law or the rules of any stock exchange upon which such party’s capital stock is traded to issue or cause the publication of any press release or other announcement with respect to the Transactions, including the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto, or (b) in the case of the Company or Parent, it deems it necessary or appropriate to issue or cause the publication of any press release or other announcement with respect to this Agreement, the Merger or the other Transactions in connection with or following a Company Competing Proposal or Parent Competing Proposal; provided, however, each party and their respective controlled Affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.11.
6.12   Control of Business.   Without limiting in any way any party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the other party and their respective Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.13   Transfer Taxes.   Parent and the Company shall cooperate to minimize the amount of Transfer Taxes to be incurred in connection with the Transactions. All Transfer Taxes to be incurred in connection with the Transactions shall be paid by Parent, whether levied on Parent or any other Person. The portion of the consideration to be received by holders of Company Common Stock in connection with the Merger that is allocable to the real property of the Company and its Subsidiaries shall be determined by Parent in its reasonable discretion and in consultation with the Company.
6.14   Notification.   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (a) of any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger or the other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Company or Parent, (b) of any Transaction Litigation commenced or, to any party’s knowledge, threatened against such party or any of its Affiliates or otherwise relating to, involving or affecting such party or any of its Affiliates, and (c) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Subsidiaries of the Company or any of the Subsidiaries of Parent, respectively, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.14 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VII or give rise to any right to terminate under Article VIII.
6.15   Section 16 Matters.   Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be reasonably necessary or advisable to cause any dispositions of equity securities of the Company (including derivative securities) and acquisitions of equity securities of Parent (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.
6.16   Listing Application.   Parent shall take all actions necessary to cause the Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance.
6.17   Tax Matters.
(a)   The Company shall (i) use its reasonable best efforts to obtain or cause to be provided, the opinions of counsel described in Section 7.2(e) and Section 7.3(f), (ii) deliver to an officer’s certificate in a form substantially similar to Exhibit B, dated as of the Closing Date and signed by an officer of the Company (the “Company Tax Representation Letter”), and (iii) deliver an officer’s certificate, dated as of the Closing Date and signed by an officer of the Company, containing representations as shall be reasonably necessary or appropriate to enable such counsel to render the opinion described in Section 7.2(e) on the Closing Date.
(b)   Parent and Merger Sub shall (i) use their reasonable best efforts to obtain or cause to be provided, the opinions of counsel described in Section 7.2(f) and Section 7.3(e), (ii) deliver to an officer’s certificate in a form substantially similar to Exhibit C, dated as of the Closing Date and signed by an officer of Parent (the “Parent Tax Representation Letter”), and (iii) deliver an officer’s certificate, dated as of the Closing Date and signed by an officer of Parent, containing representations as shall be reasonably necessary or appropriate to enable such counsel to render the opinion described in Section 7.3(e) on the Closing Date.
(c)   The Company shall cause to be prepared all federal and any other material Tax Returns which the Company is required to file, if any, and shall file with the appropriate Taxing Authorities all such returns in a manner required for the Company to be in compliance with any law governing the timely filing of such returns.
6.18   Additional Dividends.
(a)   Prior to the Effective Time, the Company shall authorize and declare a dividend to its stockholders, the payment date for which shall be the close of business on the last Business Day prior to the Closing Date, subject to funds being legally available therefor. The record date for such dividend shall be the close of business on the third (3rd) Business Day before the payment date. The per share dividend amount payable by the Company pursuant to this Section 6.18(a) shall be an amount equal to the Minimum Distribution Dividend (such amount, the “Company Additional Dividend Amount”). The Company and Parent shall cooperate in good faith to determine whether it is necessary to authorize and declare a Company Additional Dividend Amount and the amount (if any) of the Company Additional Dividend Amount.
(b)   Prior to the Effective Time, Parent shall authorize and declare a dividend to its stockholders, the payment date for which shall be the close of business on the last Business Day prior to the Closing Date, subject to funds being legally available therefor. The record date for such dividend shall be the close of business on the third (3rd) Business Day before the payment date. The per share dividend amount payable by Parent pursuant to this Section 6.18(b) shall be an amount equal to (i) Parent’s then-most recent quarterly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the Closing Date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) an additional amount (the “Parent Additional Dividend Amount”) equal to the quotient obtained by dividing the Company Additional Dividend Amount (if any) by the Exchange Ratio.
(c)   Until the Effective Time, Parent and the Company shall coordinate with the other regarding the authorization and declaration of any dividends or other distributions with respect to Parent Common Stock as authorized under Section 6.2(b)(i) and Company Common Stock as authorized under Section 6.1(b)(i), respectively, and the record dates and payment dates relating thereto, it being the intention of the parties that the holders of Company Common Stock (who will become holders of Parent Common Stock following the Merger) receive a number of monthly dividends of Company Common Stock equivalent to the number of quarterly dividends received by holders of Parent Common Stock prior to the Effective Time (i.e., three (3) monthly dividends for every one (1) quarterly dividend).
6.19   Takeover Laws.   The parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Law is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Law is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on the Merger and the other Transactions.
6.20   Delisting.   Each of the parties agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NYSE and terminate its registration under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time.
6.21   Obligations of Merger Sub.   Parent shall take all action necessary to cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and to consummate the Merger and the other Transactions upon the terms and subject to the conditions set forth in this Agreement.
6.22   Employee Matters.
(a)   For at least twelve (12) months following the Closing Date, Parent shall provide (or shall cause to be provided) to each individual who is an employee of the Company or any of its Subsidiaries on the Closing Date (each, a “Continuing Employee”), while employed by Parent or any of its Affiliates following the Closing Date, (i) base salary or hourly wage rate no less favorable than the base salary or hourly wage rate provided to such Continuing Employee immediately prior to the Closing Date, (ii) target cash incentive bonus opportunities or commission rates that are no less favorable than the target cash incentive bonus opportunities or commission rates provided to such Continuing Employee immediately prior to the Closing Date, (iii) a principal place of employment that is located no more than forty (40) miles from the location where such Continuing Employee was principally employed immediately prior to the Closing Date (unless such Continuing Employee is instead provided with the opportunity to work remotely), and (iv) employee benefits, including retirement, health and welfare benefits, that are either (A) substantially similar in the aggregate to the employee benefits, including retirement, health and welfare benefits, provided to the Continuing Employees immediately prior to the Closing Date, or (B) the same as those employee benefits, including retirement, health and welfare benefits, provided to similarly situated employees of Parent or its applicable Affiliate.
(b)   Parent shall (or shall cause its applicable Affiliate to) cause the Parent Plans in which the Continuing Employees are eligible to participate following the Closing Date to credit all service by each Continuing Employee with the Company or any of its Subsidiaries (or predecessors thereof) prior to the Closing Date for all purposes to the same extent such service was recognized by the Company or its Subsidiaries (or predecessors thereof) as of the Closing Date, except, in each case, to the extent such treatment would result in a duplication of benefits or compensation and excluding benefit accrual under any defined benefit pension plan. Parent shall (or shall cause its applicable Affiliate to) use reasonable best efforts to (x) waive all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Plans to the same extent such conditions were waived or not applicable under the corresponding Company Plan and (y) cause any covered expenses incurred prior to the Closing Date for the plan year in which the Closing Date occurs by any Continuing Employee (or covered spouse or dependent thereof) to be credited for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any Parent Plan.
(c)   The provisions of this Section 6.22 are for the sole benefit of the parties to this Agreement, and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of the Company or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.22) under or by reason of any provision of this Agreement. Nothing in this Section 6.22 shall constitute or be deemed to constitute the establishment, adoption or amendment of any Company Plan or any other employee benefit plan, program, agreement or other arrangement. Neither Parent nor any of its Affiliates shall have any obligation to continue to employ or retain the services of any Continuing Employee or any other employee of the Company or any of its Subsidiaries for any period of time following the Closing.
ARTICLE VII
CONDITIONS PRECEDENT
7.1   Conditions to Each Party’s Obligation to Consummate the Merger.   The respective obligation of each party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived jointly by the parties, in whole or in part, to the extent permitted by applicable Law:
(a)   Stockholder Approvals.   The Company Stockholder Approval shall have been obtained in accordance with applicable Law, the rules and regulations of the NYSE and the Organizational Documents of the Company. The Parent Stockholder Approval shall have been obtained in accordance with applicable Law, the rules and regulations of the NYSE and the Organizational Documents of Parent.
(b)   No Injunctions or Restraints.   No Governmental Entity having jurisdiction over any party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Law (or interpretation thereof by a Governmental Entity) shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.
(c)   Registration Statement.   The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no Proceeding to that effect shall have been commenced.
7.2   Additional Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:
(a)   Representations and Warranties of the Company.   (i) The representations and warranties of the Company set forth in Section 4.3(a) (Authority) and Section 4.6(a) (Company Material Adverse Effect) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct in all respects only as of such date), (ii) the representations and warranties of the Company set forth in the first two sentences of Section 4.2(a) (Capital Structure) and the third sentence of Section 4.2(b) (Capital Structure) (solely with respect to the Company Capital Stock and other equity securities of the Company, and not the capital stock or other equity securities of any Subsidiary of the Company) shall be true and correct in all but de minimis respects as of the specific dates set forth therein, and (iii) all other representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   Performance of Obligations of the Company.   The Company shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Effective Time.
(c)   Compliance Certificate.   Parent shall have received a certificate of the Company signed by the chief executive officer of the Company, dated the Closing Date, confirming that the conditions in Sections 7.2(a), 7.2(b) and 7.3(d) have been satisfied.
(d)   Absence of Company Material Adverse Effect.   Except as disclosed in Section 7.2(d) of the Company Disclosure Letter, since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, that is continuing.
(e)   REIT Opinion.   Parent shall have received a written opinion of Bryan Cave Leighton Paisner LLP (or other counsel to Company reasonably acceptable to Parent), dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, commencing with the Company’s taxable year ended December 31, 2019, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled the Company to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code. Such opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by the Company, provided, that Parent is given a reasonable opportunity to review such representations and finds them reasonably acceptable.
(f)   Reorganization Opinion.   Parent and Merger Sub shall have received the written opinion of its counsel, Alston & Bird LLP, dated as of the Closing Date and in substantially the same form as Exhibit D, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (i) the Merger will qualify as a reorganization under, and with the meaning of, Section 368(a) of the Code, and (ii) the Company, Parent and Merger Sub will each be a party to that reorganization with the meaning of Section 368(b) of the Code. In rendering such opinion, Alston & Bird LLP (or such other counsel) may rely upon the Parent Tax Representation Letter and the Company Tax Representation Letter. The condition set forth in this Section 7.2(f) shall not be waivable after receipt of the Parent Stockholder Approval unless further approval of the Parent Stockholders is obtained with appropriate disclosure.
7.3   Additional Conditions to Obligations of the Company.   The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:
(a)   Representations and Warranties of Parent and Merger Sub.   (i) The representations and warranties of Parent and Merger Sub set forth in the first sentence of Section 5.2(b) (Capital Structure), all of Section 5.3(a) (Authority) and all of Section 5.6(a) (Parent Material Adverse Effect) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct in all respects only as of such date), (ii) the representations and warranties of Parent and Merger Sub set forth in Section 5.2(a) (Capital Structure), the first sentence of Section 5.2(c) (Capital Structure) (solely with respect to the Parent Capital Stock and other equity securities of Parent, and not the capital stock or other equity securities of any Subsidiary of Parent) and Section 5.2(e) (Capital Structure) shall be true and correct in all but de minimis respects as of the specific dates set forth therein, and (iii) all other representations and warranties of Parent and Merger Sub set forth in Article V of this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Parent Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)   Performance of Obligations of Parent and Merger Sub.   Parent and Merger Sub each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Effective Time.
(c)   Compliance Certificate.   The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Sections 7.3(a), 7.3(b) and 7.3(d) have been satisfied.
(d)   Absence of Parent Material Adverse Effect.   Except as disclosed in Section 7.3(d) of the Parent Disclosure Letter, since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, that is continuing.
(e)   REIT Opinion.   The Company shall have received a written opinion of Alston & Bird LLP (or other counsel to Parent reasonably acceptable to the Company), dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, commencing with Parent’s taxable year ended December 31, 2017, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Parent to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code, and that its past, current and intended future organization and operations will permit Parent to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the Effective Time and thereafter. Such opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in officer’s certificates executed by Parent, provided, that the Company is given a reasonable opportunity to review such representations and finds them reasonably acceptable.
(f)   Reorganization Opinion.   The Company shall have received the written opinion of its counsel, Sidley Austin LLP, dated as of the Closing Date and in substantially the same form as Exhibit E, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (i) the Merger will qualify as a reorganization under, and with the meaning of, Section 368(a) of the Code, and (ii) the Company, Parent and Merger Sub will each be a party to that reorganization with the meaning of Section 368(b) of the Code. In rendering such opinion, Sidley Austin LLP may rely upon the Parent Tax Representation Letter and the Company Tax Representation Letter. The condition set forth in this Section 7.3(f) shall not be waivable after receipt of the Company Stockholder Approval unless further approval of the Company Stockholders is obtained with appropriate disclosure.
(g)   Listing.   The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.
(h)   Directors.   Effective as of the Effective Time, the Company Director Designees to be appointed to the Parent Board pursuant to Section 2.6 shall have been so appointed.
7.4   Frustration of Closing Conditions.   None of the parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.

ARTICLE VIII
TERMINATION
8.1   Termination.   This Agreement may be terminated, and the Merger and the other Transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained:
(a)   by mutual written consent of the Company and Parent;
(b)   by either the Company or Parent:
(i)   if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, or if there shall have been adopted prior to the Effective Time any Law that permanently makes the consummation of the Merger illegal or otherwise permanently prohibited;
(ii)   if the Merger shall not have been consummated on or before 5:00 p.m. New York, New York time, on August 26, 2023 (such date being the “End Date”); provided, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose breach of any representation, warranty, covenant or agreement contained in this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;
(iii)   in the event of a breach by the other party (treating Parent and Merger Sub as one party) of any covenant or other agreement contained in this Agreement or if any representation and warranty of the other party contained in this Agreement fails to be true and correct which (x) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) or Section 7.3(a) or 7.3(b), as applicable, if it were continuing as of the Closing Date and (y) cannot be or has not been cured (or is incapable of becoming true or does not become true) by the earlier of (A) the End Date and (B) the date that is thirty (30) days after the giving of written notice to the breaching party of such breach or failure to be true and correct and the basis for such notice (a “Terminable Breach”); provided, however, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement;
(iv)   if the Company Stockholder Approval shall not have been obtained upon a vote held at a duly held Company Stockholders Meeting; or
(v)   if the Parent Stockholder Approval shall not have been obtained upon a vote held at a duly held Parent Stockholders Meeting;
(c)   By Parent, prior to the time the Company Stockholder Approval is obtained if the Company Board shall have effected a Company Change of Recommendation, whether or not pursuant to and in accordance with Section 6.3(d)(iii);
(d)   by the Company:
(i)   prior to the time the Parent Stockholder Approval is obtained, if the Parent Board shall have effected a Parent Change of Recommendation, whether or not pursuant to and in accordance with Section 6.4(d)(iii); or
(ii)   prior to the receipt of the Company Stockholder Approval, if the Company has complied in all material respects with Section 6.3(b) and Section 6.3(d)(iii) in respect of such Company Superior Proposal and the Company Board determines to terminate this Agreement in accordance with Section 6.3(d)(iii) in connection with a Company Superior Proposal and the Company Board has approved, and concurrently with the termination hereunder, the Company enters into, a definitive agreement providing for the implementation of such Company Superior Proposal; provided, however, that such termination shall not be effective unless the Company concurrently therewith pays or causes to be paid the Company Termination Fee in accordance with Section 8.3(b).

8.2   Notice of Termination; Effect of Termination.
(a)   A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and, except as otherwise provided in Section 8.1(d)(ii), any termination shall be effective immediately upon delivery of such written notice to the other party.
(b)   In the event of termination of this Agreement by any party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party except with respect to this Section 8.2, Section 6.7(b), Section 8.3, Article I and Article IX, which sections and articles shall not terminate; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for any damages (including, in the case of the Company, damages based on the consideration that would have otherwise been payable to the Company Stockholders, which shall be deemed to be damages of the Company) for a Willful and Material Breach of any covenant, agreement or obligation hereunder or intentional fraud, or as provided in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.
8.3   Expenses and Other Payments.
(a)   Except as otherwise provided in this Section 8.3, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.
(b)   If (i) Parent terminates this Agreement pursuant to Section 8.1(c) (Company Change of Recommendation), then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds (to an account designated by Parent) no later than two (2) Business Days after notice of termination of this Agreement, or (ii) the Company terminates this Agreement pursuant to Section 8.1(d)(ii) (Company Superior Proposal), then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds (to an account designated by Parent) concurrently with notice of termination of this Agreement.
(c)   If the Company terminates this Agreement pursuant to Section 8.1(d)(i) (Parent Change of Recommendation), then Parent shall pay the Company the Parent Termination Fee in cash by wire transfer of immediately available funds (to an account designated by the Company) no later than two (2) Business Days after notice of termination of this Agreement.
(d)   (i) If (A) either the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) (and the Parent Stockholder Approval has been obtained but the Company Stockholder Approval has not been obtained) or Section 8.1(b)(iv) (Failure to Obtain Company Stockholder Approval), or (B) Parent terminates this Agreement pursuant to Section 8.1(b)(iii) (Company Terminable Breach), then the Company shall pay Parent the Parent Expenses or (ii) if (A) either the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) (and the Company Stockholder Approval has been obtained but the Parent Stockholder Approval has not been obtained) or Section 8.1(b)(v) (Failure to Obtain Parent Stockholder Approval) or (B) the Company terminates this Agreement pursuant to Section 8.1(b)(iii) (Parent Terminable Breach), then Parent shall pay the Company the Company Expenses, in each case, in cash by wire transfer of immediately available funds (to an account designated by the receiving party) no later than two (2) Business Days after notice of termination of this Agreement.
(e)   If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) (and the Parent Stockholder Approval has been obtained but the Company Stockholder Approval has not been obtained) or (B) Parent terminates this Agreement pursuant to Section 8.1(b)(iii) (Company Terminable Breach), (ii) after the date hereof and on or before the date of any such termination a proposal for a Company Competing Proposal shall have been communicated to the Company Board and not rejected by the Company Board, and (iii) within twelve (12) months after the date of such termination, the Company or any Subsidiary of the Company enters into a definitive agreement to effect any Company Competing Proposal or consummates any Company Competing Proposal, then the Company shall pay Parent the Company Termination Fee less any amount previously paid by the Company pursuant to Section 8.3(d) within two (2) Business Days of the Company entering into such definitive agreement or consummating such Company Competing Proposal; provided, however that the Company Termination Fee shall be payable in accordance with this Section 8.3(e) if the Company ultimately consummates a Company Competing Proposal within twelve (12) months after the date of termination with a Person (or any of its Affiliates) who made a Company Competing Proposal that was communicated to and rejected by the Company Board as described in clause (ii). For purposes of this Section 8.3(e), any reference in the definition of Company Competing Proposal to “20%” or “80%” shall be deemed to be a reference to “50%”.
(f)   If (i) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv) (Failure to Obtain Company Stockholder Approval), (ii) after the date hereof and on or before the date of the Company Stockholders Meeting a proposal for a Company Competing Proposal shall have been publicly announced or publicly disclosed and not withdrawn or publicly rejected by the Company Board prior to such date, and (iii) within twelve (12) months after the date of such termination, the Company or any Subsidiary of the Company enters into a definitive agreement to effect any Company Competing Proposal or consummates any Company Competing Proposal, then the Company shall pay Parent the Company Termination Fee less any amount previously paid by the Company pursuant to Section 8.3(d) within two (2) Business Days of the Company entering into such definitive agreement or consummating such Company Competing Proposal; provided, however that the Company Termination Fee shall be payable in accordance with this Section 8.3(f) if the Company ultimately consummates a Company Competing Proposal within twelve (12) months after the date of termination with a Person (or any of its Affiliates) who made a Company Competing Proposal that was communicated to and rejected by the Company Board as described in clause (ii). For purposes of this Section 8.3(f), any reference in the definition of Company Competing Proposal to “20%” or “80%” shall be deemed to be a reference to “50%”.
(g)   If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) (and the Company Stockholder Approval has been obtained but the Parent Stockholder Approval has not been obtained) or (B) the Company terminates this Agreement pursuant to Section 8.1(b)(iii) (Parent Terminable Breach), (ii) after the date hereof and on or before the date of any such termination a proposal for a Parent Competing Proposal shall have been communicated to the Parent Board and not rejected by the Parent Board, and (iii) within twelve (12) months after the date of such termination, Parent or any Subsidiary of Parent enters into a definitive agreement to effect any Parent Competing Proposal or consummates any Parent Competing Proposal, then Parent shall pay the Company the Parent Termination Fee less any amount previously paid by Parent pursuant to Section 8.3(d) within two (2) Business Days of Parent entering into such definitive agreement or consummating such Parent Competing Proposal; provided, however that the Parent Termination Fee shall be payable in accordance with this Section 8.3(g) if Parent ultimately consummates a Parent Competing Proposal within twelve (12) months after the date of termination with a Person (or any of its Affiliates) who made a Parent Competing Proposal that was communicated to and rejected by the Parent Board as described in clause (ii). For purposes of this Section 8.3(g), any reference in the definition of Parent Competing Proposal to “20%” or “80%” shall be deemed to be a reference to “50%”.
(h)   If (i) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(v) (Failure to Obtain Parent Stockholder Approval), (ii) after the date hereof and on or before the date of the Parent Stockholders Meeting a proposal for a Parent Competing Proposal shall have been publicly announced or publicly disclosed and not withdrawn or publicly rejected by the Parent Board prior to such date, and (iii) within twelve (12) months after the date of such termination, Parent or any Subsidiary of Parent enters into a definitive agreement to effect any Parent Competing Proposal or consummates any Parent Competing Proposal, then Parent shall pay the Company the Parent Termination Fee less any amount previously paid by Parent pursuant to Section 8.3(d) within two (2) Business Days of Parent entering into such definitive agreement or consummating such Parent Competing Proposal; provided, however that the Parent Termination Fee shall be payable in accordance with this Section 8.3(h) if Parent ultimately consummates a Parent Competing Proposal within twelve (12) months after the date of termination with a Person (or any of its Affiliates) who made a Parent Competing Proposal that was communicated to and rejected by the Parent Board as described in clause (ii). For purposes of this Section 8.3(h), any reference in the definition of Parent Competing Proposal to “20%” or “80%” shall be deemed to be a reference to “50%”.

(i)   In no event shall Parent be entitled to receive more than one payment of the Company Termination Fee or Parent Expenses. In addition, if Parent receives the full Company Termination Fee, then Parent will not be entitled to also receive a payment of the Parent Expenses and any Company Termination Fee shall be reduced by an amount equal to any Parent Expenses previously paid by or on behalf of the Company. In no event shall the Company be entitled to receive more than one payment of the Parent Termination Fee or Company Expenses. In addition, if the Company receives the full Parent Termination Fee, then the Company will not be entitled to also receive a payment of the Company Expenses and any Parent Termination Fee shall be reduced by an amount equal to any Company Expenses previously paid by or on behalf of Parent.
(j)   The parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. If a party fails promptly to pay the amount due by it pursuant to this Section 8.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of five percent (5%) per annum. If, in order to obtain such payment, the other party commences a Proceeding that results in judgment for such party for such amount, the defaulting party shall pay the other party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding. The parties agree that the monetary remedies set forth in this Section 8.3 and the specific performance remedies set forth in Section 9.11 shall be the sole and exclusive remedies of (i) the Company and its Subsidiaries against Parent and Merger Sub and any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only Parent shall be liable for damages for such intentional fraud or Willful and Material Breach), and upon payment of such amount, none of Parent or Merger Sub or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Parent in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation; and (ii) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such intentional fraud or Willful and Material Breach), and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Company in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation.
(k)   In the event that Parent is required to pay the Parent Termination Fee:
(i)   The amount payable to the Company in any Tax year of the Company shall not exceed the lesser of (A) the Parent Termination Fee payable to the Company and (B) the sum of (1) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code for the relevant Tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and the Company has income from unknown sources during such year in an amount equal to one percent (1%) of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Company’s independent accountants, plus (2) in the event that the Company received either (x) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS as described below in clause (ii) or (y) an opinion from the Company’s outside counsel as described below in clause (ii), an amount equal to the excess of the Parent Termination Fee less the amount payable under clause (B)(1) above.

(ii)   To secure Parent’s obligation to pay the amounts described in Section 8.3(k)(i), Parent shall deposit into escrow the amount in cash equal to the Parent Termination Fee with an escrow agent selected by Parent on such terms (subject to this Section 8.3) as shall be mutually and reasonably agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Parent Termination Fee pursuant to this Section 8.3 shall be made at the time Parent is obligated to pay the Parent Termination Fee. The escrow agent shall provide that the Parent Termination Fee in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or a combination of the following: (A) a letter from the Company’s independent accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) or 856(c)(3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Company has income from unknown sources during such year in an amount equal to one percent (1%) of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Company, or (B) a letter from the Company’s counsel indicating that (1) the Company has received a ruling from the IRS holding that the receipt by the Company of the Parent Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code or (2) the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Parent Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code, in which case the escrow agent shall release the remainder of the Parent Termination Fee to the Company. Parent agrees to amend this Section 8.3(k) at the reasonable request of the Company in order to (x) maximize that portion of the Parent Termination Fee that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code or (y) assist the Company in obtaining a favorable ruling from the IRS or legal opinion from its outside counsel, in each case, as described in this Section 8.3(k)(ii). Any amount of the Parent Termination Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitation of this Section 8.3(k).
(l)   In the event that the Company is required to pay the Company Termination Fee:
(i)   The amount payable to Parent in any Tax year of Parent shall not exceed the lesser of (A) the Company Termination Fee payable to Parent, and (B) the sum of (1) the maximum amount that can be paid to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code for the relevant Tax year, determined as if the payment of such amount did not constitute Qualifying Income and Parent has income from unknown sources during such year in an amount equal to one percent (1%) of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by Parent’s independent accountants, plus (2) in the event that Parent received either (x) a letter from Parent’s counsel indicating that Parent has received a ruling from the IRS as described below in clause (ii) or (y) an opinion from Parent’s outside counsel as described below in clause (ii), an amount equal to the excess of the Company Termination Fee less the amount payable under clause (B)(1) above.
(ii)   To secure the Company’s obligation to pay the amounts described in Section 8.3(l)(i), the Company shall deposit into escrow the amount in cash equal to the Company Termination Fee with an escrow agent selected by the Company on such terms (subject to this Section 8.3) as shall be mutually and reasonably agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Company Termination Fee pursuant to this Section 8.3 shall be made at the time the Company is obligated to pay the Company Termination Fee. The escrow agent shall provide that the Company Termination Fee in escrow or any portion thereof shall not be released to Parent unless the escrow agent receives any one or a combination of the following: (A) a letter from Parent’s independent accountants indicating the maximum amount that can be paid by the escrow agent to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) or 856(c)(3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and Parent has income from unknown sources during such year in an amount equal to one precent (1%) of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to Parent, or (B) a letter from Parent’s counsel indicating that (1) Parent has received a ruling from the IRS holding that the receipt by Parent of the Company Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code or (2) Parent’s outside counsel has rendered a legal opinion to the effect that the receipt by Parent of the Company Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code, in which case the escrow agent shall release the remainder of the Company Termination Fee to Parent. The Company agrees to amend this Section 8.3(l) at the reasonable request of Parent in order to (x) maximize that portion of the Company Termination Fee that may be distributed to Parent hereunder without causing Parent to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code or (y) assist Parent in obtaining a favorable ruling from the IRS or legal opinion from its outside counsel, in each case, as described in this Section 8.3(l)(ii). Any amount of the Company Termination Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitation of this Section 8.3(l).
ARTICLE IX
GENERAL PROVISIONS
9.1   Disclosure Letter Definitions.   All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A) except as otherwise defined therein.
9.2   Survival.   Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, the agreements of the parties in Articles I, II, III and IX, and Section 6.9 will survive the Closing. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.
9.3   Notices.   All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by facsimile (but only upon confirmation of transmission by the transmitting equipment); (c) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received); or (d) if transmitted by national overnight courier, in each case as addressed as follows:
(i)
if to Parent or Merger Sub, to:

Ready Capital Corporation
1251 Avenue of the Americas, 50th Floor
New York, New York 10020
Attention: Andrew Ahlborn
E-mail: aahlborn@waterfallam.com
with a required copy to (which copy shall not constitute notice):
Alston & Bird LLP
90 Park Avenue
New York, New York 10016
Attention: Michael Kessler; David E. Brown, Jr.
E-mail: michael.kessler@alston.com; david.brown@alston.com
(ii)
if to the Company, to:

Broadmark Realty Capital Inc.
1420 Fifth Avenue, Suite 2000

Seattle, Washington 98101
Attention: Nevin Boparai
E-mail: nevin@broadmark.com
with a required copy to (which copy shall not constitute notice):
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Scott Williams; Jessica Day
E-mail: swilliams@sidley.com; jessica.day@sidley.com
9.4   Rules of Construction.
(a)   Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.
(b)   The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one Section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent from such item, notwithstanding the presence or absence of an appropriate Section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.
(c)   The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.
(d)   All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to New York, New York time.
(e)   In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; and (iv) “days” mean calendar days.
9.5   Counterparts.   This Agreement may be executed in two or more counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
9.6   Entire Agreement; Third Party Beneficiaries.
(a)   This Agreement (together with the Confidentiality Agreement, the other Transaction Agreements and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
(b)   Except for the provisions of Article III (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock to receive the Merger Consideration) and Section 6.9 (which from and after the Effective Time is intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
9.7   Governing Law; Venue; Waiver of Jury Trial.
(a)   THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.
(b)   THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE CIRCUIT COURT OF BALTIMORE CITY, MARYLAND AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE STATE OF MARYLAND AND ANY APPELLATE COURTS THEREOF (COLLECTIVELY, THE “CHOSEN COURTS”) IN ANY PROCEEDING THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT

THERETO OR THAT SUCH PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE CHOSEN COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH COURTS. IN ANY SUCH JUDICIAL PROCEEDING, EACH OF THE PARTIES FURTHER CONSENTS TO THE ASSIGNMENT OF ANY PROCEEDING IN THE CIRCUIT COURT FOR BALTIMORE CITY, MARYLAND TO THE BUSINESS AND TECHNOLOGY CASE MANAGEMENT PROGRAM PURSUANT TO MARYLAND RULE 16-205 (OR ANY SUCCESSOR THEREOF). THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH CHOSEN COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.
(c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.
9.8   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.
9.9   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void.
9.10   Affiliate Liability.
(a)   Each of the following is herein referred to as a “Company Affiliate”: (i) any direct or indirect holder of equity interests or securities in the Company (whether limited or general partners, members, stockholders or otherwise), (ii) any Representative of the Company, and (iii) any Person who controls the Company, in each case in its capacity as such. To the fullest extent permitted by applicable Law, no Company Affiliate shall have any liability or obligation to Parent or Merger Sub of any nature whatsoever in connection with or under this Agreement or the Transactions, and Parent and Merger Sub hereby waive and release all claims of any such liability and obligation.
(b)   Each of the following is herein referred to as a “Parent Affiliate”: (i) any direct or indirect holder of equity interests or securities in Parent (whether limited or general partners, members,

stockholders or otherwise), (ii) any Representative of Parent or Merger Sub, and (iii) any Person who controls Parent, in each case in its capacity as such. To the fullest extent permitted by applicable Law, no Parent Affiliate shall have any liability or obligation to the Company of any nature whatsoever in connection with or under this Agreement or the Transactions, and the Company hereby waives and releases all claims of any such liability and obligation.
9.11   Remedies; Specific Performance.
(a)   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
(b)   The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.11, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.
(c)   This parties’ rights in this Section 9.11 are an integral part of the Transactions and each party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.11. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the End Date, any party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by such other time period established by the court presiding over such action.
9.12   Amendment.   This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors at any time before or after receipt of the Company Stockholder Approval and the Parent Stockholder Approval, but, after receipt of any such approvals, no amendment shall be made which by Law would require the further approval by the Company Stockholders or the Parent Stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
9.13   Extension; Waiver.   At any time prior to the Effective Time, either the Company, on the one hand, and Parent and Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or acts of the other party hereunder, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Notwithstanding the foregoing, no failure or delay by the Company, on the one hand, or Parent and Merger Sub, on the other hand, in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party.
[Signature Pages Follow]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.
READY CAPITAL CORPORATION
By:
/s/ Thomas Capasse

Name:
Thomas Capasse

Title:
Chairman, Chief Executive Officer and Chief Investment Officer

RCC MERGER SUB, LLC
By:
Ready Capital Corporation, its sole Member

By:
/s/ Thomas Capasse

Name:
Thomas Capasse

Title:
Chairman, Chief Executive Officer and Chief Investment Officer

Signature Page to Agreement and Plan of Merger

BROADMARK REALTY CAPITAL INC.
By:
/s/ Jeffrey B. Pyatt

Name:
Jeffrey B. Pyatt

Title:
Interim Chief Executive Officer

Signature Page to Agreement and Plan of Merger

ANNEX A
Certain Definitions
“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.
“beneficial ownership” including the correlative term “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.
“Business Day” means a day that is not a Saturday or Sunday or other day on which banks in the State of New York or the State of Maryland are authorized or obligated to be closed.
“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
“Company Competing Proposal” means any proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Parent or any of its Subsidiaries) involving: (i) any acquisition or purchase by any Person or group, directly or indirectly, of more than 20% of any class of outstanding voting or equity securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning more than 20% of any class of outstanding voting or equity securities of the Company; (ii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Person or group pursuant to which the Company Stockholders immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction; or (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a Person or group of more than 20% of the consolidated assets of the Company and its Subsidiaries (measured by the fair market value thereof).
“Company Equity Plan” means the Company’s 2019 Stock Incentive Plan.
“Company Expenses” means a cash amount equal to $5,000,000 to be paid in respect of the Company’s costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions.
“Company Intellectual Property” means the Intellectual Property used in the operation of the business of each of the Company and its Subsidiaries as presently conducted.
“Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.
“Company Stockholder Approval” means the approval of the Merger by the affirmative vote of the holders of shares of Company Common Stock entitled to cast a majority of all the votes entitled to be cast on the Merger in accordance with the MGCL and the Organizational Documents of the Company.
“Company Superior Proposal” means a bona fide Company Competing Proposal (with references to 20% being deemed replaced with references to 50% and references to 80% being deemed to be replaced with references to 50%) by a third party, which the Company Board determines in good faith after consultation with the Company’s outside legal and financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to the Company Stockholders than the Transactions.
“Company Termination Fee” means a cash amount equal to $15,760,000.
“Company Warrant Agreement” means that certain Warrant Agreement, dated as of May 14, 2018, by and among Trinity Merger Corp. and Continental Stock Transfer & Trust Company, as amended by the Amendment to Warrant Agreement, dated November 19, 2019, by and between the Company and Continental Stock Transfer & Trust Co., and the Second Amendment to Warrant Agreement, dated November 19, 2019, by and among the Company, Continental Stock Transfer & Trust Co. and American Stock Transfer & Trust Company, LLC.

Annex A-1

“Company Warrants” means warrants (whether designated as public warrants, private warrants or otherwise) representing the right to purchase shares of Company Common Stock pursuant to the Company Warrant Agreement.
“Consent” means any approval, consent, ratification, clearance, permission, waiver, or authorization.
“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“COVID-19” means SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.
“COVID-19 Measures” means a Person’s and its Subsidiaries’ compliance with any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention or the World Health Organization, in each case, in connection with, related to, or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), signed into law on March 27, 2020, and Families First Coronavirus Response Act, or any other response to COVID-19 (including any such response undertaken by any similarly situated industry participants).
“Employee Benefit Plan” of any Person means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any personnel policy (oral or written), equity option, restricted equity, equity purchase plan, equity compensation plan, phantom equity or appreciation rights plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and any other employee benefit plan, agreement, arrangement, program, practice, or understanding for any present or former director, employee or contractor of the Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity which together with the Company, would be treated as a single employer under Code Section 414 or ERISA Section 4001(b).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.
“Exchange Ratio” means 0.47233, as adjusted in accordance with Section 3.1(c).
“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.
“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.
“Indebtedness” of any Person means, without duplication: (i) indebtedness of such Person for borrowed money; (ii) obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) obligations of such Person for the deferred or unpaid purchase or acquisition price for any property or services of such Person, whether contingent or otherwise; (iv) obligations in respect of repurchase agreements, “dollar roll” transactions and similar financing arrangements; (v) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (vi) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (vii) indebtedness of others as described in clauses (i) through (vi) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued

Annex A-2

expenses arising in the ordinary course of business, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.
“Intellectual Property” means any and all proprietary and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); (c) copyrightable works and copyrights; and (d) trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable.
“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“IRS” means the U.S. Internal Revenue Service.
“knowledge” means the actual knowledge, after reasonable inquiry, of (a) in the case of the Company, the individuals listed in Section 1.2 of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed in Section 1.2 of the Parent Disclosure Letter.
“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.
“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, option, right of first refusal, easement, right of way, encroachment, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.
“Material Adverse Effect” means, when used with respect to any Person, any fact, circumstance, occurrence, state of fact, effect, change, event or development that, individually or in the aggregate, materially adversely affects the condition (financial or otherwise), business or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that no effect (by itself or when aggregated or taken together with any and all other effects) resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect,” and no effect (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Material Adverse Effect” has occurred: (i) general economic conditions (or changes in such conditions) or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (iii) conditions (or changes in such conditions) in any industry or industries in which the Person operates (including changes in general market prices and regulatory changes affecting the industry); (iv) political conditions (or changes in such conditions) or acts of war, sabotage, terrorism, acts of God, epidemics, pandemics or disease outbreaks (including COVID-19 and any actions or events resulting therefrom) (including any escalation or general worsening of any such acts of war, sabotage, terrorism, acts of God, epidemics, pandemics or disease outbreaks (including COVID-19 and any COVID-19 Measures or other actions or events resulting therefrom)); (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, other natural disasters or other weather conditions; (vi) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof); (vii) except for purposes of Sections 4.3(b) and 5.3(b), the announcement of this Agreement or the pendency or consummation of the Transactions;

Annex A-3

(viii) any actions taken or failure to take action, in each case, at the request of another party to this Agreement; (ix) except for purposes of Sections 4.3(b) and 5.3(b), compliance with the terms of, or the taking of any action expressly permitted or required by, this Agreement; (x) any changes in such Person’s stock price, dividends or the trading volume of such Person’s stock, or any failure by such Person to meet any analysts’ estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Person or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); (xi) any Proceedings made or brought by any of the current or former stockholders of such Person (on their own behalf or on behalf of such Person) against the Company, Parent, Merger Sub or any of their directors or officers, arising out of the Merger or in connection with any other transactions contemplated by this Agreement; and (xii) with respect to a Parent Material Adverse Effect, anything set forth in the Parent Disclosure Letter, and with respect to a Company Material Adverse Effect, anything set forth in the Company Disclosure Letter; except to the extent such effects resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) through (v) disproportionately adversely affect such Person and its Subsidiaries, taken as a whole, as compared to other Persons that conduct business in the regions in the world and in the industries in which such Person and its Subsidiaries conduct business (in which case, the incremental adverse effects (if any) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate).
“Minimum Distribution Dividend” means such amount, if any, with respect to any taxable year of the Company, Parent, or any of their Subsidiaries, as the case may be, ending on or prior to the Closing Date, which is required to be paid by the Company, Parent, or any of their Subsidiaries, as the case may be, prior to the Effective Time to (i) satisfy the distribution requirements set forth in Section 857(a) of the Code and (ii) avoid, to the extent possible, the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code.
“NYSE” means the New York Stock Exchange.
“Organizational Documents” means (i) with respect to a corporation, the charter, articles, articles supplementary or certificate of incorporation, as applicable, and bylaws thereof, (ii) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (iii) with respect to a partnership, the certificate of formation and the partnership agreement, and (iv) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.
“other party” means (i) when used with respect to the Company, Parent and Merger Sub and (ii) when used with respect to Parent or Merger Sub, the Company.
“Parent Capital Stock” means Parent Common Stock and Parent Preferred Stock.
“Parent Common Stock” means the common stock of Parent, par value $ 0.0001 per share.
“Parent Competing Proposal” means any proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with the Company or any of its Subsidiaries) involving: (a) any acquisition or purchase by any Person or group, directly or indirectly, of more than 20% of any class of outstanding voting or equity securities of Parent, or any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning more than 20% of any class of outstanding voting or equity securities of Parent; (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving Parent and a Person or group pursuant to which the Parent Stockholders immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction; or (c) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a Person or group of more than 20% of the consolidated assets of Parent and its Subsidiaries (measured by the fair market value thereof).

Annex A-4

“Parent Expenses” means a cash amount equal to $5,000,000 to be paid in respect of Parent’s costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions.
“Parent Intellectual Property” means the Intellectual Property used in the operation of the business of each of Parent and its Subsidiaries as presently conducted.
“Parent Preferred Stock” means the preferred stock, par value $0.0001 per share, of Parent, including the 6.25% Series C Cumulative Convertible Preferred Stock, $0.0001 par value per share (“Parent Series C Preferred Stock”), and the 6.50% Series E Cumulative Redeemable Preferred Stock, $0.0001 par value per share (“Parent Series E Preferred Stock”).
“Parent Stockholder Approval” means the approval of the Parent Stock Issuance by the affirmative vote of a majority of the votes cast at the Parent Stockholders Meeting in accordance with the rules and regulations of the NYSE and the Organizational Documents of Parent.
“Parent Stockholder Meeting” means a meeting of the holders of Parent Common Stock held to consider the approval of the Parent Stock Issuance, including any postponement or adjournment thereof.
“Parent Superior Proposal” means a bona fide Parent Competing Proposal (with references to 20% being deemed replaced with references to 50% and references to 80% being deemed to be replaced with references to 50%) by a third party, which the Parent Board determines in good faith after consultation with Parent’s outside legal and financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to the Parent Stockholders than the Transactions.
“Parent Termination Fee” means a cash amount equal to $23,639,000.
“party” or “parties” means a party or the parties to this Agreement, except as the context may otherwise require.
“Permitted Lien” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent or that are being contested in good faith by appropriate Proceedings, (ii) relating to any Indebtedness incurred in the ordinary course of business; (iii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising by operation of Law in the ordinary course of business for amounts not yet delinquent, (iv) which is not material in amount and would not reasonably be expected to materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries as currently conducted or materially impair the use, occupancy, value or marketability of the applicable property, (v) which is a statutory or common law lien or encumbrance to secure landlords, lessors or renters under leases or rental agreements, and (vi) which is imposed on the underlying fee interest in real property subject to a lease.
“Person” means any individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Entity or a political subdivision, agency or instrumentality of a Governmental Entity).
“Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.
“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Annex A-5

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.
“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other takeover or anti-takeover statute or similar statute enacted under applicable Law.
“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.
“Tax Returns” means any return, report, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendments thereof.
“Taxing Authority” means any Governmental Entity having jurisdiction in matters relating to Tax matters.
“Transaction Agreements” means this Agreement and each other agreement to be executed and delivered in connection herewith and therewith.
“Transfer Taxes” means any stock transfer, real estate transfer, controlling interest transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes); provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar Taxes arising from the Transactions.
“Treasury Regulations” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.
“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.
“Willful and Material Breach” shall mean a material breach that is a consequence of an act or failure to take an act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) may constitute a breach of this Agreement.

Annex A-6

EXHIBIT A
VOTING AGREEMENT
[See Attached]

Annex B
EXECUTION VERSION
VOTING AGREEMENT
THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of February 26, 2023 by and between Broadmark Realty Capital Inc., a Maryland corporation (the “Company”), and Waterfall Management, LLC, a Delaware limited liability company (the “Stockholder”).
WITNESSETH:
WHEREAS, concurrently with the execution and delivery of this Agreement, Ready Capital Corporation, a Maryland corporation (“Parent”), RCC Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, (i) the merger of the Company with and into Merger Sub, with Merger Sub surviving such merger (the “Merger”) and (ii) the issuance of shares of Parent Common Stock pursuant to the Merger Agreement (the “Parent Stock Issuance”).
WHEREAS, the Stockholder is the General Partner of Holdings (as defined on Schedule A) and in such capacity has the authority provided to it pursuant to the Limited Partnership Agreement (as defined on Schedule A) to vote that number of shares of Parent Common Stock set forth below the Stockholder’s name on the signature page to this Agreement.
WHEREAS, as a condition and inducement to the willingness of the Company to enter into the Merger Agreement, the Stockholder (solely in the Stockholder’s capacity as the General Partner of Holdings) has agreed to enter into this Agreement.
NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:
1.   Certain Definitions.   All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as in effect as of the date hereof). For all purposes of and under this Agreement, the following terms shall have the following respective meanings:
(a)   “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof, (ii) the Effective Time, (iii) the termination of this Agreement by mutual written consent of the parties, (iv) the time that the Parent Board has effected a Parent Change of Recommendation, (v) the entry into or effectiveness of any amendment, modification or waiver of any provision of the Merger Agreement (including the Schedules and Exhibits thereto) that increases the Exchange Ratio (other than pursuant to Section 3.1(c) of the Agreement) or (vi) the one year anniversary of the date hereof.
(b)   “Shares” shall mean all equity securities and equity interests of Parent owned by Holdings (as defined on Schedule A) the Stockholder has the authority to vote pursuant to the Limited Partnership Agreement (as defined on Schedule A) on the record date for the meeting of Parent’s stockholders for the purpose of obtaining the Parent Stockholder Approval.
(c)   “Transfer” shall mean, with respect to a Share, to (i) sell, pledge, encumber, exchange, assign, grant an option with respect to, transfer, tender or otherwise dispose of such Share or any interest in such Share (including by gift), (ii) enter into any contract providing for the sale of, pledge of, encumbrance of, exchange of, assignment of, grant of an option with respect to, transfer, tender of or other disposition of such Share or any interest therein (including by gift) or (iii) enter into, renew or maintain any put equivalent position (as defined in Rule 16a-1 under the Exchange Act) for the purpose of hedging economic exposure to such Share, excluding from this clause (iii) any put equivalent position entered into prior to the date of this Agreement.

2.   Transfer of Shares.
(a)   Transfer Restrictions.   From the date of this Agreement until the Expiration Date, the Stockholder shall not Transfer (or cause or permit the Transfer of) any of the Shares or any of Holdings rights to acquire any equity securities or equity interests of Parent, or enter into any contract (including any option, put, call or similar arrangement) that would prevent the Stockholder from performing its obligations hereunder, except with the Company’s prior written consent and in the Company’s sole discretion. Any Transfer (or purported Transfer) in breach of this Agreement shall be null and void and of no force or effect. Notwithstanding the foregoing, the Stockholder may Transfer the Shares (which shall continue to be subject to all of the restrictions, liabilities and rights under this Agreement) to any of its Affiliates without the Company’s prior written consent; provided that the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) agrees in writing, reasonably satisfactory in form and substance to the Company, to be bound by the terms and conditions of this Agreement.
(b)   Involuntary Transfer.   If any involuntary Transfer of any Shares shall occur, the transferee shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement in accordance with its terms.
(c)   Transfer of Voting Rights.   From the date hereof until the termination of this Agreement pursuant to Section 11, the Stockholder (solely in the Stockholder’s capacity as General Partner of Holdings) shall not (i) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent or execute any written consent in or with respect to any or all of the Shares, with any such proxy, power-of-attorney, authorization or consent purported to be granted being void ab initio, or (ii) deposit or permit the deposit of any of the Shares into a voting trust (collectively, “Encumbrances”) except for any such Encumbrances that may be imposed pursuant to this Agreement or any applicable restrictions on transfer under the Securities Act or any state securities law (“Permitted Encumbrances”).
(d)   Acquisition of Shares.   In the event that the Stockholder acquires Shares (or any right or interest therein) after the execution of this Agreement, the Stockholder shall promptly deliver to the Company a written notice indicating the number of such Shares (or right or interest therein) acquired or received.
(e)   Notwithstanding anything herein to the contrary, nothing herein shall restrict or prevent the Stockholder from complying with the terms of, or performing its obligations under, the Limited Partnership Agreement. The Stockholder shall take any and all action necessary under the terms of the Limited Partnership Agreement to allow the Stockholder to take the actions contemplated by this Agreement.
3.   Agreement to Vote Shares; Support.
(a)   From the date hereof until the termination of this Agreement pursuant to Section 11, at any meeting of the stockholders of Parent called with respect to the following matters or at which any of the following matters are acted upon, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the stockholders of Parent, the Stockholder (solely in the Stockholder’s capacity as the General Partner of Holdings) shall, or shall cause the holder of record on any applicable record date to, vote all Shares that are then owned by such Stockholder and entitled to vote or act by written consent:
(i)   in favor of the Parent Stock Issuance;
(ii)   against approval of any proposal made in opposition to, in competition with, or would result in a breach of, the Merger Agreement or the Merger, the Parent Stock Issuance or any Parent Competing Proposal; and
(iii)   against any of the following actions, proposals or agreements (other than those actions that relate to the Merger, the Parent Stock Issuance and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, amalgamation, business combination, reorganization or recapitalization of or involving Parent or any of its Subsidiaries, (B) any sale, lease or transfer of all or substantially all of the assets of Parent or any of its Subsidiaries, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of Parent or any of its Subsidiaries, (D) any material change in the capitalization of Parent or any of its Subsidiaries, or the corporate structure, articles of incorporation or bylaws of Parent or any of its Subsidiaries or (E) any action, proposal or agreement that would reasonably be expected to (x) result in a breach of any covenant, representation or warranty of Parent under the Merger Agreement or (y) prevent or materially delay or adversely affect in the good faith determination of the Stockholder the consummation of the Merger or the Parent Stock Issuance.
(b)   The Stockholder (solely in the Stockholder’s capacity as the General Partner of Holdings) shall retain at all times its existing right to vote its Shares (or to direct how its Shares shall be voted) in its sole discretion and without any other limitation on any matters other than those already existing or as set forth in Section 3(a)(i), Section 3(a)(ii) and Section 3(a)(iii) that are, from the date hereof until the termination of this Agreement pursuant to Section 11, at any time or from time to time presented for consideration to Parent’s stockholders generally, subject to the terms of this Agreement.
(c)   In the event that a meeting of the stockholders of Parent is held, the Stockholder shall, or shall cause the holder of record of the Shares on any applicable record date to, be present in person or by proxy at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.
(d)   The Stockholder shall not enter into any commitment, agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3 or Section 4.
4.   No Adverse Act.   The Stockholder agrees that, except as expressly provided or permitted by this Agreement, the Stockholder shall not, without the prior written consent of the Company in its sole discretion, (a) enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to any of the Shares or any interest therein or (b) take or permit any other action that would materially (i) restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder or (ii) otherwise materially restrict, limit or interfere with the performance of this Agreement, or the transactions contemplated hereby. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Stockholder from enforcing its rights under this Agreement.
5.   Manager; Directors and Officers.   Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Stockholder (or any Affiliate, Representative or designee of the Stockholder) (a) in its capacity as a manager of Parent or any of its Subsidiaries, or (b) in any of their capacities as a director or officer of Parent or any of its Subsidiaries, from acting in such capacity or fulfilling the obligations of such office (including, for the avoidance of doubt, exercising his or her fiduciary duties), including by voting, in his or her capacity as a manager, director or officer of Parent or any of its Subsidiaries in the Stockholder’s (or its designee’s) sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as the General Partner of Holdings), including with respect to Section 6.4 of the Merger Agreement. In this regard, the Stockholder shall not be deemed to make any agreement or understanding in this Agreement in the Stockholder’s capacity as a manager, director or officer of Parent, including with respect to Section 6.4 of the Merger Agreement.
6.   No Solicitation.
(a)   From the date hereof until the termination of this Agreement pursuant to Section 11, the Stockholder shall comply with Section 6.4(a) and Section 6.4(b) of the Merger Agreement as though the Stockholder were a party thereto.
(b)   Notwithstanding Section 6(a) above, the Stockholder may, and may permit its Affiliates and its and their respective Representatives to, participate in discussions and negotiations with any Person making a Parent Competing Proposal (or its Representatives) with respect to such Parent Competing Proposal if Parent is engaging in discussions or negotiations with such Person in accordance with Section 6.4 of the Merger Agreement.

7.   Representations and Warranties of the Stockholder.   The Stockholder hereby represents and warrants to the Company as follows:
(a)   Power; Binding Agreement.   The Stockholder has the requisite power and legal capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Stockholder. Assuming this Agreement constitutes a valid and binding obligation of the Company and this Agreement has been approved by the Parent Board, this Agreement constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity.
(b)   No Conflicts; Consents.   The execution, delivery and performance of this Agreement by the Stockholder, and the consummation by the Stockholder of the transactions contemplated hereby, do not and will not (i) conflict with or violate any Law that is applicable to the Stockholder or by which any of its assets or properties is subject or bound or (ii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in a right of payment or loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any contract. The execution, delivery and performance by the Stockholder of this Agreement, and the consummation by the Stockholder of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Entity.
(c)   Voting Power.   Subject to complying with the terms of, and performing its obligations under, the Limited Partnership Agreement, the Stockholder has, and will at the time of the Parent Stockholder Meeting have, sole voting power, sole power of disposition, sole power to Transfer, sole power to issue instructions with respect to the matters set forth herein and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.
(d)   No Ownership.   As of the date hereof, neither the Stockholder nor any of its Subsidiaries own any shares of Parent Common Stock other than the Shares owned by Holdings.
(e)   No Finder’s Fees.   Other than as disclosed pursuant to the Merger Agreement, no broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Stockholder in its capacity as a stockholder of Parent.
(f)   No Litigation.   There are no Proceedings pending or, to the knowledge of the Stockholder, threatened against the Stockholder, or any order to which the Stockholder is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to, in any material respect, impair or adversely affect the ability of the Stockholder to perform its obligations under this Agreement.
8.   Disclosure.   The Stockholder shall permit the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document required in connection with the Merger, the Parent Stock Issuance and any transactions contemplated by the Merger Agreement, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, in each case after providing the Stockholder with a reasonable opportunity to review and comment thereon. The Stockholder shall not, and shall cause its Affiliates not to, make any press release, public announcement or other public communication with respect to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed); provided that such consent shall not be required for any disclosure required by applicable Law, including revising the Stockholder’s existing 13D (provided that reasonable notice of any such disclosure will be provided to the Company as promptly as reasonably practicable).
9.   No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares.

Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to the Stockholder pursuant to the terms of the Limited Partnership Agreement. For the avoidance of doubt, the Stockholder shall be entitled to any dividends or other distributions declared by the Parent Board with respect to the Shares having a record date prior to the Expiration Date.
10.   Further Assurances.   Subject to the terms and conditions of this Agreement, upon request of the Company, the Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement.
11.   Termination.   This Agreement, and all rights and obligations of the parties hereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 11 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of the Stockholder, for any intentional breach of this Agreement prior to such termination. This Section 11 and Section 1, Section 5, and Section 12 (as applicable) shall survive any termination of this Agreement.
12.   Miscellaneous.
(a)   Binding Effect; Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 12(a) shall be void.
(b)   Amendments; Waiver.   This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder.
      (c)   Specific Performance; Injunctive Relief.   The parties hereto acknowledge that the Company shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Company upon any such violation, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Company at law or in equity.
(d)   Notices.   All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) if delivered in person; (ii) if transmitted by facsimile (but only upon confirmation of transmission by the transmitting equipment); (iii) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received); or (iv) if transmitted by national overnight courier, in each case as addressed as follows:
if to the Company:
Broadmark Realty Capital Inc.
1420 Fifth Avenue, Suite 2000
Seattle, Washington 98101
Attention: Nevin Boparai
E-mail: nevin@broadmark.com

with a required copy to (which copy shall not constitute notice):
Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
Attention: Scott Williams; Jessica Day
Email: swilliams@sidley.com; jessica.day@sidley.com
if to the Stockholder:
Waterfall Asset Management, LLC
1251 Avenue of the Americas, 50th Floor
New York, NY 10020
Attention: Kenneth Nick, General Counsel & Chief Compliance Officer/Acting Head of Human Resources
Email: KNick@waterfallam.com
with a required copy to (which copy shall not constitute notice):
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention: R. Alec Dawson
Email: alec.dawson@morganlewis.com
(e)   No Third Party Beneficiaries.   This Agreement is not intended to confer and does not confer upon any Person other than the parties hereto any rights or remedies hereunder.
(f)   Governing Law; Venue; Waiver of Jury Trial.
(i)   THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.
(ii)   THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE CIRCUIT COURT OF BALTIMORE CITY, MARYLAND AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE STATE OF MARYLAND AND ANY APPELLATE COURTS THEREOF (COLLECTIVELY, THE “CHOSEN COURTS”) IN ANY PROCEEDING THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE CHOSEN COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH COURTS. IN ANY SUCH JUDICIAL PROCEEDING, EACH OF THE PARTIES FURTHER CONSENTS TO THE ASSIGNMENT OF ANY PROCEEDING IN THE CIRCUIT COURT FOR BALTIMORE CITY, MARYLAND TO THE BUSINESS AND TECHNOLOGY CASE MANAGEMENT PROGRAM PURSUANT TO MARYLAND RULE 16-205 (OR ANY SUCCESSOR THEREOF). THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH CHOSEN COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS

OR OTHER PAPERS IN CONNECTION WITH SUCH PROCEEDING IN THE MANNER PROVIDED IN SECTION 12(D) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.
(iii)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (C) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12(F).
(g)   Non-Survival of Representations, Warranties and Covenants.   The representations, warranties and covenants of the Stockholder contained herein shall not survive the Expiration Date, other than those contained within the provisions that the parties have agreed will survive the termination of this Agreement pursuant to Section 11.
(h)   Entire Agreement.   This Agreement constitutes the entire agreement of the parties hereto in respect of the subject matter hereof, and supersedes all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.
(i)   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any applicable Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
(j)   Rules of Construction; Interpretation.   All references in this Agreement to Sections, subsections and other subdivisions refer to the corresponding Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. The headings contained in this Agreement are for convenience only, do not constitute any part of such Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental

Entity includes any successor to that Governmental Entity; and (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section. Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.
(k)   Expenses.   All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.
(l)   Counterparts.   This Agreement may be executed in two or more counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.
COMPANY:
BROADMARK REALTY CAPITAL INC.
By:
/s/ Jeffrey B. Pyatt

Name: Jeffrey B. Pyatt
Title:  Interim Chief Executive Officer
[Signature page to Voting Agreement]

STOCKHOLDER:
WATERFALL MANAGEMENT, LLC
By:
/s/ Thomas Capasse

Name: Thomas Capasse
Title:  Member
Shares as of the date hereof:
11,431,049

[Signature page to Voting Agreement]

Schedule A
Limited Partnership Agreement of Sutherland REIT Holdings, LP (“Holdings”), dated as of November 26, 2013, by and among Waterfall Management, LLC and the limited partners of the Partnership (the “Limited Partnership Agreement”).

Annex C
OPINION OF READY CAPITAL’S FINANCIAL ADVISOR, WELLS FARGO SECURITIES, LLC
February 26, 2023
Ready Capital Corporation
1251 Ave of the Americas Fl 50,
New York City, New York, 10020
Attention: Board of Directors
Members of the Board of Directors:
You have requested, in your capacity as the Board of Directors (the “Board”) of Ready Capital Corporation (the “Company”), our opinion with respect to the fairness, from a financial point of view, to the Company of the Exchange Ratio (as defined below) provided for in the proposed merger (the “Transaction”) with Broadmark Realty Capital Inc. (the “Merger Partner”). We understand that, among other things, pursuant to an Agreement and Plan of Merger, dated as of February 26, 2023 (the “Agreement”) to be entered into between the Company, RCC Merger Sub, LLC, a wholly owned subsidiary of the Company (“Merger Sub”), and the Merger Partner, the Merger Partner will merge with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of the Company, and each outstanding share of common stock par value $0.001 per share of the Merger Partner (the “Merger Partner Common Stock”) will be converted into the right to receive 0.47233 (the “Exchange Ratio”) shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”).
In preparing our opinion, we have:
•
reviewed the Agreement;

•
reviewed certain publicly available business and financial information relating to the Company and the Merger Partner and the industries in which they operate;

•
compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed relevant, and compared current and historic market prices of the Company Common Stock and the Merger Partner Common Stock with similar data for such other companies;

•
compared the proposed financial terms of the Transaction with the publicly available financial terms of certain other business combinations that we deemed relevant;

•
reviewed certain internal financial analyses and forecasts for the Company (the “Company Projections”) and the Merger Partner (the “Merger Partner Projections”) prepared by the management of the Company;

•
reviewed certain estimates prepared by the management of the Company as to the potential cost savings and synergies expected by such management to be achieved as a result of the Transaction (the “Synergies”);

•
discussed with the managements of the Company and the Merger Partner regarding certain aspects of the Transaction, the business, financial condition and prospects of the Company and the Merger Partner, respectively, the effect of the Transaction on the business, financial condition and prospects of the Company and the Merger Partner, respectively, and certain other matters that we deemed relevant; and

© 2023 Wells Fargo & Company. All rights reserved.

•
considered such other financial analyses and investigations and such other information that we deemed relevant.

In giving our opinion, we have assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or the Merger Partner or otherwise reviewed by us. We have not independently verified any such information, and pursuant to the terms of our engagement by the Company, we did not assume any obligation to undertake any such independent verification. In relying on the Company Projections and Merger Partner Projections (including the Synergies), we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future performance and financial condition of the Company and the Merger Partner. We express no view or opinion with respect to the Company Projections, the Merger Partner Projections, and the Synergies or the assumptions upon which they are based. We have assumed that any representations and warranties made by the Company and the Merger Partner in the Agreement or in other agreements relating to the Transaction will be true and accurate in all respects that are material to our analysis. We have assumed that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Merger Partner or the contemplated benefits of the Transaction. We have also assumed that the Transaction will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion. In addition, we have not made any independent evaluation, inspection or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Merger Partner, nor have we been furnished with any such evaluations or appraisals. We have not evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. We were advised that Company and Merger Partner each has operated in conformity with the requirements for qualification as a REIT for federal income tax purposes since its formation as a REIT and that the Transaction would not adversely affect such status or operations.
Our opinion only addresses the fairness, from a financial point of view, of the Exchange Ratio to the Company in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any class of securities, creditors or other constituencies of the Company. Furthermore, we express no opinion as to any other aspect or implication (financial or otherwise) of the Transaction, or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Exchange Ratio or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and have relied upon the assessments of the Company and its advisors with respect to such advice.
Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof, notwithstanding that any such subsequent developments may affect this opinion. Our opinion does not address the relative merits of the Transaction as compared to any alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Board or the Company to proceed with or effect the Transaction. We are not expressing any opinion as to the price at which Company Common Stock or Merger Partner Common Stock may be traded at any time.
We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for such services, a substantial portion of which is contingent upon the consummation of the Transaction. We also became entitled to receive a fee upon the announcement of the Transaction. In addition, the Company has agreed to reimburse us for certain expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of our engagement.

During the two years preceding the date of this opinion, neither we nor our affiliates have had any other material investment, commercial banking or financial advisory relationships with the Merger Partner. During the two years preceding the date of this opinion, we and our affiliates have had investment or commercial banking relationships with the Company, for which we and such affiliates have received customary compensation. Such relationships have included acting as joint bookrunner on an offering of equity securities by the Company in January 2022, as M&A financial advisor to the Company on its acquisition of Anworth Mortgage Asset Corporation in March 2021, and as M&A financial advisor to the Company on its acquisition of a series of real estate structured finance opportunities funds managed by MREC Management, LLC in March 2022. We and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of the Company. In the ordinary course of business, we and our affiliates may trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of the Company and certain of its affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.
This letter is for the information and use of the Board (in its capacity as such) in connection with its evaluation of the Transaction. This opinion does not constitute advice or a recommendation to any stockholder of the Company or any other person as to how to vote or act on any matter relating to the proposed Transaction or any other matter. This opinion may not be used or relied upon for any other purpose without our prior written consent, nor shall this opinion be disclosed to any person or quoted or referred to, in whole or in part, without our prior written consent. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written consent. The issuance of this opinion has been approved by a fairness committee of Wells Fargo Securities.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the Company.
Very truly yours,
WELLS FARGO SECURITIES, LLC

Annex D
OPINION OF THE BROADMARK BOARD OF DIRECTORS’ FINANCIAL ADVISOR,
J. P. MORGAN SECURITIES LLC
February 26, 2023
The Board of Directors
Broadmark Realty Capital Inc.
1420 Fifth Avenue, Suite 2000
Seattle, WA
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share (the “Company Common Stock”), of Broadmark Realty Capital Inc. (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Ready Capital Corporation (“Parent”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, Parent and its subsidiary, RCC Merger Sub, LLC (“Merger Sub”), the Company will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held by Parent or Merger Sub or any subsidiary of Parent, Merger Sub or the Company, will be converted into the right to receive 0.47233 shares (the “Exchange Ratio”) of Parent’s common stock, par value $0.0001 per share (the “Parent Common Stock”). The Agreement also provides, among other things, that each outstanding Company Warrant (as defined in the Agreement) will remain outstanding and entitle each holder thereof to receive, upon the exercise of such Company Warrant, the number of shares of Parent Common Stock that such holder would have been entitled to receive had such holder exercised such Company Warrant immediately prior to the Effective Time (as defined in the Agreement).
In connection with preparing our opinion, we have (i) reviewed a draft dated February 26, 2023 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and Parent and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and Parent with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Parent Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and Parent relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company and Parent, the financial condition and future prospects and operations of the Company and Parent, the effects of the Transaction on the financial condition and future prospects of the Company and Parent, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and Parent or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or

Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and Parent to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and Parent and Merger Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Parent or on the contemplated benefits of the Transaction.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio applicable to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Parent Common Stock will trade at any future time.
We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with Parent, for which we and such affiliates have received customary compensation. Such services during such period have included acting as co-lead manager and joint bookrunner on multiple securities offerings of Parent. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with Waterfall Asset Management, LLC (“WAM”), the external manager of Parent, for which we and such affiliates have received customary compensation. Such services during such period have included acting as co-lead manager and joint bookrunner on multiple securities offerings of WAM. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of each of the outstanding Company Common Stock and Parent Common Stock. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or Parent for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
J.P. MORGAN SECURITIES LLC

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20.   INDEMNIFICATION OF OFFICERS AND DIRECTORS
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. The Ready Capital Charter contains a provision that eliminates the liability of Ready Capital’s directors and officers to the maximum extent permitted by Maryland law.
The MGCL requires Ready Capital (unless the Ready Capital Charter provides otherwise, which it does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits Ready Capital to indemnify Ready Capital’s present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made or threatened to be made a party or witness by reason of their service in those or other capacities unless it is established that:
•
the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•
the director or officer actually received an improper personal benefit in money, property or services; or

•
in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, Ready Capital may not indemnify a director or officer in a suit by Ready Capital or in Ready Capital’s right in which the director or officer was adjudged liable to Ready Capital, or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses.
In addition, the MGCL permits Ready Capital to advance reasonable expenses to a director or officer upon Ready Capital’s receipt of:
•
a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by Ready Capital; and

•
a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Ready Capital Charter authorizes Ready Capital to obligate itself, and the Ready Capital Bylaws obligate Ready Capital, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•
any present or former director or officer of Ready Capital who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•
any individual who, while a director or officer of Ready Capital and at Ready Capital’s request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

The rights to indemnification and advance of expenses provided by the Ready Capital Charter and the Ready Capital Bylaws vest immediately upon the election of a director or officer. The Ready Capital Charter and the Ready Capital Bylaws also permit Ready Capital to, with the approval of the Ready Capital

Board, indemnify and advance expenses to any person who served a predecessor of Ready Capital in any of the capacities described above and any employee or agent of Ready Capital or a predecessor of Ready Capital.
Ready Capital has entered into indemnification agreements with each of its directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling Ready Capital for liability arising under the Securities Act, Ready Capital has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
ITEM 21.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that proceeds the signature page to this registration statement and is incorporated herein by reference.
ITEM 22.   UNDERTAKINGS
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX
Exhibit No.	Description
2.1†	Agreement and Plan of Merger, dated as of February 26, 2023, by and among Ready Capital Corporation, RCC Merger Sub, LLC and Broadmark Realty Capital Inc. (attached as Annex A to the joint prospectus/proxy statement that forms a part of this registration statement).
2.2	Merger Agreement, by and among Ready Capital Corporation, Ready Capital, RC Mosaic Sub, LLC, a Delaware limited liability company, Sutherland Partners, L.P., a Delaware limited partnership, Mosaic Real Estate Credit, LLC, a Delaware limited liability company, Mosaic Real Estate Credit TE, LLC, a Delaware limited liability company, MREC International Incentive Split, LP, a Delaware limited partnership, Mosaic Real Estate Credit Offshore, LP, a Cayman Islands exempted limited partnership, MREC Corp Sub 1 (VO), LLC, a Delaware limited liability company, MREC Corp Sub 2 (LA Office), LLC, a Delaware limited liability company, MREC Corp Sub 3 (Superblock), LLC, a Delaware limited liability company, Mosaic Special Member, LLC, a Delaware limited liability company, Mosaic Secured Holdings, LLC, a Delaware limited liability company, and MREC Management, LLC, dated as of November 3, 2021 (incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed November 9, 2021).
2.3	First Amendment to Merger Agreement, dated February 7, 2022, by and among Ready Capital Corporation, Sutherland Partners, L.P., RC Mosaic Sub, LLC, Mosaic Real Estate Credit, LLC, Mosaic Real Estate Credit TE, LLC, MREC International Incentive Split, LP, Mosaic Real Estate Credit Offshore, LP, MREC Corp Sub 1 (VO), LLC, MREC Corp Sub 2 (LA Office), LLC, MREC Corp Sub 3 (Superblock), LLC, Mosaic Special Member, LLC, Mosaic Secured Holdings, LLC and MREC Management, LLC (incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed February 7, 2022).
2.4	Agreement and Plan of Merger, by and among Ready Capital Corporation, RC Merger Subsidiary, LLC and Anworth Mortgage Asset Corporation, dated as of December 6, 2020 (incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed on December 8, 2020).
3.1	Articles of Amendment and Restatement of ZAIS Financial Corp. (incorporated by reference to Exhibit 3.1 of the Registrant’s Form S-11, as amended (Registration No. 333-185938)).
3.2	Articles Supplementary of ZAIS Financial Corp. (incorporated by reference to Exhibit 3.2 of the Registrant’s Form S-11, as amended (Registration No. 333-185938)).
3.3	Articles of Amendment of Sutherland Asset Management Corporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on November 4, 2016).
3.4	Articles of Amendment of Ready Capital Corporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on September 26, 2018).
3.5	Amended and Restated Bylaws of Ready Capital Corporation (incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-K filed on September 26, 2018).
3.6	Articles Supplementary to the Articles of Amendment of Ready Capital Corporation designating the shares of 6.25% Series C Cumulative Convertible Preferred Stock, $0.0001 par value per share (incorporated by reference to Exhibit 3.7 to the Form 8-A filed with the SEC on March 19, 2021).
3.7	Articles Supplementary to the Articles of Amendment of Ready Capital Corporation designating the shares of 6.50% Series E Cumulative Redeemable Preferred Stock, $0.0001 par value per share (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 10, 2021).

Exhibit No.	Description
3.8	Articles Supplementary to the Articles of Amendment of Ready Capital Corporation designating the shares of Class B-1 Common Stock, $0.0001 par value per share, Class B-2 Common Stock, $0.0001 par value per share, Class B-3 Common Stock, $0.0001 par value per share, and Class B-4 Common Stock, $0.0001 par value per share (incorporated by reference to Exhibit 4.8 to the Registration Statement on Form S-3 filed with the SEC on March 21, 2022).
3.9	Certificate of Notice, dated May 11, 2022, relating to the automatic conversion of the Class B-1 Common Stock, $0.0001 par value per share, Class B-2 Common Stock, $0.0001 par value per share, Class B-3 Common Stock, $0.0001 par value per share, and Class B-4 Common Stock, $0.0001 par value per share, into Common Stock, $0.0001 par value per share (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on May 10, 2022).
3.10	Articles Supplementary to the Articles of Amendment of Ready Capital Corporation reclassifying and designating the Class B-1 Common Stock, $0.0001 par value per share, Class B-2 Common Stock, $0.0001 par value per share, Class B-3 Common Stock, $0.0001 par value per share, and Class B-4 Common Stock, $0.0001 par value per share, as Common Stock, $0.0001 par value per share (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K filed on May 10, 2022).
4.1	Specimen Common Stock Certificate of Ready Capital Corporation (incorporated by reference to Exhibit 4.1 to the Registrant’s Form S-4 filed on December 13, 2018).
4.2	Indenture, dated February 13, 2017, by and among ReadyCap Holdings, LLC, as issuer, Sutherland Asset Management Corporation, Sutherland Partners, L.P., Sutherland Asset I, LLC and ReadyCap Commercial, LLC, each as guarantors, and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed February 13, 2017).
4.3	First Supplemental Indenture, dated February 13, 2017, by and among ReadyCap Holdings, LLC, as issuer, Sutherland Asset Management Corporation, Sutherland Partners, L.P., Sutherland Asset I, LLC, ReadyCap Commercial, LLC, each as guarantors and U.S. Bank National Association, as trustee and as collateral agent, including the form of 7.5% Senior Secured Notes due 2022 and the related guarantees (incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K filed February 13, 2017)
4.4	Indenture, dated as of August 9, 2017, by and between Sutherland Asset Management Corporation and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K filed August 9, 2017)
4.5	First Supplemental Indenture, dated as of August 9, 2017, by and between Sutherland Asset Management Corporation and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K filed August 9, 2017)
4.6	Second Supplemental Indenture, dated as of April 27, 2018, by and between Sutherland Asset Management Corporation and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K filed April 27, 2018)
4.7	Third Supplemental Indenture, dated as of February 26, 2019, by and between Ready Capital Corporation and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.7 of the Registrant’s Current Report on Form 8-K filed March 13, 2019)
4.8	Amendment No. 1, dated as of February 26, 2019, to the First Supplemental Indenture, dated as of August 9, 2017, by and between Ready Capital Corporation and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.8 of the Registrant’s Current Report on Form 10-K filed March 13, 2019)
4.9	Amendment No. 1, dated as of February 26, 2019, to the Second Supplemental Indenture, dated as of April 27, 2018, by and between Ready Capital Corporation and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.9 of the Registrant’s Annual Report on Form 10-K filed March 13, 2019).

Exhibit No.	Description
4.10	Fourth Supplemental Indenture, dated as of July 22, 2019, by and between Ready Capital Corporation and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K filed July 22, 2019)
4.11	Fifth Supplemental Indenture, dated as of February 10, 2021, by and between Ready Capital Corporation and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K filed February 10, 2021)
4.12	Sixth Supplemental Indenture, dated as of December 21, 2021, by and between Ready Capital Corporation and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K filed December 21, 2021)
4.13	Seventh Supplemental Indenture, dated as of April 18, 2022, by and between Ready Capital Corporation and U.S. Bank Trust Company, National Association, as trustee (incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K filed April 18, 2022).
4.14	Eighth Supplemental Indenture, dated as of July 25, 2022, by and between Ready Capital Corporation and U.S. Bank Trust Company, National Association, as trustee (incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K filed on July 25, 2022).
4.15	Specimen Preferred Stock Certificate representing the shares of 6.25% Series C Cumulative Convertible Preferred Stock, $0.0001 par value per share (incorporated by reference to Exhibit 4.13 of the Registrant’s Registration Statement on Form 8-A filed on March 19, 2021).
4.16	Specimen Preferred Stock Certificate representing the shares of 6.50% Series E Cumulative Redeemable Preferred Stock, $0.0001 par value per share (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on June 10, 2021).
4.17	Description of Ready Capital Corporation’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 4.17 of the Registrant’s Annual Report on Form 10-K filed on February 28, 2023).
5.1**	Opinion of Alston & Bird LLP regarding the legality of the securities being registered.
8.1**	Opinion of Alston & Bird LLP regarding tax matters.
8.2**	Opinion of Sidley Austin LLP regarding tax matters.
23.1**	Consent of Alston & Bird LLP (included in Exhibit 5.1).
23.2**	Consent of Alston & Bird LLP (included in Exhibit 8.1).
23.3**	Consent of Sidley Austin LLP (included in Exhibit 8.2).
23.4*	Consent of Deloitte & Touche LLP, independent registered public accounting firm (in respect of Ready Capital Corporation).
23.5*	Consent of Moss Adams LLP, independent registered public accounting firm (in respect of Broadmark Realty Capital Inc.).
24.1**	Powers of Attorney (included on the signature pages of this registration statement).
99.1*	Consent of Wells Fargo Securities, LLC
99.2*	Consent of J.P. Morgan Securities LLC
99.3*	Form of Proxy solicited by the Board of Directors of Ready Capital Corporation
99.4*	Form of Proxy solicited by the Board of Directors of Broadmark Realty Capital Inc.
107**	Filing Fee Table.

†
The disclosure schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Ready Capital agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

*
Filed herewith.

**
Previously filed.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 18, 2023.
READY CAPITAL CORPORATION
By:
/s/ THOMAS E. CAPASSE

Thomas E. Capasse
Chairman of the Board, Chief Executive Officer and Chief Investment Officer
POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in their respective capacities and on the date indicated.
Signature	Title	Date
/s/ THOMAS E. CAPASSE Thomas E. Capasse	Chairman of the Board, Chief Executive Officer and Chief Investment Officer (principal executive officer)	April 18, 2023
* Andrew Ahlborn	Chief Financial Officer (principal accounting and financial officer)	April 18, 2023
* Jack J. Ross	President and Director	April 18, 2023
* Frank P. Filipps	Director	April 18, 2023
* Meredith Marshall	Director	April 18, 2023
* Dominique Mielle	Director	April 18, 2023
* Gilbert E. Nathan	Director	April 18, 2023
* Andrea Petro	Director	April 18, 2023
* J. Mitchell Reese	Director	April 18, 2023
* Todd M. Sinai	Director	April 18, 2023
*By /s/ THOMAS E. CAPASSE Thomas E. Capasse Attorney-in-Fact